                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party Other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

                                          [_] Confidential, for Use of the
[_] Definitive Proxy Statement               Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                ZIFF-DAVIS INC.
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:
     $

  (5) Total fee paid:
     $

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                ZIFF-DAVIS INC.
                                ONE PARK AVENUE
                            NEW YORK, NEW YORK 10016

                                                                         ., 1999

Dear Stockholder:

  We invite you to attend a Special Meeting of stockholders of Ziff-Davis Inc. to be held at 9:00 a.m., Eastern Standard Time, on March ., 1999 at .. At this Special Meeting we will ask you to consider and approve the Tracking Stock Proposal described in the accompanying Proxy Statement.

  The Tracking Stock Proposal will allow us to issue a new series of common stock ("ZDNet Stock"), intended to reflect the performance of ZDNet (i.e., our online business division). Before we first issue ZDNet Stock, we would re-classify Ziff-Davis Inc.'s existing common stock as "ZD Stock", intended to reflect the performance of ZD (i.e., our other businesses and a retained interest in ZDNet).

  After the Special Meeting, we currently plan to offer to the public, for cash, shares of ZDNet Stock intended to represent approximately 15% of the equity value attributed to ZDNet and to use the net proceeds from that offering to reduce our outstanding indebtedness.

  We are proceeding with the Tracking Stock Proposal primarily for the following reasons:

  . The proposal will permit the market to review separate information about
    ZDNet and separately value ZDNet Stock. This should encourage investors and analysts to focus more attention on ZDNet and result in greater market recognition of the value of ZDNet to Ziff-Davis Inc.

  . The proposal will allow investors to invest in either or both series of common stock, depending on their particular investment objectives.

  . The proposal will allow us to issue stock options tied to ZDNet Stock, thereby providing more focused incentives to ZDNet management and employees.

  . The proposal will provide us with greater flexibility to raise capital and respond to strategic opportunities (including acquisitions), because it will allow us to issue either ZD Stock or ZDNet Stock as appropriate under the circumstances.

  . The proposal will allow us to monetize some of the value of ZDNet while preserving the financial, tax, operational, strategic and other benefits of being a single consolidated entity.

  . The proposal will allow us to issue ZDNet Stock to the public for cash on a basis that we believe is tax-free and use the net proceeds to reduce indebtedness. Assuming we do so (as we currently plan), the result should strengthen Ziff-Davis Inc. from a credit perspective.

  In addition to the Tracking Stock Proposal, we will ask you to consider and approve related proposals to amend certain of our benefit plans. The board of directors has carefully considered and unanimously approved the Tracking Stock Proposal and these additional proposals and recommends that you vote for them. We describe the proposals in more detail in the accompanying Proxy Statement, which you should read in its entirety before voting.

  SOFTBANK America Inc., the owner of approximately 72% of our outstanding common stock, has agreed to vote for these proposals. Thus, we expect these proposals to pass regardless of how other stockholders vote.

  In addition to the Notice of Special Meeting and Proxy Statement, we have attached for your convenience, in "Q and A" format, a summary of certain questions you may have about the Tracking Stock Proposal and our answers to these questions.

  Thank you for your cooperation and continued support and interest in Ziff-Davis Inc.

                                          Sincerely yours,

                                          Eric Hippeau
                                          Chairman

                             QUESTIONS AND ANSWERS
                                   ABOUT OUR
                            TRACKING STOCK PROPOSAL

Q: WHY AM I RECEIVING THIS PROXY STATEMENT? WHAT IS THE TRACKING STOCK
   PROPOSAL?

A: We are sending you this Proxy Statement in connection with a Special Meeting to be held at 9:00 a.m., Eastern Standard Time, on March ., 1999 at .. At this Special Meeting we will ask you to consider and approve the Tracking Stock Proposal described in this Proxy Statement. The Tracking Stock Proposal would allow us to amend and restate our charter to:

  . Increase the number of authorized shares of common stock from 120 million to 210 million.

  . Authorize the board of directors to issue common stock in two series--ZD
    Stock and ZDNet Stock.

   . We intend ZDNet Stock to reflect the performance of ZDNet (i.e., our online business division).

   . We intend ZD Stock to reflect the performance of ZD (i.e., our other businesses and a retained interest in ZDNet).

   . We have allocated all of Ziff-Davis Inc.'s consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. In the future, we will publish combined financial statements of ZD and combined financial statements of ZDNet together with consolidated financial statements of Ziff-Davis Inc.

  . Re-classify each outstanding share of existing common stock into a share of ZD Stock.

  SOFTBANK America Inc., the owner of approximately 72% of our outstanding common stock, has agreed to vote for the Tracking Stock Proposal. Thus, we expect the Tracking Stock Proposal to pass regardless of how other stockholders vote.

Q: WHAT IS "TRACKING STOCK"?

A: "Tracking stock", which people sometimes call "alphabet stock", "letter stock" or "targeted stock", is a type of common stock that the issuing company intends to reflect (or "track") the performance of a particular business. As mentioned above, we propose creating two new series of tracking stock, to be designated as ZD Stock and ZDNet Stock.

  We can't assure you that the market values of ZD Stock and ZDNet Stock will in fact reflect the performance of ZD and ZDNet as we intend. Holders of ZD Stock and ZDNet Stock will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of our businesses, assets and liabilities.

Q: HOW WILL YOU INITIALLY ISSUE ZDNET STOCK? HOW MANY SHARES WILL YOU INITIALLY
   ISSUE AND WHEN?

A: We currently plan to offer to the public, for cash, shares of ZDNet Stock intended to represent approximately 15% of the equity value attributed to ZDNet and to use the net proceeds from that offering to reduce our outstanding indebtedness. We expect the ZDNet Stock offering to occur sometime in the first or second quarter of 1999. However, we could choose to conduct the offering at a later time, or not to make the offering at all, depending on the circumstances at the time.

Q: WHEN WILL YOU IMPLEMENT THE TRACKING STOCK PROPOSAL? WHEN WILL YOU RE-
   CLASSIFY MY COMMON STOCK INTO ZD STOCK?

A: We will file the amended and restated certificate of incorporation implementing the Tracking Stock Proposal and re-classify your common stock before we first issue ZDNet Stock.

Q: WHAT HAPPENS TO MY COMMON STOCK WHEN YOU IMPLEMENT THE TRACKING STOCK
   PROPOSAL? DO I NEED TO SEND IN MY STOCK CERTIFICATES?

A: When we file the amended and restated certificate of incorporation implementing the Tracking Stock Proposal, that filing will automatically re-classify each of your shares into one share of ZD Stock, and your existing stock certificates will automatically represent that ZD Stock. Since the re-classification is automatic, you do not need to send in your stock certificates or make any notations reflecting the change.

Q: WHY ARE YOU DOING THIS?

  Primarily for the following reasons:

  . The proposal will permit the market to review separate information about
    ZDNet and separately value ZDNet Stock. This should encourage investors and analysts to focus more attention on ZDNet and result in greater market recognition of the value of ZDNet to Ziff-Davis Inc.

  . The proposal will allow investors to invest in either or both series of common stock, depending on their particular investment objectives.

  . The proposal will allow us to issue stock options tied to ZDNet Stock, thereby providing more focused incentives to ZDNet management and employees.

  . The proposal will provide us with greater flexibility to raise capital and respond to strategic opportunities (including acquisitions), because it will allow us to issue either ZD Stock or ZDNet Stock as appropriate under the circumstances.

  . The proposal will allow us to monetize some of the value of ZDNet while preserving the financial, tax, operational, strategic and other benefits of being a single consolidated entity.

Q: WILL THE ISSUANCE OF ZDNET STOCK HAVE ANY CREDIT IMPLICATIONS?

A: Yes--positive implications. Because ZDNet Stock is a series of common stock of Ziff-Davis Inc., an issuance of ZDNet Stock will not diminish Ziff-Davis Inc.'s consolidated asset base in any way. Thus, assuming we issue ZDNet Stock to the public for cash on a basis that we believe is tax-free and use the net proceeds to reduce our indebtedness (as currently planned), the result should strengthen Ziff-Davis Inc. from a credit perspective.

Q: WILL ZD STOCK BE LISTED ON THE NYSE? HOW ABOUT ZDNET STOCK?

A: When we re-classify our common stock as ZD Stock, it will continue to trade on the NYSE under the symbol "ZD". We currently intend to apply for listing of ZDNet Stock on the NYSE under the symbol "ZDZ".

Q: WHAT VOTING RIGHTS WILL I HAVE?

A: Holders of ZD Stock and ZDNet Stock will vote together as a single class
   (except in certain limited circumstances). Each share of ZD Stock will entitle the holder to one vote. Each share of ZDNet Stock will entitle the holder, for any particular vote, to a number of votes equal to the market value of a share of ZDNet Stock divided by the market value of a share of ZD Stock over a specified 20-trading day period prior to the date of that vote.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE TRACKING STOCK PROPOSAL?

A: We believe that neither you nor Ziff-Davis Inc. will recognize any income, gain or loss for federal income tax purposes as a result of the re-classification of existing common stock into ZD Stock or the issuance of ZDNet Stock. There are, however, no court decisions bearing directly on similar transactions and the Internal Revenue Service has announced that it will not issue advance rulings on the federal income tax consequences of such transactions. Thus, you should consult a tax advisor.

Q: DO YOU INTEND TO PAY DIVIDENDS?

A: We currently intend to retain all of our earnings to finance our operations, repay indebtedness and fund future growth. We do not expect to pay any dividends on ZD Stock or ZDNet Stock for the foreseeable future.

Q: WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?

A: We will hold the Special Meeting at 9:00 a.m., Eastern Standard Time, on
   March ., 1999, at ..

Q: WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

A: The board of directors has carefully considered and unanimously approved the Tracking Stock Proposal and the additional proposals described in the Proxy Statement and recommends that you vote for them.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE TRACKING STOCK PROPOSAL? WHAT DOES
   SOFTBANK AMERICA INC. INTEND TO DO?

A: The Tracking Stock Proposal requires the vote of the holders of a majority of the outstanding shares. SOFTBANK America Inc., the owner of approximately 72% of our outstanding common stock, has agreed to vote for the Tracking Stock Proposal. Thus, we expect the Tracking Stock Proposal to pass regardless of how other stockholders vote.

Q: WHAT DO I DO IF I HAVE ADDITIONAL QUESTIONS?

A: If you have any questions prior to the Special Meeting, please call Morrow &
   Co., Inc. at (212) 754-8000.

                                ZIFF-DAVIS INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD MARCH ., 1999

TO THE STOCKHOLDERS OF
ZIFF-DAVIS INC.:

  A Special Meeting of stockholders of Ziff-Davis Inc. will be held at 9:00 a.m., Eastern Standard Time, on March ., 1999, at ., for the following purposes:

    1. To act upon our proposal to amend and restate our amended and restated certificate of incorporation so that it reads in its entirety as set forth in Annex II to the accompanying Proxy Statement.

    2. To act upon proposals to amend the 1998 Incentive Compensation Plan, the 1998 Employee Stock Purchase Plan and the 1998 Non-Employee Directors' Stock Option Plan so that they read in their entirety as set forth in Annexes III, IV and V, respectively, to the accompanying Proxy Statement.

    3. To transact such other business as may properly come before the meeting.

  We describe the proposals in more detail in the accompanying Proxy Statement, which you should read in its entirety before voting.

  Only stockholders of record at the close of business on February 1, 1999 will be entitled to vote at the meeting.

  You may attend the meeting in person or complete, date, sign and return the enclosed proxy. SOFTBANK America Inc., the owner of approximately 72% of our outstanding common stock, has agreed to vote for these proposals. Thus, we expect these proposals to pass regardless of how other stockholders vote.

                                          By order of the board of directors,

                                          J. Malcolm Morris
                                          Secretary

New York, New York
 ., 1999

                                PROXY STATEMENT

                               ----------------

                                ZIFF-DAVIS INC.

                               ----------------

                        SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON, MARCH ., 1999

                               ----------------

  The board of directors of Ziff-Davis Inc. is furnishing this Proxy Statement in connection with a Special Meeting to be held at 9:00 a.m., Eastern Standard Time, on March ., 1999 at .. At this Special Meeting we will ask you to consider and approve the Tracking Stock Proposal described in this Proxy Statement.

  The Tracking Stock Proposal will allow us to issue a new series of common stock called Ziff-Davis Inc.--ZDNet Common Stock ("ZDNet Stock"), intended to reflect the performance of ZDNet (i.e., our online business division). Before we first issue ZDNet Stock, we would re-classify Ziff-Davis Inc.'s existing common stock as Ziff-Davis Inc.--ZD Common Stock ("ZD Stock") and that stock would be intended to reflect the performance of ZD (i.e., our other businesses and a retained interest in ZDNet). Our reasons for proceeding with the Tracking Stock Proposal are outlined elsewhere in this Proxy Statement. See "Proposal 1--The Tracking Stock Proposal--Background and Reasons for the Tracking Stock Proposal".

  After the Special Meeting, we currently plan to offer to the public, for cash, shares of ZDNet Stock intended to represent approximately 15% of the equity value attributed to ZDNet and to use the net proceeds from that offering to reduce our outstanding indebtedness. This should strengthen Ziff-Davis Inc. from a credit perspective.

  In addition to the Tracking Stock Proposal, we will ask you to consider and approve related proposals to amend certain of our benefit plans. The board of directors has carefully considered and unanimously approved the Tracking Stock Proposal and these additional proposals and recommends that you vote for them. We describe the proposals in more detail in this Proxy Statement, which you should read in its entirety before voting.

  SOFTBANK America Inc., the owner of approximately 72% of our outstanding common stock, has agreed to vote for these proposals. Thus, we expect these proposals to pass regardless of how other stockholders vote.

  See "Risk Factors" beginning on page 17 for certain information relating to an evaluation of the Tracking Stock Proposal.

  The date of this Proxy Statement is March . , 1999. We are first sending this Proxy Statement to stockholders on or about that date.

                               TABLE OF CONTENTS

PROXY STATEMENT SUMMARY...................................................    3
RISK FACTORS..............................................................   17
 Risk Factors Relating to the Tracking Stock Proposal.....................   17
 Risk Factors Relating to ZDNet...........................................   23
 Other Ziff-Davis Inc. Risks..............................................   29
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................   34
GENERAL...................................................................   35
PROPOSAL 1--THE TRACKING STOCK PROPOSAL...................................   36
 General..................................................................   36
 Background and Reasons for the Tracking Stock Proposal...................   37
 Dividend Policy..........................................................   38
 Certain Cash Management and Allocation Policies..........................   38
 Description of ZD Stock and ZDNet Stock..................................   41
 Limitations on Potential Unsolicited Acquisitions;
  Anti-Takeover Considerations............................................   53
 Certain Other Provisions of the Restated Certificate of Incorporation and
  By-laws.................................................................   54
 Certain Provisions of Delaware Law.......................................   55
 Limitations on Liability and Indemnification of Officers and Directors...   56
 No Appraisal Rights......................................................   57
 Financial Advisors.......................................................   57
 Stock Transfer Agent and Registrar.......................................   57
 Certain Federal Income Tax Considerations................................   57
PROPOSALS 2, 3 and 4--AMENDMENTS TO CERTAIN PLANS.........................   59
 General..................................................................   59
 Description of Amendments to Incentive Plan (Proposal 2).................   59
 Description of Amendments to Stock Purchase Plan (Proposal 3)............   62
 Description of Amendments to Non-Employee Directors' Plan (Proposal 4)...   63
EXECUTIVE COMPENSATION....................................................   65
 Summary Compensation Table...............................................   65
 Option Grants and Exercises in 1998......................................   66
 Committees of the Board of Directors; Compensation Committee Interlocks
  and Insider Participation ..............................................   67
 Compensation of Directors................................................   67
 Incentive Compensation Plan..............................................   68
 Employee Stock Purchase Plan.............................................   71
 Softbank Executive Stock Option Plans....................................   72
 Employment Agreements....................................................   73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........       75
 Certain Beneficial Owners.............................................       75
 Management............................................................       76
STOCKHOLDER PROPOSALS..................................................       77
INDEX OF CERTAIN TERMS.................................................       78
ANNEX I--ILLUSTRATIONS OF CERTAIN TERMS................................      I-1
ANNEX II--PROPOSAL 1--THE TRACKING STOCK PROPOSAL (AMENDED AND RESTATED
 CERTIFICATE OF INCORPORATION).........................................     II-1
ANNEX III--PROPOSAL 2--AMENDED 1998 INCENTIVE COMPENSATION PLAN........    III-1
ANNEX IV--PROPOSAL 3--AMENDED 1998 EMPLOYEE STOCK PURCHASE PLAN........     IV-1
ANNEX V--PROPOSAL 4--AMENDED 1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION
 PLAN..................................................................      V-1
ANNEX VI--ZIFF-DAVIS INC...............................................     VI-1
 Selected Historical Consolidated Financial and
  Other Data...........................................................     VI-1
 Management's Discussion and Analysis of Financial Condition and
  Results of Operations................................................     VI-2
 Description of Business...............................................    VI-14
 Consolidated Financial Statements.....................................    VI-15
ANNEX VII--ZD..........................................................    VII-1
 Selected Historical Combined Financial and Other Data.................    VII-1
 Management's Discussion and Analysis of Financial Condition and
  Results of Operations................................................    VII-2
 Description of Business...............................................   VII-15
 Combined Financial Statements.........................................   VII-28
ANNEX VIII--ZDNET......................................................   VIII-1
 Selected Historical Combined Financial and Other Data.................   VIII-1
 Management's Discussion and Analysis of Financial Condition and
  Results of Operations................................................   VIII-2
 Description of Business...............................................  VIII-12
 Combined Financial Statements.........................................  VIII-24

                            PROXY STATEMENT SUMMARY

  This summary highlights key aspects of the Tracking Stock Proposal and the proposals to amend certain of our benefit plans contained elsewhere in this Proxy Statement. This summary is not a substitute for the more detailed information contained in the rest of this Proxy Statement. For a more comprehensive description of the Tracking Stock Proposal and the proposals to amend certain of our benefit plans you should read the rest of this Proxy Statement. Capitalized terms used in this summary have the meanings given them elsewhere in this Proxy Statement. See "Index of Certain Terms" on page 78.

                       ZIFF-DAVIS INC., ZD AND ZDNET

Ziff-Davis Inc.

  Ziff-Davis Inc. is a leading media and marketing company that provides information on computing and technology, including the Internet. We provide technology companies worldwide with marketing strategies for reaching key decision-makers. From an accounting standpoint, we have separated our online business division, which we call ZDNet, from the rest of our businesses, which we call ZD. We have allocated all of our consolidated assets, liabilities, revenue, expenses and cash flow between ZDNet and ZD.

  The Tracking Stock Proposal will allow us to issue ZDNet Stock, intended to reflect the performance of ZDNet, and ZDStock, intended to reflect the performance of ZD. We briefly describe ZD below and we briefly describe ZDNet in the next section.

ZD

  ZD includes:

  . The following Ziff-Davis Inc. businesses: print publishing, trade shows and conferences, market research, education (including our Internet-based educational service) and television (including an online component).

  . A retained interest in ZDNet. This retained interest is currently 100%, but will decline to reflect the initial issuance of ZDNet Stock as well as any future issuances.

  Our principal executive offices are located at One Park Avenue, New York, New York 10016. Our telephone number is (212) 503-3500.

ZDNet

  ZDNet provides technology-related information to Internet users worldwide. ZDNet focuses on content, community and commerce. ZDNet creates up-to-date, reliable and comprehensive content divided broadly into "channels" that focus on specific topics or audience groups. ZDNet's network of over 60 interconnected Internet sites offers over 1,200 news stories per month, 50,000 product listings, 30,000 product reviews and 34,000 downloadable programs. The community of ZDNet users interacts through various online message systems, including bulletin boards, chat rooms, moderated forums and e-mail. ZDNet facilitates commerce by providing users of its sites with the ability to evaluate, compare and purchase products and services and by providing advertisers and merchants with access to a highly targeted user group with attractive demographics.

  According to Media Metrix, in December 1998 zdnet.com ranked first among all Web sites in the category of news, information and entertainment, ahead of such sites as cnet.com, cnn.com, msnbc.com, Disney Online and espn.com. ZDNet estimates that its Web sites served more than 202 million page views during December 1998, up from 124 million in December 1997. ZDNet delivered approximately 460 million ad-bearing pages during the fourth quarter of 1998, up from 240 million during the same period of 1997. In addition, ZDNet had localized foreign language editions in more than 16 countries as of December 31, 1998.

  As the Internet gains acceptance as an advertising and commerce medium and as Internet use continues to grow, technology will play an increasing role in everyday life. According to Dataquest, worldwide end user spending for information technology products and related services is expected to be approximately $2 trillion in 1999 and grow 10% to 15% annually over the next three years. The prevalence of technology and the growing number of technological choices heighten the demand for up-to-date, comprehensive information about technology-related products and services.

  ZDNet's objective is to be the leading online content site focused on technology products and services and the preferred online platform for advertisers and merchants. ZDNet's strategy is to:

  . continue to offer differentiated technology-related content,

  . grow ZDNet's user community,

  . build ZDNet's brand strength,

  . increase advertising and commerce revenue,

  . strengthen and expand strategic alliances and

  . extend ZDNet's international presence.

  ZDNet derives many benefits from its relationship with ZD, including consumer and business recognition of the ZD brand name, use of magazine articles, product reviews and other information created by ZD, and the ability to market and promote ZDNet across all of ZD's businesses and publications. ZDNet's revenue has grown from $13.6 million in 1995 to $56.1 million in 1998.

                                SPECIAL MEETING

Time, Date and Place      9:00 a.m., Eastern Standard Time, on March ., 1999, at ..
Record Date               February 1, 1999.
Proposals to be
 Considered               Vote Required for Approval
 . Proposal 1--The
  Tracking Stock          Proposal 1 requires the affirmative vote of the holders of a
  Proposal                majority of the outstanding shares of existing common stock.
 . Proposals 2, 3 and 4--  Each of Proposals 2, 3 and 4 requires the affirmative vote of
  Amendments to Certain   the holders of a majority of the shares of existing common
  Plans                   stock present in person or represented by proxy at the Special
                          Meeting.
SOFTBANK's Intentions     SOFTBANK America Inc., the owner of approximately 72% of our outstanding common stock, has agreed to vote for these
                          proposals. Thus, we expect these proposals to pass regardless of how other stockholders vote.
Questions                 If you have any questions prior to the Special Meeting, please call Morrow & Co., Inc. at (212) 754-8000.

 The board of directors has carefully considered and unanimously approved these proposals and recommends that you vote for them.

                    PROPOSAL 1--THE TRACKING STOCK PROPOSAL

General

  At the Special Meeting, we will ask you to consider and approve the Tracking Stock Proposal described in this Proxy Statement. The Tracking Stock Proposal would allow us to amend and restate our charter to:

  . Increase the number of authorized shares of common stock from 120 million to 210 million.

  . Authorize the board of directors to issue common stock in two series--ZD
    Stock and ZDNet Stock.

   . We intend ZDNet Stock to reflect the performance of ZDNet (i.e., our online business division).

   . We intend ZD Stock to reflect the performance of ZD (i.e., our other businesses and a Retained Interest in ZDNet).

   . We have allocated all of Ziff-Davis Inc.'s consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. In the future, we will publish combined financial statements of ZD and combined financial statements of ZDNet together with consolidated financial statements of Ziff-Davis Inc.

  . Re-classify each outstanding share of existing common stock into a share of ZD Stock.

  SOFTBANK America Inc., the owner of approximately 72% of our outstanding common stock, has agreed to vote for the Tracking Stock Proposal. Thus, we expect the Tracking Stock Proposal to pass regardless of how other stockholders vote.

  We currently plan to offer to the public, for cash, 10,000,000 shares of ZDNet Stock intended to represent 14% of the equity value attributed to ZDNet. We call this offer the "Offering". This would leave ZD with a retained interest intended to represent 86% of the equity attributable to ZDNet. Assuming we do so, we currently plan to attribute the net proceeds from 1,500,000 shares to ZDNet, in a manner analogous to a primary offering of common stock, and attribute the net proceeds from the remaining shares to ZD, in a manner analogous to a secondary offering of common stock of a subsidiary owned by a parent. ZDNet would then advance to ZD the net proceeds attributed to ZDNet, and ZD would use those net proceeds, together with the net proceeds attributed to ZD, to reduce our outstanding indebtedness. This should strengthen Ziff-Davis Inc. from a credit perspective.

  We expect that the Offering would occur sometime in the first or second quarter of 1999. However, we could choose to conduct the Offering at a later time, or not to make the Offering at all, depending on the circumstances at the time.

  We will file the amended and restated certificate of incorporation implementing the Tracking Stock Proposal and re-classify your common stock before we first issue ZDNet Stock.

Reasons for the Tracking Stock Proposal

  We are proceeding with the Tracking Stock Proposal primarily for the following reasons:

  . The proposal will permit the market to review separate information about
    ZDNet and separately value ZDNet Stock. This should encourage investors and analysts to focus more attention on ZDNet and result in greater market recognition of the value of ZDNet to Ziff-Davis Inc.

  . The proposal will allow investors to invest in either or both series of common stock, depending on their particular investment objectives.

  . The proposal will allow us to issue stock options tied to ZDNet Stock, thereby providing more focused incentives to ZDNet management and employees.

  . The proposal will provide us with greater flexibility to raise capital and respond to strategic opportunities, including acquisitions, because it will allow us to issue either ZD Stock or ZDNet Stock as appropriate under the circumstances.

  . The proposal will enable us to monetize some of the value of ZDNet while preserving the financial, tax, operational, strategic and other benefits of being a single consolidated entity.

  . The proposal will allow us to issue ZDNet Stock to the public for cash on a basis that we believe is tax-free and use the net proceeds to reduce our indebtedness. Assuming we do so (as we currently plan), the result should strengthen Ziff-Davis Inc. from a credit perspective.

Summary Comparison of Terms of Existing Common Stock with Terms of ZD Stock and ZDNet Stock

  The following compares certain terms of our existing common stock to the proposed terms of ZD Stock and ZDNet Stock. This comparison is not complete and should be read together with the more detailed information contained in the rest of this Proxy Statement. In particular, see "Proposal 1--The Tracking Stock Proposal--Description of ZD Stock and ZDNet Stock".

                                             Tracking Stock Proposal
                      Existing        -------------------------------------
                     Common Stock          ZD Stock          ZDNet Stock
                  ------------------  ------------------  -----------------
Basic             Our existing        We intend ZD        We intend ZDNet
Investment        Common Stock        Stock to reflect    Stock to reflect
Characteristics:  reflects the        the performance     the performance
                  performance of      of ZD. ZD           of ZDNet, our
                  all of our          currently           online business
                  businesses,         includes:           division.
                  including:          . Print
                  . Print               Publishing
                    Publishing        . Trade Shows and
                  . Trade Shows and     Conferences
                    Conferences       . Market Research
                  . Internet          . Education
                  . Market Research     (including our
                  . Education           Internet-based
                  . Television          educational
                                        service)
                                      . Television
                                        (including an
                                        online
                                        component)
                                      . A Retained
                                        Interest in
                                        ZDNet, which is
                                        currently 100%
                                        but will
                                        decline to
                                        reflect the
                                        initial
                                        issuance of
                                        ZDNet Stock as
                                        well as any
                                        future
                                        issuances

                                      We cannot assure    We cannot assure
                                      you that the        you that the
                                      market value of     market value of
                                      ZD Stock will in    ZDNet Stock will
                                      fact reflect the    in fact reflect
                                      performance of ZD   the performance
                                      as we intend.       of ZDNet as we
                                      Holders of ZD       intend. Holders
                                      Stock will          of ZDNet Stock
                                      continue to be      will continue to
                                      common              be common
                                      stockholders of     stockholders of
                                      Ziff-Davis Inc.     Ziff-Davis Inc.
                                      and, as such,       and, as such,
                                      will be subject     will be subject
                                      to all risks        to all risks
                                      associated with     associated with
                                      an investment in    an investment in
                                      Ziff-Davis Inc.     Ziff-Davis Inc.
                                      and all of our      and all of our
                                      businesses,         businesses,
                                      assets and          assets and
                                      liabilities.        liabilities.

Issuance:         Our existing        Before we first     We currently plan
                  common stock is     issue ZDNet         to offer to the
                  already             Stock, we will      public, for cash,
                  outstanding.        re-classify each    10,000,000 shares
                                      outstanding share   of ZDNet Stock
                                      of existing         intended to
                                      common stock into   represent 14% of
                                      a share of ZD       the equity value
                                      Stock.              attributed to
                                                          ZDNet.


                                             Tracking Stock Proposal
                      Existing        -------------------------------------
                     Common Stock          ZD Stock          ZDNet Stock
                  ------------------  ------------------  -----------------
Use of Proceeds   N/A                 We currently plan   We currently plan
of Initial                            to attribute the    to attribute the
Offering of                           net proceeds from   net proceeds from
ZDNet Stock:                          1,500,000 shares    1,500,000 shares
                                      to ZDNet, in a      to ZDNet, in a
                                      manner analogous    manner analogous
                                      to a primary        to a primary
                                      offering of         offering of
                                      common stock, and   common stock, and
                                      the net proceeds    the net proceeds
                                      from the            from the
                                      remaining shares    remaining shares
                                      to ZD, in a         to ZD, in a
                                      manner analogous    manner analogous
                                      to a secondary      to a secondary
                                      offering of         offering of
                                      common stock of a   common stock of a
                                      subsidiary owned    subsidiary owned
                                      by a parent.        by a parent.
                                      ZDNet would then    ZDNet would then
                                      advance to ZD the   advance to ZD the
                                      net proceeds        net proceeds
                                      attributed to       attributed to
                                      ZDNet, and ZD       ZDNet, and ZD
                                      would use those     would use those
                                      net proceeds,       net proceeds,
                                      together with the   together with the
                                      net proceeds        net proceeds
                                      attributed to ZD,   attributed to ZD,
                                      to reduce           to reduce
                                      outstanding         outstanding
                                      indebtedness.       indebtedness.
                                      This should         This should
                                      strengthen Ziff-    strengthen Ziff-
                                      Davis Inc. from a   Davis Inc. from a
                                      credit              credit
                                      perspective.        perspective.

Retained          N/A                 Assuming we issue   N/A
Interest After                        to the public,
Initial                               for cash, shares
Offering of                           of ZDNet Stock
ZDNet Stock:                          intended to
                                      represent 14% of
                                      the equity value
                                      attributed to
                                      ZDNet, as
                                      currently
                                      planned, this
                                      would leave ZD
                                      with a Retained
                                      Interest intended
                                      to represent 86%
                                      of the equity
                                      value attributed
                                      to ZDNet.
                                      Afterwards, we
                                      would adjust the
                                      Retained Interest
                                      as appropriate to
                                      reflect issuances
                                      or repurchases of
                                      ZDNet Stock,
                                      capital
                                      contributions to,
                                      or returns of
                                      capital from,
                                      ZDNet and certain
                                      other events.

Authorized and    We are currently    The Tracking        The Tracking
Outstanding       authorized to       Stock Proposal      Stock Proposal
Common Stock:     issue only one      will authorize us   will authorize us
                  series of common    to issue two        to issue two
                  stock.              series of common    series of common
                                      stock--ZD Stock     stock--ZD Stock
                                      and ZDNet Stock.    and ZDNet Stock.

                  We are currently    The Tracking        The Tracking
                  authorized to       Stock Proposal      Stock Proposal
                  issue up to 120     will authorize us   will authorize us
                  million shares of   to increase the     to increase the
                  common stock.       number of           number of
                                      authorized shares   authorized shares
                                      to 210 million      to 210 million
                                      shares of common    shares of common
                                      stock.              stock.

                  100,077,528         Once the Tracking   Once the Tracking
                  shares of           Stock Proposal is   Stock Proposal is
                  existing common     implemented, .      implemented, a
                  stock were          shares of ZD        number of shares
                  outstanding on      Stock will be       of ZDNet Stock
                  February 22,        outstanding,        equal to the
                  1999. These         based on the        number we
                  shares count        number of shares    initially
                  against the total   of existing         determine to
                  number of shares    common stock        issue will be
                  we are authorized   outstanding on .,   outstanding.
                  to issue.           1999. These         These shares, and
                                      shares, and the     the shares of ZD
                                      shares of ZDNet     Stock then
                                      Stock then          outstanding, will
                                      outstanding, will   count against the
                                      count against the   total number of
                                      total number of     shares of common
                                      shares of common    stock we are
                                      stock we are        authorized to
                                      authorized to       issue.
                                      issue.

                                             Tracking Stock Proposal
                      Existing        -------------------------------------
                     Common Stock          ZD Stock          ZDNet Stock
                  ------------------  ------------------  -----------------
Dividends:        We currently        We currently        We currently
                  intend to retain    intend to retain    intend to retain
                  all of our          all of our          all of our
                  earnings to         earnings to         earnings to
                  finance our         finance our         finance our
                  operations, repay   operations, repay   operations, repay
                  our indebtedness    our indebtedness    our indebtedness
                  and fund future     and fund future     and fund future
                  growth. We do not   growth. We do not   growth. We do not
                  expect to pay any   expect to pay any   expect to pay any
                  dividends on our    dividends on ZD     dividends on
                  existing common     Stock for the       ZDNet Stock for
                  stock for the       foreseeable         the foreseeable
                  foreseeable         future.             future.
                  future.

                  Although certain    Although certain    Although certain
                  of our debt         of our debt         of our debt
                  instruments         instruments         instruments
                  currently           currently           currently
                  prohibit the        prohibit the        prohibit the
                  payment of          payment of          payment of
                  dividends, we are   dividends, we       dividends, we
                  otherwise           will otherwise be   will otherwise be
                  permitted to pay    permitted to pay    permitted to pay
                  dividends out of    dividends on ZD     dividends on
                  the assets of       Stock out of the    ZDNet Stock out
                  Ziff-Davis Inc.     assets of Ziff-     of the assets of
                  legally available   Davis Inc.          Ziff-Davis Inc.
                  for the payment     legally available   legally available
                  of dividends        for the payment     for the payment
                  under Delaware      of dividends        of dividends
                  law.                under Delaware      under Delaware
                                      law, but the        law (and transfer
                                      total of the        corresponding
                                      amounts paid as     amounts to ZD in
                                      dividends on ZD     respect of its
                                      Stock cannot        Retained
                                      exceed the          Interest), but
                                      Available           the total of the
                                      Dividend Amount     amounts paid as
                                      for ZD. The         dividends on
                                      Available           ZDNet Stock (and
                                      Dividend Amount     the corresponding
                                      for ZD is based     amounts
                                      on the amount       transferred to ZD
                                      that would be       in respect of its
                                      legally available   Retained
                                      for the payment     Interest) cannot
                                      of dividends        exceed the
                                      under Delaware      Available
                                      law if ZD were a    Dividend Amount
                                      separate Delaware   for ZDNet. The
                                      corporation.        Available
                                                          Dividend Amount
                                                          for ZDNet is
                                                          based on the
                                                          amount that would
                                                          be legally
                                                          available for the
                                                          payment of
                                                          dividends under
                                                          Delaware law if
                                                          ZDNet were a
                                                          separate Delaware
                                                          corporation and
                                                          ZD's Retained
                                                          Interest in ZDNet
                                                          were represented
                                                          by outstanding
                                                          shares.

Mandatory         None.               If we dispose of    If we dispose of
Dividend,                             All or              All or
Redemption or                         Substantially All   Substantially All
Exchange on                           of the Assets of    of the Assets of
Disposition of                        ZD and the          ZDNet and the
Assets:                               disposition is      disposition is
                                      not an Exempt       not an Exempt
                                      Disposition, we     Disposition, we
                                      would be required   would be required
                                      to choose one of    to choose one of
                                      the following       the following
                                      three               three
                                      alternatives:       alternatives:

                                      . pay a dividend    . pay a dividend
                                        to holders of       to holders of
                                        ZD Stock in an      ZDNet Stock in
                                        amount equal to     an amount equal
                                        their               to their
                                        Proportionate       Proportionate
                                        Interest in the     Interest in the
                                        Net Proceeds of     Net Proceeds of
                                        such                such
                                        disposition,        disposition,

                                      . redeem from       . redeem from
                                        holders of ZD       holders of
                                        Stock, for an       ZDNet Stock,
                                        amount equal to     for an amount
                                        their               equal to their
                                        Proportionate       Proportionate
                                        Interest in the     Interest in the
                                        Net Proceeds of     Net Proceeds of
                                        such                such
                                        disposition,        disposition,
                                        outstanding         outstanding
                                        shares of ZD        shares of ZDNet
                                        Stock or            Stock or

                                             Tracking Stock Proposal
                      Existing        -------------------------------------
                     Common Stock          ZD Stock          ZDNet Stock
                  ------------------  ------------------  -----------------
                                      . issue ZDNet       . issue ZD Stock
                                        Stock in            in exchange for
                                        exchange for        outstanding
                                        outstanding ZD      ZDNet Stock at
                                        Stock at a 10%      a 10% premium
                                        premium (based      (based on the
                                        on the average      average Market
                                        Market Value of     Value of ZDNet
                                        ZD Stock as         Stock as
                                        compared to the     compared to the
                                        average Market      average Market
                                        Value of ZDNet      Value of ZD
                                        Stock over a        Stock over a
                                        specified 20-       specified 20-
                                        Trading Day         Trading Day
                                        period prior to     period prior to
                                        the exchange).      the exchange).

                                      At any time         At any time
                                      within one year     within one year
                                      after completing    after completing
                                      a special           a special
                                      dividend or         dividend or
                                      partial             partial
                                      redemption          redemption
                                      referred to         referred to
                                      above, we will      above, we will
                                      have the right to   have the right to
                                      issue ZDNet Stock   issue ZD Stock in
                                      in exchange for     exchange for
                                      outstanding ZD      outstanding ZDNet
                                      Stock at a 10%      Stock at a 10%
                                      premium (based on   premium (based on
                                      the average         the average
                                      Market Value of     Market Value of
                                      ZD Stock as         ZDNet Stock as
                                      compared to the     compared to the
                                      average Market      average Market
                                      Value of ZDNet      Value of ZD Stock
                                      Stock over a        over a specified
                                      specified 20-       20- Trading Day
                                      Trading Day         period prior to
                                      period prior to     the exchange).
                                      the exchange).

Exchange for ZD   None.               We will have the    We will have the
Stock or ZDNet                        right, at any       right, at any
Stock at Ziff-                        time after ZDNet    time before ZDNet
Davis Inc.'s                          Stock exceeds the   Stock exceeds the
Option:                               65% of Total        65% of Total
                                      Market              Market
                                      Capitalization      Capitalization
                                      Trigger but         Trigger, to issue
                                      before ZDNet        ZD Stock in
                                      Stock falls below   exchange for
                                      the 50% of Total    outstanding ZDNet
                                      Market              Stock at a
                                      Capitalization      premium. The
                                      Threshold, to       premium will
                                      issue ZDNet Stock   initially be 25%
                                      in exchange for     (for exchanges
                                      outstanding ZD      occurring in the
                                      Stock at a 15%      first quarter
                                      premium.            after issuance)
                                                          and will decline
                                                          each quarter over
                                                          a period of 3
                                                          years to 15%.

                                      The exchange        The exchange
                                      ratio that will     ratio that will
                                      result in the       result in the
                                      specified premium   specified premium
                                      will be             will be
                                      calculated based    calculated based
                                      on the average      on the average
                                      Market Value of     Market Value of
                                      ZD Stock as         ZD Stock as
                                      compared to the     compared to the
                                      average Market      average Market
                                      Value of ZDNet      Value of ZDNet
                                      Stock during the    Stock during the
                                      20 consecutive      20 consecutive
                                      Trading Day         Trading Day
                                      period ending on,   period ending on,
                                      and including,      and including,
                                      the 5th Trading     the 5th Trading
                                      Day immediately     Day immediately
                                      preceding the       preceding the
                                      date on which we    date on which we
                                      mail the notice     mail the notice
                                      of exchange to      of exchange to
                                      holders of the      holders of the
                                      outstanding         outstanding
                                      shares being        shares being
                                      exchanged.          exchanged.

                                      In addition, we     In addition, we
                                      will have the       will have the
                                      right, if ZDNet     right, if ZDNet
                                      Stock exceeds the   Stock exceeds the
                                      65% of Total        65% of Total
                                      Market              Market
                                      Capitalization      Capitalization
                                      Trigger and         Trigger and
                                      thereafter falls    thereafter falls
                                      below the 50% of    below the 50% of

                                             Tracking Stock Proposal
                      Existing        -------------------------------------
                     Common Stock          ZD Stock          ZDNet Stock
                  ------------------  ------------------  -----------------
                                      Total Market        Total Market
                                      Capitalization      Capitalization
                                      Threshold, to       Threshold, to
                                      issue ZDNet Stock   issue ZD Stock in
                                      in exchange for     exchange for
                                      outstanding ZD      outstanding ZDNet
                                      Stock on a value    Stock on a value
                                      for value basis.    for value basis.
                                      Once this right     Once this right
                                      arises, we will     arises, we will
                                      not lose it even    not lose it even
                                      if ZDNet Stock      if ZDNet Stock
                                      thereafter          thereafter
                                      exceeds the 65%     exceeds the 65%
                                      of Total Market     of Total Market
                                      Capitalization      Capitalization
                                      Trigger or falls    Trigger or falls
                                      below the 50% of    below the 50% of
                                      Total Market        Total Market
                                      Capitalization      Capitalization
                                      Threshold.          Threshold.

                                      The exchange        The exchange
                                      ratio that will     ratio that will
                                      result in a value   result in a value
                                      for value           for value
                                      exchange will be    exchange will be
                                      based on the        based on the
                                      average Market      average Market
                                      Value of the        Value of the
                                      series of the       series of the
                                      common stock        common stock
                                      being exchanged     being exchanged
                                      as compared to      as compared to
                                      the average         the average
                                      Market Value of     Market Value of
                                      the other series    the other series
                                      of common stock     of common stock
                                      during the 20       during the 20
                                      consecutive         consecutive
                                      Trading Day         Trading Day
                                      period ending on,   period ending on,
                                      and including,      and including,
                                      the 5th Trading     the 5th Trading
                                      Day immediately     Day immediately
                                      preceding the       preceding the
                                      date on which we    date on which we
                                      mail the notice     mail the notice
                                      of exchange to      of exchange to
                                      holders of the      holders of the
                                      outstanding         outstanding
                                      shares being        shares being
                                      exchanged.          exchanged.

                                      ZDNet Stock will    ZDNet Stock will
                                      exceed the "65%     exceed the "65%
                                      of Total Market     of Total Market
                                      Capitalization      Capitalization
                                      Trigger" if the     Trigger" if the
                                      Market              Market
                                      Capitalization of   Capitalization of
                                      the outstanding     the outstanding
                                      ZDNet Stock         ZDNet Stock
                                      exceeds 65% of      exceeds 65% of
                                      the total Market    the total Market
                                      Capitalization of   Capitalization of
                                      both series of      both series of
                                      common stock for    common stock for
                                      30 Trading Days     30 Trading Days
                                      during any 60       during any 60
                                      consecutive         consecutive
                                      Trading Day         Trading Day
                                      period.             period.
                                      Thereafter, ZDNet   Thereafter, ZDNet
                                      Stock will fall     Stock will fall
                                      below the "50% of   below the "50% of
                                      Total Market        Total Market
                                      Capitalization      Capitalization
                                      Threshold" if the   Threshold" if the
                                      Market              Market
                                      Capitalization of   Capitalization of
                                      the outstanding     the outstanding
                                      ZDNet Stock falls   ZDNet Stock falls
                                      below 50% of the    below 50% of the
                                      total Market        total Market
                                      Capitalization of   Capitalization of
                                      both series of      both series of
                                      common stock for    common stock for
                                      30 Trading Days     30 Trading Days
                                      during any 60       during any 60
                                      consecutive         consecutive
                                      Trading Day         Trading Day
                                      period.             period.

Exchange for      None.               We will have the    We will have the
Stock of a                            right at any time   right at any time
Subsidiary at                         to transfer all     to transfer all
Ziff-Davis                            of the assets and   of the assets and
Inc.'s Option:                        liabilities of ZD   liabilities of
                                      to a subsidiary     ZDNet to a
                                      and deliver all     subsidiary and
                                      of the stock of     deliver all of
                                      that subsidiary     the stock of that
                                      in exchange for     subsidiary in
                                      all of the          exchange for all
                                      outstanding ZD      of the
                                      Stock.              outstanding
                                                          ZDNet.

Voting Rights:    One vote per        One vote per        Each share will
                  share.              share.              have a number of
                                                          votes equal to
                                                          the average
                                                          Market Value of a
                                                          share of ZDNet
                                                          Stock divided by
                                                          the average
                                                          Market Value of a
                                                          share

                                             Tracking Stock Proposal
                      Existing        -------------------------------------
                     Common Stock          ZD Stock          ZDNet Stock
                  ------------------  ------------------  -----------------
                                                          of ZD Stock over
                                                          a specified 20-
                                                          Trading Day
                                                          period prior to
                                                          the date of that
                                                          vote.

                                      Holders of ZD       Holders of ZD
                                      Stock and ZDNet     Stock and ZDNet
                                      Stock will vote     Stock will vote
                                      together as a       together as a
                                      single class,       single class,
                                      except in certain   except in certain
                                      limited             limited
                                      circumstances.      circumstances.

Liquidation:      Upon liquidation    Upon liquidation    Upon liquidation
                  of Ziff-Davis       of Ziff-Davis       of Ziff-Davis
                  Inc., holders of    Inc., holders of    Inc., holders of
                  existing common     ZD Stock and        ZD Stock and
                  stock are           ZDNet Stock will    ZDNet Stock will
                  entitled to         be entitled to      be entitled to
                  receive the net     receive the net     receive the net
                  assets of Ziff-     assets of Ziff-     assets of Ziff-
                  Davis Inc., if      Davis Inc., if      Davis Inc., if
                  any, remaining      any, remaining      any, remaining
                  for distribution    for distribution    for distribution
                  to stockholders     to stockholders     to stockholders
                  (after payment or   (after payment or   (after payment or
                  provision for all   provision for all   provision for all
                  liabilities of      liabilities of      liabilities of
                  Ziff-Davis Inc.     Ziff Davis Inc.     Ziff Davis Inc.
                  and payment of      and payment of      and payment of
                  the liquidation     the liquidation     the liquidation
                  preference          preference          preference
                  payable to any      payable to any      payable to any
                  holders of          holders of          holders of
                  Preferred Stock).   Preferred Stock).   Preferred Stock).
                                      Amounts due upon    Amounts due upon
                                      liquidation in      liquidation in
                                      respect of shares   respect of shares
                                      of ZD Stock and     of ZD Stock and
                                      shares of ZDNet     shares of ZDNet
                                      Stock will be       Stock will be
                                      distributed pro     distributed pro
                                      rata in             rata in
                                      accordance with     accordance with
                                      the average         the average
                                      Market Value of     Market Value of
                                      ZD Stock and the    ZD Stock and the
                                      average Market      average Market
                                      Value of ZDNet      Value of ZDNet
                                      Stock over a        Stock over a
                                      specified 20-       specified 20-
                                      Trading Day         Trading Day
                                      period prior to     period prior to
                                      the liquidation.    the liquidation.

Stock Exchange    NYSE under the      NYSE under the      We currently
Listings:         symbol "ZD".        symbol "ZD".        intend to apply
                                                          for listing ZDNet
                                                          Stock on the NYSE
                                                          under the symbol
                                                          "ZDZ".

Certain Cash Management and Allocation Policies

  Because ZD and ZDNet are part of a single company, we have established certain policies relating to cash management and allocations between ZD and ZDNet. For a more complete description of how we will allocate cash between ZD and ZDNet, see "Proposal 1--The Tracking Stock Proposal--Certain Cash Management and Allocation Policies".

No Appraisal Rights

  Under the Delaware General Corporation Law, you will not have appraisal rights in connection with the Tracking Stock Proposal.

Certain Federal Income Tax Considerations

  We believe that neither you nor Ziff-Davis Inc. will recognize any income, gain or loss for federal income tax purposes as a result of the re-classification of existing common stock into ZD Stock or the issuance of ZDNet Stock. There are, however, no court decisions bearing directly on similar transactions and the Internal Revenue Service has announced that it will not issue advance rulings on the federal income tax consequences of such transactions. Thus, you should consult a tax advisor. For a more detailed description of possible federal income tax consequences, see "Proposal 1--The Tracking Stock Proposal--Certain Federal Income Tax Considerations".

               PROPOSALS 2, 3 AND 4--AMENDMENTS TO CERTAIN PLANS

  At the Special Meeting, we will also ask you to consider and approve proposals to amend each of the 1998 Incentive Compensation Plan, the 1998 Employee Stock Purchase Plan and the 1998 Non-Employee Directors' Stock Option Plan (1) to permit grants of awards under each such plan with respect to either series of common stock of Ziff-Davis Inc., (2) to increase the number of shares authorized for issuance, (3) solely with respect to the 1998 Incentive Compensation Plan, to provide that shares issuable thereunder may be supplied from outstanding shares of ZD Stock held by Ziff-Davis Inc.'s majority stockholder and, solely for calendar year 1998, to increase the number of shares in respect of which options to acquire shares of common stock of Ziff-Davis Inc. may be granted to any single participant and (4) solely with respect to the 1998 Non-Employee Directors' Stock Option Plan, to permit discretionary grants of additional options from time to time. For a more detailed description of the proposals to amend these plans, see "Proposals 2, 3 and 4--Amendments to Certain Plans".

                                ZIFF-DAVIS INC.

         SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

  The following table presents summary consolidated historical data for Ziff-Davis Inc. as of and for the years ended December 31, 1996, 1997 and 1998. This data was derived from the Consolidated Financial Statements of Ziff-Davis Inc. An affiliate of Ziff-Davis Inc. acquired a print publishing business (ZDI) on February 29, 1996; the data does not include results from the acquired business for the period before the date of acquisition. On May 4, 1998, Ziff-Davis Inc. completed a reorganization described in Note 2 to the Consolidated Financial Statements of Ziff-Davis Inc. Results for periods before the reorganization are not directly comparable to results for periods after the reorganization. No historical earnings per share or share data are presented as Ziff-Davis Inc. does not consider such data meaningful. See Note 2 to the Consolidated Financial Statements of Ziff-Davis Inc. included in Annex VI hereto for certain pro forma earnings per share information concerning Ziff-Davis Inc. After the issuance of ZDNet Stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc. This table should be read in conjunction with the Selected Historical Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements for each of Ziff-Davis Inc., ZD and ZDNet included in Annexes VI, VII and VIII to this Proxy Statement.

                                       Year ended December 31,
                                   ----------------------------------
                                      1996        1997        1998
                                   ----------  ----------  ----------
                                                (in thousands)
Statement of Operations Data:
Revenue, net...................... $  955,139  $1,153,761  $1,108,892
Depreciation and amortization.....    139,736     154,940     152,544
Income from operations............     87,181     109,232      31,080
Interest expense, net.............    120,646     190,445     143,547
Loss before income taxes..........    (27,124)    (72,491)   (104,236)
Net loss..........................    (52,081)    (71,179)    (77,809)
Balance Sheet Data (at period
 end):
Cash and cash equivalents......... $   29,915  $   30,301  $   32,566
Total assets......................  3,584,173   3,546,646   3,433,803
Total long-term debt..............  2,522,252   2,408,240   1,539,322
Stockholders' equity..............    477,756     126,130   1,352,598
Other Data:
Net cash provided (used) by oper-
 ating activities(1).............. $   61,543  $   (3,364) $   95,776
EBITDA(2).........................    233,258     272,894     244,094
Capital expenditures..............     22,365      30,196      36,599
Investments and acquisitions, net
 of cash acquired.................  2,124,823      14,000      27,772

--------

(1) This information should be read in conjunction with the more detailed information concerning cash flows from operating, investing and financing activities in the Consolidated Statements of Cash Flows set forth in Ziff-Davis Inc.'s Consolidated Financial Statements.

(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA for the year ending December 31, 1998 does not include a one-time restructuring charge of $52,239,000. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of Ziff-Davis Inc.'s operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for Ziff-Davis Inc. may not be comparable to similarly titled measures reported by other companies.

                                       ZD

           SUMMARY HISTORICAL COMBINED FINANCIAL AND OTHER DATA

  The following table presents summary combined historical data for ZD as of and for the years ended December 31, 1996, 1997 and 1998. This data was derived from the Combined Financial Statements of ZD. An affiliate of Ziff-Davis Inc. acquired a print publishing business (ZD Publishing) on February 29, 1996; the data does not include results from the acquired business for the period before the date of acquisition. On May 4, 1998, Ziff-Davis Inc. completed a reorganization described in Note 2 to the Combined Financial Statements of ZD. Results for periods before the reorganization are not directly comparable to results for periods after the reorganization. No historical earnings per share or share data are presented as Ziff-Davis Inc. does not consider such data meaningful. After the issuance of ZDNet Stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc. This table should be read in conjunction with the Selected Historical Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements for each of Ziff-Davis Inc., ZD and ZDNet included in Annexes VI, VII and VIII to this Proxy Statement.

                                               Year ended December 31,
                                           ----------------------------------
                                              1996        1997        1998
                                           ----------  ----------  ----------
                                                    (in thousands)
Statement of Operations Data:
Revenue, net.............................. $  938,924  $1,121,543  $1,052,749
Depreciation and amortization.............    134,251     147,259     146,096
Income from operations....................    104,594     131,713      38,586
Interest expense, net.....................    120,646     190,445     143,547
Loss before income taxes..................    (26,636)    (71,648)   (104,748)
Net loss..................................    (52,081)    (71,179)    (77,809)
Balance Sheet Data (at period end):
Cash and cash equivalents................. $   29,915  $   30,273  $   32,274
Total assets..............................  3,584,963   3,548,108   3,429,938
Total long-term debt......................  2,522,252   2,408,240   1,539,322
Division equity...........................    447,756     126,130   1,352,598
Other Data:
Net cash provided by operating
 activities(1)                             $   74,164    $ 11,900  $  100,299
EBITDA(2).................................    233,258     272,894     244,094
Capital expenditures......................     21,355      27,822      32,117
Capital contributions to ZDNet............     13,630      20,664      14,269
Investments and acquisitions, net of cash
 acquired.................................  2,124,283      11,002      22,772

-------

(1) This information should be read in conjunction with the more detailed information concerning cash flows from operating, investing and financing activities in the Combined Statements of Cash Flows set forth in ZD's Combined Financial Statements.

(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. ZD's EBITDA is calculated by adding
    (a) ZD's EBITDA before losses related to its retained interest in ZDNet and
    (b) ZD's proportionate interest in ZDNet's EBITDA, which is currently 100%. EBITDA for the year ending December 31, 1998 does not include a one-time restructuring charge of $52,239,000. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZD's operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for ZD may not be comparable to similarly titled measures reported by other companies.

                                     ZDNET

           SUMMARY HISTORICAL COMBINED FINANCIAL AND OTHER DATA

  The following table presents summary historical data for ZDNet as of and for the ten month period ended December 31, 1996 and as of and for the years ended December 31, 1997 and 1998. This data was derived from the Combined Financial Statements of ZDNet. An affiliate of Ziff-Davis Inc. acquired ZDNet on February 29, 1996; therefore, no results of ZDNet are shown for periods before that date. No historical earnings per share of share data are presented as Ziff-Davis Inc. does not consider such data to be meaningful. After the issuance of ZDNet Stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc. This table should be read in conjunction with the Selected Historical Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements for each of Ziff-Davis Inc., ZD and ZDNet included in Annexes VI, VII and VIII to this Proxy Statement.

                                                 Ten months
                                                   ended        Year ended
                                                December 31,   December 31,
                                                ------------ -----------------
                                                    1996       1997     1998
                                                ------------ --------  -------
                                                       (in thousands)
Statement of Operations Data:
Revenue, net..................................    $ 16,215   $ 32,218  $56,143
Cost of operations:
Production and content........................      14,863     23,543   26,208
Selling, general and administrative expenses..      13,280     23,475   30,993
Depreciation and amortization.................       5,485      7,681    6,448
Loss from operations..........................     (17,413)   (22,481)  (7,506)
Minority interest.............................         --         400      134
Loss before income taxes......................     (17,413)   (22,081)  (7,372)
Net loss......................................     (16,925)   (21,238)  (7,884)
Balance Sheet Data (at period end):
Total current assets..........................    $  7,852   $ 11,521  $20,068
Total assets..................................      82,507     87,326   97,686
Total liabilities.............................       3,932      4,034    8,139
Division equity...............................      78,575     83,292   89,547
Other Data:
Net cash used in operating activities (1).....    $(12,620)  $(15,264) $(4,522)
EBITDA (2)....................................     (11,928)   (14,400)    (924)
Capital expenditures..........................       1,010      2,374    4,483
Investments and acquisitions, net of cash
 acquired.....................................         --       2,998    5,000

--------

(1) This information should be read in conjunction with the more detailed information concerning cash flows from operating, investing and financing activities in the Combined Statements of Cash Flows set forth in ZDNet's Combined Financial Statements.

(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of the ZDNet's operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry, the EBITDA presented for ZDNet may not be comparable to similarly titled measures reported by other companies.

                                  RISK FACTORS

 You should carefully consider the risk factors described below, as well as the other information included in this Proxy Statement, before you decide how to vote on the proposals.

           Risk Factors Relating to the Tracking Stock Proposal

 Holders Of ZDNet Stock Will Be Common Stockholders Of Ziff-Davis Inc. And Will Be Subject To Risks Associated With An Investment In Ziff-Davis Inc. As A Whole

  We cannot assure you that the market values of ZD Stock and ZDNet Stock will in fact reflect the performance of ZD and ZDNet as we intend.

  Even though we have allocated all of our consolidated assets, liabilities, revenue, expenses and cash flow between the two Groups in order to prepare their respective financial statements, the Tracking Stock Proposal will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any of our creditors. Further, holders of ZD Stock and ZDNet Stock will not have any legal rights related to specific assets of either Group, and, in any liquidation, will receive a share of the net assets of Ziff-Davis Inc. based on the relative trading prices of ZD Stock and ZDNet Stock rather than on any assessment of the actual value of the respective Groups. Holders of ZD Stock and ZDNet Stock will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of our businesses, assets and liabilities. For example, if the cash flow of either Group is insufficient to satisfy inter-Group loans or other debt owed by that Group, both Groups would be adversely affected. For more information on the negative effects our debt obligations could have on holders of Ziff-Davis Inc. common stock, including holders of ZD Stock and ZDNet Stock, see "--Other Ziff-Davis Inc. Risks--Ziff-Davis Inc. Has Significant Debt Obligations".

 Financial Results Of Either Group Could Affect The Other Group

  Financial results of either Group will affect our consolidated results of operations, financial position and borrowing costs. This could affect the results of operations, financial position or borrowing costs of the other Group or the market price of shares issued with respect to the other Group. In addition, net losses of either Group, and any dividends or distributions on, or repurchases of, either series of common stock, will reduce the assets of Ziff-Davis Inc. legally available for dividends on both series of common stock. Accordingly, you should read financial information for each Group together with financial information for the other Group and financial information for Ziff-Davis Inc.


 Having Two Series Of Common Stock Could Create Potential Conflicts Of Interest

  Having two series of common stock could give rise to occasions when the interests of holders of one series might diverge or appear to diverge from the interests of holders of the other series. Examples include:

  . our decisions as to whether to allocate the proceeds of issuances (or the costs of repurchases) of ZDNet Stock to ZD in respect of its retained interest in ZDNet or to the equity of ZDNet,

  . our decisions as to how to allocate consideration to be received in connection with a merger involving Ziff-Davis Inc. between holders of ZD Stock and ZDNet Stock,

  . our decisions as to whether and when to exchange one series of common stock for the other series of common stock,

  . our decisions as to whether and when to approve dispositions of assets of either Group,

  . our decisions as to whether to pay dividends on ZD Stock and ZDNet Stock and

  . our decisions as to whether and how to make transfers of funds from one
    Group to another and, more generally, our decisions as to other operational and financial matters that could be considered detrimental to one Group or the other.

  If directors own disproportionate interests (in percentage or value terms) in ZD Stock and ZDNet Stock, that disparity could create or appear to create potential conflicts of interest when they are faced with decisions that could have different implications for the different series.

 Principles Of Delaware Law May Protect Decisions Of The Board Of Directors That Have A Disparate Impact Upon Holders Of ZD Stock And ZDNet Stock

  Principles of Delaware law established in cases involving differing treatment of two classes of common stock provide that a board of directors owes an equal duty to all common stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders. We are not aware of any legislative or judicial precedent involving the fiduciary duties of directors of a Delaware corporation with two classes of common stock with separate rights related to specified operations of the corporation. However, under the principles of Delaware law referred to above and the related principle known as the "business judgment rule", you may not be able to challenge decisions that have a disparate impact upon holders of ZD Stock and ZDNet Stock if the board of directors:

  . is disinterested and adequately informed with respect to such decisions and

  . acts in good faith and in the honest belief that it is acting in the best interests of Ziff-Davis Inc.'s stockholders.

 The Board Of Directors Has Sole Discretion to Allocate Proceeds Upon Issuances (Or Costs Of Repurchases) Of ZDNet Stock To ZDNet Or ZD


  Proceeds from the issuance of ZDNet Stock may not necessarily be allocated to the equity of ZDNet. The board of directors will determine in its sole discretion whether to allocate the proceeds of issuances or the costs of repurchases of ZDNet Stock to ZD in respect of its retained interest in ZDNet or to the equity of ZDNet. For a more complete description of how the board of directors will allocate cash between ZD and ZDNet, see "Proposal 1--The Tracking Stock Proposal--Certain Cash Management and Allocation Policies".

 Stockholders Will Not Vote On How To Allocate Consideration Received In Connection With A Merger Among Holders Of ZD Stock And Holders Of ZDNet Stock.

  Our charter will not contain any provisions governing how consideration received in connection with a merger or consolidation involving Ziff-Davis Inc. is to be allocated between holders of ZD Stock and holders of ZDNet Stock. Neither holders of ZD Stock nor holders of ZDNet Stock will have a separate class vote in any merger or consolidation so long as we divide the type and amount of consideration between holders of ZD Stock and holders of ZDNet Stock in a manner we determine, in our sole discretion, to be fair. In any such merger or consolidation, the different ways we may divide the consideration might have materially different results. As a result, the consideration to be received by holders of ZD Stock or ZDNet Stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if they had a separate class vote on such merger or consolidation.

 We Have The Option To Exchange One Series of Common Stock For The Other Series And This May Be Disadvantageous To Holders Of ZD Stock Or Holders Of ZDNet Stock

  As described in the summary under the caption "Summary Comparison of Terms of Existing Common Stock with Terms of ZD Stock and ZDNet Stock", we will have the right to issue shares of one series of common stock in exchange for outstanding shares of the other series of common stock. Because certain exchanges would be at a premium, and since we could determine to effect an exchange at a time when either or both of ZD Stock and ZDNet Stock may be considered to be overvalued or undervalued, any such exchange may be disadvantageous to holders of ZD Stock or holders of ZDNet Stock. In addition, any such exchange would preclude holders of the exchanged series of common stock from retaining their investment in a security that is intended to reflect separately the performance of the related Group.

 We May Dispose Of Assets Of Either ZD Or ZDNet Without Your Approval

  Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Ziff-Davis Inc. As long as the assets attributed to a Group represent less than substantially all of Ziff-Davis Inc.'s assets, we may approve sales and other dispositions of any amount of the assets of that Group without any stockholder approval. If we dispose of all or substantially all of the assets of either Group, we would be required, if the disposition is not an exempt disposition under the terms of our charter, to choose one of the following three alternatives:

  . declare and pay a dividend,

  . redeem shares of the relevant series of stock or

  . exchange shares of one series for outstanding shares of the other series at a 10% premium.

  Consequently, holders of either series of common stock may receive less value for their shares than the value that a third-party buyer might pay for all or substantially all of the assets of such Group. In addition, if we elect to complete an exchange in connection with the disposition, we could do so as one of the three alternatives required in connection with the disposition or as an optional exchange that may in some cases be at no premium, and any such exchange could be completed at a time when ZDNet Stock or ZD Stock may be considered to be overvalued or undervalued.

  The board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of ZD Stock or ZDNet Stock. This decision, however, will be subject to the board of directors' general fiduciary duties as described above.

 We Do Not Expect To Pay Dividends For The Foreseeable Future

  Our various debt instruments currently prohibit the payment of dividends, and in any event, we do not expect to pay any dividends for the foreseeable future on either series of common stock.

 We May Not Pay Dividends Equally On ZD Stock And ZDNet Stock

  We have the right to pay dividends on ZD Stock or ZDNet Stock, or both, in equal or unequal amounts, notwithstanding:

  . the performance of either ZD or ZDNet,

  . the amount of assets available for dividends on either series,

  . the amount of prior dividends declared on either series or

  . any other factor.

In addition, net losses of either Group, and any dividends or distributions on, or repurchases of, either series, will reduce the assets of Ziff-Davis Inc. legally available for dividends on either series.

 The Board Of Directors May Make Operational And Financial Decisions Affecting ZD and ZDNet Differently

  The board of directors, in its sole discretion, will make operational and financial decisions and implement policies that affect the businesses of ZD and ZDNet differently. Examples include:

  . transfers of funds between ZD and ZDNet,

  . the manner of accounting for transfers between ZD and ZDNet,

  . allocation of funds for capital expenditures,

  . other transactions between ZD and ZDNet,

  . the allocation of financing opportunities in public markets and

  . the allocation of business opportunities, resources and personnel.

Decisions of the board of directors may favor either Group at the expense of the other. For example, the decision to provide funds for one Group may adversely affect the ability of the other Group to obtain funds sufficient to implement its growth strategies.

 The Board Of Directors Has Sole Discretion To Change Certain Cash Management And Allocation Policies

  The board of directors has adopted certain policies relating to cash management and allocations between ZD and ZDNet. Although it has no present intention to do so, the board of directors may, in its sole discretion, modify, rescind or add to any of these policies. The board of directors' discretion to change these policies makes it riskier to be a holder of ZD Stock or ZDNet Stock than a holder of ordinary common stock. For a more comprehensive description of these policies, see "Proposal 1--The Tracking Stock Proposal-- Certain Cash Management and Allocation Policies".

 Under Its Current Policies, The Board Of Directors Has Sole Discretion Concerning Various Cash Management Matters

  The discretion of the board of directors in the area of cash management makes it riskier to be a holder of ZD Stock or ZDNet Stock than a holder of ordinary common stock.

  The board of directors will determine, in its sole discretion, whether to transfer any cash to or from ZD and ZDNet. Moreover, the board of directors has sole discretion to determine

  . whether a transfer of cash from ZDNet to ZD will be treated as a revolving credit advance, a long-term loan or a return of capital and

  . whether a transfer of cash from ZD to ZDNet will be treated as a revolving credit advance, a long-term loan or a contribution to capital.



  The determination of the board of directors as to how to account for a cash transfer will affect the amount of interest expense and interest income, stockholders' equity and number of notional shares of ZDNet Stock outstanding as reflected in the financial statements of ZD and ZDNet.


  If either Group is unable to repay advances or loans owed to the other Group, both Groups would be adversely affected. Also, if either Group extends an advance or loan to the other group at an interest rate below the lending Group's cost of funds or opportunity cost, the lending Group's results would be adversely affected to the extent of the difference.

  Any cash transfers we determine to account for as capital contributions or returns of capital will increase or decrease ZD's retained interest in ZDNet. Although we would calculate any change in the retained interest by reference to the then current market value of ZDNet Stock, the change could come at a time when ZDNet Stock is considered to be overvalued or undervalued. Also, any increase in ZD's retained interest in ZDNet will reduce the percentage of ZDNet intended to be represented by outstanding ZDNet Stock and any decrease in ZD's retained interest in ZDNet will reduce the percentage of ZDNet intended to be represented by outstanding ZD Stock.

 The Board Of Directors Has Broad Discretion About A Variety Of Allocation
 Matters

  The board of directors will determine, in its sole discretion, how to allocate issuances of Ziff-Davis Inc. debt or preferred stock between ZD and ZDNet. Moreover, the board of directors will have broad discretion as to how to allocate Ziff-Davis Inc.'s consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. The discretion of the board of directors in these areas makes it riskier to be a holder of ZD Stock or ZDNet Stock than a holder of ordinary common stock.



 Holders Of ZDNet Stock Will Vote Together With Holders Of ZD Stock And Will Have Limited Separate Voting Rights

  Holders of ZD Stock and ZDNet Stock will vote together as a single class, except in certain limited circumstances provided under the Delaware General Corporation Law. When holders of ZD Stock and ZDNet Stock vote together as a single class, holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between holders of ZD Stock and holders of ZDNet Stock.

 The Voting Power Of ZDNet Stock Will Fluctuate Based On Its Market Value

  Each share of ZD Stock will have one vote and each share of ZDNet Stock will have a variable number of votes based on the market value of a share of ZDNet Stock as compared to the market value of a share of ZD Stock over a specified 20-trading day period prior to the date of the vote. Accordingly, the relative voting power of ZD Stock and ZDNet Stock will fluctuate from time to time based on the respective market values of ZD Stock and ZDNet Stock.

 Dilution Of ZD Stock After Issuance of ZDNet Stock

  The issuance of ZDNet Stock, like any issuance of common stock, would dilute the voting rights and equity interest of holders of ZD Stock. We do not believe that the issuance of ZDNet Stock as currently planned would cause a meaningful dilution to holders of ZD Stock on an earnings or book value per share basis.

 We Cannot Predict How The Issuance Of Tracking Stock Will Affect The Market Price Of ZD Stock

  We cannot predict the prices at which ZD Stock or ZDNet Stock will trade and we cannot assure you that the market price of ZD Stock will equal or exceed the market price of our existing common stock.

  Certain terms of ZD Stock and ZDNet Stock may adversely affect the trading price of ZD Stock or ZDNet Stock. These terms include:

  . the right of the board of directors to exchange shares of one series of common stock for shares of the other series,

  . the discretion of the board of directors in making various determinations relating to a variety of cash management and allocation matters and

  .the variable voting power of ZDNet Stock as compared to ZD Stock.

 The Volatility Of The Market Price Of ZDNet Stock May Subject Us To Litigation

  The stock market has experienced extreme price and volume fluctuations. The market prices of securities of Internet-related companies, in particular, have been especially volatile. In the past, companies that have experienced such volatility have sometimes been the object of securities class action litigation. Securities class action litigation may result in substantial costs and a diversion of management's attention and resources. For a description of certain class action and derivative litigation to which Ziff-Davis Inc. is a party, see Annex VIII--"ZDNet Description of Business--Legal Proceedings".

 The Market Price of ZD Stock And ZDNet Stock May Not Reflect The Performance of ZD And ZDNet As We Intend

  We cannot assure you that the market price of ZD Stock and ZDNet Stock will in fact reflect the performance of ZD and ZDNet as we intend. Holders of ZD Stock and ZDNet Stock will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of our businesses, assets and liabilities.

 We Are Subject To Certain Takeover Constraints

  SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates ("Softbank") currently own approximately 72% of Ziff-Davis Inc.'s outstanding common stock. As long as Softbank continues to own a majority of the voting power of our common stock, no person interested in acquiring Ziff-Davis Inc., ZD or ZDNet will be able to do so without obtaining the consent of Softbank.

  If ZD and ZDNet were separate companies, any person interested in acquiring either ZD or ZDNet without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend ZD Stock and ZDNet Stock to reflect the separate performance of ZD and ZDNet, a person interested in acquiring only one Group without negotiation with Ziff-Davis Inc.'s management could obtain control of that Group only by obtaining control of the outstanding voting stock of Ziff-Davis Inc.

  The existence of two series of common stock could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. The existence of two series of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Ziff-Davis Inc. by delaying or preventing such a change in control.

  If the Tracking Stock Proposal is implemented, there would be an additional 80 million shares of common stock available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of Ziff-Davis Inc. by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Ziff-Davis Inc.

  In addition, certain provisions of our charter and by-laws, and certain provisions of Delaware law, may inhibit changes of control not approved by the board of directors. For additional anti-takeover constraints, see "Proposal 1-- The Tracking Stock Proposal--Certain Other Provisions of the Restated Certificate of Incorporation and By-laws" and "--Certain Provisions of Delaware Law".


 The Values Of ZD Stock And ZDNet Stock May Decline Due To Further Issuances Of ZD Stock Or ZDNet Stock

  Our charter will allow the board of directors, in its sole discretion, to issue authorized but unissued shares of common stock. The board of directors may issue ZD Stock or ZDNet Stock to, among other things:

  . raise capital,

  . provide compensation or benefits to employees,

  . pay stock dividends or

  . acquire companies or businesses.

  Under the Delaware General Corporation Law, the board of directors would not need your approval for these issuances. We do not intend to seek your approval for any such issuances unless:

  . stock exchange regulations or other applicable law require approval or

  . the board of directors deems it advisable.

 We May Not Offer ZDNet Stock At All

  This Proxy Statement describes our current plans for an offering of ZDNet Stock. Such an offering is subject to various conditions and uncertainties, so we cannot assure you that it will be completed.

 The Federal Income Tax Considerations Of The Tracking Stock Proposal Are Uncertain

  We believe that neither you nor Ziff-Davis Inc. will recognize any income, gain or loss for federal income tax purposes as a result of the re-classification of existing common stock into ZD Stock or the issuance of ZDNet Stock. There are, however, no court decisions bearing directly on similar transactions and the Internal Revenue Service has announced that it will not issue advance rulings on the federal income tax consequences of such transactions.

  Moreover, the current Presidential administration's budget proposals, released on February 1, 1999, would require the recognition of gain on the issuance of certain tracking stock, such as ZDNet Stock, and would give the Treasury Department the authority to treat tracking stock as nonstock or as stock of another entity as appropriate to prevent tax avoidance. Because the proposal would only affect tracking stock issued on or after the date of enactment, the proposal will likely not affect the initial issuance of ZDNet Stock. If, however, the proposals were to become law, it would affect future issuances of ZDNet Stock. Under such circumstances, we might decide to exercise our right to redeem all of the outstanding shares of ZDNet Stock for ZD Stock at a premium, which would be disadvantageous to holders of ZD Stock.

  Thus, you should consult your own tax advisor as to the particular tax consequences of the Tracking Stock Proposal under federal, state, local or foreign law. See "Proposal 1--The Tracking Stock Proposal--Certain Federal Income Tax Considerations".

                      Risk Factors Relating to ZDNet

 ZDNet Has An Extremely Limited Operating History And A History Of Net Losses

  ZDNet has an extremely limited operating history and an investor must consider the risks, expenses and difficulties frequently encountered by such companies, particularly in the new and rapidly evolving market for Internet products, content and services. We cannot assure you that ZDNet will be successful in addressing such risks. Although ZDNet has experienced revenue growth in recent periods, we cannot assure you that ZDNet's revenue will continue to grow or continue at its current level.

  ZDNet has incurred significant net losses in the past ($21.2 million in 1997 and $7.9 million in 1998). For more information regarding these net losses see, "ZDNet Selected Historical Combined Financial and Other Data" and ZDNet's Combined Financial Statements in Annex VIII hereto. We cannot assure you that ZDNet will report net income in the future.

 We Cannot Accurately Predict ZDNet's Future Revenue

  As a result of the evolving nature of the Internet and ZDNet's limited operating history, we cannot accurately forecast its revenue. Current and future expense levels are based principally on estimated future revenue and are to a large extent fixed. Accordingly, ZDNet may be unable to adjust spending to compensate for any unexpected revenue shortfall. If ZDNet's actual revenue is less than its estimated revenue, this could have an immediate material adverse effect on ZDNet's profits and liquidity.

 ZDNet's Quarterly Operating Results May Fluctuate Significantly

  ZDNet's quarterly operating results may fluctuate significantly because of a variety of factors, many of which are outside our control, including:

  . overall usage levels of the Internet and of ZDNet's sites in particular,

  . demand for Internet advertising and the loss of advertisers,

  . seasonal trends in Internet use and advertising,

  . the amount and timing of ZDNet's capital expenditures,

  . costs relating to the expansion of ZDNet's operations and the introduction of new sites and services,

  . price competition or pricing changes in Internet advertising and

  . costs relating to technical difficulties or system downtime.

  We believe Internet advertising typically slows in the first quarter of the year. Historically, ZDNet has experienced lower advertising and lower revenue in the first quarter of each year as compared to the fourth quarter of the prior year. Seasonality and cyclicality in the level of Internet advertising expenditures generally could become more pronounced in the future as the Internet becomes more accepted as an advertising vehicle. Quarterly comparisons of ZDNet's results of operations are not reliable as an indication of its future performance. For additional information about the seasonality of ZDNet's revenue, see "ZDNet Management's Discussion and Analysis of Financial Condition and Results of Operations" in Annex VIII hereto.

 ZDNet's Future Revenue Is Dependent On The Growth Of Internet Use And The Acceptance Of The Internet As An Advertising And Commerce Medium

  ZDNet's future revenue will depend largely on the widespread acceptance and use of the Internet as an information source and as an advertising and commerce vehicle. Rapid growth in Internet use is a recent trend and market acceptance of the Internet as an advertising and commercial medium is highly uncertain.

  The Internet may not be accepted as a viable advertising and commerce medium for distribution of information and engaging in commerce for a number of reasons, including:

  .inadequate development of the network infrastructure,

  .inadequate development of enabling technologies,

  .insufficient commercial support for Internet advertising,

  .concerns about privacy and security among users and

  .lack of widely accepted standards for measuring the effectiveness of advertising on the Internet.

 ZDNet Depends On Advertising As A Principal Source Of Its Revenue

  ZDNet derived 86% of its revenue in 1998 from the sale of advertising on its Internet sites and we expect that advertising revenue will continue to be the principal source of its revenue in the foreseeable future. Most of ZDNet's advertising contracts are either short-term contracts and/or can be terminated by the advertiser at any time with little notice. We cannot assure you that ZDNet will be able to retain current advertisers or obtain new advertising contracts.

  ZDNet's ability to generate advertising revenue will depend on several factors, including:

  .the continued development of the Internet as an advertising medium,

  .the pricing of advertising on other Internet sites,

  .the amount of traffic on ZDNet's network of sites,

  .pricing pressures, delays and new product launches,

  .ZDNet's ability to achieve, demonstrate and maintain attractive user demographics and

  .ZDNet's ability to develop and retain a skilled advertising sales force.

 ZDNet Is Increasingly Dependent On, And Receives A Significant Percentage Of Its Revenue From, A Limited Number of Advertisers

  A relatively small number of advertisers contribute a significant percentage of ZDNet's consolidated revenue. In 1998, ZDNet's top 20 advertising customers accounted for approximately 47.5% of its advertising revenue. These advertising clients, and its other advertising clients, may not continue to use ZDNet's services to the same extent, or at all, in the future. A significant reduction in advertising by one or more of ZDNet's largest advertisers would have a material adverse effect on ZDNet's profits and liquidity.

 ZDNet Depends On Third Parties For Internet Traffic To Its Sites

  ZDNet's ability to advertise on and maintain links from other Internet sites is an important element to its success. Traffic originating from links existing on other Internet sites (particularly search engines, directories and other navigational tools managed by Internet service providers and Web browser companies), is an important segment of the overall traffic on ZDNet's Internet sites. ZDNet has special linking arrangements to generate additional traffic with Yahoo!, Excite and MSNBC which are either short-term contracts and/or can be terminated with little notice. There is intense competition for these types of linking arrangements. We cannot assure you that these arrangements will be maintained or that advertising or links will continue to be available on reasonable commercial terms or at all.

 ZDNet Depends On Licensed Technology From Third Parties

  ZDNet relies on certain technology licensed from third parties such as Vignette's Storyserver, Thunderstone's Texis Search Engine and Netscape's Web Server Software for use in operating and managing its Internet sites and providing related services to users and advertisers. ZDNet's ability to generate revenue from Internet commerce may also depend on data encryption and authentication technologies that it may be required to license from third parties. We cannot assure you that such technology licenses will be available at all, that they will be available on reasonable commercial terms or that they will operate as intended.

 ZDNet's Competitive Position Depends On Its Ability To Attract And Retain Key Personnel

  ZDNet's failure to attract and retain qualified personnel could diminish its competitive position. ZDNet's performance is substantially dependent on the continued services and performance of its senior executive officers and other key personnel. ZDNet does not have long-term employment agreements with any of its key personnel and maintains no "key person" life insurance policies. ZDNet's future success also depends on its ability to identify, attract, retain and motivate highly skilled editorial, technical, managerial, sales, marketing and customer service personnel. Competition for such persons is intense. We cannot assure you that ZDNet will be able to attract or retain such personnel.

 ZDNet May Not Be Able To Adequately Respond To Technological Change

  The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. ZDNet will be required to continually improve the performance, features and reliability of its network infrastructure and Internet sites, particularly in response to competition and changing customer demands. We cannot assure you that ZDNet will be successful in responding rapidly, cost-effectively or adequately to such developments.

 ZDNet's Competition Is Intense And Is Expected To Increase Significantly

  We cannot assure you that ZDNet will be able to maintain its competitive position. Competition among Internet content providers is intense and is expected to increase significantly in the future. The market for Internet content sites is rapidly evolving and barriers to entry are low, enabling newcomers to launch competitive sites at relatively low cost. Moreover, increased competition could result in price reductions, reduced margins or loss of market share, any of which could have an effect on our future revenue and profits.

  We believe ZDNet competes most directly with Web sites specializing in broad-based technology information. These include c|net, CMP, Internet.com and IDG. ZDNet also generally competes for users and advertisers with:

  . Internet portals and search sites, that help users access information rather than create original content and are not specifically focused on technology related information, such as Excite, Infoseek, Lycos and Yahoo!,

  . general news sites, such as those provided by CNN and ABC,

  . general purpose online service providers, such as America Online and MSN,

  . browser/software companies offering information services, such as Microsoft and Netscape and

  . large general-interest sites, such as Time Warner's pathfinder.com.

  In addition, ZDNet competes with traditional media content businesses such as newspapers, magazines, radio and television. In order to compete successfully and attract users, advertisers and strategic partners, ZDNet must continue to provide high quality, engaging content in a timely and cost-effective manner.

 To Remain Competitive, ZDNet Must Constantly Expand And Develop New Content Areas And Services. This Is Inherently Risky And Expensive.

  ZDNet's future success may depend in part on its ability to continue expanding its Internet sites to include new subject matters and services. Costs related to developing new content areas and services are expensed as they are incurred while revenue related to these new content areas and services typically builds over time. Accordingly, ZDNet's profitability from year to year may be adversely affected by the number and timing of new launches. In addition, we cannot assure you that any new areas or services will be developed in a timely or cost-effective manner or that they will be successful.

 We Cannot Assure You That ZDNet Will Continue To Develop The ZDNet Brand

  We cannot assure you that ZDNet will be able to continue to develop its brand. ZDNet believes brand identity is important to attracting and expanding its user base, Internet traffic and advertising and commerce relationships. ZDNet believes the significance of brand recognition will intensify as the number of Internet sites increases.

 Any Capacity Constraints Or System Disruptions Could Have A Material Adverse Effect On ZDNet

  The performance and reliability of ZDNet's Internet sites and network infrastructure are critical to its reputation and ability to attract and retain users, advertisers, merchants and strategic partners. Any system error or failure, or a sudden and significant increase in traffic, may result in the unavailability of sites and significantly delay response times. Individual, sustained or repeated occurrences could result in a loss of potential or existing users, advertisers or strategic partners. In addition, because ZDNet's advertising revenue is directly related to the number of advertisements it delivers to users, system interruptions or delays would reduce the number of impressions delivered and thereby reduce its revenue.

  ZDNet's systems and operations are vulnerable to interruption or malfunction due to certain events beyond its control, including natural disasters, telecommunications failures and computer hacking. ZDNet also relies on Web browsers and online service providers to provide Internet access to its sites. We cannot assure you that ZDNet will be able to expand its network infrastructure, either itself or through use of third-party hosting systems or service providers, on a timely basis sufficient to meet demand. ZDNet presently has only a limited amount of redundant facilities or systems, no formal disaster recovery plan and no sufficient business interruption insurance to compensate for losses that may occur. Any interruption to its systems or operations could have a material adverse effect on ZDNet's business and its ability to retain users, advertisers and strategic partners.

 ZDNet's Networks May Be Vulnerable To Security Risks

  ZDNet's networks may be vulnerable to unauthorized access, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in ZDNet's operations. ZDNet may be required to expend significant resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Although ZDNet intends to continue to implement industry-standard security measures, such measures may be inadequate.

 Increased Government Regulation Of The Internet Could Have A Material Adverse Effect On ZDNet

  Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth, expose ZDNet and other online content providers to additional liabilities and increase the cost of doing business. This could have a material adverse effect on ZDNet's profits and liquidity. The increasing popularity and use of the Internet and other online services may lead to the adoption of new laws and regulations in the U.S. or elsewhere covering issues such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions. For instance, the European Union's recently adopted privacy regulations may limit the collection and use of certain user information.

 ZDNet Relies On Intellectual Property Rights Which May Not Be Adequately Protected Under Current Laws

  To establish and protect its trademark, service mark and other proprietary rights in its products and services, ZDNet relies on a combination of:

  . copyright, unfair competition, trademark, service mark and trade secret laws and

  . confidentiality agreements with its licensees and other third parties and confidentiality agreements and policies covering its employees.

  We cannot assure you that these measures will be adequate, that ZDNet will be able to secure registrations for all of its marks in the U.S. or internationally or that third parties will not infringe upon or misappropriate its proprietary rights. Any infringement or misappropriation, or litigation relating to intellectual property rights, may divert management's attention and ZDNet's funds to litigate such claims.

  Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related business are uncertain and evolving. In particular, new domain name registration and ownership priority procedures may be adopted which may make it more difficult for ZDNet to retain or obtain desirable domain names.

 ZDNet May Incur Liability For Its Internet Content And User Data

  As a content provider, ZDNet may face potential liability for intellectual property infringement, defamation, indecency and other claims. In addition, ZDNet may incur liability for unauthorized duplication or distribution of third-party content or materials or for information collected from and about its users. We cannot assure you that third parties or users will not bring claims against ZDNet relating to proprietary rights or use of personal information. Although ZDNet seeks to obtain indemnification from strategic partners for any liability resulting from licensed content or linked sites, we cannot assure you that such indemnities will always be obtainable or adequate. ZDNet's general liability insurance may not cover or be adequate for potential claims of this type.

 ZDNet May Not Be Able To Adequately Manage Its Growth

  ZDNet will need to effectively plan and manage its business to succeed in the rapidly evolving Internet industry. ZDNet continues to increase the scope of its operations and has grown its workforce substantially. As of December 31, 1997, ZDNet had a total of 252 employees and, as of December 31, 1998, ZDNet had a total of 316 employees--a growth of 25.4%. This growth has placed, and future growth may place, a significant strain on ZDNet's resources. For example, we expect that the variety of advertising products available on ZDNet sites will expand, increasing demands on ZDNet billing and collection systems and requiring additional resources to properly determine pricing and discounting structures. ZDNet expects that it will need to continue to improve its financial and management controls and reporting systems and procedures, and will need to continue to expand, train and manage its workforce.

 ZDNet's Acquisition And Investment Strategy Exposes It To Risks

  ZDNet may acquire or make investments in new or complementary businesses, products, services or technologies. We cannot assure you that ZDNet will be able to identify suitable acquisition or investment candidates. Even if ZDNet does identify suitable candidates, we cannot assure you that ZDNet will be able to make such acquisitions or investments on reasonable commercial terms or successfully assimilate personnel, operations, products, services or technologies into its operations. This could disrupt ZDNet's ongoing business, distract ZDNet's management and employees, increase ZDNet's expenses, including amortization of goodwill, and materially and adversely affect ZDNet's profits and liquidity. Furthermore, the incurrence of debt or issuance of equity securities may be attributed to ZDNet to fund any future ZDNet acquisitions.

 ZDNet's Computer Systems, And Those Of Others On Whom It Relies, May Not Achieve Year 2000 Readiness

  Programming codes in existing computer systems and software may not reliably recognize date-sensitive information when the calendar year changes to 2000. Systems or software that do not properly recognize such information could generate erroneous data or fail. We are in the process of identifying and testing our computer systems and software for Year 2000 readiness. In addition, we are in the process of working with third parties on whom we rely for system and database management to ensure Year 2000 readiness. We have not verified that such third parties are Year 2000 compliant. We cannot assure you that our systems or software, or third-party systems or software on which we rely, will be Year 2000 compliant. Significant uncertainty exists concerning the potential costs and effects associated with Year 2000 compliance. If Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom it relies experiences a Year 2000 compliance problem, this could have a material adverse effect on ZDNet's profits and liquidity.

 ZDNet's International Expansion Strategy Exposes It To Risk

  One component of ZDNet's growth strategy is to further expand into international markets. ZDNet's international operations are at an early stage of development and have an extremely limited operating history. In addition, the markets in which ZDNet has undertaken international expansion have technology and online industries that are less well developed than in the U.S.

  There are certain risks inherent in doing business in international markets, such as the following:

  . uncertainty of product acceptance by different cultures,

  . unforeseen changes in regulatory requirements,

  . difficulties in staffing and managing multinational operations,

  . state-imposed restrictions on the repatriation of funds,

  . currency fluctuations,

  . difficulties in finding appropriate foreign licensees or joint venture partners and

  . potentially adverse tax consequences.

  There is a risk that such factors will have an adverse effect on ZDNet's ability to successfully operate internationally and on its profits and liquidity.

                        Other Ziff-Davis Inc. Risks

 Ziff-Davis Inc. Has Only Operated As A Stand-Alone Company For Less Than A
Year

  We have only operated as a stand-alone company since May 1998. Until October 1997, our publishing business and our trade show and conference businesses were managed as separate SOFTBANK Corp. subsidiaries. Our success depends in part on our continued ability to manage the combined enterprise.

 Ziff-Davis Inc.'s Historical Financial Information Is Not Particularly Relevant To Its Actual Results

  Our financial information included in this Proxy Statement does not reflect what the actual results of operations, financial position and cash flows would have been had Ziff-Davis Inc. existed prior to the periods presented. In addition, the financial information is not necessarily indicative of our future results of operations, financial position and cash flows. For more information regarding our operating results, see "Ziff-Davis Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations--Presentation of Financial Information" set forth in Annex VI hereto.

 Ziff-Davis Inc. Is Controlled By Its Principal Stockholders. This Creates Potential Conflicts Of Interest

  Softbank owns approximately 72% of Ziff-Davis Inc.'s outstanding shares. As a result, Softbank could elect all the members of the board of directors. Softbank could also control those actions requiring the approval of the holders of a majority of the voting stock, including amendments to our charter and any business combinations. This concentration of ownership could prevent a change in control of Ziff-Davis Inc. that might otherwise be beneficial to stockholders.

  We have entered into certain agreements with Softbank governing ongoing relationships. These agreements include certain licensing and management agreements relating to publications, events, ZDNet and ZDTV, a 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet. In addition, SOFTBANK Corp. has given us an undertaking that, as long as it owns 40% of the voting power in our stock and can elect a majority of the board of directors, it will not expand its operations outside Japan involving:

  . publishing information on computing and Internet-related technology through print media, CD-ROM/DVD, Internet and television or

  . producing trade shows, conferences, exhibitions and similar events primarily related to computing and Internet-related technology that compete with us without the prior approval of our employee directors after consulting with our independent directors.

  This undertaking does not preclude investments by venture capital funds managed by Softbank which invest in, among other things, computer and Internet-related companies. These funds may be able to co-invest with or compete with us with respect to new investments. In addition, Softbank may also develop new funds which may compete with us for investment opportunities. We have agreed not to compete with SOFTBANK Corp. in Japan without the prior approval of SOFTBANK Corp.'s board of directors and have given Softbank the continuing right to license all of our products and services in Japan. These arrangements and undertakings might be less favorable than arrangements negotiated at arm's length between unrelated parties.

 Ziff-Davis Inc. Has Significant Debt Obligations

  At December 31, 1998:

  . ZD's total debt (and Ziff-Davis Inc.'s total debt) was approximately $1.5 billion.

  . ZD's total division equity (and Ziff-Davis Inc.'s stockholders' equity) was approximately $1.4 billion.

  . ZD's total debt (and Ziff-Davis Inc.'s total debt) was 53% of total capitalization.

  Our indebtedness is substantial in relation to stockholders' equity. The degree to which we are leveraged is important because:

  . It may impair our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

  . It may reduce the funds available to us for our operations if a substantial portion of our cash flow from operations is dedicated to the payment of principal and interest on our indebtedness.

  . It may impair our ability to incur additional debt because of financial and other restrictive covenants, including those relating to the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets.

  . It may increase our vulnerability to adverse general economic conditions, including increases in interest rates.

  Our indebtedness requires us to use a substantial portion of our cash flow to pay down principal and interest on our outstanding debt. This reduces the funds available for capital expenditures and future business opportunities.

  Our credit facility is secured, in part, by a first priority security interest in the capital stock of certain of our subsidiaries and is guaranteed by certain of our wholly owned domestic subsidiaries, including ZD Inc. and ZD Events Inc.

  On December 11, 1998 Standard & Poors lowered its corporate credit and bank loan ratings for Ziff-Davis Inc. to BB- from BB and Ziff-Davis Inc.'s subordinated debt rating to B from B+. This downgrade had no impact on the terms of our current borrowings. While the downgrade may make future borrowings more expensive, we do not believe this will have a material impact on our liquidity or our access to credit markets.

  On December 16, 1998 the lenders on our $1.35 billion credit facility agreed to amend certain provisions of that facility. The amended provisions include an increase to our allowed leverage ratios. In return, we have agreed to pay a one-time fee of $3.375 million, and increase our interest rates on amounts borrowed under the facility to rates currently ranging from LIBOR plus 2.875% to LIBOR plus 3.375%, depending on the type of loan.

 Ziff-Davis Inc.'s Revenue Is Dependent On Demand For Advertising

  Ziff-Davis Inc. derived 52% of its total revenue in 1998 from advertising sales and we expect that advertising revenue will continue to be the principal source of our revenue in the foreseeable future. Most of Ziff-Davis Inc.'s advertising contracts are either short-term contracts and/or can be terminated by the advertiser at any time with little notice. We cannot assure you that we will be able to retain current advertisers or obtain new advertising contracts.

  If a general economic downturn or a U.S. recession occurs in the future, our advertisers may reduce their advertising budgets. In addition, factors such as pricing pressures, delays and new product launches may affect technology product advertisers. We cannot assure you that technology product advertisers will maintain current levels of advertising in special interest magazines and events instead of advertising in more general interest media. Any material decline in the demand for advertising by technology product advertisers could have an adverse effect on our profits and liquidity.

 A Reduced Demand For Advertising Has Resulted In A Company-Wide Restructuring

  Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in our magazines (principally PC Magazine, PC/Computing, Computer Shopper and PC Week). We believe these factors will continue. In part as a result of these factors, earnings before interest, taxes, depreciation and amortization for the fourth quarter of 1998 were significantly lower than they were for the fourth quarter of 1997.

  As a result of this reduced demand, we announced on October 8, 1998 a company-wide restructuring in which we discontinued three publications (Internet Business, Equip and Windows Pro), and reduced our workforce by approximately 10%. In the fourth quarter of 1998 we took a pre-tax charge of $52.2 million as part of this restructuring.

 Ziff-Davis Inc. Is Increasingly Dependent On, And Receives A Significant Percentage Of Its Revenue From, A Limited Number Of Advertisers

  A relatively small number of advertisers contribute a significant percentage of Ziff-Davis Inc.'s advertising revenue. In 1998, Ziff-Davis Inc.'s top 20 advertising customers accounted for approximately 37.1% of its advertising revenue. These advertising clients, and our other advertising clients, may not continue to use our services to the same extent, or at all, in the future. A significant reduction in advertising by one or more of Ziff-Davis Inc.'s largest clients would have a material adverse effect on our profits and liquidity.

 Ziff-Davis Inc.'s Revenue Is Dependent On Certain Publications And Trade Shows

  Certain of our publications have represented a significant portion of our historic revenue. We expect that such publications will continue to do so in the future. Three of our business publications, PC Magazine, Computer Shopper and PC Week, accounted for approximately 48% of our publishing revenue in 1998. Although we believe we have a diversified portfolio of special interest publications and are not dependent on any single publication, a significant decline in the performance of any of these publications could have an adverse effect on our profits and liquidity.

  Certain of our trade shows and conferences have represented a significant portion of our historic revenue. We expect that such trade shows and conferences will continue to do so in the future. COMDEX/Fall accounted for 32% of our trade show and conference revenue in 1998. Although we believe we have a diversified portfolio of trade shows worldwide, a significant decline in the performance of COMDEX/Fall could have an adverse effect on our profits and liquidity.

 Ziff-Davis Inc.'s Revenue Is Seasonal

  Our business is seasonal. Revenue typically reaches its highest level during the fourth quarter of each calendar year. This is largely due to the timing of our single largest trade show event, COMDEX/Fall, and the general increase in publishing revenue in the fourth quarter due to increased consumer buying activity during the holiday season. We cannot assure you that COMDEX/Fall will continue to be successful or that our fourth quarter revenue will continue to be higher than revenue for our other quarters.




 Ziff-Davis Inc. Has Historical Net Losses

  We and our predecessor have incurred significant net losses in the past and we cannot assure you that we will report net income in the future. For more information on our net losses, see Ziff-Davis, Inc.'s Consolidated Financial Statements and Selected Historical Consolidated Financial and Other Data in Annex VI hereto.

 To Remain Competitive Ziff-Davis Inc. Must Constantly Expand And Develop New Products And Services. This Is Inherently Risky and Expensive.

  Our success depends in part on our ability to monitor rapidly changing technologies and market trends and offer new publications, trade shows and services, including online services, that address the needs of specific target audiences. The process of internally researching and developing new products and services and whether they will achieve market acceptance and profitability can be risky and costly. We cannot assure you that our efforts to introduce new, or assimilate acquired, publications, trade shows or services will be successful or profitable. Costs to develop new products are expensed as incurred. Accordingly, our profitability from year to year may be adversely affected by the number and timing of new product launches.

  In February 1999, we purchased ZDTV from an affiliate at a purchase price of $81.4 million plus the costs of funding its operations for January 1999. We cannot assure you that ZDTV will ultimately obtain sufficient cable carriage and commercial acceptance to be profitable.

 Ziff-Davis Inc. May Be Adversely Affected By Fluctuations In Paper And Postage Costs

  ZD's principal raw material is paper. Paper costs constitute a significant expense, accounting for 15.2% of our total U.S. print publishing operating expenses in 1997 and 16.3% in 1998. Paper prices have been volatile over the past several years, rising from 1994 through 1996, declining in 1997 and remaining relatively flat in 1998. Management anticipates that paper prices will remain relatively stable in 1999. We do not use forward contracts and most of our paper supply contracts, which are generally for a two-to-three year renewable term, provide for price adjustments to reflect changing market prices. Accordingly, significant increases in paper prices could adversely affect ZD's future results of operations.

  Postage for magazine distribution is also one of ZD's significant expenses, accounting for 11.3% of our total U.S. print publishing operating expenses in 1997 and 7.7% in 1998. Postage costs increase periodically and can be expected to increase in the future. Management estimates postage costs will increase approximately 3.5% in 1999. We may not be able to recover, in whole or in part, paper or postage cost increases. Accordingly, significant cost increases could have a material adverse effect on our profits and liquidity.

 Ziff-Davis Inc. Competition Is Significant And Is Expected To Continue

  We face significant competition with respect to our print publications, trade shows and conferences and other technology information services. If we are unable to compete effectively for advertisers, readers, exhibitors and/or attendees, our profits and liquidity could be materially and adversely affected.

  In our publishing business, we principally compete for advertising and circulation revenue with publishers of other computer technology publications. We also face broad competition from media companies that produce general interest magazines and newspapers. Competition for advertising dollars is primarily based on advertising rates, the nature and scope of readership, reader response to advertisers' products and services and the effectiveness of sales teams. Overall competitive factors in publishing include product positioning, editorial quality, circulation, price and customer service. In our trade show and conference business, we compete with other producers of trade shows and conferences for exhibition space, exhibitors and attendees, primarily on the basis of the quality of the conference, its content and organizational efficiency.

 Ziff-Davis Inc. Principal Vendors Are Consolidating And This May Adversely Affect Our Operations

  Our principal vendors include paper suppliers, printers, subscription fulfillment houses and national newsstand distributors. Each of these industries is currently experiencing consolidation among their principal participants. Such consolidation may result in:

  . decreased competition, which may lead to increased prices,

  . interruptions and delays in services provided by such vendors and

  . greater dependence on certain vendors.

  Such factors could adversely affect our results of operations. One printing company accounted for approximately 50% of our U.S.-based publications' manufacturing expenditures in both 1997 and 1998. While we believe there are adequate alternatives available, an interruption or delay in service from, or the loss of, this printer could have a material adverse effect.

 Ziff-Davis Inc. Is Exposed To Risks From Expanding Into International Markets

  One component of our growth strategy is to further expand into international markets. There are certain risks inherent in doing business in international markets. For example:

  . the uncertainty of product acceptance by different cultures,

  . the risks of divergent business expectations,

  . difficulties in finding appropriate foreign licensees or establishing joint ventures with foreign partners,

  . difficulties in staffing and managing multinational operations,

  . currency fluctuations,

  . state-imposed restrictions on the repatriation of funds and

  . potentially adverse tax consequences.

  There can be no assurance that one or more of such factors will not have an adverse effect on our future international operations and, consequently, on our profits and liquidity.

 Ziff-Davis Inc. Is A Defendant In Several Lawsuits, Which Could Have A Material Adverse Effect On It

  In connection with the initial public offering of our existing common stock, the repricing of certain stock options and a former joint venture between Softbank and certain third parties, we have been named as a defendant in several lawsuits. While we believe there are substantial defenses to all of the claims, we cannot assure you that we will prevail. Defense costs and/or settlement costs relating to these actions could be substantial, and the defense of these actions may divert management's attention and resources. If the plaintiffs prevail in these actions, any judgments awarded by the courts could have a material adverse effect on our liquidity. For more information regarding these lawsuits, see "ZDNet Description of Business--Legal Proceedings" set forth in Annex VIII hereto.

 Ziff-Davis Inc.'s Computer Systems, And Those Of Others On Whom It Relies, May Not Achieve Year 2000 Readiness

  Programming codes in existing computer systems and software may not reliably recognize date-sensitive information when the calendar year changes to 2000. Systems or software that do not properly recognize such information could generate erroneous data or fail. We are in the process of identifying and testing our computer systems and software for Year 2000 readiness. In addition, we are in the process of working with third parties on whom we rely for system and database management to ensure Year 2000 readiness. We have not verified that such third parties are Year 2000 compliant. We cannot assure you that our systems or software, or third-party systems or software on which we rely, will be Year 2000 compliant. Significant uncertainty exists concerning the potential costs and effects associated with Year 2000 compliance. If Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom we rely experiences a Year 2000 compliance problem, this could have a material adverse effect on our profits and liquidity.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

  Some of the information in this Proxy Statement may constitute forward-looking statements which are subject to various risks and uncertainties. Such statements can be identified by the use of forward-looking terminology such as "may", "will", "expect", "anticipate", "estimate", "continue", "plan" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements appearing in Management's Discussion and Analysis of Financial Condition and Results of Operations for each of Ziff-Davis Inc., ZD and ZDNet (appearing in Annexes VI, VII and VIII to this Proxy Statement) and elsewhere in this Proxy Statement. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

  This Proxy Statement also includes statistical data regarding the publishing, trade show and Internet industries. This data was obtained from industry publications and reports which we believe to be reliable sources. We have not independently verified such data nor sought the consent of any organizations to refer to their reports herein.

                                    GENERAL

  The Board of Directors of Ziff-Davis Inc. (the "Board") is furnishing this Proxy Statement to solicit proxies in connection with a Special Meeting to be held at 9:00 a.m., Eastern Standard Time, on March ., 1999 at . and at any adjournments or postponements thereof. We will vote shares represented by the proxies received and not properly revoked in accordance with the instructions contained therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of Ziff-Davis Inc. a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. If no choice is specified on the form of proxy, the shares will be voted "FOR" the approval of each of Proposals 1, 2, 3 and 4 described in this Proxy Statement. If you vote "FOR" the Tracking Stock Proposal at the Special Meeting you may be forfeiting your right to challenge the Tracking Stock Proposal in the future.

  Stockholders of record at the close of business on February 1, 1999 (the "Record Date") are entitled to vote at the Special Meeting. As of the close of business on the Record Date, there were 321 stockholders of record and 100,076,628 shares of common stock were outstanding. A quorum will be met at the Special Meeting if a majority of the outstanding shares of common stock are present in person or by proxy. Each holder of common stock will be entitled to one vote for each share held as of the Record Date, on all matters brought before the Special Meeting.

  Representatives of our independent accountants will be present at the Special Meeting and will have the opportunity to make a statement if they so desire. The independent accountants will be available to respond to appropriate questions you might have.

  Proposal 1 (the "Tracking Stock Proposal") requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. Each of Proposals 2, 3 and 4 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting. Abstentions with respect to any proposal will have the same effect as negative votes on each of the proposals. If a broker, which is the record holder of certain shares, indicates on a form of proxy that it does not have discretionary authority to vote such shares on any proposal, or if shares are voted in other circumstances in which proxy authority is defective or has been withheld with respect to such proposal, these non-voted shares will be counted for quorum purposes but will have the same effect as a negative vote on Proposal 1 and will have no effect on Proposals 2, 3 and 4.

  SOFTBANK America Inc. ("SBA"), the owner of approximately 72% of our outstanding common stock, has agreed to vote for these proposals. Thus, we expect these proposals to pass regardless of how other stockholders vote.

  We will bear the expense of printing and mailing proxy materials. In addition to soliciting proxies by mail, certain of our directors, officers and other employees may solicit proxies by personal interview, telephone or facsimile. We will not pay additional compensation to such persons for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of common stock. We have also retained Morrow & Co., Inc. to perform various proxy advisory, distribution and solicitation services at a cost of approximately $2,500 plus disbursements.

                    PROPOSAL 1--THE TRACKING STOCK PROPOSAL

General

  At the Special Meeting, we will ask you to consider and approve the Tracking Stock Proposal described in this Proxy Statement. The Tracking Stock Proposal would allow us to amend and restate our charter to:

  . Increase the number of authorized shares of common stock from 120 million to 210 million.

  . Authorize the Board to issue common stock in two series--ZD Stock and ZDNet Stock.

    . We intend the ZDNet Stock to reflect the performance of ZDNet (i.e., our online business division).

    . We intend the ZD Stock to reflect the performance of ZD (i.e., our other businesses and a Retained Interest in ZDNet).

    . We have allocated all of Ziff-Davis Inc.'s consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. In this Proxy Statement each of ZD and ZDNet is sometimes called a "Group". In the future, we will publish combined financial statements of ZD and combined financial statements of ZDNet together with consolidated financial statements of Ziff-Davis Inc. See "--Certain Cash Management and Allocation Policies".

  . Re-classify each outstanding share of common stock into a share of ZD
    Stock.

  SBA, the owner of approximately 72% of our outstanding common stock, has agreed to vote for the Tracking Stock Proposal. Thus, we expect the Tracking Stock Proposal to pass regardless of how other stockholders vote.

  We currently plan to offer to the public, for cash, 10,000,000 shares of ZDNet Stock intended to represent 14% of the equity value attributed to ZDNet. This would leave ZD with a Retained Interest intended to represent 86% of the equity attributable to ZDNet. (We call Ziff-Davis Inc.'s interest in ZDNet, excluding the interest intended to be represented by outstanding shares of ZDNet Stock, ZD's "Retained Interest" in ZDNet.) Assuming we do so, we currently plan to attribute the net proceeds from 1,500,000 shares to ZDNet (in a manner analogous to a primary offering of common stock) and the net proceeds from the remaining shares to ZD (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a parent). ZDNet would then advance to ZD the net proceeds attributed to ZDNet, and ZD would use those net proceeds, together with the net proceeds attributed to ZD, to reduce our outstanding indebtedness. This should strengthen Ziff-Davis Inc. from a credit perspective.

  We expect the Offering to occur sometime in the first or second quarter of 1999. However, we could choose to conduct the Offering at a later time, or not to make the Offering at all, depending on the circumstances at the time.

  The Board and the underwriters for the Offering will determine the terms of the Offering based upon:

  . prevailing market and other conditions, both generally and for Internet businesses,

  . the financial condition, results of operations and prospects of ZDNet and

  . such other factors as they deem appropriate at the time of the Offering.

  In addition to or instead of the Offering, we reserve the right to distribute ZDNet Stock to stockholders.

  We will file an amended and restated certificate of incorporation implementing the Tracking Stock Proposal (the "Restated Certificate of Incorporation") and re-classify your common stock before we first issue ZDNet Stock.

Background and Reasons for the Tracking Stock Proposal

  We continually review each of our businesses and Ziff-Davis Inc. as a whole to determine the best way to realize its inherent value. As a result of this review process, we recently began to evaluate various restructuring alternatives, including an offering of direct stock in a corporation that would acquire ZDNet or of "tracking stock" of Ziff-Davis Inc. intended to reflect the performance of ZDNet.

  Upon management's recommendation and after extensive consultation with our financial and legal advisors, the Board determined that the issuance of tracking stock would be preferable because, among other things, issuances of tracking stock, unlike the issuance of direct stock, would preserve certain favorable financial, tax, operational, strategic and other benefits of being a single consolidated entity. On March ., 1999, the Board carefully considered the Tracking Stock Proposal and the other proposals described in this Proxy Statement, determined that those proposals are in the best interests of Ziff-Davis Inc. and its stockholders, unanimously approved them and resolved to recommend that you vote for them.

  In arriving at its determination and recommendation, the Board, with the assistance of its financial and legal advisors, considered, among other things, the following:

  . The proposal will permit the market to review separate information about
    ZDNet and separately value ZDNet Stock. This should encourage investors and analysts to focus more attention on ZDNet and result in greater market recognition of the value of ZDNet to Ziff-Davis Inc.

  . The proposal will allow investors to invest in either or both series of common stock, depending on their particular investment objectives.

  . The proposal will allow us to issue stock options tied to ZDNet Stock, thereby providing more focused incentives to ZDNet management and employees.

  . The proposal will provide us with greater flexibility to raise capital and respond to strategic opportunities (including acquisitions), because it will allow us to issue either ZD Stock or ZDNet Stock as appropriate under the circumstances.

  . The proposal will enable us to monetize some of the value of ZDNet while preserving the financial, tax, operational, strategic and other benefits of being a single consolidated entity.

  . The proposal will allow us to issue ZDNet Stock to the public for cash on a basis that we believe to be tax-free and use the net proceeds to reduce indebtedness. Assuming we do so (as we currently plan), the result should strengthen Ziff-Davis Inc. from a credit perspective.

  The Board also evaluated the potential negative aspects of the Tracking Stock Proposal, including the following:

  . The uncertainty as to the amount of net proceeds we may realize in the Offering.

  . The Tracking Stock Proposal will require a complex capital structure and additional reporting requirements with respect to each Group.

  . The Tracking Stock Proposal will expand the Board's responsibility to oversee the interests of two series of common stockholders.

  . The potential diverging or conflicting interests between the holders of ZD Stock and the holders of ZDNet Stock and issues that the Board may face in resolving any conflicts.

  . The pooling-of-interests method of accounting might not be available for future acquisitions using ZD Stock or ZDNet Stock.

  . The costs associated with implementing the Tracking Stock Proposal and the ongoing cost of operating separate Groups will exceed the costs associated with operating Ziff-Davis Inc. as it currently exists.

  The Board determined that the positive aspects of the Tracking Stock Proposal outweighed the negative aspects and concluded that the Tracking Stock Proposal and the other proposals are in the best interests of Ziff-Davis Inc. and its stockholders.

Dividend Policy

  We currently intend to retain all of our earnings to finance our operations, repay indebtedness and fund future growth. We do not expect to pay any dividends on ZD Stock or ZDNet Stock for the foreseeable future.

  Although certain of our debt instruments currently prohibit the payment of dividends, and in any event, as stated above, we do not expect to pay any dividends for the foreseeable future on either series of common stock, we will otherwise be permitted to pay dividends on

  . ZD Stock out of the assets of Ziff-Davis Inc. legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on ZD Stock cannot exceed the Available Dividend Amount for ZD and

  . ZDNet Stock out of the assets of Ziff-Davis Inc. legally available for the payment of dividends under Delaware law (and transfer corresponding amounts to ZD in respect of its Retained Interest in ZDNet), but the total of the amounts paid as dividends on ZDNet Stock and the corresponding amounts transferred to ZD in respect of its Retained Interest cannot exceed the Available Dividend Amount for ZDNet.

  The "Available Dividend Amount" for ZD or ZDNet, as the case may be, is based on the amount that would be legally available for the payment of dividends under Delaware law if ZD and ZDNet were each a separate Delaware corporation. For a more detailed definition of Available Dividend Amount, see "--Description of ZD Stock and ZDNet Stock--Dividends". We expect that determinations to pay dividends on ZD Stock or ZDNet Stock would be based primarily upon the financial condition, results of operations, capital requirements, any restrictions contained in financing or other agreements binding upon Ziff-Davis Inc. and such other factors as the Board deems relevant.

Certain Cash Management and Allocation Policies

  In order to prepare separate financial statements for ZD and ZDNet, Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. Thus, the financial statements of ZD and ZDNet, taken together, comprise all of the accounts included in the corresponding financial statements of Ziff-Davis Inc.

  The financial statements of ZD and ZDNet reflect the application of certain cash management and allocation policies adopted by the Board. These policies are summarized below.

  The Board may, in its sole discretion, modify, rescind or add to any of these policies, although it has no present intention to do so. The decision of the Board to modify, rescind or add to any of these policies would, however, be subject to the Board's general fiduciary duties.

  Even though Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet, holders of ZDNet Stock will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of its businesses, assets and liabilities. See "Risk Factors--Risk Factors Relating to the Tracking Stock Proposal--Holders Of ZDNet Stock Will Be Common Stockholders Of Ziff-Davis Inc. And Will Be Subject To Risks Associated With An Investment In Ziff-Davis Inc As A Whole".

 Treasury Activities

  Ziff-Davis Inc. manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Each Group generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Ziff-Davis Inc., and Ziff-Davis Inc. generally funds each Group's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned) on a daily basis.

  In the historical financial statements of ZD and ZDNet, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to ZD, (2) whenever ZDNet held cash (other than cash of ZDNet's foreign operations or of ZDNet's operations that are not wholly owned), that cash was transferred to ZD and accounted for as a return of capital (i.e., as a reduction in ZDNet's division equity and ZD's Retained Interest in ZDNet) and (3) whenever ZDNet had a cash need (other than cash needs of ZDNet's foreign operations or of ZDNet's operations that are not wholly owned), that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet). Ziff-Davis Inc. intends to continue these practices until ZDNet Stock is first issued. Accordingly, no interest expense has been or will be reflected in the financial statements of ZDNet, and no interest income from ZDNet has been or will be reflected in the financial statements of ZD, for any period prior to the date on which ZDNet Stock is first issued.

  After the date on which ZDNet Stock is first issued:

    (1) Ziff-Davis Inc. will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to ZD, unless the Board determines otherwise. The Board may, but is not required to, attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to ZDNet to the extent that Ziff-Davis Inc. incurs or issues the debt or preferred stock for the benefit of ZDNet.

    (2) Ziff-Davis Inc. will attribute each future issuance of ZD Stock (and the proceeds thereof) to ZD. Ziff-Davis Inc. may attribute any future issuance of ZDNet Stock (and the proceeds thereof) to ZD in respect of its Retained Interest in ZDNet (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to ZDNet (in a manner analogous to a primary offering of common stock). Dividends on and repurchases of ZD Stock will be charged against ZD, and dividends on and repurchases of ZDNet Stock will be charged against ZDNet. In addition, at the time of any dividend on ZDNet Stock, Ziff-Davis Inc. will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet. See "--Description of ZD Stock and ZDNet Stock".

    (3) Whenever ZDNet holds cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), ZDNet will normally transfer that cash to ZD. Conversely, whenever ZDNet has a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), ZD will normally fund that cash need. However, the Board will determine, in its sole discretion, whether to provide any particular funds to either Group and will not be obligated to do so.

    (4) Ziff-Davis Inc. will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of ZD's Retained Interest that correspond to dividends paid on ZDNet Stock), as inter-Group revolving credit advances unless:

    . the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan,

    . the Board determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing ZD's Retained Interest in ZDNet or

    . the Board determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing ZD's Retained Interest in ZDNet.

  There are no specific criteria to determine when Ziff-Davis Inc. will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance.

  The Board would make such a determination in the exercise of its business judgment at the time of such transfer, or the first of such type of transfer, based upon all relevant circumstances. Factors the Board would consider include:

    . the current and projected capital structure of each Group,

    . the relative levels of internally generated funds of each Group,

    . the financing needs and objectives of the recipient Group,

    . the investment objectives of the transferring Group,

    . the availability, cost and time associated with alternative financing sources and

    . prevailing interest rates and general economic conditions.

    (5) Any cash transfer accounted for as an inter-Group revolving credit advance will bear interest at the rate at which the Board, in its sole discretion, determines Ziff-Davis Inc. could borrow such funds on a revolving credit basis. Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which the Board, in its sole discretion, determines Ziff-Davis Inc. could borrow such funds.

    (6) Any cash transfer from ZD to ZDNet, or for ZDNet's account, accounted for as a capital contribution will correspondingly increase ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the number of shares of ZDNet Stock that Ziff-Davis Inc. may issue for the account of ZD in respect of its Retained Interest (which we call the "Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet") will increase by the amount of such capital contribution divided by the Market Value of ZDNet Stock on the date of transfer.

    (7) Any cash transfer from ZDNet to ZD, or for ZD's account, accounted for as a return of capital will correspondingly reduce ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will decrease by the amount of such return of capital divided by the Market Value of ZDNet Stock on the date of transfer.

 Corporate General And Administrative Expenses

  Ziff-Davis Inc. allocates the cost of certain corporate general and administrative services and shared services to the Groups generally based on utilization. These shared services include legal, accounting (tax and financial), information services, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses. Where determinations based on utilization alone are impracticable, Ziff-Davis Inc. uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to each Group.


 Taxes

  Federal income taxes, which are determined on a consolidated basis, are allocated to each Group, and reflected in their respective financial statements, in accordance with Ziff-Davis Inc.'s tax allocation policy. In general, this policy provides that the consolidated tax provision, and related tax payments or refunds, are allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Tax benefits that cannot be used by the Group generating such attributes, but can be utilized on a consolidated basis, are allocated to the Group that generated such benefits. As a result, the allocated Group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns. State income taxes generally are computed on a separate company basis.

 Royalty Charges

  ZD charges ZDNet an annual fee for the use of various brands and editorial content. The current annual fee, which is reflected in ZDNet's financial statements as part of its production and content costs and in ZD's financial statements as a reduction in selling, general and administrative expenses, is equal to 5% of the first $100 million of ZDNet's revenue for the year, 4% of the next $50 million of ZDNet's revenue for that year and 3% of any incremental revenue over $150 million for that year. The Board may, in its sole discretion, at some point in the future change this fee as it deems appropriate in light of the circumstances from time to time.

Description of ZD Stock and ZDNet Stock


   The following description is not complete and should be read with Annex II to this Proxy Statement, which contains the full text of the Restated Certificate of Incorporation that will be filed pursuant to the Tracking Stock Proposal.


 General

  Our current amended and restated certificate of incorporation (which we call the "Current Certificate of Incorporation") authorizes us to issue 130 million shares, consisting of 120 million shares of common stock, par value $.01 per share, and 10 million shares of preferred stock, par value $.01 per share ("Preferred Stock"). Only the Preferred Stock is currently issuable in series by the Board. As of February 22, 1999, we had approximately 100 million shares of common stock and no shares of Preferred Stock issued and outstanding.

  In order to implement the Tracking Stock Proposal, we would file the Restated Certificate of Incorporation which would amend and restate our Current Certificate of Incorporation. The Restated Certificate of Incorporation would:

  . Increase the number of authorized shares of common stock from 120 million to 210 million.

  . Authorize the Board to issue common stock in two series--ZD Stock and ZDNet Stock. Initially, we expect to designate 130 million shares as ZD Stock and 80 million shares as ZDNet Stock.

   . We intend ZDNet Stock to reflect the performance of ZDNet.

   . We intend ZD Stock to reflect the performance of ZD.

   . We have allocated all of Ziff-Davis Inc.'s consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. In the future, we will publish combined financial statements of ZD and combined financial statements of ZDNet together with consolidated financial statements of Ziff-Davis Inc.

  . Re-classify each outstanding share of common stock into a share of ZD
    Stock. (The filing would not change the authorized Preferred Stock.)

  The full definitions of the terms "ZD" and "ZDNet" are set forth under "-- Mandatory Dividend, Redemption Or Exchange On Disposition Of All Or Substantially All Of The Assets Of A Group" below.

  Before we first issue shares of ZDNet Stock, the Board would designate the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet. See "--ZD's Retained Interest in ZDNet", "--Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet" and Annex I for additional information about ZD's Retained Interest in ZDNet and the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

  The Board will have the authority to increase or decrease from time to time the total number of authorized shares comprising either series of common stock. However, the Board could not increase the number of authorized shares of a series above a number which, when added to all of the authorized shares of the other series of common stock, would exceed the total authorized number of shares of common stock. Likewise, the Board could not decrease the number of authorized shares of a series below the number of shares of such series then outstanding.

  The Board will have the authority in its sole discretion to issue authorized but unissued shares of common stock from time to time for any proper corporate purpose. The Board will have the authority to do so without your approval (except as provided by Delaware law or the rules and regulations of any securities exchange on which any series of outstanding common stock may then be listed).

 Dividends

  We currently intend to retain all of our earnings to finance operations, repay our indebtedness and fund future growth. We do not expect to pay dividends on ZD Stock or ZDNet Stock for the foreseeable future.

  Although our various debt instruments currently prohibit the payment of dividends, and in any event, as stated above, we do not expect to pay any dividends for the foreseeable future on any series of common stock, we will otherwise be permitted to pay dividends on

  . ZD Stock out of assets of Ziff-Davis Inc. legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on ZD Stock cannot exceed the Available Dividend Amount for ZD and

  . ZDNet Stock out of the assets of Ziff-Davis Inc. legally available for the payment of dividends under Delaware law (and transfer corresponding amounts to ZD in respect of its Retained Interest in ZDNet). However, the total amounts paid as dividends on ZDNet Stock and the corresponding amounts transferred to ZD in respect of its Retained Interest in ZDNet cannot exceed the Available Dividend Amount for ZDNet.

  The "Available Dividend Amount" for ZD at any time is the amount that would then be legally available for the payment of dividends on ZD's common stock under Delaware law if (1) ZD and ZDNet were each a separate Delaware corporation, (2) ZD had outstanding (a) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of ZD Stock that are then outstanding and (b) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock of Ziff-Davis Inc. that have been attributed to ZD and are then outstanding, (3) the assumptions about ZDNet set forth in the next sentence were true and (4) ZD owned a number of shares of ZDNet common stock equal to the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet. Similarly, the "Available Dividend Amount" for ZDNet at any time is the amount that would then be legally available for the payment of dividends on ZDNet's common stock under Delaware law if ZDNet were a separate Delaware corporation having outstanding (1) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of ZDNet Stock that are then outstanding plus the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and (2) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock of Ziff-Davis Inc. that have been attributed to ZDNet and are then outstanding.

  The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to (1) the total assets of the corporation less its total liabilities less (2) the aggregate par value of the outstanding shares of its common and preferred stock. However, if that amount is not greater than zero, the corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. As mentioned above, these restrictions will form the basis for calculating the Available Dividend Amounts for ZD and ZDNet. These restrictions will also form the basis for calculating the aggregate amount of dividends that Ziff-Davis Inc. as a whole can pay on its common stock (regardless of series). Thus, net losses of either Group, and any dividends and distributions on, or repurchases of, either series of common stock, will reduce the assets legally available for dividends on both series of common stock.

  Subject to the foregoing limitations (and to any other limitations set forth in any future series of Preferred Stock or in any agreements binding on Ziff-Davis Inc. from time to time), we have the right to pay dividends on both, one or neither series of common stock in equal or unequal amounts, notwithstanding the performance of either Group, the amount of assets available for dividends on either series, the amount of prior dividends paid on either series, the respective voting rights of each series or any other factor.

  At the time of any dividend on the outstanding shares of ZDNet Stock (including any dividend required as a result of a disposition of All or Substantially All of the Assets of ZDNet, but excluding any dividend payable in shares of ZDNet Stock), we will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet. Specifically, the corresponding amount will equal (1) the aggregate amount of such dividend times (2) a fraction, the numerator of which is the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the denominator of which is the number of shares of ZDNet Stock then outstanding.

 Mandatory Dividend, Redemption Or Exchange On Disposition Of All Or Substantially All Of The Assets Of A Group


  If we dispose of All or Substantially All of the Assets of a Group to one or more persons or entities, in one transaction or a series of related transactions (collectively, a "Disposition"), and the Disposition is not an Exempt Disposition as defined below, we would be required, by the 85th Trading Day after the consummation of such Disposition, to choose one of the following three alternatives:

  . declare and pay a dividend to holders of the series of common stock that relates to that Group (in cash, securities (other than common stock of Ziff-Davis Inc.) or other property, or a combination thereof), in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition,

  . redeem from holders of the series of common stock that relates to that Group, for cash, securities (other than common stock of Ziff-Davis Inc.) or other property (or a combination thereof) in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition, all of the outstanding shares of the relevant series of common stock (or, if such Group continues after such Disposition to own any material assets other than the proceeds of such Disposition, a number of shares of such series of common stock having an aggregate average Market Value, during the 20 consecutive Trading Day period beginning on the 16th Trading Day immediately following the date on which the Disposition is consummated, equal to such Fair Value) or

  . issue shares of the series of common stock that does not relate to that Group in exchange for all of the outstanding shares of the series of common stock that relates to that Group at a 10% premium (based on the average Market Value of the relevant series of common stock as compared to the average Market Value of the other series of common stock during the 20 consecutive Trading Day period beginning on the 16th Trading Day immediately following the date on which the Disposition is consummated).

  In connection with any special dividend on, or redemption of, ZDNet Stock as described above, we will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet. Specifically, the corresponding amount will equal (1) the aggregate Fair Value of such dividend or redemption times (2) a fraction, the numerator of which is the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the denominator of which is the number of shares of ZDNet Stock then outstanding. In addition, in connection with any redemption of ZDNet Stock as described above, we will decrease the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet by the same proportion as the proportionate decrease in outstanding shares of ZDNet caused by such redemption.

  At any time within one year after completing any dividend or partial redemption of the sort referred to above, we will have the right to issue shares of the series of common stock that does not relate to the Group in question in exchange for outstanding shares of the series of common stock that relates to that Group at a 10% premium (based on the average Market Value of the relevant series of common stock as compared to the average Market Value of the other series of common stock during the 20 consecutive Trading Day period ending on the 5th Trading Day immediately preceding the date on which Ziff-Davis Inc. mails the notice of exchange to holders of the relevant series). In determining whether to effect any such exchange following such a dividend or partial redemption, we would, in addition to other matters, consider whether the remaining assets of such Group continue to constitute a viable business, the number of shares of such common stock remaining issued and outstanding, the per share market price of such common stock and the ongoing cost of continuing to have a separate series of such common stock outstanding.

  The following terms used in this document have the meanings specified in our Restated Certificate of Incorporation and are set forth below:

  "All or Substantially All of the Assets" of either Group means a portion of such assets that represents at least 80% of the then-current Fair Value of the assets of such Group.

  "Exempt Disposition" means any of the following:

  . a Disposition in connection with the liquidation, dissolution or winding-up of Ziff-Davis Inc. and the distribution of assets to stockholders,

  . a Disposition to any person or entity controlled by Ziff-Davis Inc. (as determined by the Board in its sole discretion),

  . a Disposition by either Group for which Ziff-Davis Inc. receives consideration primarily consisting of equity securities (including, without limitation, capital stock of any kind, interests in a general or limited partnership, interests in a limited liability company or debt securities convertible into or exchangeable for, or options or warrants to acquire, any of the foregoing, in each case without regard to the voting power or other management or governance rights associated therewith) of an entity which is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to businesses conducted by such Group prior to the Disposition, as determined by the Board in its sole discretion,

  . a dividend, out of ZDNet's assets, to holders of ZDNet Stock (and a transfer of a corresponding amount to ZD in respect of its Retained Interest in ZDNet),

  . a dividend, out of ZD's assets, to holders of ZD Stock and

  . any other Disposition, if (1) at the time of the Disposition there are no shares of ZD Stock outstanding, (2) at the time of the Disposition there are no shares of ZDNet Stock outstanding or (3) before the 30th Trading Day following the Disposition we have mailed a notice stating that we are exercising our right to exchange all of the outstanding shares of ZD Stock or ZDNet Stock for newly issued shares of the other series of common stock as contemplated under "--Optional Exchange Of One Series Of Common Stock For The Other Series" below.

  "Fair Value" means (1) in the case of cash, the amount thereof, (2) in the case of capital stock that has been Publicly Traded for a period of at least 15 months, the Market Value thereof and (3) in the case of other assets or securities, the fair market value thereof as the Board shall determine in good faith. Any good faith Board determination of Fair Value shall be conclusive and binding on all stockholders.

  "Market Capitalization" of either series of common stock on any date means the Market Value of a share of such series on such date times the number of shares of such series outstanding on such date. Shares issuable with respect to ZD's Retained Interest in ZDNet are not considered to be outstanding unless and until they are in fact issued to third parties.

  "Market Value" of a share of any class or series of capital stock on any Trading Day generally means the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day, subject to certain exceptions as described in our Restated Certificate of Incorporation.


  The "Net Proceeds" of a Disposition of any of the assets of a Group means the positive amount, if any, remaining from the gross proceeds of such Disposition after any payment of, or reasonable provision (as determined in good faith by the Board, which determination will be conclusive and binding on all stockholders) for, (1) any taxes payable by Ziff-Davis Inc. in respect of such Disposition, (2) any taxes payable by Ziff-Davis Inc. in respect of any resulting dividend or redemption, (3) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (4) any liabilities (contingent or otherwise) of, attributed to or related to, such Group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities (other than common stock) attributed to such Group.

  "Proportionate Interest" of holders of ZDNet Stock in the Net Proceeds of a ZDNet Disposition (or in the outstanding shares of common stock of any subsidiaries holding ZDNet's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares) times the number of shares of ZDNet Stock outstanding divided by the Total Number of Notional ZDNet Shares Deemed Outstanding. "Proportionate Interest" of holders of ZD Stock in the Net Proceeds of a ZD Disposition (or in the outstanding shares of common stock of any subsidiaries holding ZD's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares).

  "Publicly Traded" with respect to any security means (1) registered under
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any successor provision of law), and (2) listed for trading on the NYSE (or any other national securities exchange registered under Section 7 of the Exchange Act (or any successor provision of law)) or listed on the Nasdaq NMS (or any successor market system).

  "Total Number of Notional ZDNet Shares Deemed Outstanding" means the number of shares of ZDNet Stock outstanding plus the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

  "Trading Day" means each weekday on which the relevant security (or, if there are two relevant securities, each relevant security) is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq NMS or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq NMS, traded in the principal over-the-counter market in which it trades.

  "ZD" means (1) all of the businesses, assets and liabilities of Ziff-Davis Inc. and its subsidiaries, other than the businesses, assets and liabilities that are part of ZDNet, (2) the rights and obligations of ZD under any inter-Group debt deemed to be owed to or by ZD (as such rights and obligations are defined in accordance with policies established from time to time by the Board) and (3) a proportionate interest in ZDNet (after giving effect to any options, Preferred Stock, other securities or debt issued or incurred by Ziff-Davis Inc. and attributed to ZDNet) equal to the Retained Interest Percentage; provided that:

    (a) Ziff-Davis Inc. may re-allocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board from time to time and

    (b) if Ziff-Davis Inc. transfers cash, other assets or securities to holders of shares of ZDNet Stock as a dividend or other distribution on shares of ZDNet Stock (other than a dividend or distribution payable in shares of ZDNet Stock), or as payment in a redemption of shares of ZDNet Stock effected as a result of a ZDNet Disposition, then the Board shall re-allocate from ZDNet to ZD cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of ZDNet Stock outstanding on such date.

  "ZDNet" means (1) the online business division of Ziff-Davis Inc., including all of the businesses, assets and liabilities of Ziff-Davis Inc. and its subsidiaries that the Board has, as of the date on which the Restated

Certificate of Incorporation becomes effective under Delaware law (the "Effective Date"), allocated to ZDNet but excluding any ownership interest in Ziff-Davis Inc.'s ZDU and ZDTV businesses, (2) any assets or liabilities acquired or incurred by Ziff-Davis Inc. or any of its subsidiaries after the Effective Date in the ordinary course of business and attributable to ZDNet,
(3) any businesses, assets or liabilities acquired or incurred by Ziff-Davis Inc. or any of its subsidiaries after the Effective Date that the Board has specifically allocated to ZDNet or that Ziff-Davis Inc. otherwise allocates to ZDNet in accordance with policies established from time to time by the Board and (4) the rights and obligations of ZDNet under any inter-Group debt deemed to be owed to or by ZDNet (as such rights and obligations are defined in accordance with policies established from time to time by the Board); provided that:

    (a) Ziff-Davis Inc. may re-allocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board from time to time and

    (b) if Ziff-Davis Inc. transfers cash, other assets or securities to holders of shares of ZDNet Stock as a dividend or other distribution on shares of ZDNet Stock (other than a dividend or distribution payable in shares of ZDNet Stock), or as payment in a redemption of shares of ZDNet Stock effected as a result of a ZDNet Disposition, then the Board shall re-allocate from ZDNet to ZD cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of ZDNet Stock outstanding on such date.

 Optional Exchange Of One Series Of Common Stock For The Other Series

  We will have the right, at any time before ZDNet Stock exceeds the 65% of Total Market Capitalization Trigger, to issue shares of ZD Stock in exchange for outstanding shares of ZDNet Stock at a premium. The premium will initially be 25% (for exchanges occurring in the first quarter after issuance) and will decline each quarter over a period of 3 years to 15%.

  We will have the right, at any time after ZDNet Stock exceeds the 65% of Total Market Capitalization Trigger but before ZDNet Stock falls below the 50% of Total Market Capitalization Threshold, to issue shares of ZDNet Stock in exchange for outstanding shares of ZD Stock at a 15% premium.

  The exchange ratio that will result in the specified premium will be calculated based on the average Market Value of ZD Stock as compared to the average Market Value of ZDNet Stock during the 20 consecutive Trading Day period ending on, and including, the 5th Trading Day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

  In addition, we will have the right, if ZDNet Stock exceeds the 65% of Total Market Capitalization Trigger and thereafter falls below the 50% of Total Market Capitalization Threshold (and regardless of whether ZDNet Stock thereafter remains below the 50% of Total Market Capitalization Threshold or the 65% of Total Market Capitalization Trigger), to issue shares of either series of common stock in exchange for outstanding shares of the other series of common stock on a value for value basis.

  The exchange ratio that will result in a value for value exchange will be based on the average Market Value of the series of the common stock being exchanged as compared to the average Market Value of the other series of common stock during the 20 consecutive Trading Day period ending on, and including, the 5th Trading Day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

  ZDNet Stock will exceed the "65% of Total Market Capitalization Trigger" if the Market Capitalization of the outstanding ZDNet Stock exceeds 65% of the Total Market Capitalization of both series of common stock for 30 Trading Days during any 60 consecutive Trading Day period. Thereafter, ZDNet Stock will fall below the "50% of Total Market Capitalization Threshold" if, after exceeding the 65% of Total Market Capitalization Trigger, the Market Capitalization of the outstanding ZDNet Stock falls below 50% of the total Market Capitalization of both series of common stock for 30 Trading Days during any 60 consecutive Trading Day period.

  If we have the right, on the date on which we mail a notice of exchange as contemplated above, to issue shares of ZD Stock or ZDNet Stock in exchange for outstanding shares of the other series of common stock as described above, we will not lose that right even if ZDNet Stock subsequently exceeds the 65% of Total Market Capitalization Trigger or falls below the 50% of Total Market Capitalization Threshold.

 Optional Exchange For Stock Of A Subsidiary

  At any time at which all of the assets and liabilities of a Group (and no other assets or liabilities of Ziff-Davis Inc. or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of Ziff Davis (the "Group Subsidiaries"), we will have the right to deliver to holders of the relevant series of common stock their Proportionate Interest in all of the outstanding shares of the common stock of the Group Subsidiaries in exchange for all of the outstanding shares of such series of common stock.

  . If the series of common stock being exchanged is ZD Stock and the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is greater than zero, we will also issue a number of shares of ZDNet Stock equal to the then current Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and deliver those shares to the holders of ZD Stock or to one of the Group Subsidiaries, at our option.

  . If the series of common stock being exchanged is ZDNet Stock and the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is greater than zero (so that less than all of the shares of common stock of the Group Subsidiaries are being delivered to the holders of ZDNet Stock), we may retain the remaining shares of common stock of the Group Subsidiaries or distribute those shares as a dividend on ZD Stock.

 General Dividend, Exchange and Redemption Provisions

  If we complete a Disposition of All or Substantially All of the Assets of a Group (other than an Exempt Disposition), we would be required, not more than the 10 Trading Days after the consummation of such Disposition, to issue a press release specifying (1) the Net Proceeds of such Disposition, (2) the number of shares of the series of common stock related to such Group then outstanding, (3) the number of shares of such series of common stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof and (4) if the Group is ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet. Not more than 30 Trading Days after such consummation, we would be required to announce by press release which of the actions specified in the first paragraph under "--Mandatory Dividend, Redemption Or Exchange On Disposition Of All Or Substantially All Of The Assets Of A Group" we have determined to take, and upon making that announcement, that determination would become irrevocable. In addition, we would be required, not more than 30 Trading Days after such consummation and not less than 10 Trading Days before the applicable payment date, redemption date or exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books.

  . If we determine to pay a special dividend, we would be required to specify in the notice (1) the record date for such dividend, (2) the payment date of such dividend (which cannot be more than 85 Trading Days after such consummation) and (3) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof).

  . If we determine to undertake a redemption, we would be required to specify in the notice (1) the date of redemption (which cannot be more than 85 Trading Days after such consummation), (2) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (3) if less than all shares of the relevant series of common stock are to be redeemed, the number of shares to be redeemed and (4) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by Ziff-Davis Inc. in such redemption.

  . If we determine to undertake an exchange, we would be required to specify in the notice (1) the date of exchange (which cannot be more than 85 Trading Days after such consummation), (2) the number of shares of the other series of common stock to be issued in exchange for each outstanding share of such series of common stock and (3) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the other series of common stock to be issued by Ziff-Davis Inc. in such exchange.


  If we determine to complete any exchange described under "--Optional Exchange Of One Series Of Common Stock For The Other Series" or "--Optional Exchange For Stock Of A Subsidiary", we would be required, between 10 to 30 Trading Days before the exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books, specifying (1) the exchange date and the other terms of the exchange and (2) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered for delivery of the stock to be issued or delivered by Ziff-Davis Inc. in such exchange.

  Neither the failure to mail any required notice to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange.

  If we are redeeming less than all of the outstanding shares of a series of common stock as described above, we would redeem such shares pro rata or by lot or by such other method as the Board determines to be equitable.

  No holder of shares of a series of common stock being exchanged or redeemed will be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as we specify (unless we waive such requirement). As soon as practicable after our receipt of certificates for such shares, we would deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person is entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of common stock represented by any one certificate were to be exchanged or redeemed, we would also issue and deliver a new certificate for the shares of such common stock not exchanged or redeemed.

  We would not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of common stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of common stock were held at the same time by the same holder, we may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, we would, if such fractional shares or securities were not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof (without interest).

  From and after the date set for any exchange or redemption, all rights of a holder of shares of common stock that were exchanged or redeemed would cease except for the right, upon surrender of the certificates representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of common stock being exchanged would not be entitled to receive any dividend or other distribution with respect to shares of the other series of common stock until after the shares being exchanged are surrendered as contemplated above. Upon such surrender, we would pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of common stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, we would, however, be entitled to treat the certificates for shares of common stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other series of Common Stock for which the shares of such common stock should have been exchanged, notwithstanding the failure to surrender such certificates.

  We would pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption described herein. We would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to Ziff-Davis Inc. the amount of any such tax or establishes to our satisfaction that such tax has been paid.

  We may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated as described above as the Board may determine to be appropriate under the circumstances.

 Voting Rights

  Currently, holders of existing common stock have one vote per share on all matters submitted to a vote of stockholders. Once the Tracking Stock Proposal is implemented, holders of ZD Stock and ZDNet Stock would vote together as one class on all matters as to which common stockholders generally are entitled to vote, unless a separate class vote is required by applicable law. On all such matters for which no separate vote is required,

  . each outstanding share of ZD Stock entitles the holder to one vote and

  . each outstanding share of ZDNet Stock entitles the holder to a number of votes (calculated to the nearest five decimal places) equal to the average Market Value of a share of ZDNet Stock divided by the average Market Value of a share of ZD Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day before the applicable record date.

  The voting formula is intended to equate the proportionate voting rights of each series of common stock to its respective Market Values at the time of any vote. On matters where holders of either series of common stock are entitled to vote as a separate class, each share of that series would be entitled to one vote in the separate vote on such matter.

  The relative voting rights of ZD Stock and ZDNet Stock will fluctuate from time to time based on the respective Market Values of the two series of common stock. Fluctuations in the relative voting rights of ZD Stock and ZDNet Stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power in Ziff-Davis Inc. to acquire such percentage of all series of common stock, and would limit the ability of investors in one series to acquire for the same consideration relatively more or less votes per share than investors in the other series.

  When holders of ZD Stock and ZDNet Stock vote together as a single class, the holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between the holders of ZD Stock and holders of ZDNet Stock.

  The DGCL requires a separate vote of holders of shares of common stock of any series on any amendment if the amendment would increase or decrease the par value of the shares of such series or alter or change the powers, preferences or special rights of the shares of such series so as to affect them adversely.

  After ZDNet Stock is issued, we would set forth the number of outstanding shares of ZD Stock and ZDNet Stock in our annual and quarterly reports filed pursuant to the Exchange Act, and disclose in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of ZD Stock and ZDNet Stock.

 Liquidation

  Currently, holders of common stock are entitled, upon voluntary or involuntary liquidation, dissolution or winding-up of Ziff-Davis Inc., to receive their proportionate interest in the net assets of Ziff-Davis Inc., if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of Ziff-Davis Inc. and payment of the liquidation preference payable to any holders of our Preferred Stock).

  Once the Tracking Stock Proposal is implemented, holders of ZD Stock and holders of ZDNet Stock will be entitled, upon voluntary or involuntary liquidation, dissolution or winding-up of Ziff-Davis Inc., to receive in respect of shares of ZD Stock and shares of ZDNet Stock their proportionate interest in the net assets of Ziff-Davis Inc., if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of Ziff-Davis Inc. and payment of the liquidation preference payable to any holders of our Preferred Stock), pro rata in accordance with the average Market Value of a share of ZD Stock divided by the average Market Value of a share of ZDNet Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day before the date of the first public announcement of (1) a voluntary liquidation, dissolution or winding-up by Ziff-Davis Inc. or (2) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of Ziff-Davis Inc.

  The liquidation formula is intended to provide liquidation rights for each series of common stock proportionate to the respective Market Values at the time of any liquidation.

  Neither the merger nor consolidation of Ziff-Davis Inc. with any other entity, nor a sale, transfer or lease of all or any part of the assets of Ziff-Davis Inc., would alone be deemed a liquidation, dissolution or winding-up for these purposes.

 ZD's Retained Interest In ZDNet

  At the time that we first issue shares of ZDNet, the Board would designate the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

  In this document, we call the percentage interest in ZDNet intended to be represented at any time by the outstanding shares of ZDNet Stock the "Outstanding Interest Percentage", and we call the remaining percentage interest in ZDNet intended to be represented at any time by ZD's Retained Interest in ZDNet the "Retained Interest Percentage". At any time, the Outstanding Interest Percentage equals the number of shares of ZDNet Stock outstanding divided by the Total Number of Notional ZDNet Shares Deemed Outstanding (expressed as a percentage) and the Retained Interest Percentage equals the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet divided by the Total Number of Notional ZDNet Shares Deemed Outstanding (expressed as a percentage). The sum of the Outstanding Interest Percentage and the Retained Interest Percentage always equals 100%.

  At the time that we file the Restated Certificate of Incorporation, the Retained Interest Percentage will be 100% and the Outstanding Interest Percentage will be 0%.

  Number Of Shares Issuable With Respect To ZD's Retained Interest In ZDNet. We currently intend to designate 70,000,000 as the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and to offer to the public, for cash, 10,000,000 shares of ZDNet Stock. Assuming we do so, we intend to attribute the net proceeds of 1,500,000 shares (the "Primary Shares") to the equity of ZDNet and attribute the net proceeds of the remaining shares (the "Secondary Shares") to ZD in respect of its Retained Interest. The issuance of the Primary Shares will have no effect on the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet, but the issuance of the Secondary Shares will correspondingly reduce that number. Thus, after giving effect to the Offering,

  . there would be 10,000,000 shares of ZDNet Stock outstanding, or 11,500,000 shares if the underwriters to the Offering fully exercise their option to purchase additional shares,

  . the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would decline to 61,500,000, or 60,000,000 if the underwriters to the Offering fully exercise their option to purchase additional shares,

  . the Total Number of Notional ZDNet Shares Deemed Outstanding would be 71,500,000,

  . the Outstanding Interest Fraction would be approximately 14.0%, or approximately 16.1% if the underwriters to the Offering fully exercise their option to purchase additional shares and

  . the Retained Interest Fraction would be approximately 86.0%, or approximately 83.9% if the underwriters to the Offering fully exercise their option to purchase additional shares.

  Attribution Of Issuances Of ZDNet Stock. Whenever we decide to issue shares of ZDNet Stock, we would determine, in our sole discretion, whether to attribute that issuance (and the proceeds thereof) to ZD in respect of its Retained Interest in ZDNet (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to ZDNet (in a manner analogous to a primary offering of common stock). If we issue any shares of ZDNet Stock and attribute that issuance (and the proceeds thereof) to ZD in respect of its Retained Interest in ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would be reduced by the number of shares so issued, the number of outstanding shares of ZDNet Stock would be increased by the same amount, the Total Number of Notional ZDNet Shares Deemed Outstanding would remain unchanged, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased. If we instead attribute that issuance (and the proceeds thereof) to ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would remain unchanged, the number of outstanding shares of ZDNet Stock and the Total Number of Notional ZDNet Shares Deemed Outstanding would be increased by the number of shares so issued, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased.

  Issuances Of ZDNet Stock As Distributions On ZD Stock. We reserve the right to issue shares of ZDNet Stock as a distribution on ZD Stock, although we do not currently intend to do so. If we did so, we would attribute that distribution to ZD in respect of its Retained Interest in ZDNet. As a result, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would be reduced by the number of shares so distributed, the number of outstanding shares of ZDNet Stock would be increased by the same amount, the Total Number of Notional ZDNet Shares Deemed Outstanding would remain unchanged, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased. If instead we issued shares of ZDNet Stock as a distribution on ZDNet Stock, we would attribute that distribution to ZDNet, in which case we would proportionately increase the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet. As a result, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the Total Number of Notional ZDNet Shares Deemed Outstanding would each be increased by the same percentage as the number of outstanding shares of ZDNet Stock is increased and the Retained Interest Percentage and Outstanding Interest Percentage would remain unchanged.

  Dividends On ZDNet Stock. At the time of any dividend on the outstanding shares of ZDNet Stock (including any dividend required as a result of a Disposition of All or Substantially All of the Assets of ZDNet, but excluding any dividend payable in ZDNet Stock), we will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet. Specifically, the corresponding amount will equal (1) the aggregate amount of such dividend times (2) a fraction, the numerator of which is the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the denominator of which is the number of shares of ZDNet Stock then outstanding.

  Repurchases Of ZDNet Stock. If we decide to repurchase shares of ZDNet Stock, we would determine, in our sole discretion, whether to attribute that repurchase (and the cost thereof) to ZD (in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent) or to ZDNet (in a manner analogous to an issuer repurchase). If we repurchase shares of ZDNet Stock and attribute that repurchase (and the cost thereof) to ZD, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would be increased by the number of shares so purchased, the number of outstanding shares of ZDNet Stock would be decreased by the same amount, the Total Number of Notional ZDNet Shares Deemed Outstanding would remain unchanged, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly decreased. If we instead attribute that repurchase (and the cost thereof) to ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would remain unchanged, the number of outstanding shares of ZDNet Stock and the Total Number of Notional ZDNet Shares Deemed Outstanding would be decreased by the number of shares so repurchased, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly reduced.

  Transfers Of Cash Or Other Property Between ZD And ZDNet. We may, in our sole discretion, determine to transfer cash or other property of ZDNet to ZD in return for a decrease in ZD's Retained Interest in ZDNet (in a manner analogous to a return of capital) or to transfer cash or other property of ZD to ZDNet in return for an increase in ZD's Retained Interest in ZDNet (in a manner analogous to a capital contribution). If we determine to transfer cash or other property of ZDNet to ZD in return for a decrease in ZD's Retained Interest in ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the Total Number of Notional ZDNet Shares Deemed Outstanding would each be decreased by an amount equal to the Fair Value of such cash or other property divided by the Market Value of a share of ZDNet Stock on the day of transfer, the number of outstanding shares of ZDNet Stock would remain unchanged, the Retained Interest Percentage would be decreased and the Outstanding Interest Percentage would be correspondingly increased. If we instead determine to transfer cash or other property of ZD to ZDNet in return for an increase in ZD's Retained Interest in ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the Total Number of Notional ZDNet Shares Deemed Outstanding would each be increased by an amount equal to the Fair Value of such cash or other property divided by the Market Value of a share of ZDNet Stock on the day of transfer, the number of outstanding shares of ZDNet Stock would remain unchanged, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly decreased.

  We may not attribute issuances of ZDNet Stock to ZD, transfer cash or other property of ZDNet to ZD in return for a decrease in its Retained Interest in ZDNet or take any other action to the extent that doing so would cause the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet to decrease below zero.

  For illustrations showing how to calculate the Retained Interest Percentage, the Outstanding Interest Percentage, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the Total Number of Notional ZDNet Shares Deemed Outstanding after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, see Annex I--"Illustrations of Certain Terms".

 Effectiveness of Certain Terms

  The terms described under "--Dividends", "--Mandatory Dividend, Redemption Or Exchange On Disposition Of All Or Substantially All Of The Assets Of A Group", "--Optional Exchange Of One Series Of Common Stock For The Other Series", "-- Optional Exchange For Stock Of A Subsidiary", "--Voting Rights" and "-- Liquidation" above apply only when there are shares of both series of common stock outstanding.

 Determinations By The Board

  The Restated Certificate of Incorporation would provide that, subject to applicable law, any determinations made by the Board in good faith under the Restated Certificate of Incorporation or in any certificate of designation filed pursuant thereto would be final and binding on all stockholders of Ziff-Davis Inc.

 Preemptive Rights

  Holders of ZD Stock and ZDNet Stock will not have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future.

Limitations on Potential Unsolicited Acquisitions; Anti-Takeover Considerations

  If ZD and ZDNet were separate independent companies, any person interested in acquiring either Group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend ZD Stock and ZDNet Stock to reflect the separate performance of ZD and ZDNet, a person interested in acquiring only one Group without negotiation with Ziff-Davis Inc.'s management could obtain control of that Group only by obtaining control of the outstanding voting stock of Ziff-Davis Inc.

  The existence of two series of common stock could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. The existence of two series of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Ziff-Davis Inc. by delaying or preventing such a change in control.

  If the Tracking Stock Proposal is implemented, there would be an additional 80 million shares of common stock available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and Preferred Stock could be to enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Ziff-Davis Inc. by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Ziff-Davis Inc.

  For additional anti-takeover considerations, see "--Certain Other Provisions of the Restated Certificate of Incorporation and By-laws" and "--Certain Provisions of Delaware Law".

Certain Other Provisions of the Restated Certificate of Incorporation and By-laws

 Preferred Stock

  The Restated Certificate of Incorporation, like the Current Certificate of Incorporation, provides that the Board may issue shares of Preferred Stock in one or more series from time to time. The Board has the authority to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

  . the distinctive serial designation of such series which shall distinguish it from other series,

  . the number of shares included in such series,

  . the dividend rate (or method of determining such rate) payable to holders of the shares of such series,

  . any condition upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable,

  . whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative,

  . the amount or amounts which shall be payable out of the assets of Ziff-
    Davis Inc. to holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding-up Ziff-Davis Inc. and the relative rights of priority, if any, of payment of the shares of such series,

  . the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of Ziff-Davis Inc. or at the option of the holder or holders thereof or upon the happening of a specified event or events,

  . the obligation, if any, of Ziff-Davis Inc. to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation,

  . whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of Ziff-Davis Inc. or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of Ziff-Davis Inc. and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto and

  . whether or not holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

  Unless a corporation's certificate provides otherwise, Section 242(b)(2) of the General Corporation Law of the State of Delaware automatically gives holders of the outstanding shares of a class the option to vote as a class on amendments to increase or decrease the number of authorized shares of such class. Our Restated Certificate of Incorporation, provides, however, that, subject to the rights of holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of a majority of the outstanding shares entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (the "DGCL") or any corresponding provision hereafter enacted.

 Staggered Board Of Directors

  The Board is divided into three classes, each of whose members serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class are elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. The classification of the Board has the effect of making it more difficult for stockholders to change the composition of the Board, because only a minority of the directors are up for election at each annual meeting, and the Board may not be replaced by vote of the stockholders at any one time.

 Number Of Directors; Removal; Filling Vacancies

  The number of members of the Board will be fixed from time to time pursuant to our by-laws. Our by-laws provide that the Board will consist of one or more members, the number of which is determined from time to time by the Board. In the event of any increase or decrease in the authorized number of directors,
(1) a director shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, retirement, resignation or removal and (2) newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to maintain such classes as nearly equal in number as reasonably possible. Directors may be removed only for cause. However, a director who is also an officer may be removed upon ceasing to be an officer. Vacancies (whether arising through death, retirement, resignation or removal of a director or through an increase in the authorized number of directors of any class) may only be filled by a majority vote of the remaining directors of the class in which such vacancy occurs, the sole remaining director of that class if one such director remains, the majority vote of the directors of the remaining classes if no such director remains or stockholders at an annual meeting of stockholders of Ziff-Davis Inc.

  A director elected to fill a vacancy shall serve for the remainder of his term of office of the class to which he is elected. These provisions prevent any stockholder from enlarging the Board and then filling the new directorships with such stockholder's own nominees.

 No Stockholder Action By Written Consent; Special Meetings

  Any action required or permitted to be taken by the stockholders of Ziff-Davis Inc. must be duly effected at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Special meetings of stockholders of Ziff-Davis Inc. may be called only by the Chairman of the Board or the Board pursuant to a resolution stating the purpose or purposes of the special meeting. Any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman, Vice Chairman, President or the Board for consideration of such proposal.

 Advance Notice For Stockholder Nominations And Proposals Of New Business

  Our by-laws establish an advance notice procedure. This procedure requires stockholders to deliver to Ziff-Davis Inc. notice of any proposal to be presented or of a candidate to be nominated for election as a director of Ziff-Davis Inc. not less than 60 nor more than 90 days prior to the date of the meeting. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) is less than 70 days prior to the date of the meeting, such advance notice shall be given not more than 10 days after such date is first so announced or disclosed. Accordingly, failure by a stockholder to act in compliance with the notice provisions will mean that the stockholder will not be able to nominate directors or propose new business.

 Amendments

  The affirmative vote of holders of at least 80% of the stock entitled to vote generally in the election of directors, voting together as a single class, or a majority of the Board, is required to amend provisions of our by-laws relating to stockholder action without a meeting, the calling of special meetings, the number (or manner of determining the number) of Ziff-Davis Inc.'s directors, the election and term of Ziff-Davis Inc.'s directors, the filling of vacancies and the removal of directors.

Certain Provisions of Delaware Law

  Ziff-Davis Inc. is subject to the business combination provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder unless: (1) the business combination transaction, or the transaction in which the interested stockholder became an interested stockholder, is approved by the Board prior to the date the interested stockholder obtained such status, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (3) on or subsequent to such date the business combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Ziff-Davis Inc. and, accordingly, may discourage attempts to acquire Ziff-Davis Inc. Since the Board approved the acquisition of common stock by SBH before SBH acquired such common stock, SBH is not an interested stockholder for these purposes.

Limitations on Liability and Indemnification of Officers and Directors

  Section 102 of the DGCL authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations or their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Restated Certificate of Incorporation and by-laws include provisions which limit or eliminate the personal liability of Ziff-Davis Inc.'s directors to the fullest extent permitted by Section 102 of the DGCL. Consequently, a director will not be personally liable to Ziff-Davis Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the directors' duty of loyalty to Ziff-Davis Inc. or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions and any transaction from which the director derived an improper personal benefit.

  Our by-laws provide that Ziff-Davis Inc. will indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of Ziff-Davis Inc. or serves or served at the request of Ziff-Davis Inc. any other enterprise as a director, officer or employee. Our by-laws provide that expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by Ziff-Davis Inc. promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Ziff-Davis Inc. The inclusion of these indemnification provisions in our by-laws is intended to enable Ziff-Davis Inc. to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

  The directors and officers of Ziff-Davis Inc. are insured under policies of insurance maintained by Ziff-Davis Inc., subject to the limits of such policies, against certain losses arising from any claim made against them by reason of being or having been such officers or directors. In addition to the protection available under our Restated Certificate of Incorporation, by-laws and insurance policies, we have entered into agreements with our outside directors to indemnify them to the fullest extent permitted by law against losses arising from any claim against them by reason of being or having been a director. In addition, the limited liability provisions in our Restated Certificate of Incorporation and the indemnification provisions in our by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefitted Ziff-Davis Inc. and our stockholders. Furthermore, a stockholder's investment in Ziff-Davis Inc. may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers of Ziff-Davis Inc. pursuant to the indemnification provisions in our by-laws. The limited liability provisions in our Restated Certificate of Incorporation will not limit the liability of directors under federal securities laws.

  Section 203 of the DGCL, and the provisions of our Restated Certificate of Incorporation and by-laws described above, may make it more difficult for a third party to acquire or discourage bids for Ziff-Davis Inc. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Board.

No Appraisal Rights

  Under the DGCL, you will not have appraisal rights in connection with the Tracking Stock Proposal.

Financial Advisors

  We have engaged Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co. (together, the "Advisors") as our strategic financial advisors in connection with the Tracking Stock Proposal. The Advisors assisted our analysis and consideration of various financial alternatives related to ZDNet and the formulation of the Tracking Stock Proposal. The Advisors are further assisting us in implementing the Tracking Stock Proposal. We are paying our advisors customary fees for their services. We have also agreed to reimburse the Advisors for certain reasonable out-of-pocket expenses (including fees and expenses of their legal counsel) and have agreed to indemnify the Advisors against certain liabilities, including liabilities under the federal securities laws.

  None of the Advisors will participate in the solicitation of proxies.

Stock Transfer Agent and Registrar

  The Bank of New York is the registrar and transfer agent for our existing common stock. We expect The Bank of New York to serve as registrar and transfer agent for ZD Stock and ZDNet Stock.

Certain Federal Income Tax Considerations

  The following summary of the federal income tax consequences of the Tracking Stock Proposal and the ownership of ZD Stock and ZDNet Stock is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Department regulations, published positions of the Internal Revenue Service (the "IRS") and court decisions now in effect, all of which are subject to change.


   You should consult your own tax advisors with regard to the application of the federal income tax laws to your particular situation, as well as to the applicability and effect of any state, local, or foreign tax laws to which you may be subject.

  We believe that for federal income tax purposes ZD Stock and ZDNet Stock will be considered common stock of Ziff-Davis Inc. Accordingly, we believe that for federal income tax purposes, neither you nor Ziff-Davis Inc. will recognize any income, gain or loss as a result of the re-classification of existing common stock into ZD Stock or the issuance of ZDNet Stock.

  There are, however, no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of ZD Stock and ZDNet Stock. In addition, the IRS has announced that it will not issue advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary.

  The current Presidential administration's budget proposals, released on February 1, 1999, would require the recognition of gain on the issuance of certain tracking stock, such as ZDNet Stock, and give the Treasury Department the authority to treat tracking stock as nonstock or as stock of another entity as appropriate to prevent tax avoidance. The Treasury Department's explanation expresses the view that the use of tracking stock "is clearly outside the contemplation of" the Code and says that "no inference regarding the tax treatment of [such stock] under current law is intended by [the] proposal". Because the proposal would only be effective for tracking stock on or after the date of enactment, the proposal will likely not affect the re-classification of existing common stock into ZD Stock or the initial issuance of ZDNet Stock. If, however, the proposals were to become law, it would affect future issuances of ZDNet Stock. Under such circumstances, we might decide to exercise our right to redeem all of the outstanding shares of ZDNet Stock for ZD Stock at a premium, which would be disadvantageous to holders of ZD Stock.

  Certain non-corporate holders of ZD Stock or ZDNet Stock could be subject to backup withholding at a rate of 31% on the payment of dividends on or proceeds from the sale of such stock. Backup withholding will apply only if the stockholder (1) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her social security number, (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to properly report payments of interest or dividends or (4) under certain circumstances, fails to certify under penalties of perjury that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding for failure to report payments of interest or dividends. Stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a holder of ZD Stock or ZDNet Stock will be allowed as a credit against such stockholder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                               ----------------

  Approval of Proposal 1 will require the affirmative vote of the holders of a majority of the outstanding shares of existing common stock. SBA, the owner of approximately 72% of our outstanding common stock, has agreed to vote for this proposal. Thus we expect this proposal to pass regardless of how other stockholders vote.


   The Board of Directors recommends a vote FOR the Tracking Stock Proposal.

               PROPOSALS 2, 3 and 4--AMENDMENTS TO CERTAIN PLANS

General

  At the Special Meeting, we will also ask you to consider and approve proposals to amend each of Ziff-Davis Inc.'s 1998 Incentive Compensation Plan (the "Incentive Plan"), Ziff-Davis Inc.'s 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") and Ziff-Davis Inc.'s 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan") (1) to permit grants of awards under each such plan to be made with respect to either series of common stock of Ziff-Davis Inc., (2) to increase the number of shares authorized for issuance, (3) solely with respect to the Incentive Plan, to provide that shares issuable under the Incentive Plan may be supplied from outstanding shares of ZD Stock held by Ziff-Davis Inc.'s majority stockholder and, solely for calendar year 1998, to increase the number of shares in respect of which options to acquire shares of common stock of Ziff-Davis Inc. ("Options") may be granted to any single participant and (4) solely with respect to the Non-Employee Directors' Plan, to permit discretionary grants of additional Options from time to time.

Description of Amendments to Incentive Plan (Proposal 2)

  Amendments to the Incentive Plan will (1) clarify that grants of Options and other stock-based awards under the Incentive Plan may be made with respect to either ZD Stock or ZDNet Stock, or both, in the same manner as currently permitted with respect to existing common stock, (2) increase the number of shares of common stock (regardless of series) available for issuance, (3) provide that shares issuable under the Incentive Plan may be supplied from outstanding shares of ZD Stock held by Ziff-Davis Inc.'s majority stockholder and (4) increase the maximum number of shares of common stock with respect to which grants of Options may be granted during 1998 to any individual. For the text of the Incentive Plan as it will be amended, see Annex III hereto.

 Grants Of Awards

  Under the current Incentive Plan, grants of Options and other stock-based awards may be made with respect to shares of existing common stock. Under the amended Incentive Plan, grants of Options and other stock-based awards may be made with respect to either ZD Stock or ZDNet Stock, or both, in the same manner as currently permitted with respect to existing common stock.

 Limitation On Shares Of Common Stock Available Under Incentive Plan

  Under the current Incentive Plan, up to 8,500,000 shares of existing common stock may be available for grants of awards, and the shares of common stock issued under the Incentive Plan may be authorized and unissued shares or treasury shares, as Ziff-Davis Inc. may from time to time determine. Under the amended Incentive Plan, up to 20,000,000 shares of common stock (regardless of series) will be available for issuance out of authorized and unissued or treasury shares, as Ziff-Davis Inc. may from time to time determine. In addition, up to 327,500 shares will be available out of outstanding shares of common stock to be supplied by Ziff-Davis Inc.'s majority stockholder in respect of awards of stock options granted to certain participants in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. Shares subject to an award that expires unexercised, are forfeited, or terminated, or settled in cash instead of common stock, and shares tendered to pay for the exercise of an Option, will thereafter again be available for grant under the Incentive Plan.

 Limitation On Awards Of Options To Any Individual

  Under the current Incentive Plan, no individual employee may receive in any calendar year grants of Options with respect to more than 1,000,000 shares of common stock. Under the amended Incentive Plan, this annual limitation will be modified to provide that for the 1998 calendar year, no individual employee may receive grants of Options with respect to more than 2,600,000 shares of common stock. On September 23,

1998, we repriced each optionee's outstanding Options under the Incentive Plan. Even though no new Options were granted, the repriced Options may be deemed to constitute new grants for certain purposes. For this reason, if the annual limitation on grants of Options in effect for the 1998 calendar year is not amended, we may not be permitted a full tax deduction for the compensation expense attributable to the exercise of a portion of the repriced Options. The amendment to the Incentive Plan affects the individual annual Option grant limitation only for the 1998 calendar year, and does not increase such annual limitation otherwise in effect for subsequent years.

 Effect On Outstanding Awards

  The approval of the amendments to the Incentive Plan will not result in any adjustment to the outstanding awards under the Incentive Plan.

 Recent and Future Awards under the Incentive Plan

  On December 21, 1998 the Board approved an amendment to the Incentive Plan that, subject to stockholder approval, would permit grants of options and other stock-based awards with respect to either series of common stock of Ziff-Davis Inc. Pursuant to the Incentive Plan, the number of shares reserved for issuance was increased from 8,500,000 shares to 20,327,500 shares.

  In addition, on December 21, 1998, the Board approved the grant of options to acquire an aggregate of approximately 5,729,000 shares of ZDNet Stock, at a price of $7.50 per share representing the fair value of the shares at that date, to certain employees. These options are currently scheduled to vest and become exercisable on the fifth anniversary of the date of grant except that, upon the completion of an initial public offering of ZDNet Stock prior to the fifth anniversary of the date of grant, such options will vest and become exercisable with respect to 25% of the shares on December 31 of the year in which the consummation of the offering occurs, and an additional 6.25% of the shares at the end of each three-month period thereafter.

  The terms of the options described in the preceding paragraph require an adjustment in the number of shares of ZDNet Stock that holders may purchase and the per share purchase price thereof if the Initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is different from 40,000,000. This adjustment is similar to the adjustment that would generally be made to the terms of employee stock options in the event of a stock split. Ziff-Davis Inc. currently expects that the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will be 70,000,000. Assuming that this is so, the total number of shares of ZDNet Stock that holders may purchase upon exercise of these options will increase to approximately 10,200,000 and the per share purchase price thereof will decrease to approximately $4.29.

  Softbank has, in the past, granted options to purchase stock of SOFTBANK Corp. to certain employees of Ziff-Davis Inc. On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (1) that affiliate will cause the shares of Ziff-Davis Inc. common stock issuable upon such exercise to be supplied to Ziff-Davis Inc. and (2) Ziff-Davis Inc. will deliver to that affiliate or its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock outstanding or Ziff-Davis Inc.'s stockholders' equity. However, Ziff-Davis Inc. expects to recognize compensation expense for accounting purposes of approximately $3,018,000 over three years as a result of these grants. An affiliate of SOFTBANK Corp. has agreed to reimburse Ziff-Davis Inc. for any compensation expense recognized by it for accounting purposes as a result of such grants. Any such reimbursement would likely not be treated as income for accounting purposes but would restore Ziff-Davis Inc.'s stockholders' equity to the level it would have been in the absence of such expense. For more information regarding the grant of options, see the Financial Statements for each of Ziff-Davis Inc. and ZD included in Annexes VI and VII to this Proxy Statement.

  Under the amended Incentive Plan, the incentive compensation plan committee will, in its discretion, be able to grant awards under the Incentive Plan with respect to ZD Stock, ZDNet Stock or both, in such amounts and types as it determines in accordance with the terms of the Incentive Plan. In determining whether awards in respect of ZD Stock, ZDNet Stock, or both, will be made to specific employees, it is anticipated that the incentive compensation plan committee will consider, among other things, the identity of the division of Ziff-Davis Inc. to which such employee provides services; provided, however, that nothing shall prohibit the incentive compensation plan committee from granting awards with respect to ZD Stock, ZDNet Stock, or both, to any participant in the Incentive Plan without regard to the division of Ziff-Davis Inc. for which the participant provides services.

  The foregoing summary of the amendments to the Incentive Plan is not complete and should be read with the full proposed text of the Incentive Plan as set forth in Annex III hereto.

 Federal Income Tax Consequences

  The following is a brief description of the federal income tax consequences generally arising with respect to awards under the Incentive Plan.

  The grant of an Option or a stock appreciation right ("SAR") will create no tax consequences for the participant or Ziff-Davis Inc. A participant will not recognize taxable income upon exercising an incentive stock option (within the meaning of Section 422 of the Code) ("ISO") (except that the alternative minimum tax may apply). Upon exercising an Option other than an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant generally must recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable shares received.

  If the participant does not hold the common stock acquired upon exercise of an ISO for at least one year from the date of exercise and two years from the date of grant (the "Holding Period"), the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise of the ISO minus the exercise price, or (2) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an Option (including an ISO for which the ISO Holding Periods are met) or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the tax basis generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the Option or
SAR).

  We generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an Option or SAR. We generally are not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO Holding Period prior to disposition of the shares.

  With respect to awards granted under the Incentive Plan that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

  With respect to awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture (e.g., restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the shares or other property at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

Description of Amendments to Stock Purchase Plan (Proposal 3)

  Amendments to the Stock Purchase Plan will (1) clarify that grants of Options under the Stock Purchase Plan may be made with respect to either ZD Stock or ZDNet Stock, or both, in the same manner as currently permitted with respect to existing common stock and (2) increase the number of shares of common stock (regardless of series) available for issuance. In addition to the above amendments for which Ziff-Davis Inc. is seeking stockholder approval, the Board has adopted a resolution that amends the Stock Purchase Plan to provide that the committee that administers the Stock Purchase Plan shall, solely to the extent required to comply with Rule 16b-3 as promulgated under the Exchange Act and Section 162(m) of the Code, be composed of "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code. For the text of the Stock Purchase Plan as it will be amended, see Annex IV hereto.

 Grants Of Options

  Under the current Stock Purchase Plan, grants of Options may be made with respect to shares of existing common stock. Under the amended Stock Purchase Plan, grants of Options made following the approval of the amendment may be made with respect to either ZD Stock or ZDNet Stock, or both, in the same manner as currently permitted with respect to existing common stock.

 Limitation On Shares Of Common Stock Available Under Stock Purchase Plan

  Under the current Stock Purchase Plan, up to 1,500,000 shares of existing common stock may be available for sale to participants. Under the amended Stock Purchase Plan, up to 2,500,000 shares of common stock (regardless of series) may be available for sale to participants.

 Effect On Outstanding Options

  The approval of the amendments to the Stock Purchase Plan will not result in any adjustment to the outstanding options to purchase common stock under the Stock Purchase Plan.

 Future Awards Under The Stock Purchase Plan

  Under the amended Stock Purchase Plan, the committee that administers the Stock Purchase Plan will, in its discretion, be able to grant Options under the Stock Purchase Plan with respect to ZD Stock, ZDNet Stock or both, as it determines in accordance with the terms of the Stock Purchase Plan.

  The foregoing summary of the amendments to the Stock Purchase Plan is not complete and should be read with the full proposed text of the Stock Purchase Plan as set forth in Annex IV hereto.

 Federal Income Tax Consequences

  The following is a brief description of the federal income tax consequences generally arising with respect to Options granted under the Stock Purchase Plan.

  An employee will not recognize ordinary compensation income upon the exercise of the Option granted under the Stock Purchase Plan, provided that the employee holds the common stock acquired upon exercise until the expiration of the Holding Period. Upon the subsequent disposition of the acquired common stock, the employee will recognize ordinary compensation income in an amount equal to the lesser of (1) the excess of the fair market value of the common stock upon disposition over the option price thereof or (2) the excess of the fair market value of the common stock at the time of grant over the option price thereof. Any additional gain upon the sale of the acquired common stock will be long-term capital gain. We will not be entitled to a deduction for any income recognized by the employee pursuant to either the exercise of Options granted under the Stock Purchase Plan or the sale of the acquired common stock.

  If the employee disposes of the common stock acquired upon exercise of the Option prior to the end of the Holding Period, the employee will recognize ordinary compensation income in the year of the disposition in an amount equal to the difference between the fair market value of the common stock on the date of exercise over the option price thereof. We will be entitled to an income tax deduction equal to the amount of the ordinary compensation income recognized by the employee. Any additional gain (or loss) on the sale of the common stock by the employee will be taxed as short-term or long-term capital gain (or loss), as the case may be.

Description of Amendments to Non-Employee Directors' Plan (Proposal 4)

  Amendments to the Non-Employee Directors' Plan will (1) clarify that grants of Options under the Non-Employee Directors' Plan may be made with respect to either ZD Stock or ZDNet Stock, or both, in the same manner as currently permitted with respect to existing common stock, (2) permit discretionary grants of additional Options from time to time and (3) increase the number of shares of common stock (regardless of series) available for issuance under the Non-Employee Directors' Plan. In addition to the above amendments for which Ziff-Davis Inc. is seeking stockholder approval, the Board has adopted a resolution that amends the Non-Employee Directors' Plan to provide that, after ZDNet Stock is first issued, (1) the 15,000 options that each Non-Employee Director (as defined under the Non-Employee Directors' Plan) receives upon election as a director shall be composed of Options to purchase shares of ZD Stock and shares of ZDNet Stock in such proportion as determined by the committee administering the Non-Employee Directors' Plan, (2) the 7,500 Options that each Non-Employee Director receives on the date of each annual shareholders meeting shall be composed of Options to purchase shares of ZD Stock and shares of ZDNet Stock in such proportion as determined by the committee administering the Non-Employee Directors' Plan, (3) each Non-Employee Director who is a director on the date of the initial offering of ZDNet Stock shall receive a grant of Options to purchase 25,000 shares of ZDNet Stock on the date of such offering at the initial public offering price and (4) the Non-Employee Directors' Plan may be administered by the Board. For the text of the Non-Employee Directors' Plan as it will be amended, see Annex V hereto.

 Grants Of Options

  Under the current Non-Employee Directors' Plan, grants of Options may be made with respect to shares of existing common stock. Under the amended Non-Employee Directors' Plan, grants of Options made following the approval of the amendment may be made with respect to either ZD Stock or ZDNet Stock, or both, in the same manner as currently permitted with respect to existing common stock.

 Shares Reserved For Issuance Under Non-Employee Directors' Plan

  Under the current Non-Employee Directors' Plan, up to 200,000 shares of existing common stock may be available for grants of Options. Under the amended Non-Employee Directors' Plan, up to 300,000 shares of common stock (regardless of series) may be available for grants of awards. Shares subject to an award that expires unexercised, is forfeited, or terminated, or settled in cash instead of common stock, and shares tendered to pay for the exercise of an Option, will thereafter again be available for grant under the Non-Employee Directors' Plan.

 Types Of Options

  Under the current Non-Employee Directors' Plan, each Non-Employee Director automatically receives (1) upon election as a member of the Board, an initial grant of options to purchase 15,000 shares of common stock and (2) on the date of each annual stockholders meeting thereafter a grant of Options to purchase 7,500 shares of common stock (the "Nondiscretionary Options"). Under the amended Non-Employee Directors' Plan, each Non-Employee Director will automatically receive the Nondiscretionary Options, provided that after ZDNet Stock is first issued, such Options shall in each case be composed of Options to purchase shares of ZD Stock and Options to purchase shares of ZDNet Stock in such proportion as determined by the committee administering the Non-Employee Directors' Plan; provided, that, a Non-Employee Director shall not receive the annual grant of options to purchase 7,500 shares of common stock in any year in which such Non-Employee Director also receives the initial grant of options to purchase 15,000 shares of common stock. In addition, under the Non-Employee Directors' Plan, each Non-Employee Director who is on the Board on the date of the initial public offering of ZDNet Stock will receive a grant of stock options to purchase 25,000 shares of ZDNet Stock on the date of such offering at the initial public offering price, which will vest and become exercisable with respect to 25% of the shares on December 31 of the year in which the consummation of the offering occurs, and an additional 6.25% of the shares at the end of each three-month period thereafter.

  Under the current Non-Employee Directors' Plan, the terms of the Nondiscretionary Options provide that the Option price will be equal to 100% of the fair market value (as defined in the Non-Employee Directors' Plan), the Option will not be exercisable for a period more than 10 years following the date of grant, and the Option will vest and become exercisable in five equal installments beginning on the first anniversary of the date of grant. If the optionee ceases to be a Non-Employee Director, the Option will expire, except that (1) if the termination results from any reason other than death, disability or cause, the Option will remain exercisable for 90 days, and (2) if the termination results from death or disability, the Option will remain exercisable for one year. Under the amended Non-Employee Directors' Plan, the terms of the Nondiscretionary Options described in the immediately preceding sentence will apply, except as described above with respect to the initial grant of options to purchase 25,000 shares of ZDNet Stock on the date of the initial public offering of ZDNet Stock at the initial public offering price or unless the committee administering the Non-Employee Directors' Plan determines otherwise in its discretion. Each Non-Employee Director will be eligible to receive grants of Options (in addition to the Nondiscretionary Options) from time to time, and on such terms and conditions, as are determined by the Board.

 Effect On Outstanding Options

  The approval of the amendments to the Non-Employee Directors' Plan will not result in any adjustment to the outstanding Options under the Non-Employee Directors' Plan.

  The foregoing summary of the amendments to the Non-Employee Directors' Plan is not complete and should be read with the full proposed text of the Non-Employee Directors' Plan as set forth in Annex V hereto.

 Federal Income Tax Consequences

  The following is a brief description of the federal income tax consequences generally arising with respect to Options granted under the Non-Employee Directors' Plan.

  The grant of an Option will create no tax consequences for the Non-Employee Director or Ziff-Davis Inc. Upon exercising an Option, the Non-Employee Director generally must recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the date of exercise, and we generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant. The disposition of shares acquired upon the exercise of an Option generally will result in capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the tax basis generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the Option).

                               ----------------

  Each of Proposals 2, 3 and 4 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting. SBA, the owner of approximately 72% of our outstanding common stock, has agreed to vote for these proposals. Thus, we expect these proposals to pass regardless of how other stockholders vote.


 The Board of Directors recommends a vote FOR each of Proposals 2, 3 and 4.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The table below sets forth the compensation paid to, deferred or accrued for the benefit of, our Chief Executive Officer and each of the four other most highly compensated executive officers for services rendered in all capacities to Ziff-Davis Inc. during the last two fiscal years.

                                                          Long Term
                              Annual Compensation       Compensation
                            ----------------------- ---------------------
    Name and Principal                              Securities Underlying     All Other
         Position           Year Salary($) Bonus($)    Options (#)(1)     Compensation($)(2)
    ------------------      ---- --------- -------- --------------------- ------------------
 Eric Hippeau............   1998 1,050,000       0        1,665,032(3)          17,566
  Chairman and Chief
   Executive Officer        1997 1,350,000  14,063           31,000             17,566
 Jason E. Chudnofsky.....   1998   800,000 273,552          378,395(4)          95,023(5)
  President and Chief
   Executive Officer,       1997   800,000 300,000           10,000             28,269
   ZD Events
 Claude P. Sheer.........   1998   537,500  27,524          277,798(6)          17,866
  Chief Internet            1997   457,500 342,656            9,500             17,566
   Strategist
 Timothy C. O'Brien......   1998   485,833 136,163          312,988(7)          42,892
  Chief Financial Officer   1997   462,500 305,850            7,700             36,806
 Terri S. Holbrooke......   1998   430,000 137,993          193,410(8)          14,018
  President, ZD Brand &     1997   380,000 143,993            5,000              6,868
   Market Services

--------

(1) The options granted in 1997 are options to purchase common stock of SOFTBANK Corp. under the SOFTBANK Group Executive Stock Option Plans (the "Softbank Options"). The options listed for 1998 include the Softbank Options granted in 1996 and 1997 which were repriced in 1998 to (Yen)4,000 (the "Repriced Softbank Options"). No additional Softbank Options were granted in 1998 to any of the persons named in the table above.

(2) All Other Compensation for 1998 reflects contributions to Ziff-Davis Inc.'s defined contribution plan, group term life insurance and reimbursement of certain medical expenses and housing costs.

(3) Includes options to purchase 860,000 shares of common stock of Ziff-Davis Inc., options to purchase 560,000 shares of ZDNet Stock of Ziff-Davis Inc. (assumes that the initial Total Number of Notional ZDNet Stock Deemed Outstanding will be 70,000,000; to the extent that this is not the case, these options will be appropriately adjusted) and 245,032 Repriced Softbank Options (including the 31,000 granted in 1997).

(4) Includes options to purchase 300,000 shares of common stock of Ziff-Davis Inc., options to purchase 52,500 shares of ZDNet Stock of Ziff-Davis Inc. (assumes that the initial Total Number of Notional ZDNet Stock Deemed Outstanding will be 70,000,000; to the extent that this is not the case, these options will be appropriately adjusted) and 25,895 Repriced Softbank Options (including the 10,000 granted in 1997).

(5) Includes a payment of $75,735 relating to the termination of a defined benefit plan.

(6) Includes options to purchase 200,000 shares of common stock of Ziff-Davis Inc., options to purchase 52,500 shares of ZDNet Stock of Ziff-Davis Inc. (assumes that the initial Total Number of Notional ZDNet Stock Deemed Outstanding will be 70,000,000; to the extent that this is not the case, these options will be appropriately adjusted) and 25,298 Repriced Softbank Options (including the 9,500 granted in 1997).

(7) Includes options to purchase 150,000 shares of common stock of Ziff-Davis Inc., options to purchase 140,000 shares of ZDNet Stock of Ziff-Davis Inc. (assumes that the initial Total Number of Notional ZDNet Stock Deemed Outstanding will be 70,000,000; to the extent that this is not the case, these options will be appropriately adjusted) and 22,988 Repriced Softbank Options (including the 7,700 granted in 1997).

(8) Includes options to purchase 135,000 shares of common stock of Ziff-Davis Inc., options to purchase 52,500 shares of ZDNet Stock of Ziff-Davis Inc. (assumes that the initial Total Number of Notional ZDNet Stock Deemed Outstanding will be 70,000,000; to the extent that this is not the case, these options will be appropriately adjusted) and 5,910 Repriced Softbank Options (including the 5,000 granted in 1997).

Option Grants and Exercises in 1998

  The following two tables summarize stock option grants to, and exercises by, each of the executive officers named in the Summary Compensation Table during 1998 and the value of the options held by them as of December 31, 1998.
                             Option Grants in 1998

                                      Percent of                                Potential Realized
                                        Total                                    Value at Assumed
                         Number of     Options                                Annual Rates of Stock
                         Securities   Granted to Exercise                     Price Appreciation for
                         Underlying   Employees  or Base                           Option Term
   Name and Principal      Option     in Fiscal   Price                       ----------------------
        Position         Granted(#)    Year(%)    ($/Sh)     Expiration Date    5%($)      10%($)
   ------------------    ----------   ---------- --------   ----------------- ---------- -----------
Eric Hippeau............  860,000(1)     12.7      6.00(2)      June 24, 2008  3,245,096   8,223,711
Chairman and Chief        560,000(3)      5.6      4.29     December 21, 2008  1,509,347   3,824,982
 Executive
 Officer                  245,032(4)     24.6     31.03(5)   January 31, 2007  4,781,702  12,117,771
Jason E. Chudnofsky.....  300,000(1)      4.4      6.00(2)      June 24, 2008  1,132,010   2,868,736
President and Chief        52,500(3)       .5      4.29     December 21, 2008    141,501     358,592
 Executive
 Officer, ZD Events        25,895(4)      2.6     31.03(5)   January 31, 2007    505,331   1,280,607
Claude P. Sheer.........  200,000(1)      3.0      6.00(2)      June 24, 2008    754,674   1,912,491
Chief Internet             52,500(3)       .5      4.29     December 21, 2008    141,501     358,592
 Strategist
                           25,298(4)      2.5     31.03(5)   January 31, 2007    493,680   1,251,083
Timothy C. O'Brien......  150,000(1)      2.2      6.00(2)      June 24, 2008    566,005   1,434,368
Chief Financial Officer   140,000(3)      1.4      4.29     December 21, 2008    377,337     956,245
                           22,988(4)      2.3     31.03(5)   January 31, 2007    448,602   1,136,845
Terri S. Holbrooke......  135,000(1)      2.0      6.00(2)      June 24, 2008    509,405   1,290,931
President ZD Brand &       52,500(3)       .5      4.29     December 21, 2008    141,501     358,592
 Market
 Services                   5,910(4)       .6     31.03(5)   January 31, 2007    115,331     292,272

--------

(1) Represents options to purchase shares of common stock of Ziff-Davis Inc.

(2) Ziff-Davis Inc. stock options were repriced from $16.00 to $6.00 per share in 1998.

(3) Represents options to purchase shares of ZDNet Stock. Assumes that the initial Total Number of Notional ZDNet Shares Deemed Outstanding will be 70,000,000; to the extent this is not the case, these options will be appropriately adjusted.

(4) Represents Repriced Softbank Options.

(5) Softbank Options were repriced from (Yen)9,170 and (Yen)7,500 to (Yen)4,000 per share in 1998; the exercise price per share is based on an assumed exchange rate of 128.90 (Yen)/USD, the exchange rate as of January 19, 1998, the date the Softbank Options were repriced.

     Aggregated Option Exercises in 1998 and Fiscal Year-End Option Values

                                                   Number of Securities Underlying              Value of Unexercised
                                                             Unexercised                       In-The-Money Options at
                                                   Options at Fiscal Year-End (#)                Fiscal Year-End($)
                            Shares                 -------------------------------------      -------------------------
   Name and Principal    Acquired On     Value
        Position         Exercise (#) Realized ($)  Exercisable          Unexercisable        Exercisable Unexercisable
   ------------------    ------------ ------------ --------------       ----------------      ----------- -------------
Eric Hippeau............      --            --                  --                 860,000(1)       --      8,438,750
Chairman and Chief
 Executive Officer            --            --                  --                 560,000(2)       --            --
                              --            --               28,062(3)             216,970(3)   694,849     5,372,438
Jason E. Chudnofsky.....      --            --                  --                 300,000(1)       --      2,943,750
President and Chief           --            --                  --                  52,500(2)       --            --
 Executive Officer,
 ZD Events                    --            --                9,358(3)              16,537(3)   231,715       409,476
Claude P. Sheer.........      --            --                  --                 200,000(1)       --      1,962,500
Chief Internet
 Strategist                   --            --                  --                  52,500(2)       --            --
                            7,548(4)    133,788                 --                  17,750(3)       --        439,511
Timothy C. O'Brien......      --            --                  --                 150,000(1)       --      1,471,875
Chief Financial Officer       --            --                  --                 140,000(2)       --            --
                              --            --                7,005(3)              15,983(3)   173,452       395,758
Terri S. Holbrooke......      --            --                  --                 135,000(1)       --      1,324,688
President ZD Brand &
 Market Services              --            --                  --                  52,500(2)       --            --
                            1,325(4)     24,650                 --                   4,585(3)       --        113,500

--------

(1) Represents options to purchase shares of common stock of Ziff-Davis Inc.

(2) Represents options to purchase shares of ZDNet Stock. Assumes that the initial Total Number of Notional ZDNet Shares Deemed Outstanding will be 70,000,000; to the extent this is not the case, these options will be appropriately adjusted.

(3) Represents Repriced Softbank Options.

(4) Represents shares of SOFTBANK Corp.

Committees of the Board of Directors; Compensation Committee Interlocks and Insider Participation

  The Board currently has two committees: an audit committee and a compensation committee. The audit committee is currently comprised of Messrs. Lazarus and Yang. The compensation committee is currently comprised of Messrs. Fisher, Lazarus and Yang.

  Our audit committee reviews and recommends to the Board, as it deems necessary, our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. Our audit committee makes recommendations to the Board concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants. PricewaterhouseCoopers LLP presently serves as our independent accountants.

  Our compensation committee (the "Committee") reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. The Committee also advises and consults with the officers of Ziff-Davis Inc. as may be requested regarding managerial personnel policies. The Committee will have such additional powers and be granted additional authority as may be conferred upon it from time to time by the Board.

  Each of Messrs. Fisher, Lazarus and Yang is independent of management. Mr. Fisher is the Vice Chairman of SBA, our majority stockholder, and Mr. Yang is a co-founder and Chief Yahoo of Yahoo! Inc. Mr. Hippeau, our chairman and chief executive officer, is a director and serves on the compensation committee of Yahoo! Inc. During 1996, 1997 and 1998, Ziff-Davis Inc. incurred $2.0 million, approximately $1.6 million and $0.3 million in advertising expenses with Yahoo! Inc., respectively.

Compensation of Directors

  Directors who are not executive officers or employees of Ziff-Davis Inc., SOFTBANK Corp., SOFTBANK Holdings Inc. ("SBH") or SBA will receive an annual retainer of $25,000 for Board service and a fee of $2,000 for each meeting of the Board or any committee thereof attended.

  Directors of Ziff-Davis Inc. who are not employees of Ziff-Davis Inc., SOFTBANK Corp., SBH or SBA ("Non-Employee Directors") will automatically participate in the Non-Employee Directors' Plan. The Non-Employee Directors' Plan is administered by the Committee and is summarized below.

 Shares Reserved For Issuance

  The aggregate number of shares reserved for issuance under the Non-Employee Directors' Plan is 200,000 shares of common stock, subject to adjustment by the Committee in the event of any change in the outstanding shares of common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination, exchange of shares or other corporate change or any distributions to common stockholders other than regular cash dividends. Shares subject to or underlying an option that expires unexercised, or is forfeited, terminated or canceled, or is paid in cash in lieu of common stock and shares that are tendered to pay for the exercise of an option will thereafter be available for grant under the Non-Employee Directors' Plan.

  Pursuant to the Non-Employee Directors' Plan, each Non-Employee Director will receive upon election as a member of the Board an initial grant of stock options to purchase 15,000 shares of common stock; provided, that each Non-Employee Director who is on the Board on the date of the initial public offering of Ziff-Davis Inc.'s common stock receives such initial grant on the date of such initial public offering.

  On the date of each annual Stockholders meeting thereafter, each Non-Employee Director will automatically receive an annual grant of stock options to purchase 7,500 additional shares of common stock.

  The terms of each stock option granted to a Non-Employee Director will provide that (1) the option price will be equal to 100% of the fair market value (as defined in the 1998 Incentive Compensation Plan) of the Common Stock on the date of grant, (2) such option will be exercisable for a period of 10 years following the date of grant and (3) such option will vest and become exercisable in five equal installments beginning on the first anniversary of the date of grant. Upon ceasing to be a Non-Employee Director, such option will terminate except with respect to any portion of such option then exercisable, which portion will remain exercisable for a period of (a) 90 days, if the termination as Director resulted from any reason other than death, disability or cause or (b) one year, if the termination resulted from death or disability; provided, that in the event the termination resulted from a removal for cause, such option will immediately terminate and no longer be exercisable to any extent; provided, further, that in no event will any such option remain exercisable past the remainder of its scheduled ten-year term.

 Change In Control

  Upon a "change in control" of Ziff-Davis Inc. (as defined in the Non-Employee Directors' Plan), each outstanding option will fully vest and become immediately exercisable in full. In addition, the Committee may provide in its sole discretion that upon a change in control of Ziff-Davis Inc., each Non-Employee Director will be entitled to receive in cancellation of such Non-Employee Director's outstanding and unexercised stock options, a cash payment in an amount equal to the difference between the option price of such stock options and (1) in the event the change of control is the result of a tender offer or exchange offer for the common stock, the final offer price per share paid for the common stock, multiplied by the number of shares of common stock covered by such stock options or (2) in the event the change of control is the result of any other occurrence, the aggregate value of the common stock covered by such stock options, as determined by the Committee at such time.

 Amendment And Termination

  The Board may amend, suspend or terminate the Non-Employee Directors' Plan or any portion thereof at any time, provided, that no amendment shall be made (1) without stockholder approval if such approval is necessary in order for the Non-Employee Directors' Plan to comply with any applicable law, regulations or stock exchange rule and (2) except in the case of a change in control of Ziff-Davis Inc., that would adversely affect the rights of any Non-Employee Director under any outstanding option without such Non-Employee Director's written consent.

 Proposed Amendment Requiring Stockholder Approval

  If the Tracking Stock Proposal is approved, the Non-Employee Directors' Plan is proposed to be amended. See "Proposals 2, 3 and 4--Amendments to Certain Plans--Description of Amendments to Non-Employee Directors' Plan (Proposal 4)".

Incentive Compensation Plan

 General

  Ziff-Davis Inc. has adopted the Incentive Plan to provide long-term incentives for its key employees and enhance stockholder value, the principal terms and conditions of which are set forth below.

  The Incentive Plan will be administered by the Board or the incentive compensation plan committee which (1) selects the participants and determines the type of awards and the number of shares or share units subject to awards and (2) interprets the Incentive Plan and makes all other determinations necessary or advisable for its administration.

  All employees and consultants of Ziff-Davis Inc. and our affiliates who have demonstrated significant management potential or the capacity for contributing substantially to the successful performance of Ziff-Davis Inc. and our affiliates, are eligible to be participants in the Incentive Plan. Awards may consist of stock awards, stock options (either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options), stock appreciation rights, performance shares (which may be granted as performance share units) and restricted stock (which may be granted as restricted stock units).

  Under the Incentive Plan up to 8,500,000 shares of common stock will be available for issuance out of authorized and unissued shares or treasury shares, as the incentive compensation plan committee may from time to time determine.

  In the event of any change in the outstanding shares by reason of any stock dividend or split, recapitalization, merger, other corporate change or distributions to common stockholders other than regular cash dividends, the incentive compensation plan committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of common stock or other securities issued pursuant to the Incentive Plan and to outstanding awards. Shares subject to an award that expires unexercised or is forfeited, terminated, canceled or paid in cash in lieu of common stock, and shares tendered to pay for the exercise of a stock option, will thereafter again be available for grant under the Incentive Plan.

  Each award under the Incentive Plan will be evidenced by an agreement setting forth the terms and conditions, as determined by the incentive compensation plan committee, which apply to such award. In the sole discretion of the incentive compensation plan committee, a participant may be permitted to defer the receipt of cash or common stock otherwise deliverable under any award.

 Stock Options

  The incentive compensation plan committee will establish the option price at the time each stock option is granted, which price will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options will vest and become exercisable at a rate determined by the incentive compensation plan committee, and will remain exercisable for such period as specified by the incentive compensation plan committee. The award agreements in respect of options that are intended to qualify as incentive stock options will contain any additional provisions necessary to comply with the requirements of
Section 422 of the Code. In no event may any employee receive in any calendar year grants of stock options with respect to more than 1,000,000 shares of common stock.

  The option price of each share as to which a stock option is exercised will be paid in full at the time of such exercise in cash, by tender of shares of common stock owned by the participant valued at fair market value, by a "sale to cover" broker transaction or other cashless exercise method permitted under Regulation T of the Federal Reserve Board, or by a combination of cash, shares of common stock and other consideration as the incentive compensation plan committee deems appropriate.

 Stock Appreciation Rights

  SARs may be granted in tandem with a stock option or may be unrelated to a stock option. SARs will vest and become exercisable at a rate determined by the Incentive Plan Committee, and will remain exercisable for such period as specified by the incentive compensation plan committee. SARs entitle holders to receive from Ziff-Davis Inc. an amount equal to the excess of the fair market value of a share of common stock on the exercise of the SAR over the fair market value of a share of common stock on the date of grant. The incentive compensation plan committee will determine in its sole discretion whether a SAR will be settled in cash, common stock or a combination thereof. In no event may any employee receive in any calendar year grants of SARs with respect to more than 500,000 shares of common stock.

 Performance Shares

  Performance shares may be granted in the form of actual shares of common stock or share units having a value equal to an identical number of shares of common stock. The performance conditions and the length of the performance period will be determined by the incentive compensation plan committee but in no event may a performance period be less than one year. The incentive compensation plan committee will determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, common stock or a combination thereof.

  Unless the incentive compensation plan committee determines otherwise, awards of performance shares to a Covered Employee will be subject to performance conditions based on the achievement by Ziff-Davis Inc. of target levels of items such as consolidated net income, return on stockholders' equity, return on net assets or share price performance. For purposes of the Incentive Plan, a "Covered Employee" generally includes any employee that would be a covered employee within the meaning of Section 162(m) of the Code and any other employee of Ziff-Davis Inc. or its subsidiaries designated by the incentive compensation plan committee in its discretion. The maximum number of performance shares subject to any award to a Covered Employee is 500,000 for the first 12 months during the performance period and each 12-month period thereafter.

 Restricted Stock

  Restricted stock may be granted in the form of actual shares of common stock or share units having a value equal to an identical number of shares of common stock. The employment conditions and the length of the period for vesting of restricted stock will be established by the incentive compensation plan committee at time of grant, except that each restriction period will not be less than 12 months. During the restricted period, shares of restricted stock may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose as the incentive compensation plan committee determines. The incentive compensation plan committee will determine in its sole discretion whether restricted stock granted in the form of share units will be paid in cash, common stock or a combination thereof.

 Stock Awards

  In addition to awards of performance shares and restricted stock, awards of common stock may be granted under the Incentive Plan in the form of actual shares of common stock. Full ownership of such shares, whether issued in the form of a certificate or in book entry, including the right to vote and receive dividends, will immediately vest in such participant.

 Change in Control

  In the event of a Change in Control (as defined below): (1) all stock options will be fully vested and exercisable in full, (2) all SARs which have not been granted in tandem with stock options will become exercisable in full, (3) the restrictions applicable to all shares of restricted stock will lapse and such shares will be deemed fully vested and all restricted stock granted in the form of share units will be paid in cash, (4) all performance shares will be deemed to be earned at target level and (5) all performance shares granted in the form of share units will be paid in cash.

  For purposes of the Incentive Plan, "Change in Control" is generally defined as (1) a change in the majority of the Board except upon consent of the previous Board, (2) certain mergers, consolidations or similar corporate transactions in which Ziff-Davis Inc. is not the surviving corporation or entity or (3) a plan of complete liquidation or dissolution of Ziff-Davis Inc. or a sale of all or substantially all of Ziff-Davis Inc.'s assets that is approved by the stockholders of Ziff-Davis Inc.; provided, that a Change in Control will not be deemed to occur under clause (2) if SOFTBANK Corp., directly or indirectly, is the beneficial owner of more than 25% of Ziff-Davis Inc.'s voting securities or of the voting securities of any surviving corporation, respectively.

 Amendment And Termination

  The Board may amend, suspend or terminate the Incentive Plan or any portion thereof at any time, provided, that (1) no amendment will be made without stockholder approval (including an increase in the number of shares reserved for issuance under the Incentive Plan) if such approval is necessary in order for the Incentive Plan to comply with any applicable law, regulations or stock exchange rule and (2) except as otherwise provided under the cashout provisions in the event of a Change in Control, no amendment will be made that would adversely affect the rights of a participant under any award previously granted, without such participant's written consent.

 Effective Date

  The Incentive Plan has a term of 10 years from February 13, 1998, subject to earlier termination.

 Repricing

  On September 23, 1998, the incentive plan committee authorized the amendment of options granted under the Incentive Plan prior to that date including those granted on June 24, 1998. Pursuant to such amendment, the exercise price of such options will be reduced from $16.00 to $6.00 (the closing price of our common stock on September 23, 1998), but the options will not vest until three months after the dates on which the options were originally to become vested.

 Proposed Amendment Requiring Stockholder Approval

  If the Tracking Stock Proposal is approved, the Incentive Plan is proposed to be amended. See "Proposals 2, 3 and 4--Amendments to Certain Plans--Description of Amendments to Incentive Plan (Proposal 2)".

Employee Stock Purchase Plan

 General

  Ziff-Davis Inc. has adopted the Stock Purchase Plan, the principal terms and conditions of which are set forth below.

  The Stock Purchase Plan is intended to meet the applicable requirements of
Section 423 of the Code and will be administered by the Committee.

 Shares Subject To Plan

  The aggregate maximum number of shares of common stock purchasable under the Stock Purchase Plan is 1,500,000, subject to adjustment by the Committee in its sole discretion in the event of any change in the outstanding shares of common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination, exchange of shares, other corporate change or any distribution to common stockholders other than cash dividends. Upon the dissolution or liquidation of Ziff-Davis Inc., or upon a reorganization, merger or consolidation of Ziff-Davis Inc. as a result of which Ziff-Davis Inc. is not the surviving corporation, or upon a sale of substantially all of Ziff-Davis Inc.'s assets or a sale or distribution of a subsidiary of Ziff-Davis Inc., any affected participant will thereafter be entitled to receive, for each share of common stock subject to such participant's option, the cash, securities and/or property which a holder of one share of common stock was entitled to receive upon and at the time of such transaction.

 Option To Purchase

  Under the Stock Purchase Plan, all full-time and certain part-time employees of Ziff-Davis Inc. who meet certain minimum service requirements will be eligible to purchase shares of common stock by means of payroll deductions. Eligible employees may elect to participate in offering periods by authorizing after-tax payroll deductions of between 1% and 10% (in whole percentages) of their base pay for the purchase of shares of common stock.

  The price at which shares of common stock will be purchased at the end of each purchase period will be the lesser of (1) 85% of the fair market value of a share of common stock on the first business day of such purchase period or
(2) 85% of the fair market value on the last business day of such purchase period. No participating employee will be entitled in any calendar year to purchase common stock having an aggregate fair market value as of the first business day in any purchase period in excess of $25,000.

 Amendment And Termination

  The Board may at any time terminate or amend the Stock Purchase Plan. No such termination will adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. No amendment will be effective unless approved by the stockholders of Ziff-Davis Inc. if such stockholder approval of such amendment is required to comply with any law, regulation or stock exchange rule.

 Proposed Amendment Requiring Stockholder Approval

  If the Tracking Stock Proposal is approved, the Stock Purchase Plan is proposed to be amended. See "Proposals 2, 3 and 4--Amendments to Certain Plans--Description of Amendments to Stock Purchase Plan (Proposal 3)".

Softbank Executive Stock Option Plans

  The SOFTBANK Group Executive Stock Option Plans (the "Softbank Plans") authorize the grant of options to those officers, directors and key employees of Softbank as selected by a committee appointed by the board of directors of SBH. The Softbank Plans authorize the granting of options to purchase SOFTBANK Corp. common stock at not less than 100% of the closing market price on the date the option is granted. As of December 31, 1997, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant.

  As of December 31, 1997, 966,986 options had been granted under the Softbank Plans. On January 19, 1998, the exercise price of all options was reset at
(Yen)4,000 per share, the market price of SOFTBANK Corp.'s common stock on that date.

  On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (1) that affiliate will cause the shares of Ziff-Davis Inc. common stock issuable upon such exercise to be supplied to Ziff-Davis and (2) Ziff-Davis Inc. will deliver to that affiliate or its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock outstanding or Ziff-Davis Inc.'s stockholders' equity. However, Ziff-Davis Inc. expects to recognize compensation expense for accounting purposes of approximately $3,018,000 over three years as a result of these grants. An affiliate of SOFTBANK Corp. has agreed to reimburse Ziff-Davis Inc. for any compensation expense recognized by it for accounting purposes as a result of such grants. Any such reimbursement would likely not be treated as income for accounting purposes but would restore Ziff-Davis Inc.'s stockholders' equity to the level it would have been in the absence of such expense. For more information regarding the grant of options, see the Financial Statements for each of Ziff-Davis Inc. and ZD included in Annexes VI and VII to this Proxy Statement.

Employment Agreements

 Eric Hippeau

  Ziff-Davis Inc. has entered into an employment agreement with Mr. Hippeau, dated as of April 1, 1998, pursuant to which Mr. Hippeau will serve as our Chairman and Chief Executive Officer through March 31, 2004. Pursuant to this agreement, Mr. Hippeau will receive an annual base salary of not less than $900,000 and an annual incentive bonus of not less than $600,000, as determined by a compensation committee assuming the achievement of performance targets. Pursuant to the Incentive Plan, we have granted Mr. Hippeau options to acquire up to 860,000 shares of common stock (of which 430,000 shares are based upon the achievement of certain performance targets) and options to acquire up to 560,000 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Mr. Hippeau his base salary plus his average incentive bonus for the preceding two years for a period ending on the later of the date that is two years after the date of termination or March 31, 2001. In the event that Mr. Hippeau's employment is terminated in connection with a Change of Control, Ziff-Davis Inc. will pay Mr. Hippeau an amount which, on an after-tax basis, will equal any excise tax imposed by Section 4999 of the Code as a result of payments made under the agreement.

 Jason Chudnofsky

  We have entered into an employment agreement with Mr. Chudnofsky, dated as of April 1, 1998, pursuant to which Mr. Chudnofsky will serve as the President and Chief Executive Officer of ZD Events, Inc. through March 31, 2001. Pursuant to this agreement, Mr. Chudnofsky will receive an annual base salary of not less than $800,000 and an annual incentive bonus of $300,000, subject to adjustment and assuming the achievement of earnings and other performance targets, as determined by the board of directors of ZD Events, Inc. Pursuant to the Incentive Plan, we have granted Mr. Chudnofsky options to acquire up to 300,000 shares of common stock and options to acquire up to 52,500 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Mr. Chudnofsky his base salary plus his average incentive bonus for the year of termination and the preceding two years for a period ending on the later of the date that is two years after the date of termination or March 31, 2001.

 Timothy C. O'Brien

  We have entered into an employment agreement with Mr. O'Brien, dated as of April 1, 1998, pursuant to which Mr. O'Brien will serve as Vice President, Chief Financial Officer of Ziff-Davis Inc. through March 31, 2001. Pursuant to this agreement, Mr. O'Brien will receive an annual base salary of not less than $490,000 and an annual incentive bonus of $300,000, subject to adjustment and assuming the achievement of earnings and other performance targets, as determined by the board of directors of Ziff-Davis Inc. Pursuant to the Incentive Plan, we have granted Mr. O'Brien options to acquire up to 150,000 shares of common stock and options to acquire up to 140,000 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Mr. O'Brien severance equal to the sum of his then current base salary and his annual incentive compensation, using the average amount of incentive compensation earned in the preceding two calendar years.

 Terri S. Holbrooke

  We have entered into an employment agreement with Ms. Holbrooke, dated as of April 1, 1998, pursuant to which Ms. Holbrooke will serve as President of ZD Brand & Market Services through March 31, 2001. Pursuant to this agreement, Ms. Holbrooke will receive an annual base salary of not less than $420,000 and an annual incentive bonus of $150,000, subject to adjustment and assuming the achievement of earnings and other performance targets, as determined by the board of directors of Ziff-Davis Inc. Pursuant to the Incentive Plan, we have granted Ms. Holbrooke options to acquire up to 135,000 shares of common stock and options to acquire up to 52,500 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Ms. Holbrooke severance equal to the sum of her then current base salary and her annual incentive compensation, using the average amount of incentive compensation earned in the preceding two calendar years.

 Michael S. Perlis

  We have entered into an employment agreement with Mr. Perlis, dated as of November 6, 1998, pursuant to which Mr. Perlis will serve as President of ZD Publishing through December 31, 2001. Pursuant to this agreement, Mr. Perlis will receive an annual base salary of not less than $650,000 and an annual incentive bonus equal to a percentage of the EBITDA for ZD Publishing above a base amount. Pursuant to the Incentive Plan, we have granted Mr. Perlis options to acquire up to 250,000 shares of common stock and options to acquire up to 78,750 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Mr. Perlis severance equal to the sum of his then current base salary and his annual incentive compensation, using the amount earned in the most recent completed year.

                               ----------------

  The number of shares of ZDNet Stock covered by the options described under "--Employment Agreements" above assumes that the initial Total Number of Notional ZDNet Shares Deemed Outstanding will be 70,000,000; to the extent this is not the case, these options will be appropriately adjusted.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

  The following table sets forth, as of March 1, 1999, certain information with respect to the beneficial ownership of common stock of Ziff-Davis Inc. by each person or entity which beneficially owns more than five percent of the outstanding shares of the common stock of Ziff-Davis Inc.

                                        Number of shares
                                               of
                                          common stock    Percent of
Beneficial Owner                       of Ziff-Davis Inc.   Class
----------------                       ------------------ ----------
SBA(1)................................     71,619,355        71.6%
SBH(2)................................     72,120,000        72.1
SOFTBANK Corp.(3).....................     72,120,000        72.1
Masayoshi Son(4)......................     72,120,000        72.1

--------

(1) SBA's address is 10 Langley Road, Suite 403, Newton Center, MA 02459.

(2) Includes shares owned by SBA and 500,645 shares owned by SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SBH. SBH's address is 10 Langley Road, Suite 403, Newton Center, MA 02459.

(3) Includes shares owned by SBA and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SOFTBANK Corp. SOFTBANK Corp.'s address is 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

(4) Includes shares owned by SBA and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by Mr. Son (who owns 42.2% of SOFTBANK Corp. and is its President). Mr. Son's address is c/o SOFTBANK Corp., 24-1 Nihonbashi-Hakozakicho, Chuo-Ku, Tokyo 103, Japan.

  As a result of its beneficial ownership of common stock, Softbank is able to influence significantly matters affecting Ziff-Davis Inc. Softbank is able to elect all members of the Board and to control those actions that require the approval of holders of a majority of the voting stock of Ziff-Davis Inc., including amendments to our charter and approval of any business combinations. See "Risk Factors--Other Ziff-Davis Inc. Risks-- Ziff-Davis Inc. Is Controlled By Its Principal Stockholders. This Creates Potential Conflicts of Interest" and "Proposal 1--The Tracking Stock Proposal--Certain Other Provisions of the Restated Certificate of Incorporation and By-laws".

Management

  The following table sets forth, as of March 1, 1999, certain information with respect to the beneficial ownership of common stock of Ziff-Davis Inc. and the common stock of SOFTBANK Corp. by (1) each executive officer named in the Summary Compensation Table, (2) each director of Ziff-Davis Inc. and (3) all executive officers and directors of Ziff-Davis Inc. as a group.

                                                           Number of
                              Number of                    shares of
                              shares of                 common stock of
                             common stock    Percent of    SOFTBANK     Percent of
Beneficial Owner(1)       of Ziff-Davis Inc.   Class       Corp.(2)       Class
-------------------       ------------------ ---------- --------------- ----------
Eric Hippeau(3).........          97,608         *%           77,068        *%
Jason E. Chudnofsky(3)..          60,000         *            14,537        *
Timothy C. O'Brien(3)...          40,000         *            11,603        *
Claude P. Sheer(4)......          42,000         *             5,059        *
Terri S. Holbrooke(4)...          28,000         *             1,182        *
Daniel L. Rosensweig....          30,600         *             3,137        *
Masayoshi Son(5)........      72,120,000        72.1      43,760,748       42.2
Yoshitaka Kitao.........               0         *           118,747        *
Ronald D. Fisher(6).....          45,000         *            99,450        *
Jonathan D. Lazarus(7)..          39,000         *                 0        *
Jerry Yang(8)...........          18,300         *                 0        *
Officers and directors
 as a group.............      72,639,459        72.6      44,100,495       42.5

--------
 * Less than one percent.

(1) The percentage of ownership is based on (a) 100,077,528 shares of common stock of Ziff-Davis Inc. outstanding on the date referenced above and (b) 103,694,929 shares of common stock of SOFTBANK Corp. outstanding as of December 10, 1998. Shares of common stock subject to options which are currently exercisable or exercisable within 60 days of the date referenced above, are deemed outstanding for computing the percentages of the person holding such options, but are not deemed outstanding for computing the percentages of any other person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2) Includes options granted in 1996 and 1997 to purchase common stock of SOFTBANK Corp. under the SOFTBANK Group Executive Stock Option Plans.

(3) Both a director and an executive officer named in the Summary Compensation Table.

(4) An executive officer named in the Summary Compensation Table.

(5) Includes shares owned by SBA and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by Mr. Son.

(6) Including shares owned by 1995 Fisher Family Trust.

(7) Including shares owned by Lazarus Family Investments LLC, all of which may be deemed to be beneficially owned by Jonathan D. Lazarus, a member of such LLC.

(8) Including shares owned by Red Husky Foundation.

                           STOCKHOLDER PROPOSALS

  If you intend to present any stockholder proposals at our 1999 Annual Meeting of Stockholders currently expected to be held on or about May 27, 1999, the proposals must have been received by Ziff-Davis Inc. at our principal executive offices located at One Park Avenue, New York, NY 10016 by January 27, 1999 and must be in compliance with applicable Securities and Exchange Commission regulations to be included in Ziff-Davis Inc.'s proxy statement and related proxy materials to be used in connection with our 1999 Annual Meeting.

  Any stockholder proposals you submit outside the proxy process must comply with Ziff-Davis Inc.'s advance notice procedure as set forth in our by-laws. This procedure requires stockholders to deliver to Ziff-Davis Inc., at our principal executive offices located at One Park Avenue, New York, NY 10016, notice of any proposal to be presented or of a candidate to be nominated for election as a director of Ziff-Davis Inc. not less than 60 nor more than 90 days prior to the date of the annual or special meeting, as the case may be. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than 10 days after such date is first so announced or disclosed. Accordingly, if you or any stockholder fails to act in compliance with the notice provisions you will not be able to nominate directors or propose new business.

                             INDEX OF CERTAIN TERMS

                                                             Page on which
                                                         term is defined in the
Term                                                        Proxy Statement
----                                                     ----------------------
50% of Total Market Capitalization Threshold...........            47
65% of Total Market Capitalization Trigger.............            46
All or Substantially All of the Assets.................            44
Available Dividend Amount..............................            42
Committee..............................................            67
Disposition............................................            43
Exempt Disposition.....................................            44
Fair Value.............................................            44
Group..................................................            36
Incentive Plan.........................................            59
Market Capitalization..................................            44
Market Value...........................................            44
Net Proceeds...........................................            44
Non-Employee Directors.................................            67
Non-Employee Directors' Plan...........................            59
Number of Shares Issuable with Respect to ZD's Retained
 Interest in ZDNet.....................................            40
Outstanding Interest Percentage........................            50
Proportionate Interest.................................            45
Publicly Traded........................................            45
Retained Interest......................................            36
Retained Interest Percentage...........................            50
Softbank...............................................            22
Softbank Plans.........................................            72
Stock Purchase Plan....................................            59
Total Number of Notional ZDNet Shares Deemed
 Outstanding...........................................            45
Trading Day............................................            45

                                                                         ANNEX I

                         ILLUSTRATIONS OF CERTAIN TERMS

  The following illustrations show how to calculate the Retained Interest Percentage, the Outstanding Interest Percentage, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the Total Number of Notional ZDNet Shares Deemed Outstanding after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, in each case based on the assumptions set forth herein. In these illustrations, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is initially assumed to be 100. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to below had occurred. Actual calculations may be slightly different due to rounding.

  "Total Number of Notional ZDNet Shares Deemed Outstanding" means the number of shares of ZDNet Stock outstanding plus the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

  At any given time, the percentage interest in ZDNet intended to be represented by the outstanding shares of ZDNet Stock (i.e., the Outstanding Interest Percentage) is equal to:

                       Outstanding Shares of ZDNet Stock
                ----------------------------------------------
            Total Number of Notional ZDNet Shares Deemed Outstanding

and the remaining percentage interest in ZDNet intended to be represented by ZD's Retained Interest in ZDNet (i.e., the Retained Interest Percentage) is equal to:

            Number of Shares Issuable with Respect to ZD's Retained
                               Interest in ZDNet
                ----------------------------------------------
            Total Number of Notional ZDNet Shares Deemed Outstanding

  The sum of the Outstanding Interest Percentage and the Retained Interest Percentage would always equal 100%. In our example, before the first issuance the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the Total Number of Notional ZDNet Shares Deemed Outstanding are each equal to 100, the Retained Interest Percentage is 100% and the Outstanding Interest Percentage is 0%.

The Offering

  The following illustrations reflect an assumed issuance by Ziff-Davis Inc. of 15 shares of ZDNet Stock in the Offering.

 Offering for Account of ZD

  Assume the issuance is attributed to ZD in respect of its Retained Interest (as currently planned), with the net proceeds credited solely to ZD.

      Shares previously issued and outstanding.............................   0
      Newly issued shares for account of ZD................................  15
                                                                            ---
          Total issued and outstanding after the Offering..................  15
                                                                            ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet would decrease by the number of shares of ZDNet Stock sold for the account of ZD.

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to the Offering......................................... 100
      Shares issued in the Offering........................................  15
                                                                            ---
          Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet after the Offering.....................................  85
                                                                            ===

  . As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                       15
                                   --------
                                    15 + 85

   The Retained Interest Percentage would accordingly be 85%.

  . In this case, in the event of any dividend or other distribution paid on the outstanding shares of ZDNet Stock (other than a dividend or other distribution payable in shares of ZDNet Stock), ZD would be credited, and ZDNet would be charged, with an amount equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (85) to the total number of shares of ZDNet Stock issued and outstanding following the Offering (15)) of the aggregate amount of such dividend or distribution. If, for example, a dividend of $1.00 per share were declared and paid on the 15 shares of ZDNet Stock outstanding (an aggregate of $15), ZD would be credited with $85, and ZDNet would be charged with that amount in addition to the $15 dividend paid to the holders of ZDNet Stock (a total of $100).

 Offering for Account of ZDNet

  Assume the issuance is attributed to ZDNet as an increase in its equity, with the net proceeds credited solely to ZDNet.

      Shares previously issued and outstanding...............................   0
      Newly issued shares for account of ZDNet...............................  15
                                                                              ---
          Total issued and outstanding after the Offering....................  15
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet (100) would remain unchanged.

  . As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of about 13%, calculated as follows:

                                       15
                                    --------
                                    15 + 100

The Retained Interest Percentage would accordingly be about 87%.

  . In this case, in the event of any dividend or other distribution paid on the outstanding shares of ZDNet Stock (other than a dividend or other distribution payable in shares of ZDNet Stock), ZD would be credited, and ZDNet would be charged, with an amount equal to 667% (representing the ratio of the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (100) to the total number of shares of ZDNet Stock issued and outstanding following the Offering (15)) of the aggregate amount of such dividend or distribution.

Additional Offerings of ZDNet Stock

  The following illustrations reflect an assumed issuance of an additional 15 shares of ZDNet Stock after the assumed initial issuance of 15 shares for the account of ZD.

 Additional Offering for Account of ZD

  Assume the issuance is attributed to ZD in respect of its Retained Interest, with the net proceeds credited solely to ZD.

      Shares previously issued and outstanding...............................  15
      Newly issued shares for account of ZD..................................  15
                                                                              ---
          Total issued and outstanding after additional offering.............  30
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet would decrease by the number of shares of ZDNet Stock issued for the account of ZD

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to the additional offering.............................  85
      Newly issued shares for account of ZD...............................  15
                                                                           ---
        Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet after the additional offering...........................  70
                                                                           ===

  . As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of 30%, calculated as follows:

                                       30
                                   --------
                                    30 + 70

   The Retained Interest Percentage would accordingly be reduced to 70%.

  . In this case, in the event of any dividend or other distribution paid on ZDNet Stock (other than a dividend or other distribution payable in shares of ZDNet Stock), ZD would be credited, and ZDNet would be charged, with an amount equal to 233% (representing the ratio of the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (70) to the total number of shares of ZDNet Stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

 Additional Offering for Account of ZDNet

  Assume the issuance is attributed to ZDNet as an increase in its equity, with the net proceeds credited solely to ZDNet.

      Shares previously issued and outstanding...............................  15
      Newly issued shares for account of ZDNet...............................  15
                                                                              ---
          Total issued and outstanding after the additional offering.........  30
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet (85) would remain unchanged.

  . As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of about 26%, calculated as follows:

                                       30
                                   --------
                                    30 + 85

   The Retained Interest Percentage would accordingly be reduced to about 74%.

  . In this case, in the event of any dividend or other distribution paid on ZDNet Stock (other than a dividend or other distribution payable in shares of ZDNet Stock), ZD would be credited, and ZDNet would be charged, with an amount equal to 283% (representing the ratio of the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (85) to the total number of shares of ZDNet Stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

 Offerings of Convertible Securities

  If we were to issue any securities convertible into or exercisable for shares of ZDNet Stock, the Outstanding Interest Percentage and the Retained Interest Percentage would be unchanged at the time of such issuance. If any shares of ZDNet Stock were issued upon conversion or exercise of such securities, however, then the Outstanding Interest Percentage and the Retained Interest Percentage would be affected as shown above under "Additional Offering for Account of ZD", if such securities were attributed to ZD, or under "Additional Offering for Account of ZDNet", if such securities were attributed to ZDNet.

Repurchases of ZDNet Stock

  The following illustrations reflect an assumed repurchase by Ziff-Davis Inc. of 5 shares of ZDNet Stock after the assumed initial issuance of 15 shares of ZDNet Stock for the account of ZD.

 Repurchase for the Account of ZD

  Assume the repurchase is attributed to ZD as an increase in its Retained Interest in ZDNet, with the cost charged solely against ZD.

      Shares previously issued and outstanding...............................  15
      Shares repurchased for account of ZD...................................   5
                                                                              ---
          Total issued and outstanding after repurchase......................  10
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet would be increased by the number of any shares of ZDNet Stock repurchased for the account of ZD.

      Number of Shares Issuable with Respect to ZD's Retained
       Interest in ZDNet prior to repurchase..............................   85
      Number of shares repurchased for the account of ZD..................    5
                                                                            ---
          Number of Shares Issuable with Respect to ZD's Retained Interest
           in ZDNet after repurchase......................................   90
                                                                            ===

  . As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of 10%, calculated as follows:

                                       10
                                   --------
                                    10 + 90

   The Retained Interest Percentage would accordingly be increased to 90%.

 Repurchase for Account of ZDNet without Participation by ZD

  Assume the repurchase is attributed to ZDNet, with the cost being charged solely against ZDNet. Further assume that the Board does not determine to transfer assets from ZDNet to ZD to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

      Shares previously issued and outstanding...............................  15
      Shares repurchased for account of ZDNet................................   5
                                                                              ---
          Total issued and outstanding after repurchase......................  10
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet (85) would remain unchanged.

  . As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of about 11%, calculated as follows:

                                       10
                                   --------
                                    10 + 85

   The Retained Interest Percentage would accordingly be increased to about
89%.

 Repurchase for Account of ZDNet with Participation by ZD

  Assume the repurchase is attributed to ZDNet, with the cost being charged solely against ZDNet. Further assume that the repurchase is made in connection with a tender offer for 5, or 33%, of the then outstanding shares at a price of $20 per share, and that the Board determines to transfer cash or other assets from ZDNet to ZD to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

      Shares previously issued and outstanding...............................  15
      Shares repurchased for account of ZDNet................................   5
                                                                              ---
          Total issued and outstanding after repurchase......................  10
                                                                              ===

  . In order to hold constant the Outstanding Interest Percentage and Retained Interest Percentage, the Board could determine that the Market Value of a share of ZDNet Stock in this context is $20 and transfer from ZDNet to ZD an amount of cash or other assets equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (85) to the total number of shares of ZDNet Stock issued and outstanding (15), in each case immediately prior to the repurchase) of the aggregate amount of the cash paid in the tender offer to holders of outstanding shares of ZDNet Stock ($100), or a total of $567.

  . In that case, the Number of Shares Issuable with Respect to ZD's Retained
    Interest in ZDNet (85) would decrease by the amount of cash so transferred ($567) divided by the Market Value per share of ZDNet Stock ($20).

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to transfer.............................................  85
      Adjustment in respect of ZD's Retained Interest to reflect transfer to ZD of funds theretofore allocated to ZDNet.......................  28
                                                                            ---
          Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet after transfer.........................................  57
                                                                            ===

  . As a result, the total issued and outstanding shares (10) would in the aggregate continue to represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                       10
                                   --------
                                    10 + 57

   The Retained Interest Percentage would accordingly continue to be 85%.

  . Assuming that the Board transferred only half of the $567 amount, or $283.50, from ZDNet to ZD, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (85) would decrease by the amount of cash so transferred ($283.50) divided by the Market Value per share of ZDNet Stock ($20).

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to transfer............................................  85
      Adjustment in respect of ZD's Retained Interest to reflect transfer to ZD of cash theretofore allocated to ZDNet.......................  14
                                                                           ---
      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet after transfer...............................................  71
                                                                           ===

  . In that case, as a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of about 12%, calculated as follows:

                                       10
                                   --------
                                    10 + 71

   The Retained Interest Percentage would accordingly be increased to about
88%.

ZDNet Stock Dividends

  The following illustrations reflect assumed dividends of ZDNet Stock on outstanding shares of ZD Stock and outstanding shares of ZDNet Stock, respectively, after the assumed initial issuance of 15 shares of ZDNet Stock for the account of ZD.

 ZDNet Stock Dividend on ZD Stock

  Assume 1,000 shares of ZD Stock are outstanding and Ziff-Davis Inc. declares a dividend of 1/20 of a share of ZDNet Stock on each outstanding share of ZD Stock.

      Shares previously issued and outstanding..............................  15
      Newly issued shares for account of ZD.................................  50
                                                                             ---
        Total issued and outstanding after dividend.........................  65
                                                                             ===

  . Any dividend of shares of ZDNet Stock to the holders of shares of ZD
    Stock would be treated as a reduction in the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to dividend...........................................   85
      Number of shares distributed on outstanding shares of ZD Stock for
       account of ZD.....................................................   50
                                                                           ---
        Number of Shares Issuable with Respect to ZD's Retained Interest
         in ZDNet after dividend.........................................   35
                                                                           ===

  . As a result, the total issued and outstanding shares (65) would in the aggregate represent an Outstanding Interest Percentage of 65%, calculated as follows:

                                       65
                                   ---------
                                    65 + 35

   The Retained Interest Percentage would accordingly be reduced to 35%. Note, however, that after the dividend, the holders of ZD Stock would also hold 50 shares of ZDNet Stock, which would be intended to represent a 50% interest in the value attributable to ZDNet.

 ZDNet Stock Dividend on ZDNet Stock

  Assume Ziff-Davis Inc. declares a dividend of 1/5 of a share of ZDNet Stock on each outstanding share of ZDNet Stock.

      Shares previously issued and outstanding...............................  15
      Newly issued shares for account of ZDNet...............................   3
                                                                              ---
          Total issued and outstanding after dividend........................  18
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet would be increased proportionately to reflect the stock dividend payable in shares of ZDNet Stock to holders of shares of ZDNet Stock. That is, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would be increased by a number equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (85) to the number of shares of ZDNet Stock issued and outstanding (15), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend (3), or 17.

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to dividend..............................................  85
      Adjustment in respect of ZD's Retained Interest to reflect shares distributed on outstanding shares of ZDNet Stock.....................  17
                                                                             ---
        Number of Shares Issuable with Respect to ZD's Retained Interest in
         ZDNet after dividend............................................... 102
                                                                             ===

  . As a result, the total issued and outstanding shares (18) would in the aggregate continue to represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                       18
                                   ---------
                                    18 + 102

   The Retained Interest Percentage would accordingly continue to be 85%.

Capital Transfers of Cash or Other Assets between ZD and ZDNet

 Capital Contribution of Cash or Other Assets from ZD to ZDNet

  The following illustration reflects the assumed contribution by ZD to ZDNet, after the assumed initial issuance of 15 shares of ZDNet Stock for the account of ZD, of $40 of assets allocated to ZD at a time when the Market Value of the ZDNet Stock is $20 per share.

      Shares previously issued and outstanding.............................   15
      Newly issued shares..................................................    0
                                                                             ---
          Total issued and outstanding after contribution..................   15
                                                                             ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet would be increased to reflect the contribution to ZDNet of assets theretofore allocated to ZD by a number equal to the value of the assets contributed ($40) divided by the Market Value of ZDNet Stock at that time
    ($20), or 2 shares.

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to contribution.........................................   85
      Increase to reflect contribution to ZDNet of assets allocated to ZD..    2
                                                                             ---
          Number of Shares Issuable with Respect to ZD's Retained Interest
           in ZDNet after contribution.....................................   87
                                                                             ===

  . As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of a little less than 15%, calculated as follows:

                                       15
                                   --------
                                    15 + 87

   The Retained Interest Percentage would accordingly be increased to a little more than 85%.

 Return of Capital Transfer of Cash or Other Assets from ZDNet to ZD

  The following illustration reflects the assumed transfer by ZDNet to ZD, after the assumed initial issuance of 15 shares of ZDNet Stock for the account of ZD, of $40 of assets allocated to ZDNet on a date on which the Market Value of ZDNet Stock is $20 per share.

      Shares previously issued and outstanding...............................  15
      Newly issued shares....................................................   0
                                                                              ---
          Total issued and outstanding after contribution....................  15
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet would be decreased to reflect the transfer to ZD of assets theretofore allocated to ZDNet by a number equal to the value of the assets transferred ($40) divided by the Market Value of ZDNet Stock at that time ($20), or 2 shares.

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to contribution........................................   85
      Decrease to reflect transfer to ZD of assets allocated to ZDNet.....    2
                                                                            ---
          Number of Shares Issuable with Respect to ZD's Retained Interest
           in ZDNet after contribution....................................   83
                                                                            ===

  . As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of a little more than 15%, calculated as follows:

                                       15
                                   --------
                                    15 + 83

   The Retained Interest Percentage would accordingly be decreased to a little less than 85%.

                                                                        ANNEX II

                  PROPOSAL 1--THE TRACKING STOCK PROPOSAL

            (AMENDED AND RESTATED CERTIFICATE OF INCORPORATION)

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              ZIFF-DAVIS INC.

(Adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware)

  The undersigned, a duly authorized officer of Ziff-Davis Inc. (the "Corporation"), hereby certifies as follows:

  FIRST. The name under which the Corporation was originally incorporated was ZD Inc., and the date of filing of its original certificate of incorporation was February 4, 1998.

  SECOND. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

  THIRD. The text of the Corporation's amended and restated certificate of incorporation is hereby further amended and restated to read in full as follows:

                                   ARTICLE I

                                      NAME

  The name of the Corporation is Ziff-Davis Inc.

                                   ARTICLE II

                          REGISTERED OFFICE AND AGENT

  The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                ARTICLE III

                                 PURPOSES

  The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                ARTICLE IV

                               CAPITAL STOCK

A. Authorized Shares.

  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 220 million shares of which 210 million shares shall be designated as Common Stock, par value $.01 per share ("Common Stock"), and 10 million shares shall be designated as Preferred Stock, par value $.01 per share ("Preferred Stock").

B. Common Stock.

1. Issuance of Common Stock in Series; Designation; Re-Classification.

  The Corporation shall have the authority to issue shares of Common Stock in two series. One series of Common Stock shall be designated as Ziff-Davis Inc.-- ZD Common Stock ("ZD Stock"). The second series of Common Stock shall be designated as Ziff-Davis Inc.--ZDNet Common Stock ("ZDNet Stock"). When the filing of this Amended and Restated Certificate of Incorporation becomes effective, each share of Common Stock outstanding immediately prior thereto shall thereupon automatically be re-classified as one share of ZD Stock (and outstanding certificates that had theretofore represented shares of Common Stock shall thereupon represent an equivalent number of shares of ZD Stock despite the absence of any indication thereon to that effect).

  The total number of shares of ZD Stock which the Corporation shall have the authority to issue shall initially be 130 million, and the total number of shares of ZDNet Stock which the Corporation shall have the authority to issue shall initially be 80 million. The Board of Directors shall have the authority to increase or decrease from time to time the total number of shares of Common Stock of either series which the Corporation shall have the authority to issue, but not above the number which, when added to the total number of shares of the other series of Common Stock that the Corporation would have the authority to issue, would exceed the total number of shares of Common Stock that the Corporation has the authority to issue, and not below the number of shares of such series then outstanding.

2. Dividends.

  (a) Dividends. Subject to the preferences and other terms of any outstanding series of Preferred Stock, the holders of either series of Common Stock shall be entitled to receive dividends on their shares of Common Stock if, as and when declared by the Board of Directors out of legally available funds, but (i) the aggregate amounts paid as dividends on ZD Stock on any day may not exceed the Available Dividend Amount for ZD on that day and (ii) the aggregate amounts paid as dividends on ZDNet Stock on any day, together with the aggregate amounts that are re-allocated to ZD as a result of such dividends as required pursuant to clause (ii) in the proviso to the definition of ZD below, may not exceed the Available Dividend Amount for ZDNet on that day.

  (b) Discrimination Between or Among Series of Common Stock. Subject to paragraph (a) of this Section 2 and subject to the preferences and other terms of any outstanding series of Preferred Stock, the Corporation shall have the authority to declare and pay dividends on both, one or neither series of Common Stock in equal or unequal amounts, notwithstanding the performance of either Group, the amount of assets available for dividends on either series of Common Stock, the amount of prior dividends paid on either series of Common Stock, the respective voting rights of each series of Common Stock or any other factor.

3. Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group; Exchange of One Series of Common Stock for the Other Series or for Stock of a Subsidiary at the Corporation's Option.

  (a) Mandatory Dividend, Redemption or Exchange. (i) In the event of a Disposition of All or Substantially All of the Assets of a Group (other than an Exempt Disposition), the Corporation shall, on or prior to the 85th Trading Day after the consummation of such Disposition, either:

    (x) declare and pay a dividend to holders of the series of Common Stock that relates to that Group (in cash, securities (other than Common Stock) or other property, or a combination thereof), subject to the limitations on dividends set forth under Section 2 of this Article IV(B), in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition;

    (y) redeem from holders of the series of Common Stock that relates to that Group, for cash, securities (other than Common Stock) or other property (or a combination thereof) in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition, all of the outstanding shares of the relevant series of Common Stock (or, if such Group continues after such Disposition to own any material assets other than the proceeds of such Disposition, a number of shares of such series of Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate average Market Value, during the 20 consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the date on which the Disposition is consummated, equal to such Fair Value); or

    (z) issue, in exchange for all of the outstanding shares of the series of Common Stock that relates to that Group, a number of shares of the series of Common Stock that does not relate to that Group (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of the series of Common Stock that relates to that Group (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the date on which the Disposition is consummated).

  (ii) At any time within one year after completing any dividend or partial redemption pursuant to (x) or (y) of the preceding sentence, the Corporation may issue, in exchange for all of the remaining outstanding shares of the series of Common Stock that relates to the Group that consummated the applicable Disposition, a number of shares of the series of Common Stock that does not relate to that Group (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of the series of Common Stock that relates to that Group (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of the relevant series).

  (iii) For purposes of this Section 3, if a Group consummates a Disposition in a series of related transactions, such Disposition shall not be deemed to have been completed until consummation of the last of such transactions.

  (b) Optional Exchange of One Series of Common Stock for the Other Series. (i) The Corporation may, at any time before ZDNet Stock exceeds the 65% of Total Market Capitalization Trigger, issue, in exchange for all of the outstanding shares of ZDNet Stock, a number of shares of ZD Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to the percentage of the aggregate value of all of the outstanding shares of ZDNet Stock (the "Applicable Percentage") specified for the applicable date of exchange below (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of ZDNet Stock).


                                                   The Applicable Percentage
   If the Exchange Date Falls                   Will be the Percentage Specified
   During the Period Indicated Below                 for Such Period Below
   ---------------------------------            --------------------------------
   First Quarter...............................           125%
   Second Quarter..............................           124.166667%
   Third Quarter...............................           123.333333%
   Fourth Quarter..............................           122.5%
   Fifth Quarter...............................           121.666667%
   Sixth Quarter...............................           120.833333%
   Seventh Quarter.............................           120%
   Eighth Quarter..............................           119.166667%
   Ninth Quarter...............................           118.333333%
   Tenth Quarter...............................           117.5%
   Eleventh Quarter............................           116.666667%
   Twelfth Quarter.............................           115.833333%
   After Twelfth Quarter.......................           115%

For purposes of the foregoing chart, (x) the first "Quarter" is the period from and including the date of first issuance of shares of ZDNet Stock to but excluding the third month anniversary of such date (provided that, if the date of first issuance of shares of ZDNet Stock is the 29th, 30th or 31st day of any month, the first "Quarter" will be the period from and including such date of first issuance to but excluding the third month anniversary of the first day of the month immediately following the month in which such date of first issuance falls) and (y) each subsequent "Quarter" is the period from and including the day after the end of the prior Quarter to but excluding the third month anniversary of such day.

  (ii) The Corporation may, at any time after ZDNet Stock exceeds the 65% of Total Market Capitalization Trigger but before ZDNet Stock falls below the 50% of Total Market Capitalization Threshold, issue, in exchange for all of the outstanding shares of ZD Stock, a number of shares of ZDNet Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 115% of the aggregate value of all of the outstanding shares of ZD Stock (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of ZD Stock).

  (iii) The Corporation may, if ZDNet Stock exceeds the 65% of Total Market Capitalization Trigger and thereafter falls below the 50% of Total Market Capitalization Threshold (and regardless of whether ZDNet Stock shall thereafter remain below the 50% of Total Market Capitalization Threshold or the 65% of Total Market Capitalization Trigger), issue, in exchange for all of the outstanding shares of either series of Common Stock (the "Series of Common Stock Being Retired"), a number of shares of the other series of Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to the aggregate value of all of the outstanding shares of the Series of Common Stock Being Retired (where in each case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of the Series of Common Stock Being Retired).

  (iv) ZDNet Stock will exceed the "65% of Total Market Capitalization Trigger" if the Market Capitalization of the outstanding ZDNet Stock exceeds 65% of the Total Market Capitalization of both series of Common Stock for 30 Trading Days during any 60 consecutive Trading Day period. Thereafter, ZDNet Stock will fall below the "50% of Total Market Capitalization Threshold" if, after exceeding the 65% of Total Market Capitalization Trigger, the Market Capitalization of the outstanding ZDNet Stock falls below 50% of the total Market Capitalization of both series of Common Stock for 30 Trading Days during any 60 consecutive Trading Day period.

  (v) If the Corporation has the right, on the date on which it mails a notice of exchange as contemplated above, to issue shares of ZD Stock or ZDNet Stock in exchange for outstanding shares of the other series of Common Stock as described above, the Corporation will not lose that right if ZDNet Stock subsequently exceeds the 65% of Total Market Capitalization Trigger or falls below the 50% of Total Market Capitalization Threshold.

  (c) Optional Exchange for Stock of a Subsidiary. (i) At any time at which all of the assets and liabilities of a Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of the Corporation (the "Group Subsidiaries"), the Corporation may deliver to holders of the relevant series of Common Stock their Proportionate Interest in all of the outstanding shares of the common stock of the Group Subsidiaries in exchange for all of the outstanding shares of such series of Common Stock.

  (ii) If the series of Common Stock being exchanged pursuant to Section 3(c)(i) above is ZD Stock and the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is greater than zero, the Corporation shall also issue a number of shares of ZDNet Stock equal to the then current Number of Shares

Issuable with Respect to ZD's Retained Interest in ZDNet and deliver those shares to the holders of ZD Stock or to one of the Group Subsidiaries, at the option of the Corporation.

  (iii) If the series of Common Stock being exchanged pursuant to Section 3(c)(i) above is ZDNet Stock and the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is greater than zero (so that less than all of the shares of common stock of the Group Subsidiaries are being delivered to the holders of ZDNet Stock), the Corporation may retain the remaining shares of common stock of the Group Subsidiaries or distribute those shares as a dividend on ZD Stock.

  (d) General Dividend, Exchange and Redemption Provisions. (i) If the Corporation completes a Disposition of All or Substantially All of the Assets of a Group (other than an Exempt Disposition), the Corporation shall, not more than the 10 Trading Days after the consummation of such Disposition, issue a press release specifying (w) the Net Proceeds of such Disposition, (x) the number of shares of the series of Common Stock related to such Group then outstanding, (y) the number of shares of such series of Common Stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof and (z) if the Group is ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet. The Corporation shall, not more than 30 Trading Days after such consummation, announce by press release which of the actions specified in Section 3(a)(i) of this Article IV(B) it has determined to take, and upon making that announcement, that determination will be irrevocable. In addition, the Corporation shall, not more than 30 Trading Days after such consummation and not less than 10 Trading Days before the applicable payment date, redemption date or exchange date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the Corporation, specifying:

    (1) if the Corporation has determined to pay a special dividend, (A) the record date for such dividend, (B) the payment date of such dividend (which cannot be more than 85 Trading Days after such consummation) and (C) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof);

    (2) if the Corporation has determined to undertake a redemption, (A) the date of redemption (which cannot be more than 85 Trading Days after such consummation), (B) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (C) if less than all shares of the relevant series of Common Stock are to be redeemed, the number of shares to be redeemed and (D) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by the Corporation in such redemption; and

    (3) if the Corporation has determined to undertake an exchange, (A) the date of exchange (which cannot be more than 85 Trading Days after such consummation), (B) the number of shares of the other series of Common Stock to be issued in exchange for each outstanding share of such series of Common Stock and (C) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered in return for delivery of the other series of Common Stock to be issued by the Corporation in such exchange.

  (ii) If the Corporation has determined to complete any exchange described in
Section 3(b) or (c) of this Article IV(B), the Corporation shall, not less than 10 Trading Days and not more than 30 Trading Days before the exchange date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the Corporation, specifying (x) the exchange date and the other terms of the exchange and (y) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered for delivery of the stock to be issued or delivered by the Corporation in such exchange.

  (iii) Neither the failure to mail any notice required by this Section 3(d) to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange contemplated hereby.

  (iv) If the Corporation is redeeming less than all of the outstanding shares of a series of Common Stock pursuant to Section 3(a)(i) of this Article IV(B), the Corporation shall redeem such shares pro rata or by lot or by such other method as the Board of Directors determines to be equitable.

  (v) No holder of shares of a series of Common Stock being exchanged or redeemed shall be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as the Corporation shall specify (unless the Corporation waives such requirement). As soon as practicable after the Corporation's receipt of certificates for such shares, the Corporation shall deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person shall be entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of Common Stock represented by any one certificate is exchanged or redeemed, the Corporation shall also issue and deliver a new certificate for the shares of such Common Stock not exchanged or redeemed.

  (vi) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of Common Stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, the Corporation shall, if such fractional shares or securities are not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof (without interest).

  (vii) From and after the date set for any exchange or redemption contemplated by this Section 3, all rights of a holder of shares of Common Stock being exchanged or redeemed shall cease except for the right, upon surrender of the certificates theretofore representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of Common Stock being exchanged shall not be entitled to receive any dividend or other distribution with respect to shares of the other series of Common Stock until after certificates theretofore representing the shares being exchanged are surrendered as contemplated above. Upon such surrender, the Corporation shall pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, the Corporation shall, however, be entitled to treat the certificates for shares of a series of Common Stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other series of Common Stock for which the shares of such Common Stock should have been exchanged, notwithstanding the failure to surrender such certificates.

  (viii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption contemplated by this Section 3; provided, however, that the Corporation shall not be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to the Corporation the amount of any such tax, or establishes to the satisfaction of the Corporation that such tax has been paid.

  (ix) The Corporation may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated by this Section 3 as the Board of Directors may determine to be appropriate under the circumstances.

4. Voting Rights.

  At every meeting of stockholders, the holders of ZD Stock and the holders of ZDNet Stock shall vote together as a single class on all matters as to which common stockholders generally are entitled to vote, unless a separate vote is required by applicable law. On all such matters for which no separate vote is required, (a) holders of ZD Stock shall be entitled to one vote per share of ZD Stock held and (b) holders of ZDNet Stock shall be entitled to a number of votes per share of ZDNet Stock held (calculated to the nearest five decimal places) equal to the average Market Value of a share of ZDNet Stock divided by the average Market Value of a share of ZD Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day before the applicable record date.

5. Liquidation Rights.

  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of ZD Stock and holders of ZDNet Stock shall be entitled to receive in respect of shares of ZD Stock and shares of ZDNet Stock their proportionate interests in the net assets of the Corporation, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of the Corporation and payment of the liquidation preference payable to any holders of Preferred Stock), pro rata in accordance with the average Market Value of a share of ZDNet Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day before the date of the first public announcement of (a) a voluntary liquidation, dissolution or winding-up by the Corporation or (b) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of the Corporation. Neither the merger nor consolidation of the Corporation with any other entity, nor a sale, transfer or lease of all or any part of the assets of the Corporation, would, alone, be deemed a liquidation, dissolution or winding-up for purposes of this
Section 5.

6. Adjustments to Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

  The Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet, as in effect from time to time, shall, automatically without action by the Board of Directors or any other person, be:

    (a) adjusted in proportion to any changes in the number of outstanding shares of ZDNet Stock caused by subdivisions (by stock split, reclassification or otherwise) or combinations (by reverse stock split, reclassification or otherwise) of shares of ZDNet Stock or by dividends or other distributions of shares of ZDNet Stock on shares of ZDNet Stock (and, in each such case, rounded, if necessary, to the nearest whole number);

    (b) decreased by (i) if the Corporation issues any shares of ZDNet Stock and the Board of Directors attributes that issuance (and the proceeds thereof) to ZD, the number of shares of ZDNet Stock so issued, and (ii) if the Board of Directors re-allocates to ZD any cash or other assets theretofore allocated to ZDNet in connection with a redemption of shares of ZDNet Stock (as required pursuant to clause (ii) of the proviso to the definition of ZD below) or in return for a decrease in the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet, the number (rounded, if necessary, to the nearest whole number) equal to (x) the aggregate Fair Value of such cash or other assets divided by (y) the Market Value of one share of ZDNet Stock as of the date of such re-allocation; and

    (c) increased by (i) if the Corporation repurchases any shares of ZDNet Stock and the Board of Directors attributes that repurchase (and the consideration therefor) to ZD, the number of shares of ZDNet Stock so repurchased and (ii) if the Board of Directors re-allocates to ZDNet any cash or other assets theretofore allocated to ZD in return for an increase in the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet, the number (rounded, if necessary, to the nearest whole number) equal to (x) the Fair Value of such cash or other assets divided by (y) the Market Value of one share of ZDNet Stock as of the date of such re-allocation.

  Neither the Corporation nor the Board of Directors shall take any action that would, as a result of any of the foregoing adjustments, reduce the Number of Shares Issuable with Respect to ZD's Retained Interest in

ZDNet to below zero. Subject to the preceding sentence, the Board of Directors may attribute the issuance of any shares of ZDNet Stock (and the proceeds therefrom) or the repurchase of ZDNet Stock (and the consideration therefor) to ZD or to ZDNet, as the Board of Directors determines in its sole discretion; provided, however, that the Board of Directors must attribute to ZD the issuance of any shares of ZDNet Stock that are issued (1) as a dividend or other distribution on, or as consideration for the repurchase of, shares of ZD Stock or (2) as consideration to acquire any assets or satisfy any liabilities attributed to ZD.

7. Additional Definitions.

  As used in this Article IV, the following terms shall have the following meanings (with terms defined in singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires:

  "All or Substantially All of the Assets" of either Group means a portion of such assets that represents at least 80% of the then-current Fair Value of the assets of such Group.

  "Available Dividend Amount" for ZD, on any day on which dividends are paid on shares of ZD Stock, is the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of ZD's common stock under Delaware law if (a) ZD and ZDNet were each a separate Delaware corporation, (b) ZD had outstanding (i) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of ZD Stock that are then outstanding and (ii) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock that have been attributed to ZD and are then outstanding, (c) the assumptions about ZDNet set forth in the next sentence were true and (d) ZD owned a number of shares of ZDNet common stock equal to the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet. "Available Dividend Amount" for ZDNet, on any day on which dividends are paid on shares of ZDNet Stock, is the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of ZDNet's common stock under Delaware law if ZDNet were a separate Delaware corporation having outstanding (a) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of ZDNet Stock that are then outstanding plus the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and
(b) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock that have been attributed to ZDNet and are then outstanding.

  "Disposition" means a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or otherwise) of All or Substantially All of the Assets of a Group to one or more persons or entities, in one transaction or a series of related transactions.

  "Effective Date" means the date on which this Amended and Restated Certificate of Incorporation becomes effective under Delaware law.

  "Exempt Disposition" means any of the following:

    (a) a Disposition in connection with the liquidation, dissolution or winding-up of the Corporation and the distribution of assets to stockholders,

    (b) a Disposition to any person or entity controlled by the Corporation (as determined by the Board of Directors in its sole discretion),

    (c) a Disposition by either Group for which the Corporation receives consideration primarily consisting of equity securities (including, without limitation, capital stock of any kind, interests in a general or limited partnership, interests in a limited liability company or debt securities convertible into or exchangeable for, or options or warrants to acquire, any of the foregoing, in each case without regard to the voting power or other management or governance rights associated therewith) of an entity which is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to businesses conducted by such Group prior to the Disposition, as determined by the Board of Directors in its sole discretion,

    (d) a dividend, out of ZDNet's assets, to holders of ZDNet Stock (and a re-allocation of a corresponding amount of ZDNet's assets to ZD as required pursuant to clause (ii) of the proviso to the definition of ZD below),

    (e) a dividend, out of ZD's assets, to holders of ZD Stock and

    (f) any other Disposition, if (i) at the time of the Disposition there are no shares of ZD Stock outstanding, (ii) at the time of the Disposition there are no shares of ZDNet Stock outstanding or (iii) before the 30th Trading Day following the Disposition the Corporation has mailed a notice stating that it is exercising its right to exchange all of the outstanding shares of ZD Stock or ZDNet Stock for newly issued shares of the other series of Common Stock as contemplated under Section 3(b) of this Article IV.

  "Fair Value" means (a) in the case of cash, the amount thereof, (b) in the case of capital stock that has been Publicly Traded for a period of at least 15 months, the Market Value thereof and (c) in the case of other assets or securities, the fair market value thereof as the Board of Directors shall determine in good faith (which determination shall be conclusive and binding on all stockholders).

  "Group" means ZD or ZDNet.

  "Market Capitalization" of either series of Common Stock on any date means the Market Value of a share of such series on such date times the number of shares of such series outstanding on such date.

  "Market Value" of a share of any class or series of capital stock on any Trading Day means the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange ("NYSE") Composite Tape or, if the shares of such class or series are not listed or admitted to trading on the NYSE on such Trading Day, on the principal national securities exchange on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on The Nasdaq National Market System of the Nasdaq Stock Market ("Nasdaq NMS") or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq NMS on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any NYSE member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such NYSE member firm on such Trading Day, the fair market value of a share of such class or series as the Board of Directors shall determine in good faith (which determination shall be conclusive and binding on all stockholders); provided, that, for purposes of determining the average Market Value of a share of any class or series of capital stock for any period, (a) the "Market Value" of a share of any class or series of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (b)(ii) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (b) the "Market Value" of a share of any class or series of capital stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (ii) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution; and provided further, if (a) the Corporation repurchases outstanding shares of ZDNet Stock and the Board of Directors attributes that repurchase (and the consideration therefor) to ZDNet and (b) the Board of Directors determines to re-allocate to ZD cash or other assets theretofore allocated to ZDNet in order to avoid a change in the Retained Interest Percentage, the "Market Value" of a share ZDNet Stock used to compute the corresponding reduction in the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will equal the Fair Value of the consideration paid per share of ZDNet Stock so repurchased; and provided further, if the Corporation redeems a portion of the outstanding shares of ZDNet Stock (and the Board of Directors re-allocates to ZD cash or other assets theretofore allocated to ZDNet in the manner required by clause (ii) of the proviso to the definition of ZD below), the "Market Value" of a share ZDNet Stock used to compute the corresponding reduction in the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will equal the Fair Value of the consideration paid per share of ZDNet Stock so redeemed.

  "Net Proceeds" of a Disposition of any of the assets of a Group means the positive amount, if any, remaining from the gross proceeds of such Disposition after any payment of, or reasonable provision (as determined in good faith by the Board of Directors, which determination will be conclusive and binding on all stockholders) for, (a) any taxes payable by the Corporation in respect of such Disposition, (b) any taxes payable by the Corporation in respect of any resulting dividend or redemption, (c) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and
(d) any liabilities (contingent or otherwise) of, attributed to or related to, such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities (other than ZDNet Stock) attributed to such Group.

  "Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet" shall initially be a number the Board of Directors designates prior to the time the Corporation first issues shares of ZDNet Stock as the number of shares of ZDNet Stock that could be issued by the Corporation for the account of ZD in respect of its Retained Interest in ZDNet; provided, however, that such number as in effect from time to time shall automatically be adjusted as required by
Section 6 of this Article IV(B).

  "Proportionate Interest" of holders of ZDNet Stock in the Net Proceeds of a ZDNet Disposition (or in the outstanding shares of common stock of any subsidiaries holding ZDNet's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares) times the number of shares of ZDNet Stock outstanding divided by the Total Number of Notional ZDNet Shares Deemed Outstanding. "Proportionate Interest" of holders of ZD Stock in the Net Proceeds of a ZD Disposition (or in the outstanding shares of common stock of any subsidiaries holding ZD's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares).

  "Publicly Traded" with respect to any security means (a) registered under
Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (b) listed for trading on the NYSE (or any other national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law)) or listed on the Nasdaq NMS (or any successor market system).

  "Retained Interest Percentage" means the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet divided by the Total Number of Notional ZDNet Shares Deemed Outstanding.

  "Total Number of Notional ZDNet Shares Deemed Outstanding" means the number of shares of ZDNet Stock outstanding plus the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

  "Trading Day" means each weekday on which the relevant security (or, if there are two relevant securities, each relevant security) is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq NMS or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq NMS, traded in the principal over-the-counter market in which it trades.

  "ZD" means (a) all of the businesses, assets and liabilities of the Corporation and its subsidiaries, other than the businesses, assets and liabilities that are part of ZDNet, (b) the rights and obligations of ZD under any inter-Group debt deemed to be owed to or by ZD (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors) and (c) a proportionate interest in ZDNet

(after giving effect to any options, Preferred Stock, other securities or debt issued or incurred by the Corporation and attributed to ZDNet) equal to the Retained Interest Percentage; provided, however, that:

    (i) the Corporation may re-allocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors from time to time, and

    (ii) if the Corporation transfers cash, other assets or securities to holders of shares of ZDNet Stock as a dividend or other distribution on shares of ZDNet Stock (other than a dividend or distribution payable in shares of ZDNet Stock), or as payment in a redemption required by Section 3(a) of this Article IV(B), then the Board of Directors shall re-allocate from ZDNet to ZD cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of ZDNet Stock outstanding on such date.

  "ZDNet" means (a) the online business division of the Corporation, including all of the businesses, assets and liabilities of the Corporation and its subsidiaries that the Board of Directors has, as of the Effective Date, allocated to ZDNet but excluding any ownership interest in the Corporation's ZDU and ZDTV businesses, (b) any assets or liabilities acquired or incurred by the Corporation or any of its subsidiaries after the Effective Date in the ordinary course of business and attributable to ZDNet, (c) any businesses, assets or liabilities acquired or incurred by the Corporation or any of its subsidiaries after the Effective Date that the Board of Directors has specifically allocated to ZDNet or that the Corporation otherwise allocates to ZDNet in accordance with policies established from time to time by the Board of Directors and (d) the rights and obligations of ZDNet under any inter-Group debt deemed to be owed to or by ZDNet (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors); provided, however, that:

    (i) the Corporation may re-allocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors from time to time, and

    (ii) if the Corporation transfers cash, other assets or securities to holders of shares of ZDNet Stock as a dividend or other distribution on shares of ZDNet Stock (other than a dividend or distribution payable in shares of ZDNet Stock), or as payment in a redemption required by Section 3(a) of this Article IV(B), then the Board of Directors shall re-allocate from ZDNet to ZD cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of ZDNet Stock outstanding on such date.

8. Effectiveness of Sections 2 Through 7 of This Article IV(B).

  The terms of Sections 2 through 7, inclusive, of this Article IV(B) shall apply only when there are shares of both series of Common Stock outstanding.

9. Preferred Stock.

  Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

    (a) the distinctive serial designation of such series which shall distinguish it from other series;

    (b) the number of shares included in such series;

    (c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

    (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

    (e) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

    (f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

    (g) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

    (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

    (i) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

  Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware or any corresponding provision hereafter enacted.

  10.  Determinations by the Board of Directors.

  Subject to applicable law, any determinations made by the Board of Directors in good faith under this Amended and Restated Certificate of Incorporation or in any certificate of designation filed pursuant hereto, including without limitation any such determinations with respect to the businesses, assets and liabilities of either Group, transactions between the Groups or the rights of holders of any series of Common Stock or Preferred Stock made pursuant to or in the furtherance hereof or thereof, shall be final and binding on all stockholders of the Corporation. A record of all formal determinations of the Board of Directors made as contemplated hereby shall be filed with the records of the actions of the Board of Directors.

                                 ARTICLE V

                                  BY-LAWS

  The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation. The by-laws of the Corporation may also be altered or repealed and new by-laws may be adopted (i) at any annual or special meeting of stockholders, by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class, provided, however, that any proposed alteration or repeal of, or the adoption of any by-law inconsistent with, Sections 1.2, 1.11 and 1.12 of Article I of the by-laws, Sections 2.1 and 2.2 of Article II of the by-laws, or this sentence, by the stockholders shall require the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class, or (ii) by the affirmative vote of a majority of the Board of Directors.

                                ARTICLE VI

                            BOARD OF DIRECTORS

  The number of directors of the Corporation shall be fixed from time to time pursuant to the by-laws of the Corporation. Commencing with the first annual meeting of stockholders, the directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board of Directors, with the initial term of office of the first class of such directors ("Class I") to expire at the first annual meeting of stockholders, the initial term of office of the second class of such directors ("Class II") to expire at the second annual meeting of stockholders and the initial term of office of the third class of such directors ("Class III") to expire at the third annual meeting of stockholders thereafter, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation. In the event of any increase or decrease in the authorized number of directors,
(a) each director then serving as such shall nonetheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, retirement, resignation, or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as reasonably possible. No director may be removed except for cause, provided a director who is also an officer of the Corporation shall resign or be removed upon termination of his or her employment as such officer. This Article VI may not be amended, modified or repealed except by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.

                                ARTICLE VII

                            STOCKHOLDER ACTION

  Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Except as otherwise provided for herein or required by law, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Chairman or the Board of Directors pursuant to a resolution stating the purpose or purposes thereof, and any power of stockholders to call a special meeting is specifically denied.

                               ARTICLE VIII

                            DIRECTOR LIABILITY

  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article VIII shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

  IN WITNESS WHEREOF, I have signed this certificate on this .  day of .  1999.

                                     ------------------------------------------

                                                                       ANNEX III

              PROPOSAL 2--AMENDED 1998 INCENTIVE COMPENSATION PLAN

1. Purpose.

  The purpose of the Ziff-Davis 1998 Incentive Compensation Plan (the "Plan") is to promote the growth and performance of Ziff-Davis Inc., a Delaware corporation (the "Company") and its affiliates, by encouraging employees and consultants of the Company and its affiliates to acquire an ownership position in the Company through the holding of common stock of the Company, par value $0.01 per share (regardless of series), (the "Common Stock"), enhancing the ability of the Company and its affiliates to attract and retain employees and consultants of outstanding ability, and providing such employees and consultants with an interest in the Company parallel to that of the Company's stockholders.

2. Plan Administration.

  The Plan shall be administered by the Board of Directors of the Company (the "Board"), or by a Compensation Committee (the "Committee") appointed by the Board which shall, following the initial public offering of the Company's Common Stock, solely to the extent required to comply with Rule 16b-3 as promulgated under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), be composed of "non-employee directors" within the meaning of Rule 16b-3 as promulgated under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code. To the extent the Plan is administered by the Board, the term "Committee" shall refer to the Board. A majority of the Committee shall constitute a quorum, and the acts of the majority of such quorum shall be the acts of the Committee. Subject to the provisions of the Plan, the Committee (a) shall select the participants in the Plan ("Participants"), determine the type of awards ("Awards") to be made to Participants, determine the number of shares or share units subject to Awards, and (b) shall have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may accelerate the exercisability of any Award granted hereunder, and may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final, conclusive and binding on all persons, including the Company and its subsidiaries, its shareholders, Participants and their estates and beneficiaries. Members of the Committee and any officer or employee of the Company or any subsidiary acting at the direction of, or on behalf of, the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified by the Company with respect to any such action or determination. It is the intention of the Company that the Plan and the administration thereof comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations thereunder, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

3. Eligibility.

  All employees and consultants of the Company and its affiliates who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company and its affiliates, as determined by the Committee, are eligible to be Participants in the Plan and to receive Awards under Section 5.

4. Shares Subject to the Plan.

  Subject to adjustment as provided in Section 9, under the Plan, up to 20,000,000 shares of Common Stock will be available for issuance out of authorized and unissued shares or treasury shares, as the Company may from time to time determine. In addition, up to 327,500 shares supplied from outstanding shares of Common

                                     III-1

Stock held by the majority stockholder of the Company will be available for issuance in respect of Awards of stock options granted to certain Participants in connection with the cancellation of such Participants' corresponding options to purchase stock of SOFTBANK Corp. Shares subject to or underlying an Award that expires unexercised, or is forfeited, terminated or canceled, or is paid in cash in lieu of Common Stock and shares that are tendered to pay for the exercise of a stock option shall thereafter again be available for grant under the Plan.

5. Types of Awards.

  Awards under the Plan may consist of one or more of the following: stock awards, stock options (either incentive stock options within the meaning of Code Section 422 or nonstatutory stock options), stock appreciation rights, performance shares (which may be granted as performance share units), and restricted stock (which may be granted as restricted stock units). Awards of performance shares and restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions). For purposes of the Plan, with respect to any Award granted under the Plan, references to the term "Common Stock" shall be deemed to refer to the applicable series of Common Stock with respect to which such Award is granted.

    (a) Stock Awards. Awards of Common Stock (other than pursuant to Sections 5(d) and 5(e)) may be granted in the form of actual shares of Common Stock. At the discretion of the Committee, a stock certificate may be issued in respect of Stock Awards or a book entry of the Stock Award may be made. If a certificate is issued, such certificate shall be registered in the name of and be delivered to the Participant. Full ownership of such shares, whether issued in the form of a certificate or in book entry, including the right to vote and receive dividends, shall immediately vest in such Participant.

    (b) Stock Options. The Committee shall establish the option price at the time each stock option is granted, which price shall generally not be less than 100% of the Fair Market Value (as defined below) of the Common Stock on the date of grant, unless otherwise specifically determined by the Committee. Stock options shall vest and become exercisable at a rate determined by the Committee, and shall remain exercisable for such period as specified by the Committee.

    The option price of each share as to which a stock option is exercised shall be paid in full at the time of such exercise in cash, by tender of shares of Common Stock owned by the Participant valued at Fair Market Value as of the date of exercise (subject to such guidelines for the tender of Common Stock as the Committee may establish), by a "sale to cover" broker transaction or other cashless exercise method permitted under Regulation T of the Federal Reserve Board, or by a combination of cash, shares of Common Stock and other consideration as the Committee deems appropriate. In no event may any Participant receive grants of stock options with respect to more than 1,000,000 shares of Common Stock in any calendar year; provided that solely for the 1998 calendar year, no individual employee may receive grants of options with respect to more than 2,600,000 shares of Common Stock. For purposes of the Plan, "Fair Market Value" means, per share of Common Stock, the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") on the applicable date, or, if there are no sales of Common Stock on the NYSE on such date, then the closing price of the Common Stock on the last previous day on which a sale on the NYSE is reported; provided, that prior to the initial public offering of the Common Stock, Fair Market Value means such value as determined in good faith by the Committee.

    (c) Stock Appreciation Rights. Stock appreciation rights ("SARs") may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. SARs granted in tandem or in addition to a stock option may be granted either at the same time as the stock option or at a later time. SARs shall vest and become exercisable at a rate determined by the Committee, and shall remain exercisable for such period as specified by the Committee. A SAR shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the exercise of the SAR over the Fair Market Value of a share of Common Stock on the date of grant. The Committee shall determine in its sole discretion whether the SAR shall be

                                     III-2
  settled in cash, Common Stock or a combination of cash and Common Stock. In no event may any Participant receive grants of stock appreciation rights with respect to more than 500,000 shares of Common Stock in any calendar year.

    (d) Performance Shares. Performance shares may be granted in the form of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. In the event that a stock certificate is issued in respect of performance shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the time the performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee but in no event may a performance period be less than one year. The Committee shall determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

    Awards of performance shares to a Covered Employee (as defined below) shall (unless the Committee determines otherwise) be subject to performance conditions based on the achievement by the Company relating to one or more of the following: consolidated operating profit, consolidated net income, funds from operations, return on or growth in shareholders' equity, return on net assets, attainment of specified levels of earnings per share or improvements in the Company's revenue, share price performance, enterprise value, enterprise value per share, equity value, EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow or any combination of the foregoing. The Committee shall establish the relevant performance conditions within 90 days after the commencement of the performance period (or such later date as may be required or permitted by Section 162(m) of the Code). The Committee may, in its discretion, reduce or eliminate the amount of payment with respect to an Award of performance shares to a Covered Employee, notwithstanding the achievement of a specified performance condition. The maximum number of performance shares subject to any Award to a Covered Employee shall be 500,000 for the first 12 months during the performance period and each 12-month period thereafter (or, to the extent the Award is paid in cash, the maximum dollar amount of any such Award shall be the equivalent cash value of such number of shares of Common Stock at the closing price on the last day of the performance period on which shares of Common Stock are traded on the NYSE). An Award of performance shares to a Participant who is a Covered Employee shall (unless the Committee determines otherwise) provide that in the event of the employee's termination of employment prior to the end of the performance period for any reason, such Award will be payable only (x) if the applicable performance conditions are achieved and (y) to the extent, if any, as the Committee shall determine.

    For purposes of the Plan, "Covered Employee" means, at the time of an Award (or such other time as required or permitted by Section 162(m) of the Code) (1) the Company's Chief Executive Officer (or an individual acting in such capacity), (2) any employee of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are "covered employees" under Section 162(m) of the Code, is likely to be among the four other highest compensated officers of the Company for the year in which an Award is made or payable, and (3) any other employee of the Company or its subsidiaries designated by the Committee in its discretion.

    (e) Restricted Stock. Restricted stock may be granted in the form of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. The employment conditions and the length of the period for vesting of restricted stock shall be established by the Committee at time of grant, except that each restriction period shall not be less than 12 months. In the event that a stock certificate is issued in respect of restricted stock, such certificate shall be registered in the name of the Participant but shall be held by the Company until the end of the restricted period. During the restricted period, shares of restricted stock may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose as the Committee shall determine. The Committee shall determine in its sole discretion whether restricted stock granted in the form of share units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

                                     III-3

6. Award Agreements.

  Each Award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award (including the effect upon such Award of a Participant's termination of employment), in addition to the terms and conditions specified in the Plan. In the sole discretion of the Committee, a Participant may be permitted to defer, on such terms and conditions as the Committee shall specify, the receipt of cash or Common Stock otherwise deliverable under any Award.

7. Withholding.

  The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

8. Nontransferability; Forfeiture.

  No Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Committee may, subject to the terms and conditions it may specify, permit a Participant to transfer any stock options (other than incentive stock options) granted to him pursuant to the Plan to one or more of his immediate family members or to trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediately family members. During the lifetime of the Participant, stock options shall be exercisable only by the Participant or by the immediate family member or trust to whom such stock options have been transferred in accordance with this Section 8. For purposes of this Plan, (a) "immediate family" shall mean the Participant's spouse and issue (including adopted and stepchildren) and (b) "immediate family members and trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members" shall be further limited, if necessary, so that neither the transfer of a stock option to such immediate family member or trust, nor the ability of a Participant to make such a transfer shall have adverse consequences to the Company or the Participant by reason of Section 162(m) of the Code. In addition, notwithstanding anything in the Plan to the contrary, the Committee may provide in any Award agreement that such Award may be forfeited for Cause. Furthermore, no share of Common Stock acquired pursuant to an exercise of a stock option hereunder shall be transferable or assignable except as provided under Section 14; provided, however, that upon the consummation of an initial public offering of the Common Stock, such restriction on the transferability or assignability of the Common Stock acquired upon exercise of a stock option hereunder shall lapse and be without further effect.

9. Adjustment of and Changes in Stock.

  In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards.

10. Change of Control.

  (a) In the event of a Change of Control, (1) all SARs which have not been granted in tandem with stock options shall become exercisable in full, (2) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested and all restricted stock granted in the form of share units

                                     III-4
shall be paid in cash, (3) all performance shares shall be deemed to be earned at target level, (4) all performance shares granted in the form of share units shall be paid in cash and (5) all stock options shall be fully vested and exercisable in full. For purposes of the Plan, "Change in Control" means the occurrence of any one of the following events:

    (A) individuals who, on June 1, 1998, are members of the Board (the "Incumbent Directors") cease for any reason following June 1, 1998, to constitute at least a majority of the Board; provided, that any new director who is approved by a vote of at least a majority of the Incumbent Directors shall be treated as an Incumbent Director;

    (B) the stockholders of the Company approve a merger, consolidation, statutory share exchange or similar form of corporate transaction in which the Company is not the surviving corporation or entity; provided, however, that such approval shall not be a Change in Control if immediately following such transaction, SOFTBANK Corporation, directly or indirectly, would be the beneficial owner of more than 25% of the securities entitled to vote for the election of the board of directors of the surviving corporation or entity; or

    (C) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets.

  (b) The Committee, in its sole discretion, may further provide that in the event of a Change of Control, each Participant shall receive in cancellation of such Participant's outstanding and unexercised stock options and SARs, a cash payment in an amount equal to the difference between the option price of such stock options or, in the case of SARs, the Fair Market Value of a share of Common Stock on the date of grant and (1) in the event the Change of Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such stock options, or (2) in the event the Change of Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such stock options, as determined by the Committee at such time; provided, that such cash payment election shall not be available in the event such cancellation and payment would prevent the Company from using the pooling-of-interests method of accounting with respect to the transaction giving rise to the Change of Control.

  (c) In the event that the Committee shall determine, in its sole discretion, that any payment, acceleration of vesting or lapse of restrictions with respect to an Award would subject a Participant to an excise tax under Section 4999 of the Code, such payment shall be reduced (but not below zero) or such acceleration of vesting or lapse of restrictions shall not occur (a "Cutback") to the extent necessary to avoid imposition of such excise tax, but only if by reason of such Cutback the resulting Net After-Tax Benefit (as defined below) exceeds the Net After-Tax Benefit (determined without giving effect to this sentence); provided, however, that no Cutback shall occur in respect of any Participant if (1) any contract or agreement between such Participant and the Company or any of its affiliates provides otherwise, or (2) such Cutback would prevent the use of the pooling-of-interests method of accounting in respect of the transaction giving rise to the Change of Control. For purposes of the Plan, "Net After-Tax Benefit" means the sum of (x) the total amount payable to the Participant hereunder, plus (y) all other benefits and payments which are payable to or for the benefit of such Participant that constitute "parachute payments" within the meaning of Code Section 280G, less (z) the amount of federal, state and local income taxes and other taxes (including any excise tax imposed under Code Section 4999) payable with respect to the foregoing amounts, calculated assuming the Participant was subject to the maximum income tax rates for each year in which such foregoing amounts are paid. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

11. No Right to Employment.

  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries.

                                     III-5

Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award agreement entered into hereunder.

12. Governmental Compliance.

  Each Award under the Plan shall be subject to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of any shares issuable or deliverable thereunder upon any securities exchange or under any Federal or state law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition thereof, or in connection therewith, no such grant or award may be exercised or shares issued or delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

13. Amendment and Termination.

  The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (a) no amendment shall be made without stockholder approval (including an amendment to increase the number of shares reserved for issuance under the Plan) if such approval is necessary in order for the Plan to comply with any applicable law, regulations or stock exchange rule, and (b) except as provided in Section 10, no amendment shall be made that would adversely affect the rights of a Participant under any Award previously granted, without such Participant's written consent.

14. Sale to Company.

  (a) Except as provided in Section 14(c), and subject to the provisions of the Plan, an optionee that acquires shares of Common Stock pursuant to the exercise of a stock option hereunder shall be permitted to put to the Company such shares of Common Stock at Fair Market Value as of the date of sale, in accordance with regulations and procedures established by the Committee for such purpose; provided, however, that no such shares of Common Stock shall be permitted to be put to the Company unless such shares of Common Stock have been held by the optionee for at least six months as of the date of sale.

  (b) Except as provided in Section 14(c), in the event of an optionee's termination of employment for any reason whatsoever, the Company shall have the right to call shares of Common Stock acquired by such optionee pursuant to the exercise of a stock option hereunder at Fair Market Value as of the date of sale. The Company may exercise its right to call with respect to all or any portion of the shares of Common Stock subject to such call, and if the Company calls only a portion of such shares, the remaining shares shall continue to be subject to the Company's right to call.

  (c) Notwithstanding the provisions of Sections 14(a) and 14(b), in the event of an initial public offering of the Common Stock, the put rights of an optionee under Section 14(a), and the call rights of the Company under Section 14(b), shall terminate immediately and be without further force or effect.

15. Effective Date; Approval of Stockholders.

  The Plan shall be effective as of February 13, 1998 (the "Effective Date"). Subject to earlier termination pursuant to Section 13, the Plan shall have a term of 10 years from its Effective Date. The Plan is conditioned upon the approval of the stockholders of the Company prior to the initial public offering of shares of Common Stock of the Company, and failure to receive such approval shall render the Plan and all outstanding Awards issued thereunder void and of no effect.

                                     III-6

                                                                        ANNEX IV

             PROPOSAL 3--AMENDED 1998 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.

  The purpose of the Ziff-Davis 1998 Employee Stock Purchase Plan (the "Plan") is to provide employees of Ziff-Davis Inc. (the "Company") and its Subsidiaries with an opportunity to acquire an interest in the Company through the purchase of common stock of the Company, par value $0.01 per share (regardless of series, the "Common Stock") with accumulated payroll deductions. The Company intends the Plan to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code. For purposes of the Plan, "Subsidiary" shall mean any corporation, if any, having the relationship to the Company described in Section 424(f) of the Code.

2. Administration.

  The Plan shall be administered by a committee (the "Committee") appointed by the board of directors of the Company (the "Board") to administer the Plan and which shall, solely to the extent required to comply with Rule 16b-3 as promulgated under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 162(m) of the Code, be composed of "non-employee directors" within the meaning of Rule 16b-3 as promulgated under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code. A majority of the Committee shall constitute a quorum, and the acts of the majority of such quorum shall be the acts of the Committee. The Committee may select an administrator to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final, conclusive and binding on all persons, including the Company and its Subsidiaries, its shareholders, Participants and their estates and beneficiaries. Members of the Committee and any officer or employee of the Company or any Subsidiary acting at the direction of, or on behalf of, the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified by the Company with respect to any such action or determination.

3. Eligibility and Participation.

  (a) Any person, including an officer, who is regularly employed by the Company or one of its Subsidiaries (an "Employee") who is an Eligible Employee on an Offering Date (as defined in Section 5(a)) shall be eligible to become a Participant in the Plan beginning on such Offering Date. For purposes of the Plan, an "Eligible Employee" is any Employee of the Company or a Subsidiary excluding:

    (1) any Employee who customarily is employed for 20 hours per week or less;

    (2) any Employee who customarily is employed for not more than five (5) months in a calendar year; or

    (3) any Employee who (immediately after the grant of an option under the Plan and applying the rules of Section 424(d) of the Code in determining stock ownership) would own shares, and/or hold outstanding options to purchase shares, possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company (or its "parent corporation" or "subsidiary corporation" as such terms are defined in Section 424 of the Code).

  (b) Any Employee who first becomes an Eligible Employee during an Offering Period (as defined in Section 5(a)) shall be eligible to become a Participant in the Plan as of the first day of the Offering Period occurring after the date on which such Employee becomes an Eligible Employee.

  (c) An Eligible Employee shall become a Participant in the Plan by completing a form (an "Authorization Form") supplied by and delivered to the Company by a Participant authorizing payroll deductions as set forth in Section 6 hereof and such other terms and conditions as the Company from time to time may determine, and filing such Authorization Form with the Company by the date required by the Company, or by any other means prescribed by the Committee. Such Authorization Form shall remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.

  (d) A person shall cease to be a Participant upon the earliest to occur of:

    (1) the date the Participant ceases to be an Eligible Employee, for any reason;

    (2) the first day of the Offering Period beginning after the date on which the Participant ceases payroll deductions under the Plan; or

    (3) the date of a withdrawal from the Plan by the Participant.

4. Shares Subject to Plan.

  (a) The maximum number of shares of Common Stock reserved for sale under the Plan shall be 2,500,000, subject to adjustment as provided in Section 13. If the total number of shares which would otherwise be subject to options granted pursuant to Section 5(a) on an Offering Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary. The Plan shall terminate upon the issuance of the maximum number of shares of Common Stock (unless sooner terminated under Section 14).

  (b) Shares of Common Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

5. Grant of Option.

  (a) On each Offering Date the Company shall grant each Eligible Employee an option to purchase shares of Common Stock, on such terms and conditions as it shall determine, including whether the shares underlying an option during any Offering Period shall be shares of one or more series of Common Stock, and each Eligible Employee shall have the same rights and privileges under the Plan, subject only to the limitations set forth in Sections 4, 5(b), and 5(c). For purposes of the Plan, "Offering Date" means the first business day of any period of time (the "Offering Period") as determined from time to time by the Committee during the effectiveness of the Plan during which options to purchase shares of Common Stock are granted to Participants.

  (b) The option price per share of Common Stock in respect of any Offering Period shall be an amount equal to the lesser of: (1) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or (2) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the last business day of such Offering Period (the "Exercise Date"). For purposes of the Plan, "Fair Market Value" shall mean, per share of Common Stock, the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") on the applicable date, or, if there are no sales of Common Stock on the NYSE on such date, then the closing price of the Common Stock on the last previous day on which a sale on the NYSE is reported. For purposes of the Plan, in the context of an option to purchase Common Stock that is granted during any Offering Period, references to Common Stock during any Offering Period shall be deemed to refer to the applicable series of Common Stock with respect to which such option is granted.

  (c) No Participant shall be granted an option which permits such Participant's rights to purchase Common Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Common Stock (determined at the time the option is granted) for each calendar year in which such stock option is outstanding at any time.

6. Payroll Deductions.

  A Participant may, in accordance with rules adopted by the Committee, submit an Authorization Form that authorizes a payroll deduction of any whole percentage (from one (1) percent to ten (10) percent) of such Participant's Compensation (as defined below) on each pay period during the Offering Period. A Participant may increase, decrease or cease such payroll deduction effective as of the beginning of each calendar quarter, provided such Participant files with the Company an Authorization Form requesting such change by the date required by the Company. For purposes of the Plan, "Compensation" means base salary or wage, including salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding any bonus, fee, overtime pay, severance pay, incentive commission or other special emolument or any credit or benefit under any employee plan maintained by the Company or any Subsidiary. All payroll deductions made by a Participant shall be credited to such Participant's account under the Plan. A Participant may not make any additional payments into such account.

7. Exercise of Option.

  (a) Unless a Participant withdraws from the Plan as provided in Section 9 hereof, such Participant's election to purchase shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to such option shall be purchased for such Participant at the applicable option price with the accumulated payroll deductions and cash dividends (credited pursuant to Section 10 hereof) in such Participant's account. During a Participant's lifetime, such Participant's option to purchase shares hereunder is exercisable only by such Participant.

  (b) The shares of Common Stock purchased upon exercise of an option hereunder shall be credited to the Participant's account under the Plan and shall be deemed to be transferred to the Participant on the Exercise Date and, except as otherwise provided herein, the Participant shall have all rights of a stockholder with respect to such shares. Notwithstanding the foregoing, in accordance with the rules and procedures prescribed by the Committee, in lieu of crediting shares of Common Stock to the Participant's account, such shares may be issued or transferred to the Participant.

  (c) Shares of Common Stock held in nominee name for the account of a Participant shall be voted as the Participant directs.

8. Delivery of Common Stock.

  As promptly as practicable after receipt by the Committee of a written request by a Participant for withdrawal of Common Stock, the Company shall cause to be delivered to such Participant a stock certificate representing the shares of Common Stock which the Participant requests to withdraw. Withdrawals may be made no more frequently than once each Offering Period unless otherwise approved by the Committee in its sole discretion.

9. Withdrawal; Termination of Employment.

  (a) A Participant may withdraw all, but not less than all, the payroll deductions and cash dividends credited to such Participant's account (that have not been used to purchase shares of Common Stock) under the Plan at any time by giving written notice to the Company received at least 15 days prior to the next Exercise Date. All such payroll deductions and cash dividends credited to such Participant's account shall be paid to such Participant promptly after receipt of such Participant's notice of withdrawal and such Participant's option for the Offering Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of shares of Common Stock shall be made for such Participant during such Offering Period, and any additional cash dividends during the Offering Period shall be distributed to the Participant.

  (b) Upon termination of a Participant's status as an Eligible Employee during the Offering Period for any reason, including voluntary or involuntary termination, retirement or death, the payroll deductions and cash dividends credited to such Participant's account that have not been used to purchase shares of Common Stock shall be returned (and any future cash dividends shall be distributed) to such Participant or, in the case of such Participant's death, his designated beneficiary, or if no beneficiary has been designated, his estate, and such Participant's option with respect to such Offering Period shall be automatically terminated. A Participant's status as an Employee shall not be considered terminated in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military and sick leave), provided that such leave is for a period of not more than ninety (90) days or reemployment upon expiration of such leave is guaranteed by contract or statute.

  (c) A Participant's withdrawal from an offering shall not have any effect upon such Participant's eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

10. Dividends.

  (a) Cash dividends paid on Common Stock held in a Participant's account shall be credited to such Participant's account and used in addition to payroll deductions to purchase shares of Common Stock on the Exercise Date. Dividends paid in Common Stock or stock splits of the Common Stock shall be credited to the accounts of Participants. Dividends paid in property other than cash or Common Stock shall be distributed to Participants as soon as practicable.

  (b) No interest shall accrue on or be payable with respect to the payroll deductions or credited cash dividends of a Participant in the Plan.

11. Nontransferability.

  Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of by the Participant in any way (other than by will and the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9 hereof.

12. Use of Funds.

  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

13. Adjustment of and Change in Stock.

  (a) In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee shall in its sole discretion conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised.

  (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the Company's assets, or a sale or distribution of a Subsidiary, any affected Participant will thereafter be entitled to receive on the next Exercise Date for each share of Common Stock subject to such Participant's option, the cash, securities and/or property which a holder of one share of Common Stock was entitled to receive upon and at the time of such transaction. The Board and the Committee shall take such steps in connection with such transaction as the Board and the Committee respectively shall deem necessary to assure that the provisions of this Section 13(b) shall be complied with.

14. Amendment or Termination.

  The Board may at any time terminate or amend the Plan. Except as provided in
Section 4, no such termination shall adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with any law, regulation or stock exchange rule.

15. Notices.

  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

16. Governing Law; Regulatory Approvals.

  (a) This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State.

  (b) The obligation of the Company to sell or deliver shares of Common Stock with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable Federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

17. Notice of Sale.

  If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares issued to such Participant pursuant to such Participant's exercise of an option granted hereunder, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within five (5) days of such disposition, notify the Company thereof (including the proceeds of such disposition).

18. Reports.

  Each Participant having an account balance in the Plan shall receive a quarterly statement of such Participant's account.

19. Effective Date; Approval of Stockholders.

  The Plan shall be effective as of July 1, 1998, subject to the approval of the stockholders of the Company within 12 months before or after the date the Plan is adopted, and failure to receive such approval shall render the Plan and all outstanding options issued thereunder void and of no effect.

                                                                         ANNEX V

                PROPOSAL 4--AMENDED 1998 NON-EMPLOYEE DIRECTORS'
                               STOCK OPTION PLAN

1. Purpose.

  The purpose of the Ziff-Davis 1998 Non-Employee Directors Stock Option Plan (the "Plan") is to promote the interests of Ziff-Davis Inc., a Delaware corporation (the "Company") and its affiliates and stockholders, by allowing the Company to attract and retain highly qualified directors who are not employees of the Company, SOFTBANK Corp., SOFTBANK Holdings Inc. or SOFTBANK America Inc. ("Non-Employee Directors") by permitting such Non-Employee Directors to obtain or increase their ownership position in the Company through the holding of common stock of the Company, par value $0.01 per share (regardless of series, the "Common Stock"), and providing such Non-Employee Directors with an interest in the Company parallel to that of the Company's stockholders.

2. Plan Administration.

  The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a Compensation Committee (the "Committee") appointed by the Board. To the extent the Plan is administered by the Board, the term "Committee" shall refer to the Board. A majority of the Committee shall constitute a quorum, and the acts of the majority of such quorum shall be the acts of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any option agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may accelerate the exercisability of any option granted hereunder, and may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final, conclusive and binding on all persons, including the Company and its subsidiaries, its shareholders, Non-Employee Directors and their estates and beneficiaries. Members of the Committee and any officer or employee of the Company or any subsidiary acting at the direction of, or on behalf of, the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified by the Company with respect to any such action or determination. It is the intention of the Company that the Plan and the administration thereof comply in all respects with Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

3. Eligibility.

  Each Non-Employee Director is eligible to receive awards of stock options ("Awards") under Section 5.

4. Shares Subject to the Plan.

  Subject to adjustment as provided in Section 8, the number of shares of Common Stock available for the grant of Awards under the Plan shall not exceed 300,000 shares. The shares issued under the Plan may be authorized and unissued shares or treasury shares, as the Company may from time to time determine. Shares subject to or underlying an Award that expires unexercised, or is forfeited, terminated or canceled, or is paid in cash in lieu of Common Stock and shares that are tendered to pay for the exercise of a stock option shall thereafter again be available for grant under the Plan.

5. Awards.

  (a) Non-Discretionary Grants. Each Non-Employee Director shall receive upon election as a member of the Board an initial grant of stock options ("Initial Grant") to purchase 15,000 shares of Common Stock which, in the event of a reclassification of the Common Stock into (x) a series of Common Stock that is intended to reflect the performance of the ZDNet division of the Company ("ZDNet Common Stock"), and (y) a series of Common Stock that is intended to reflect the performance of the business of the Company other than the ZDNet division, plus a retained interest in the ZDNet division ("ZD Common Stock") (the "Reclassification"), shall be composed of 15,000 shares of ZD Common Stock; provided, that following an initial public offering of the ZDNet Common Stock, the Initial Grant shall be composed of shares of ZD Common Stock and shares of ZDNet Common Stock in such proportion as determined by the Committee; provided, that each Non-Employee Director who is on the Board on the date of the initial public offering of Common Stock (prior to the Reclassification) shall receive such Initial Grant on the date of such initial public offering; provided, further, that each Non-Employee Director who is on the Board on the date of the initial public offering of ZDNet Common Stock shall receive a grant of stock options to purchase 25,000 shares of ZDNet Common Stock on the date of such offering at the initial public offering price, which will vest and become exercisable with respect to 25% of the shares on December 31 of the year in which the consummation of the offering occurs, and an additional 6.25% of the shares at the end of each three-month period thereafter. On the date of each annual shareholders meeting thereafter, each Non-Employee Director shall automatically receive an annual grant of stock options to purchase 7,500 additional shares of Common Stock which, following the Reclassification, shall be composed of 7,500 shares of ZD Common Stock; provided, that following an initial public offering of the ZDNet Common Stock, such annual grant shall be composed of shares of ZD Common Stock and shares of ZDNet Common Stock in such proportion as determined by the Committee; provided, that a Non-Employee Director shall not receive such annual grant of options to purchase 7,500 shares of common stock in any year in which such Non-Employee Director also receives the Initial Grant. Except as otherwise provided above in this Section 5(a), and unless otherwise determined by the Committee in its discretion, the terms of each stock option granted under this Section 5(a) shall provide that
(1) the option price shall be equal to 100% of the Fair Market Value of the Common Stock on the date of grant, (2) such option shall not be exercisable for a period more than 10 years following the date of grant, and (3) such option shall vest and become exercisable with respect to 20% of the shares on the first anniversary of the date of grant, and an additional 5% of the shares at the end of each three-month period thereafter. For purposes of the Plan, "Fair Market Value" means, per share of Common Stock, the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") on the applicable date, or, if there are no sales of Common Stock on the NYSE on such date, then the closing price of the Common Stock on the last previous day on which a sale on the NYSE is reported; provided, that prior to the initial public offering of the Common Stock, Fair Market Value means such value as determined in good faith by the Committee. Unless otherwise determined by the Committee in its discretion, if an optionee ceases to be a Non-Employee Director, options granted under this Section 5(a) shall terminate except with respect to any portion of such option then exercisable, which portion shall remain exercisable for a period of (x) 90 days, if the termination as Non-Employee Director resulted from any reason other than death, disability or cause, or (y) one year, if the termination resulted from death or disability; provided, that in the event the termination resulted from a removal for cause, such option shall immediately terminate and no longer be exercisable to any extent; provided, further, that in no event shall any such option remain exercisable past the remainder of its scheduled ten-year term. For purposes of the Plan, with respect to any stock option granted under the Plan, references to the term "Common Stock" shall be deemed to refer to the applicable series of Common Stock with respect to which such option is granted.

  (b) Method of Exercise. The option price of each share as to which a stock option is exercised shall be paid in full at the time of such exercise in cash, by tender of shares of Common Stock owned by the Non-Employee Director valued at Fair Market Value as of the date of exercise (subject to such guidelines for the tender of Common Stock as the Committee may establish), by a "sale to cover" broker transaction or other cashless exercise method permitted under Regulation T of the Federal Reserve Board, or by a combination of cash, shares of Common Stock and other consideration as the Committee deems appropriate.

  (c) Discretionary Grants. In addition, each Non-Employee Director shall be eligible to receive additional grants of stock options to purchase Common Stock from time to time on such terms and conditions as the Committee shall determine.

6. Award Agreements.

  Each Award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan. In the sole discretion of the Committee, a Non-Employee Director may be permitted to defer, on such terms and conditions as the Committee shall specify, the receipt of Common Stock otherwise deliverable under any Award.

7. Nontransferability; Forfeiture.

  No Award shall be assignable or transferable, and no right or interest of any Non-Employee Director shall be subject to any lien, obligation or liability of the Non-Employee Director, except by will or the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Committee may, subject to the terms and conditions it may specify, permit a Non-Employee Director to transfer any stock options granted to him pursuant to the Plan to one or more of his immediate family members or to trusts established in whole or in part for the benefit of the Non-Employee Director and/or one or more of such immediately family members. During the lifetime of the Non-Employee Director, stock options shall be exercisable only by the Non-Employee Director or by the immediate family member or trust to whom such stock options have been transferred in accordance with this Section 7. For purposes of this Plan, "immediate family" shall mean the Non-Employee Director's spouse and issue (including adopted and step children). In addition, notwithstanding anything in the Plan to the contrary, the Committee may provide in any Award agreement that such Award may be forfeited for Cause (as determined by the Committee).

8. Adjustment of and Changes in Stock.

  In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards.

9. Change of Control.

  (a) In the event of a Change of Control, all stock options shall be fully vested and exercisable in full. For purposes of the Plan, "Change in Control" means the occurrence of any one of the following events:

    (1) individuals who, on June 1, 1998, are members of the Board (the "Incumbent Directors") cease for any reason following June 1, 1998 to constitute at least a majority of the Board; provided, that any new director who is approved by a vote of at least a majority of the Incumbent Directors shall be treated as an Incumbent Director;

    (2) the stockholders of the Company approve a merger, consolidation, statutory share exchange or similar form of corporate transaction in which the Company is not the surviving corporation or entity; provided, however, that such approval shall not be a Change in Control if immediately following such transaction, SOFTBANK Corporation, directly or indirectly, would be the beneficial owner of more than 25% of the securities entitled to vote for the election of the board of directors of the surviving corporation or entity; or

    (3) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets.

  (b) The Committee, in its sole discretion, may further provide that in the event of a Change of Control, each Non-Employee Director shall receive in cancellation of such Non-Employee Director's outstanding and unexercised stock options, a cash payment in an amount equal to the difference between the option price of such stock options and (A) in the event the Change of Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such stock options, or (B) in the event the Change of Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such stock options, as determined by the Committee at such time; provided, that such cash payment election shall not be available in the event such cancellation and payment would prevent the Company from using the pooling-of-interests method of accounting with respect to the transaction giving rise to the Change of Control.

10. Governmental Compliance.

  Each Award under the Plan shall be subject to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of any shares issuable or deliverable thereunder upon any securities exchange or under any Federal or state law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition thereof, or in connection therewith, no such grant or award may be exercised or shares issued or delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11. Amendment and Termination.

  The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (a) no amendment shall be made without stockholder approval (including an amendment to increase the number of shares reserved for issuance under the Plan) if such approval is necessary in order for the Plan to comply with any applicable law, regulations or stock exchange rule, and (b) except as provided in Section 9, no amendment shall be made that would adversely affect the rights of a Non-Employee Director under any Award previously granted, without such Non-Employee Director's written consent.

12. Effective Date; Approval of Stockholders.

  The Plan shall be effective as of February 13, 1998. Subject to earlier termination pursuant to Section 11, the Plan shall have a term of ten years from its Effective Date. The Plan is conditioned upon the approval of the stockholders of the Company prior to the initial public offering of shares of Common Stock of the Company, and failure to receive such approval shall render the Plan and all outstanding Awards issued thereunder void and of no effect.

                                                                        ANNEX VI

                                ZIFF-DAVIS INC.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

  The following table presents Selected Historical Consolidated Financial and Other Data for Ziff-Davis Inc. as of and for the years ended December 31, 1996, 1997 and 1998. This data was derived from the Consolidated Financial Statements of Ziff-Davis Inc. An affiliate of Ziff-Davis Inc. acquired a print publishing business ("ZDI") on February 29, 1996; the data does not include results from the acquired business for periods before the date of acquisition. However, because ZDI represents Ziff-Davis Inc.'s principal operations, the following table also presents Selected Historical Combined Financial and Other Data for ZDI as of and for the years ended December 31, 1994 and 1995 and as of and for the two month period ended February 28, 1996. ZDI data as of for the year ended December 31, 1994 was derived from Ziff-Davis Inc.'s unaudited financial statements. On May 4, 1998, Ziff-Davis Inc. completed a reorganization described in Note 2 to the Consolidated Financial Statements of Ziff-Davis Inc.; results for periods before the reorganization are not directly comparable to results for periods after the reorganization. This table should be read in conjunction with the Selected Historical Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements for Ziff-Davis Inc., ZD and ZDNet, included in this Annex and Annexes VII and VIII to this Proxy Statement.

                                        ZDI(1)                              Ziff-Davis Inc.
                          ----------------------------------- ---------------------------------------------
                               Year ended         Two-month
                              December 31,       period ended           Year ended December 31,
                          ---------------------  February 28, ---------------------------------------------
                             1994       1995         1996      1995(2)    1996(2)       1997        1998
                          ---------- ----------  ------------ ---------- ----------  ----------  ----------
                                                          (in thousands)
Statement of Operations
 Data:
Revenue, net............  $  711,379 $  768,995   $  125,465  $  202,729 $  955,139  $1,153,761  $1,108,892
Depreciation and
 amortization...........      34,208     91,546       15,137      24,305    139,736     154,940     152,544
Income from operations..      80,723     55,750        7,270      62,675     87,181     109,232      31,080
Interest expense, net...      17,887     92,609       14,030      44,005    120,646     190,445     143,547
Income (loss) before
 income taxes...........      77,650    (40,250)      (6,995)     22,869    (27,124)    (72,491)   (104,236)
Net income
 (loss)(3)(4)...........      77,650    (26,002)      (4,547)     10,945    (52,081)    (71,179)    (77,809)
Balance Sheet Data (at
 period end):
Cash and cash
 equivalents............  $1,066,606 $   10,083   $   13,669  $   27,908 $   29,915  $   30,301  $   32,566
Total assets............   2,751,525  1,623,906    1,619,905   1,090,981  3,584,173   3,546,646   3,433,803
Total long-term debt....   1,034,000    964,153      964,153     575,450  2,522,252   2,408,240   1,539,322
Stockholders' equity ...     391,275    365,150      360,717     397,881    447,756     126,130   1,352,598
Other Data:
Capital expenditures      $   15,119 $   14,163   $      552  $    3,367 $   22,365  $   30,196  $   36,599
Investments and
 acquisitions, net of
 cash acquired..........         --         --           --      814,520  2,124,823      14,000      27,772

--------

(1) A third party acquired ZDI as of January 1, 1995. An affiliate of Ziff-Davis Inc. acquired ZDI on February 29, 1996. Because ZDI represents Ziff-Davis Inc.'s principal operations, ZDI data has been presented for periods before these dates.

(2) An affiliate of Ziff-Davis Inc. acquired ZDI on February 29, 1996; Ziff-Davis Inc. data does not include results from the acquired business for periods before the date of acquisition.

(3) During 1994, ZDI conducted its operations through various partnerships. Accordingly, there was no income tax provision for 1994.

(4) No historical earnings per share or share data are presented as Ziff-Davis Inc. does not consider such data meaningful. See Note 1 to the Consolidated Financial Statements of Ziff-Davis Inc. included in this Annex for certain pro forma earnings per share information concerning Ziff-Davis Inc. After issuance of ZDNet Stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc.

                                ZIFF-DAVIS INC.
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  Revenue

  Ziff-Davis Inc. had net revenue of $1.109 billion for 1998. A substantial portion of Ziff-Davis Inc.'s revenue is derived from the sale of advertising, which in 1998 accounted for 51.6% of total revenue. No single advertiser has comprised more than 3.0% of Ziff-Davis Inc.'s advertising revenue during any of the last three years. However, Ziff-Davis Inc.'s top 20 advertisers accounted for 37.1% of total advertising revenue for 1998.

  In the publishing segment, Ziff-Davis Inc.'s principal sources of revenue are advertising (64.4% of 1998 total publishing revenue), circulation (18.7%) and other (16.9%) for the year ended December 31, 1998. Circulation comprises both paid subscriptions (10.9%) and newsstand sales (7.8%) while other includes educational and training materials (7.4%) and market research studies (7.1%) with the balance primarily consisting of royalties, reprints and other miscellaneous sales. In the events segment, revenue is derived from two principal sources: sale of exhibit space (66.8% of 1998 total segment revenue) and attendee conference and seminar fees (14.1%). Unlike many trade show producers, Ziff-Davis Inc. derives a significant portion of its trade show revenue from other sources (19.1%), including advertising in show-related publications, billboards, banners, fees from managing customer-sponsored events and other show-related activities. Ziff-Davis Inc. believes these other sources will continue to be an important growth area, particularly for its content-focused events. In the Internet segment, Ziff-Davis Inc.'s principal source of revenue is from advertising (86.0% of total Internet revenue for 1998). The Internet segment also derives revenue from subscription-based fees and services (14.0%) of total Internet revenue in 1998).

  Cost of operations

  In the publishing business, the principal components of Ziff-Davis Inc.'s production costs are raw materials, printing and distribution, which represented 34.5%, 38.0% and 27.2%, respectively, of total 1998 publishing production expenses. Ziff-Davis Inc.'s principal raw material is paper. Paper supply and prices are subject to volatility and may be significantly affected by many factors, including market and economic conditions. See also "Risk Factors--Other Ziff-Davis Inc. Risks--Ziff-Davis Inc. May Be Adversely Affected By Fluctuations In Paper And Postage Costs" and "--Inflation and Fluctuations in Paper Prices and Postage Costs". The principal components of production costs within the events business are the costs of renting and preparing the facilities to hold the events (46.8%), direct mail and the related costs for promotion of the events (37.0%) and program development and presentation costs (13.4%). Production costs in the Internet segment consist primarily of third party web hosting costs.

  The other principal operating costs for Ziff-Davis Inc. are selling, general and administrative expenses, including editorial costs. Included in these costs are salaries, sales commissions and benefits (55.4%) along with marketing and promotion expenses related to advertising and circulation (19.7%).

  Factors affecting future periods

  Ziff-Davis Inc.'s revenue and profitability are influenced by a number of external factors, including the volume of new technology product introductions, the amount and allocation of marketing expenditure by Ziff-Davis Inc.'s clients, the extent to which sellers elect to advertise using print and online media or participate in trade shows and conferences, changes in paper prices, availability of appropriate venues for its largest trade shows and conferences and competition among computer technology marketers (including print publishers, producers of trade shows and conferences and providers of other technology information services). Accordingly, Ziff-Davis Inc. may experience fluctuations in revenue from period to period. Many of Ziff-Davis Inc.'s large customers concentrate their advertising expenditures around major new product launches. Marketing expenditures by technology companies can also be affected by factors affecting the computer industry generally, including pricing pressures and temporary surpluses of inventory. Revenue and profitability are also influenced by product mix and the timing and frequency of Ziff-Davis Inc.'s new product launches and launches in new markets, as well as by acquisitions. New publications generally require several years to achieve profitability and upon achieving initial profitability, often have lower margins than more established publications. The launch of new publications, trade shows and services are funded with cash flow from operations and are expensed as incurred. Accordingly, Ziff-Davis Inc.'s revenue from year to year may be affected by the number and timing of new product launches. If Ziff-Davis Inc. concludes that a new publication, trade show or service will not achieve certain milestones with regard to revenue, profitability and cash flow within a reasonable period of time, management may discontinue such publication, trade show or service or merge it into another existing publication, trade show or service. See "Risk Factors--Other Ziff-Davis Inc. Risks--To Remain Competitive Ziff-Davis Inc. Must Constantly Expand And Develop New Products And Services. This Is Inherently Risky And Expensive".

Presentation of Financial Information

  Ziff-Davis Inc. is comprised of certain operations which were acquired at various times and completed a reorganization in May 1998. See Notes 1 and 2 to the Consolidated Financial Statements in this Annex.

Results of Operations

  The table below presents the results of Ziff-Davis Inc. as if the assets and operations acquired by affiliates of Ziff-Davis Inc. on February 29, 1996 (as described in Note 1 to the Consolidated Financial Statement in this Annex) had been acquired on January 1, 1995. Purchase accounting adjustments relating to that acquisition have been reflected through pro forma amortization, interest and income tax adjustments, as described in note (1) to the table. Although the 1996 presentation is not in accordance with generally accepted accounting principles, management believes it presents the most meaningful basis of comparison. The financial information presented below may not necessarily reflect the results of operations which would have occurred had the February 29, 1996 acquisition been completed on January 1, 1995.

                                       Year ended December 31,
                                   ----------------------------------
                                      Pro
                                    Forma(1)          Actual
                                   ----------  ----------------------
                                      1996        1997        1998
                                   ----------  ----------  ----------
                                                (in thousands)
Revenue, net:
  Publishing...................... $  796,602  $  834,015  $  782,882
  Events..........................    264,884     287,528     269,867
  Internet........................     19,118      32,218      56,143
                                   ----------  ----------  ----------
                                    1,080,604   1,153,761   1,108,892
                                   ----------  ----------  ----------
Cost of production................    302,644     325,245     305,346
Selling, general and
 administrative expenses..........    528,636     564,344     567,683
Depreciation and amortization.....    161,259     154,940     152,544
Restructuring charge .............        --          --       52,239
                                   ----------  ----------  ----------
Income from operations............     88,065     109,232      31,080
Interest expense, net.............   (135,500)   (190,445)   (143,547)
Other non-operating income, net...      6,106       8,722       8,231
                                   ----------  ----------  ----------
Loss before income taxes..........    (41,329)    (72,491)   (104,236)
Provision (benefit) for income
 taxes............................     25,682      (1,312)    (26,427)
                                   ----------  ----------  ----------
Net loss.......................... $  (67,011) $  (71,179) $  (77,809)
                                   ==========  ==========  ==========
Other Data:
EBITDA(2)......................... $  255,430  $  272,894  $  244,094
Cash and cash equivalents, end of
 period...........................     29,915      30,301      32,566
Net cash provided (used) by
 operating activities.............     65,681      (3,364)     95,776
Net cash used by investing
 activities.......................    (66,856)    (44,196)    (64,371)
Net cash provided (used) by
 financing activities.............      6,768      47,946     (29,140)

--------

(1) The February 29, 1996 acquisition gave rise to different bases of accounting for the period after the acquisition as compared to the period prior to the acquisition. This is primarily due to a purchase price which exceeded the book value of the assets acquired, financed by a higher level of both debt and equity as compared to the pre-acquisition capital structure. The above numbers assume that the acquisition took place on January 1, 1995; therefore, depreciation and amortization, interest expense and net loss have been increased by approximately $6,386,000, $824,000 and $10,383,000, respectively for 1996.

(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA for the year ended December 31, 1998 does not include a one-time restructuring charge of $52,239,000. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of Ziff-Davis Inc.'s operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for Ziff-Davis Inc. may not be comparable to similarly titled measures reported by other companies.

Year ended December 31, 1998 compared with Year ended December 31, 1997

 Revenue, net

  Revenue decreased by $44.9 million or 3.9% from $1,153.8 million in 1997 to $1,108.9 million in 1998.

  Publishing--Revenue from publishing decreased by $51.1 million or 6.1% from $834.0 million in 1997 to $782.9 million in 1998. This decline was primarily due to the transfer of certain publications to a joint venture and the closure of three publications due to the restructuring (as discussed below). Excluding such transfers and the restructuring action, revenue in the publishing segment decreased by $5.6 million. The decrease was due to lower advertising in business publications partly offset by growth in advertising in consumer publications. Advertising revenue was lower in business publications principally due to factors affecting the computer technology industry during the year. Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in Ziff-Davis Inc.'s magazines. Revenue from international operations, which generated 10.2% of the segment's revenue, increased by $2.1 million primarily due to the launch of IT Week in the UK, partially offset by lower advertising in business publications.

  Net revenue from MacUser and MacWeek magazines contributed to Mac Publishing LLC were $32.5 million for 1997 but are no longer consolidated into Ziff-Davis Inc.'s results for 1998. On May 1, 1998, Ziff-Davis Inc. acquired its joint venture partner's 50% interest in FamilyPC magazine. Ziff-Davis Inc. now owns 100% of the magazine and its results are included in the consolidated results from the acquisition date. Revenue from FamilyPC included in the 1998 results was $11.1 million. Revenue related to the three publications closed as part of the restructuring was $12.5 million lower in the fourth quarter of 1998 as compared to the fourth quarter of 1997.

  Events--Revenue from events decreased by $17.6 million or 6.1% from $287.5 million in 1997 to $269.9 million in 1998. The decrease was primarily due to a decline in revenue due to the discontinuation of certain "one-time" shows that were held in 1997, lower ancillary revenue at COMDEX/Fall and lower square footage sold at COMDEX/Spring. This decrease was partially offset by increased revenue from increased square footage sold at N+I Las Vegas and Java One due to an increased number of attendees.

  Internet-- Net revenue increased 74.2% to $56.1 million for the year ended December 31, 1998 from $32.2 million for the year ended December 31, 1997. Revenue from advertising was 86% of net revenue for the year ended December 31, 1998 compared to 73% for the same period in 1997. Revenue from advertising increased 104.2% to $48.2 million for the year ended December 31, 1998 from $23.6 million for the prior. The increase in advertising revenue was attributed to an increase in volume as both the number of advertisers and the average monthly revenue per advertiser increased. Subscription-based fees and services decreased by 6.9% to $8.0 million for the year ended December 31, 1998 from $8.6 million for the year ended December 31, 1997.

 Cost of Production

  Production costs decreased by 6.1% or $19.9 million from $325.2 million in 1997 to $305.3 million in 1998.

  Publishing production costs decreased by $6.0 million or 2.7% from $221.4 million to $215.3 million in 1998. The decrease was related to a decline in the number of advertising pages produced.

  The cost of producing events decreased by $17.4 million or 17.4% from $99.5 million in 1997 to $82.1 million in 1998. The decrease is a result of lower operational costs and re-negotiated contracts as well as the discontinuation of certain "one-time" shows that were held in 1997.

  Internet production costs increased by $3.6 million or 83.7% from $4.3 million in 1997 to $7.9 million in 1998. The increase in production costs was due to higher user traffic levels and increased editorial costs associated with the launch of new content areas.

 Selling, general and administrative expenses

  Selling, general and administrative expenses increased by $3.3 million or 0.6% from $564.3 million in 1997 to $567.7 million in 1998. The increase was due to expenditures to launch new products and increased advertising expenses. The increase was partially offset by headcount reductions and efficiencies attained through the integration of operations resulting from the reorganization completed in May 1998, as well as cost savings resulting from the closure of three magazines in the fourth quarter of 1998 (see "-- Restructuring").

 Depreciation and amortization

  Total depreciation and amortization decreased $2.4 million from $154.9 million to $152.5 million. The decrease was a result of certain assets being fully depreciated in 1997 and early 1998.

Restructuring

  Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in Ziff-Davis Inc.'s magazines (principally PC Magazine, PC/Computing, Computer Shopper and PC Week). Ziff-Davis Inc. believes these factors are continuing. In part as a result of these factors, EBITDA for the fourth quarter of 1998 was significantly lower than EBITDA for the fourth quarter of 1997.

  As a result of this reduced demand, in October 1998, Ziff-Davis Inc. announced a restructuring program with the intent of significantly reducing its cost base. Ziff-Davis Inc. incurred a pre-tax charge of $52.2 million for this restructuring program. The charge was reported as a component of income from operations for the fourth quarter of 1998. The charge included asset impairment costs ($37.9 million), employee termination costs ($8.6 million) and costs to exit activities ($5.7 million) principally resulting from the closing of three publications (Windows Pro, Internet Business and Equip) and the reduction of Ziff-Davis Inc.'s work force by 310 employees. The charge also included costs resulting from the discontinuation of certain educational journals and trade shows. The following sets forth additional detail concerning the principal components of the charge:

  . Asset impairment costs totalled $37.9 million. These costs, which are non-cash, included the write-off of intangible assets associated with the discontinued publications ($34.3 million) and trade shows ($2.9 million) as well as deferred expenses associated with the discontinued educational journals ($0.7 million).

  . Employee termination costs related to severed personnel at the closed publications as well as a rationalization and resulting workforce reduction of the remainder of Ziff-Davis Inc.'s operations. Employee termination costs included payments for severance and earned vacation as well as the costs of outplacement services and the provision of continued benefits to personnel. As of December 31, 1998, $5.2 million of the $8.6 million related to these employee terminations had been paid.

  . Costs to exit activities reflected the costs associated with the final closure of the discontinued publications ($1.8 million) and the costs to reduce office space under lease as a result of the reduced level of employees ($3.8 million).


 Interest expense, net

  Interest expense decreased by $46.9 million or 24.6% from $190.4 in 1997 to $143.6 million in 1998. The reduction was due primarily to lower levels of debt outstanding throughout the year, as well as the capitalization of $908.7 million of intercompany debt as part of the reorganization.

 Other non-operating income, net

  Other non-operating income, net primarily reflects Ziff-Davis Inc.'s equity share in earnings and losses from joint ventures and fees earned from management of events not produced by Ziff-Davis Inc. Income decreased $0.5 million or 5.6% from $8.7 million in 1997 to $8.2 million in 1998 reflecting reduced fees from managed events. The decline was partially offset by Ziff-Davis Inc.'s equity share in earnings of MAC Publishing, LLC that was formed in August 1997.

 Income taxes

  The 1998 income tax benefit of $26.4 million increased from $1.3 million 1997. The increase was due primarily to the losses with respect to the MAC Assets, which were not deductible until Ziff-Davis Inc. purchased the MAC Assets from an affiliate on May 4, 1998. The income tax benefit was also increased by a higher net loss for the year ended December 31, 1998 compared to the net loss for the year ended December 31, 1997.

 Net loss

  As a result of the changes described above, the net loss for the period increased $6.6 million or 9.3% from $71.2 million in 1997 to $77.8 million in 1998.

 EBITDA

  EBITDA for the year ended December 31, 1998 was $244.1 million compared to $272.9 million for the year ended December 31, 1997. EBITDA for the year ended December 31, 1998 does not include the $52.2 million restructuring charge. Results were unfavorable as compared to last year due to a lower level of earnings from advertising in the higher margin business publications partly offset by improved results at the events segment and reduced losses at the Internet Segment. The improvement at the events segment was attributed to the absence of losses from the discontinuance of certain "one-time" shows held in 1997 as well as continued costs savings. Reduced losses from the Internet segment were the result of revenue growth exceeding increases in expenses. The ratio of EBITDA to revenue was 22.0% for 1998 compared to 23.7% in 1997.

Year ended December 31, 1997 compared with Pro Forma Year ended December 31,
1996

 Revenue, net

  Net revenue increased by $73.2 million or 6.8% from $1,080.6 million in 1996 to $1,153.8 million in 1997.

  Publishing--Net revenue from publishing grew by $37.4 million or 4.7% from $796.6 million to $834.0 million. Approximately $22 million was due to inclusion of a full year of results for the electronic gaming publications acquired in mid-1996 and two publications launched in late 1996. Increases in advertising rates, generally ranging between 3% and 10%, and a 5.1% increase in advertising pages contributed $11.5 million. Revenue from international operations, which generated 10.2% of the segment's revenue, decreased by $6.6 million due to the strengthening of the U.S. dollar relative to the major European currencies. Continued growth from new educational product launches and sales of market research studies accounted for the balance of the revenue growth.

  Events--Net revenue from events increased $22.6 million or 8.5% from $264.9 million to $287.5 million. Approximately $15 million of the increase was due to 11 new trade show launches, including revenue from ancillary show-related sources. The balance of revenue growth was due to higher exhibitor rates charged at the major events, partly offset by a decline in revenue from COMDEX/Spring and certain U.K. events.

  Internet--Net revenue increased 68.6% to $32.2 million for the year ended December 31, 1997 from $19.1 million for the pro forma year ended December 31, 1996. An increasing percentage of ZDNet's net revenue was derived from advertising for the year ended December 31, 1997, accounting for 73.3% of net revenue, compared to 37.7% for the same period in 1996. The increased percentage of net revenue derived from advertising in the later period reflect a continuation of ZDNet's strategic shift from a business model based on subscription-based fees and services to one based on advertising.

  Revenue from advertising increased 227.8% to $23.6 million for year ended December 31, 1997 from $7.2 million for the pro forma year ended December 31, 1996. The increase in advertising revenue was attributable to increases in the number of advertisers, the average expenditures per advertiser and increasing advertising rates. The increase was evenly attributable to rate and volume increases. Subscription-based fees and services decreased by 27.7% to $8.6 million from $11.9 million from the same period in 1996.

 Cost of production

  Production costs increased $22.6 million or 7.5% from $302.6 million to $325.2 million.

  Publishing production costs increased $10.4 million or 4.8% from $215.3 million in 1996 to $225.7 million. Costs related to new launches and volume-related growth increased approximately $20 million but were partly offset by approximately $10 million of lower paper costs.

  The costs of producing events increased $12.2 million or 14.0% from $87.3 million to $99.5 million primarily as a result of costs related to new events launched in 1997.

  Internet production costs increased by $1.3 million or 43.3% from $3.0 million to $4.3 million. The increase in production costs was due to higher user traffic levels and increased editorial costs associated with the launch of new content areas.

 Selling, general and administrative expenses

  Selling, general and administrative expenses increased $35.7 million or 6.8% from $528.6 million to $564.3 million. The increase was due to the addition of employees to support base business volume growth and launches of new products and services. Results included a one-time $6.0 million charge for the consolidation and restructuring of the events business which was announced in the fourth quarter of 1997. Costs for the publishing segment rose 1.2% while those for the events segment rose 22.1% due to the number of new launches and the one-time restructuring charge.

 Depreciation and amortization

  Total depreciation and amortization decreased $6.3 million to $154.9 million in 1997. The reduction in depreciation and amortization expense was a result of certain assets being fully depreciated in 1996.

 Interest expense, net

  Net interest expense increased $54.9 million or 40.5% to $190.4 million in 1997 due to interest on an additional $900 million of intercompany indebtedness to Softbank incurred to finance a return of capital.

 Other non-operating income, net

  Other non-operating income, net primarily reflects Ziff-Davis Inc.'s equity share of earnings and losses from joint ventures and fees earned from management of events not produced by Ziff-Davis Inc. Income increased $2.6 million from $6.1 million in 1996 to $8.7 million or 42.6% reflecting growth in fees from managed events and reduced losses from joint ventures.

 Income Taxes

  The 1997 combined income tax benefit of $1.3 million compares to a pro forma income tax provision of $25.7 million in 1996. The improvement in the tax provision is due to a higher pre-tax loss giving rise to a tax benefit. The difference between the 1997 and 1996 effective tax rates and the federal statutory tax rate of 35.0% is primarily due to non-recognition of tax losses generated by the MAC Assets ($56.9 million and $77.2 million in 1997 and 1996, respectively), non-deductible goodwill amortization ($10.2 million and $8.6 million, respectively) and state and local income taxes. In addition, the 1996 tax provision increased approximately $3.2 million as a result of pro forma adjustments related to the ZDI acquisition.

 Net loss

  As a result of the changes described above, net loss for the period increased $4.2 million or 6.2% from $67.0 million to $71.2 million.

 EBITDA

  EBITDA for 1997 was $272.9 million, an increase of $17.5 million or 6.8% from the $255.4 million generated in 1996. The increase was due to higher revenue and management fee income, net of higher production costs and selling, general and administrative expenses. The ratio of EBITDA to revenue remained relatively constant at 23.7% for 1997 compared to the 1996 margin of 23.6%.


Liquidity and Capital Resources

  As a result of the May 4, 1998 reorganization, Ziff-Davis Inc.'s intercompany debt owned to Softbank was reduced to $83.1 million. Such indebtedness bears interest at 9.9% and matures in February 2010. Concurrently with Ziff-Davis Inc.'s initial public offering, Ziff-Davis Inc. issued and sold $250 million aggregate principal amount of notes. In addition, Ziff-Davis Inc. entered into a $1.35 billion credit facility, and borrowed $1.25 billion under such facility, to provide additional funds for the repayment of intercompany debt to Softbank and to provide for Ziff-Davis Inc.'s working capital requirements. The balance of intercompany obligations owed to Softbank was converted to equity. (See Note 2 to the Consolidated Financial Statements included in this Annex.)


  At December 31, 1998, Ziff-Davis Inc.'s outstanding total debt was $1,547.9 million (excluding unamortized discount) which consisted of $77.9 million due to Softbank, $250 million in notes and $1,220.0 million under the credit facility.

  Cash and equivalents were $32.6 million at December 31, 1998, an increase of $2.3 million from $30.3 million at December 31, 1997. The increase was due to factors described below:

  Cash provided by operations was $95.8 million for the year ended December 31, 1998 compared to a use of $3.4 million for the same period of 1997. The increase from 1997 to 1998 was attributed to Ziff-Davis Inc.'s lower losses (before the non-cash portion of the restructuring charge) and a decrease in funding to affiliates for the 1998 period.

  Cash used for investing activities for the year ended December 31, 1998 totaled $64.4 million compared to $44.2 million for the 1997 comparable period. For both periods, the majority of these expenditures were for computer equipment and leasehold improvements. Acquisitions and investments in the 1998 period relate to Ziff-Davis Inc.'s acquisition of Sky TV, a tradeshow in Canada, an additional 50% interest in Family PC magazine, a European marketing database company as well as investments in Red Herring and Deja News. Acquisitions for the 1997 period reflect the purchase of a 70% interest in GameSpot, Inc.

  Cash used in financing activities totaled $29.1 million for the year ended December 31, 1998, representing proceeds from the reorganization and initial public offering of $1,863.3 million, net of transaction costs, and funding from Softbank of $20.4 million offset by the repayment of debt and amounts due to affiliates of $1,916.1 million. Cash provided by financing activities in the same period in 1997 amounted to $47.9 million representing capital contributions partly offset by repayments of intercompany debt.

  Ziff-Davis Inc. had a working capital surplus of approximately $35.5 million at December 31, 1998, compared to a working capital deficit of approximately $371.1 million at December 31, 1997. Ziff-Davis Inc.'s balance sheet has historically had a working capital deficit due to significant amounts due to affiliates. Ziff-Davis also maintains a significant level of deferred revenue generated from publication subscriptions paid in advance and prepayments from trade show exhibitors. At December 31, 1998, Ziff-Davis Inc. had deferred revenue of $152.1 million compared to $154.7 million at December 31, 1997. Deferred revenue does not represent a cash liability owed by Ziff-Davis Inc., unless Ziff-Davis Inc. fails to deliver a magazine or cancels a trade show, and generally does not affect Ziff-Davis Inc.'s ability to fund day-to-day operations. Working capital increased as a result of the reorganization and the initial public offering of Ziff-Davis Inc.'s common stock which resulted in the repayment and conversion to equity of related party obligations in connection therewith.

  On December 11, 1998, Standard & Poors lowered its corporate credit and bank loan ratings for Ziff-Davis Inc. to BB- from BB and its subordinated debt rating for Ziff-Davis Inc. to B from B+. This downgrade had no impact on our current borrowings. Although this downgrade may make future borrowings more expensive, we do not believe this will have a material impact on our liquidity or our access to credit markets.

  Ziff-Davis Inc. believes, based on its current level of operations and anticipated growth, that Ziff-Davis Inc.'s ability to generate cash, together with cash on hand and available lines of credit, will be sufficient to make required payments of principal and interest on Ziff-Davis Inc.'s indebtedness and fund anticipated capital expenditures and future working capital requirements over the next 12 months. However, actual capital expenditures may change, particularly as a result of any acquisitions Ziff-Davis Inc. may pursue. The ability of Ziff-Davis Inc. to meet its debt service obligations and reduce its total debt will depend upon the future performance of Ziff-Davis Inc.

Credit Facility

  Ziff-Davis Inc.'s credit facility, as amended, consists of a seven-year $400 million reducing revolving credit facility, a seven-year $450 million term loan and an eight-year $500 million term loan. There are no scheduled reductions in the revolving credit commitment or amortization under the term loan until September 2000.

  For the reasons described under "--Restructuring" above, Ziff-Davis Inc. expects its debt to EBITDA ratios at December 31, 1998 would have been above the levels that had originally been required by its credit facility. On December 16, 1998, the lenders of the $1.35 billion credit facility agreed to amend certain provisions of that facility. The amended provisions include an increase in the allowed leverage ratios. In return, Ziff-Davis Inc. agreed to pay a one-time fee of $3.375 million and increase the interest rates on amounts borrowed under the facility to rates currently ranging from LIBOR plus 2.875% to LIBOR plus 3.375% depending on the type of loan. Had the increased interest rates been in effect for the period from Ziff-Davis Inc.'s initial public offering on April 28, 1998 to December 31, 1998, interest expense would have increased by approximately $11.9 million. Based on the $1,220.0 million outstanding on December 31, 1998, the annualized incremental interest is $18.0 million. This increase in interest expense would reduce the amount otherwise available to fund ZD or ZDNet operations.

  Ziff-Davis Inc.'s credit facility exposes it to market risk with respect to changes in interest rates. Ziff-Davis Inc. manages this risk through the use of interest rate swap agreements, as described below. Through the use of these swap agreements, Ziff-Davis Inc. has effectively established a fixed interest rate for $550 million of the outstanding credit facility. Based on the $1.220 billion outstanding under the credit facility at December 31, 1998, if the LIBOR rate were to increase by 1%, Ziff-Davis Inc. would incur, after giving effect to the swap agreements, an additional $6.7 million of annual interest expense.

Interest Rate Swaps

  On June 10, 1998, Ziff-Davis Inc. entered into interest rate swap agreements, with an aggregate notional amount of $550 million. Under these swap agreements, which commenced on August 10, 1998, Ziff-Davis Inc. will receive a floating rate of interest based on three-month LIBOR, which resets quarterly, and Ziff-Davis Inc.

will pay a fixed rate of interest each quarter for the terms of the respective agreements. The weighted average fixed rate Ziff-Davis Inc. will pay under these agreements is 5.85%. Ziff-Davis Inc. has entered into these agreements solely to hedge its interest rate risk. At December 31, 1998, the three-month LIBOR rate was 5.06%.

  These swap agreements are viewed by Ziff-Davis Inc. as risk management tools and are not used for trading or speculative purposes. The notional amount of $550 million does not represent a real amount exchanged by the parties, and therefore, is not a measure of Ziff-Davis Inc.'s exposure through its use of swap agreements. The fair values of these swap agreements were estimated by obtaining quotes from brokers which represented the amounts that Ziff-Davis Inc. would pay if the agreements were terminated at the balance sheet date. While it is not Ziff-Davis Inc.'s intention to terminate these swap agreements, these fair values indicated that the termination of the swap agreements would have resulted in a loss of $15,627,000.

  By nature, swap agreements involve credit risk, due to the possible nonperformance by counterparties. To mitigate this risk, Ziff-Davis Inc. enters into swap agreements with major financial institutions and diversifies the counterparties used as a means to limit counterparty exposure and concentration of risk.

ZDTV


  In July 1997, Ziff-Davis Inc. entered into a license and services agreement to develop ZDTV for MAC Holdings America ("MHA"), a company that is wholly owned by Mr. Masayoshi Son who is a director of Ziff-Davis Inc. and principal stockholder of SOFTBANK Corp. Under this agreement, Ziff-Davis Inc. agreed to fund ZDTV's operations through unsecured advances and was granted an option to purchase ZDTV for a price equal to MHA's investment plus 10% per annum for the period of investment. On January 15, 1999, Ziff-Davis Inc. exercised this option and on February 4, 1999, purchased ZDTV at a purchase price of $81.4 million. Ziff-Davis Inc. paid approximately $32.8 million of the purchase price in cash (funded on February 5, 1999) and paid the remainder by applying approximately $48.6 million in advances owed to it by MHA through December 31, 1998. Ziff-Davis Inc. also agreed to be responsible for the funding of ZDTV during the period in 1999 prior to the purchase which will be accounted for as additional purchase price. The cash portion of the purchase price was funded by an advance from ZDTV to Ziff-Davis Inc., pursuant to the ZDTV cash management system, of the funds invested in ZDTV by Vulcan Programming described below. In connection with its acquisition of ZDTV, Ziff Davis Inc. assumed MHA's obligations under an option granted to DirectTV to purchase 5% of ZDTV for $15 million, subject to adjustment.

Vulcan Transactions

  On February 4, 1999, Vulcan Ventures, the investment vehicle of Paul G. Allen, agreed to purchase approximately three million shares of Ziff-Davis Inc. common stock for $50 million. We expect the purchase of common stock to close in the first quarter of 1999. On February 5, 1999, Vulcan Programming, an entity owned by Paul G. Allen, purchased a one-third interest in ZDTV for $54 million.

Seasonality

  Historically, Ziff-Davis Inc.'s business has been seasonal as a significant portion of annual revenue has occurred in the second and fourth quarters. The following table sets forth certain unaudited quarterly combined statements of operations data for each of the eight quarters in the period ended December 31, 1998. In the opinion of Ziff-Davis Inc.'s management, this unaudited information has been prepared on a basis consistent with the audited Consolidated Financial Statements appearing elsewhere in this Annex and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the Consolidated Financial Statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                Quarters Ended
                          -----------------------------------------------------------------------------------------------
                          March 31,  June 30,  September 30, December 31, March 31,  June 30,  September 30, December 31,
                            1997       1997        1997          1997       1998       1998        1998          1998
                          ---------  --------  ------------- ------------ ---------  --------  ------------- ------------
                                                            (dollars in thousands)
Revenue, net:
 Publishing.............  $204,281   $211,333    $191,613      $226,788   $191,245   $198,419    $181,726      $211,492
 Events.................    15,321     82,135      24,227       165,845     27,121     65,782      29,787       147,177
 Internet...............     5,283      7,862       8,132        10,941      9,688     12,274      14,505        19,676
                          --------   --------    --------      --------   --------   --------    --------      --------
Total revenue...........   224,885    301,330     223,972       403,574    228,054    276,475     226,018       378,345
 Percentage of total
  year..................      19.5%      26.1%       19.4%         35.0%      20.6%      24.9%       20.4%         34.1%
Cost of production......    61,526     92,986      62,716       108,017     70,310     75,749      63,471        95,546
Selling, general and
 administrative
 expenses...............   139,980    143,243     143,131       137,990    144,239    140,063     139,516       143,865
Depreciation and
 amortization...........    38,966     39,032      39,699        37,243     37,475     39,276      37,843        37,950
Restructuring charge....       --         --          --            --         --         --          --         52,239
                          --------   --------    --------      --------   --------   --------    --------      --------
Income (loss) from
 operations.............   (15,587)    26,069     (21,574)      120,324    (23,970)    21,387     (14,812)       48,745
Income (loss) before
 taxes..................   (60,145)   (17,715)    (66,937)       72,306    (68,287)   (12,032)    (39,449)       15,532
Net income (loss).......  $(59,817)  $(17,387)   $(66,609)     $ 72,634   $ (5,121)  $(76,560)   $ (4,498)     $  8,370
EBITDA(1)...............  $ 25,534   $ 68,216    $ 20,486      $158,658   $ 15,127   $ 63,397    $ 27,487      $138,083
 Percentage of total
  year..................       9.4%      25.0%        7.5%         58.1%       6.2%      26.0%       11.3%         56.6%

--------

(1) EBITDA is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA for the quarter ended December 31, 1998 does not include a one-time restructuring charge of $52,239,000. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of Ziff-Davis Inc.'s operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for Ziff-Davis Inc. may not be comparable to similarly titled measures reported by other companies.

 Inflation and Fluctuations in Paper Prices and Postage Costs

  Ziff-Davis Inc. continually assesses the impact of inflation and changes in paper prices. Ziff-Davis Inc. generally enters into contracts for the purchase of paper which adjust the price on a quarterly basis. Paper prices began to rise in 1994, rose significantly in 1995 and 1996 and then decreased in 1997. During 1998, paper prices were relatively flat. Management anticipates that paper prices will remain relatively stable in 1999. Ziff-Davis Inc. will continue to monitor the impact of inflation and paper prices and will consider these matters in setting its pricing policies. Ziff-Davis Inc. frequently reviews its purchasing and manufacturing processes for opportunities to reduce costs and mitigate the impact of paper price and postage rate increases (such as purchasing lighter-grade paper stock or, when paper prices are at cyclical lows, increasing paper inventory or entering into longer term contracts with suppliers). However, Ziff-Davis Inc. had not entered, and does not currently plan to enter, into long-term forward price or option contracts for paper. Management estimates postage costs will increase approximately 3.5% in 1999. See "Risk Factors--Other Ziff-Davis Inc. Risks--Ziff-Davis Inc. May Be Adversely Affected By Fluctuations In Paper And Postage Costs" and Annex VII-- "ZD Description of Business--Print Publishing--Paper and Printing".

Year 2000 Readiness Disclosure

  During 1997, Ziff-Davis Inc., began a review of its computer systems and software to identify systems and software which might malfunction due to misidentification of the Year 2000. Ziff-Davis Inc. is using both internal and external resources to identify, test, correct and reprogram systems and software for Year 2000 readiness.

  At December 31, 1998, Ziff-Davis Inc. was in the research and validation phase of its Year 2000 project for information ("IT") systems and non-IT systems. This phase consists of research and validation of all infrastructure, hardware and software, including platform, wide-area network and local-area network components. Research for non-IT systems includes identifying systems that include embedded technology, such as micro-controllers, which are not Year 2000 compliant.

  Ziff-Davis Inc. has identified critical systems and applications that will either be validated for compliance though formal documentation, through vendors or through testing. Ziff-Davis Inc. will enter the testing phase of its infrastructure, hardware, software and databases in the first quarter of 1999 and plans to complete such phase by September 1, 1999. Contingency plans will be developed for any systems or platforms that are known to be non-compliant as of September 1, 1999.

  Some of Ziff-Davis Inc.'s computer systems and databases, including its subscription fulfillment and payroll systems, are managed by third parties under contractual arrangements. Ziff-Davis Inc. currently has no known Year 2000 compliance problems relating to third parties. Ziff-Davis Inc. has requested those third parties with which Ziff-Davis Inc. has material relationships in the first quarter of 1999 to advise it as to whether such third parties anticipate difficulties in addressing Year 2000 compliance problems, and if so, the nature of such difficulties. Ziff-Davis Inc. anticipates that such inquiries will be completed by April 30, 1999.

  In addition, Ziff-Davis Inc. will develop contingency plans during the second half of 1999 in order to compensate for any disruption or downtime that could result from a Year 2000 compliance problem. Ziff-Davis Inc. plans to replace IT and non-IT systems that it determines are not Year 2000 compliant prior to October 1, 1999 in order to minimize any risk of a Year 2000 compliance problem.

  Ziff-Davis Inc. has incurred remediation costs associated with its Year 2000 readiness efforts. These remediation costs have been incurred in connection with replacement of systems and hardware, modification of software and consulting costs related to Year 2000 solution providers. The costs to address Year 2000 issues which have been included in the general and administrative expenses of Ziff-Davis Inc. have not been tracked separately and are therefore not determinable. However, management believes these expenses have been substitutive rather than incremental to the recurring level of general and administrative expenses. Total capitalized costs incurred in the replacement of systems in connection with Ziff-Davis Inc.'s Year 2000 readiness efforts as of December 31, 1997 and 1998 were $1,692,000 and $3,657,000, respectively. Ziff-Davis Inc. estimates that it will capitalize an additional $3,815,000 during 1999 related to its Year 2000 readiness efforts.

  Ziff-Davis Inc. expects to complete testing and replacement of critical systems by the beginning of the fourth quarter of 1999. Ziff-Davis Inc.'s estimate of its most reasonably likely "worst case scenario" would be the failure of its internal applications and systems that process and store certain information and data. Ziff-Davis Inc. would resolve the failure of such applications and systems on an individual basis and management of Ziff-Davis Inc. does not believe that the impact on its critical systems would be material. However, if Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom it relies experiences a Year 2000 compliance problem, this could have a material adverse effect on Ziff-Davis Inc.'s profit and liquidity.

Recently Issued Accounting Pronouncements

  SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities issued in June 1998, establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Ziff-Davis Inc. does not expect the adoption of SFAS No. 133 to have a material impact on Ziff-Davis Inc.'s results of operations.

  Ziff-Davis Inc. expects to adopt this statement beginning with its 2000 financial statements.

                                ZIFF-DAVIS INC.
                            DESCRIPTION OF BUSINESS

General

  Ziff-Davis Inc. is a leading media and marketing company that provides information on computing and technology, including the Internet. We provide technology companies worldwide with marketing strategies for reaching key decision-makers. From an accounting standpoint, we have separated our online business division from the rest of our businesses, and we have allocated all of our consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. For additional information regarding the amounts allocated see the Selected Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, Description of Business and Financial Statements for ZD and ZDNet, set forth in Annex VII and VII respectively.

Relationship with Softbank

  For information concerning the formation of Ziff-Davis Inc. and its relationship with Softbank see Note 1 to the Financial Statements of Ziff-Davis Inc. included in this Annex VI and "Risk Factors--Other Ziff-Davis Inc. Risks-- Ziff-Davis Inc. Is Controlled By Its Principal Stockholders. This Creates Potential Conflicts Of Interest".

                                Ziff-Davis Inc.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          -----
Ziff-Davis Inc.
  Report of Independent Accountants...................................... VI-16
  Consolidated Balance Sheets as of December 31, 1997 and 1998 .......... VI-17
  Consolidated Statements of Operations for the years ended December 31,
   1996, 1997 and 1998 .................................................. VI-18
  Consolidated Statements of Cash Flows for the years ended December 31,
   1996, 1997 and 1998................................................... VI-19
  Consolidated Statements of Changes in Stockholders' Equity for the
   years ended December 31, 1996, 1997 and 1998.......................... VI-20
  Notes to Consolidated Financial Statements............................. VI-21

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Ziff-Davis Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in stockholders' equity, present fairly, in all material respects, the financial position of Ziff-Davis Inc. and its subsidiaries (the "Company") at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY

February 22, 1999

                              ZIFF-DAVIS INC.

                         CONSOLIDATED BALANCE SHEETS

             (dollars in thousands, except per share amounts)

                                                             December 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
                         ASSETS
Current assets:
  Cash and cash equivalents............................. $   30,301  $   32,566
  Accounts receivable, net..............................    221,310     227,325
  Inventories...........................................     17,853      15,551
  Prepaid expenses and other current assets.............     37,900      34,543
  Due from affiliates...................................    131,290      53,984
  Deferred taxes........................................      8,794      22,262
                                                         ----------  ----------
Total current assets....................................    447,448     386,231
Property and equipment, net.............................     53,536      91,189
Intangible assets, net..................................  3,030,333   2,907,043
Other assets............................................     15,329      49,340
                                                         ----------  ----------
Total assets............................................ $3,546,646  $3,433,803
                                                         ==========  ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................... $   55,468  $   74,397
  Accrued expenses......................................     80,094      97,319
  Unearned income, net..................................    154,682     152,081
  Due to affiliates and management......................    398,332       4,618
  Current portion of notes payable to affiliates........    125,790       7,692
  Other current liabilities.............................      4,222      14,591
                                                         ----------  ----------
Total current liabilities...............................    818,588     350,698
Notes payable to affiliates.............................  2,408,240      70,192
Notes payable, net of unamortized discount..............        --    1,469,130
Deferred taxes..........................................    180,117     165,082
Due to management.......................................        --        5,400
Other liabilities.......................................     13,571      20,703
                                                         ----------  ----------
Total liabilities.......................................  3,420,516   2,081,205
                                                         ----------  ----------
Commitments and contingencies (Notes 17 and 18)
Stockholders' equity:
  Preferred stock(1)....................................        --          --
  Common stock(2).......................................        --        1,000
  Additional paid-in capital............................    248,330   1,553,419
  Accumulated deficit...................................   (119,429)   (197,238)
  Deferred compensation.................................       (996)     (3,762)
  Cumulative translation adjustment.....................     (1,775)       (821)
                                                         ----------  ----------
Total stockholders' equity..............................    126,130   1,352,598
                                                         ----------  ----------
Total liabilities and stockholders' equity.............. $3,546,646  $3,433,803
                                                         ==========  ==========

--------

(1) December 31, 1998: par value $.01 per share, 10,000,000 shares authorized, no shares issued and outstanding; December 31, 1997: no shares authorized, issued and outstanding.

(2) December 31, 1998: par value $.01 per share, 120,000,000 shares authorized, 100,000,000 shares issued and outstanding; December 31, 1997: par value $.01 per share, 2,000 shares authorized, 200 shares issued and outstanding.

   The accompanying notes are an integral part of these financial statements.

                              ZIFF-DAVIS INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

             (dollars in thousands, except per share amounts)

                                               Years ended December 31,
                                            ---------------------------------
                                              1996       1997        1998
                                            ---------  ---------  -----------
Revenue, net:
  Publishing............................... $ 674,040  $ 834,015  $   782,882
  Events...................................   264,884    287,528      269,867
  Internet.................................    16,215     32,218       56,143
                                            ---------  ---------  -----------
                                              955,139  1,153,761    1,108,892
                                            ---------  ---------  -----------
Cost of production.........................   271,532    325,245      305,346
Selling, general and administrative
 expenses..................................   456,690    564,344      567,683
Depreciation and amortization of property
 and equipment.............................    32,303     30,379       29,885
Amortization of intangible assets..........   107,433    124,561      122,659
Restructuring charge.......................       --         --        52,239
                                            ---------  ---------  -----------
Income from operations.....................    87,181    109,232       31,080
Interest expense, net......................  (120,646)  (190,445)    (143,547)
Other non-operating income, net............     6,341      8,722        8,231
                                            ---------  ---------  -----------
Loss before income taxes...................   (27,124)   (72,491)    (104,236)
Provision (benefit) for income taxes.......    24,957     (1,312)     (26,427)
                                            ---------  ---------  -----------
Net loss................................... $ (52,081) $ (71,179) $   (77,809)
                                            =========  =========  ===========
Pro forma basic loss per common share......                       $     (0.78)
                                                                  ===========
Pro forma weighted average common shares
 outstanding...............................                       100,000,000
                                                                  ===========



   The accompanying notes are an integral part of these financial statements.

                              ZIFF-DAVIS INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (dollars in thousands)

                                                Years ended December 31,
                                             ---------------------------------
                                                1996        1997       1998
                                             -----------  --------  ----------
Cash flows from operating activities:
Net loss...................................  $   (52,081) $(71,179) $  (77,809)
Adjustments to reconcile net loss to net
 cash provided
 (used) by operating activities:
 Depreciation and amortization.............      139,736   154,940     152,544
 Amortization of debt issuance costs and
  discount.................................          --        --        2,430
 Non-cash portion of restructuring charge..          --        --       38,020
 Income from equity investments............         (115)   (2,030)     (7,483)
 Deferred tax provision (benefit)..........       24,957    (1,312)    (28,974)
 Changes in operating assets and liabili-
  ties:
  Accounts receivable......................      (38,086)  (18,899)     (4,899)
  Inventories..............................        7,788      (853)      2,923
  Accounts payable and accrued expenses....       12,850    (7,376)     13,098
  Unearned income..........................        1,392   (20,194)     (5,326)
  Due to affiliates and management.........      (29,303)  (38,543)     (3,348)
  Other, net...............................       (5,595)    2,082      14,600
                                             -----------  --------  ----------
Net cash provided (used) by operating
 activities................................       61,543    (3,364)     95,776
                                             -----------  --------  ----------
Cash flows from investing activities:
  Capital expenditures.....................      (22,365)  (30,196)    (36,599)
  Investments and acquisitions, net of cash
   acquired................................   (2,124,823)  (14,000)    (27,772)
                                             -----------  --------  ----------
Net cash used by investing activities......   (2,147,188)  (44,196)    (64,371)
                                             -----------  --------  ----------
Cash flows from financing activities:
  Proceeds from equity offering............          --        --      380,337
  Proceeds from issuance of notes payable..          --        --      242,723
  Proceeds from issuance of bank debt......          --        --    1,240,200
  Proceeds from notes payable to affili-
   ates....................................    1,080,000    10,000         --
  Payments of amounts due to affiliates....          --        --     (314,798)
  Repayments of credit facility ...........          --        --      (95,504)
  Borrowings under credit facility.........          --        --       65,504
  Principal payments on notes payable to
   affiliates..............................          --    (31,420) (1,571,264)
  Payment of deferred financing fee........          --        --       (3,375)
  Purchase of treasury shares..............          --        --      (29,500)
  Sale of treasury shares..................          --        --       29,500
  Advance from majority shareholder........          --        --       20,377
  Contributed capital......................    1,015,652    69,366       6,660
  Payment of dividends.....................       (8,000)      --          --
                                             -----------  --------  ----------
Net cash provided (used) by financing
 activities................................    2,087,652    47,946     (29,140)
Net increase in cash and cash equivalents..        2,007       386       2,265
Cash and cash equivalents at beginning of
 period....................................       27,908    29,915      30,301
                                             -----------  --------  ----------
Cash and cash equivalents at end of peri-
 od........................................  $    29,915  $ 30,301  $   32,566
                                             ===========  ========  ==========

   The accompanying notes are an integral part of these financial statements.

                              ZIFF-DAVIS INC.

            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                          (dollars in thousands)

                   Ziff-Davis Inc.                    ZDI          ZDCF      Additional  Retained                Cumulative
                  -------------------  Treasury  ------------- -------------  paid-in    earnings     Deferred   translation
                    Shares     Amount   Stock    Shares Amount Shares Amount  capital    (deficit)  compensation adjustment
                  -----------  ------  --------  ------ ------ ------ ------ ----------  ---------  ------------ -----------
Balance at
 December 31,
 1995...........          --   $  --   $   --      --   $ --     100  $ --   $  379,586  $  11,831    $   --       $  111
Acquisition of
 Ziff-Davis
 Inc............                                   100    --                  1,014,178
Return of
 capital........                                                               (899,948)
Capital
 contribution...                                                                  1,474
Dividend paid...                                                                            (8,000)
Shares
 contributed to
 restricted
 stock plan.....                                                                  3,528                (3,528)
Compensation
 earned on
 restricted
 stock..........                                                                                        1,080
Net loss........                                                                           (52,081)
Foreign currency
 translation
 adjustment.....                                                                                                     (475)
                  -----------  ------  -------    ----  -----   ----  -----  ----------  ---------    -------      ------
Balance at
 December 31,
 1996...........          --      --       --      100    --     100    --      498,818    (48,250)    (2,448)       (364)
Return of
 capital........                                                               (381,434)
Capital
 contribution...                                                                128,482
Shares
 contributed to
 restricted
 stock plan.....                                                                  2,464                (2,464)
Compensation
 earned on
 restricted
 stock..........                                                                                        3,916
Net loss........                                                                           (71,179)
Foreign currency
 translation
 adjustment.....                                                                                                   (1,411)
                  -----------  ------  -------    ----  -----   ----  -----  ----------  ---------    -------      ------
Balance at
 December 31,
 1997...........          --      --       --      100    --     100    --      248,330   (119,429)      (996)     (1,775)
Capital
 contribution...                                                                  9,007
Capitalization
 of amounts due
 to affiliates..                                                                908,673
Contribution of
 subsidiaries
 from SBH to
 Ziff-Davis
 Inc............   73,619,355     736             (100)   --    (100)   --
Initial public
 offering.......   25,800,000     258                                           375,235
Acquisition of
 fixed assets
 from an
 affiliate......      580,645       6                                             8,994
Purchase of
 treasury shares
 from SBH.......   (2,000,000)    (20) (29,480)
Sale of treasury
 shares to the
 public.........    2,000,000      20   29,480
Stock options
 vested as
 severance......                                                                    162
Conversion of
 Softbank stock
 options........                                                                  3,018                (3,018)
Net loss........                                                                           (77,809)
Compensation
 earned on
 restricted
 stock..........                                                                                          252
Foreign currency
 translation
 adjustment.....                                                                                                      954
                  -----------  ------  -------    ----  -----   ----  -----  ----------  ---------    -------      ------
Balance at
 December 31,
 1998...........  100,000,000  $1,000  $   --      --   $ --     --   $ --   $1,553,419  $(197,238)   $(3,762)     $ (821)
                  ===========  ======  =======    ====  =====   ====  =====  ==========  =========    =======      ======
                      Total
                   stockholders'
                      equity
                  --------------
Balance at
 December 31,
 1995...........    $  391,528
Acquisition of
 Ziff-Davis
 Inc............     1,014,178
Return of
 capital........      (899,948)
Capital
 contribution...         1,474
Dividend paid...        (8,000)
Shares
 contributed to
 restricted
 stock plan.....           --
Compensation
 earned on
 restricted
 stock..........         1,080
Net loss........       (52,081)
Foreign currency
 translation
 adjustment.....          (475)
                  --------------
Balance at
 December 31,
 1996...........       447,756
Return of
 capital........      (381,434)
Capital
 contribution...       128,482
Shares
 contributed to
 restricted
 stock plan.....           --
Compensation
 earned on
 restricted
 stock..........         3,916
Net loss........       (71,179)
Foreign currency
 translation
 adjustment.....        (1,411)
                  --------------
Balance at
 December 31,
 1997...........       126,130
Capital
 contribution...         9,007
Capitalization
 of amounts due
 to affiliates..       908,673
Contribution of
 subsidiaries
 from SBH to
 Ziff-Davis
 Inc............           736
Initial public
 offering.......       375,493
Acquisition of
 fixed assets
 from an
 affiliate......         9,000
Purchase of
 treasury shares
 from SBH.......       (29,500)
Sale of treasury
 shares to the
 public.........        29,500
Stock options
 vested as
 severance......           162
Conversion of
 Softbank stock
 options........           --
Net loss........       (77,809)
Compensation
 earned on
 restricted
 stock..........           252
Foreign currency
 translation
 adjustment.....           954
                  --------------
Balance at
 December 31,
 1998...........    $1,352,598
                  ==============

   The accompanying notes are an integral part of these financial statements.

                              ZIFF-DAVIS INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (numbers rounded to the nearest thousand, except share and per share amounts)

1. The Company and Basis of Presentation


 Formation of Ziff-Davis Inc.

  Ziff-Davis Inc. was formed through an initial public offering and a reorganization that were completed on May 4, 1998. (See Note 2.) Prior to that date, the predecessors of Ziff-Davis Inc. (currently named ZD Inc. ("ZDI") and ZD Events Inc.) were wholly owned indirect subsidiaries of SOFTBANK Corp ("SBC" or together with its non-Ziff-Davis Inc. affiliates "Softbank"). As such, financial statements for periods prior to May 4, 1998 have been prepared on a combined basis while financial statements for periods after May 4, 1998 have been prepared on a consolidated basis.

  As further described below, the financial statements include the accounts of ZDI from its date of acquisition (February 29, 1996), and ZD Events for all periods presented. In addition, the results of the MAC Assets (defined below) which were acquired in two tranches on October 31, 1997 and May 4, 1998 have been included in Ziff-Davis Inc's financial statements from the time of their acquisition by MAC Inc. ("MAC") (February 29, 1996). These results have been included in a manner similar to a pooling of interests, as the MAC Assets, ZDI and ZD Events Inc. were under common control at the time the MAC Assets were acquired by Ziff-Davis Inc. (See relationship with Softbank and MAC below).

 Relationship with Softbank and MAC

  SBC is the indirect majority shareholder of Ziff-Davis Inc. SBC is a Japanese corporation which at the time of the acquisition of the MAC Assets was majority owned directly and indirectly by its president, Mr. Son. As of December 31, 1998, Mr. Son owned approximately 45% of SBC (50.2% as of December 31, 1997). MAC, also a Japanese corporation, was wholly owned by Mr. Son.

 Operations and acquisitions

  Ziff-Davis Inc. operates in three business segments: publishing, events and Internet.

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, electronic information products, training manuals and market research about the computer industry. The publishing segment's principal operations are in the U.S. and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide.

 Events

  The events segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The events segment's principal operations are in the U.S. and to a lesser extent in Europe and Asia.

 Internet

  The Internet segment is engaged in providing technology related information to Internet users worldwide. The Internet segment's principal operations are in the U.S. and to a lesser extent in Europe.

 Acquisition of ZDI (formerly Ziff-Davis Publishing Company and Ziff-Davis Holdings Corp.)

  In February 1996, Softbank acquired the stock of Ziff-Davis Holdings Corp. ("Holdings") for an aggregate purchase price of approximately $1,800,000,000 plus transaction costs. Concurrent with the

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

acquisition, in a separate agreement, MAC, directly or through wholly owned affiliates, acquired certain of the assets and assumed certain of the liabilities of ZDI (the "MAC Assets") for an aggregate purchase price of approximately $302,000,000.

  These acquisitions have been accounted for as of February 29, 1996 using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was $1,922,000,000 and $285,000,000 respectively.

  Subsequent to the acquisition, Holdings and ZDI were merged with ZDI being the surviving corporation.

 Purchase of MAC Assets

  In 1997, ZDI agreed to purchase certain of the MAC Assets for $370,000,000. The acquisition was effected in two tranches, the first of which closed on October 31, 1997 and the second of which closed upon completion of an initial public offering of Ziff-Davis Inc.'s common stock (further described below). At December 31, 1997, ZDI accrued the $370,000,000 purchase price which has been recorded as a return of capital.

  The acquisitions from MAC described above have been accounted for in a manner similar to a pooling of interests as all entities involved were under common control at the time of acquisition. Accordingly, the accompanying consolidated financial statements include the results of operations of the MAC Assets from February 29, 1996.

 Acquisition of Sendai

  On May 8, 1996, ZDI acquired substantially all of the assets and liabilities of Sendai Publishing Group, Inc., a publisher and distributor of magazines, books, products and computer services related to the electronic gaming industry, for approximately $27,500,000, plus transaction costs. The acquisition was accounted for as a purchase and accordingly, Sendai's results are included in the consolidated financial statements since the date of acquisition. The excess of the purchase price over assets acquired approximated $33,378,000. The operations of Sendai did not have a material effect on the consolidated results of operations for the year ended December 31, 1996.


 Acquisition of Sky TV

  On October 28, 1998, Ziff-Davis Inc. acquired the assets of Sky TV Inc. and certain affiliates for approximately $12,150,000 in cash plus contingent payments related to earnings performance payable in 2002. Sky TV is a media company that produces video content for distribution principally through airline in-flight, cable and broadcast television. The acquisition was accounted for as a purchase and accordingly Sky TV's results are included in the consolidated financial statements since the date of acquisition. The excess of the purchase price over assets acquired approximated $11,318,000. The operations of Sky TV did not have a material effect on consolidated results of operations for the year ended December 31, 1998.

2. Reorganization, initial public offering and ZDNet Stock Proposal

  On February 4, 1998, a nonstock corporation, ZD Inc., was formed in contemplation of a reorganization and initial public offering of Ziff-Davis Inc. Upon completion of the initial public offering (described below), Ziff-Davis Inc. was renamed ZD Inc. and ZDCF was renamed ZD Events Inc. and ZD Inc. was renamed Ziff-Davis Inc.

  On May 4, 1998 Softbank, through its wholly owned subsidiary SOFTBANK Holdings Inc. ("SBH"), completed a reorganization whereby the common stock of ZD Inc. and ZD Events Inc. were contributed to Ziff-Davis Inc. in exchange for 73,619,335 shares of Ziff-Davis Inc.'s common stock. Concurrent with the

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

reorganization, Ziff-Davis Inc. (1) completed an initial public offering of 25,800,000 common shares at an initial public offering price of $15.50 per share, (2) issued $250,000,000 of 8 1/2% Subordinated Notes due 2008,
(3) entered into a $1,350,000,000 credit facility with a group of banks under which $1,250,000,000 was borrowed and (4) converted $908,673,000 of intercompany indebtedness to equity. In addition, Ziff-Davis Inc. received approximately $9,107,000 of fixed assets from Kingston Technology Company ("Kingston"), a related party, in exchange for 580,645 shares of Ziff-Davis Inc.'s common stock and $107,000 in cash. These assets have been subsequently leased back to Kingston. Total shares of common stock issued to Softbank and its non-Ziff-Davis Inc. affiliates were 74,200,000. The transactions described above are hereafter referred to as the "Reorganization".

  Proceeds, net of transaction costs, from the initial public offering and funding transactions in the Reorganization of $1,863,260,000 were used to complete the purchase of certain assets from MAC for $370,000,000 and repay intercompany indebtedness.

  On May 28, 1998, Ziff-Davis Inc.'s U.S. underwriters exercised their option to purchase 2.0 million additional shares of common stock to cover over-allotments. Ziff-Davis Inc. purchased the additional shares from SBH resulting in no change to the total number of shares outstanding. On December 31, 1998, SBH contributed 71,619,355 shares of Ziff-Davis Inc.'s common stock to SOFTBANK America Inc., an affiliate of Softbank.

 Unaudited Pro Forma Financial Information

  The following summary pro forma information has been prepared as if the Reorganization and initial public offering described above, had been consummated on January 1, 1998. The pro forma adjustments include a $5,219,000 reduction of interest expense, a $900,000 increase in depreciation expense and a $900,000 reduction of selling, general and administrative expenses, as well as the tax effect of these items recorded at an effective rate of 40%.

                                                              Year ended
                                                          December 31, 1998
                                                      --------------------------
                                                        (dollars in thousands)
                                                      (except per share amounts)
   Revenue, net:.....................................        $ 1,108,892
   Depreciation and amortization ....................            153,444
   Income from operations............................             31,080
   Interest expense, net.............................            138,328
   Loss before income taxes..........................            (99,017)
   Income tax benefit................................             24,339
   Net loss..........................................            (74,678)
   Net loss per basic common share...................              (0.75)
   Weighted average common shares outstanding........        100,000,000

 ZDNet Stock Proposal (Unaudited)

  The stockholders of Ziff-Davis Inc. are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock, to be designated as Ziff-Davis Inc--ZDNet Common Stock ("ZDNet Stock"), intended to reflect the performance of Ziff-Davis Inc.'s online business division ("ZDNet"). The majority owner of the common stock of Ziff-Davis Inc. has committed to vote for the Tracking Stock Proposal. Before the ZDNet Stock is first issued, Ziff-Davis Inc.'s existing common stock will be re-classified as Ziff-Davis Inc.--ZD Common Stock ("ZD Stock"), and that stock will be intended to

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

reflect the performance of Ziff-Davis Inc.'s other businesses and a "Retained Interest" in ZDNet (i.e., Ziff-Davis Inc.'s interest in ZDNet excluding the interest intended to be represented by outstanding shares of ZDNet Stock) (collectively, "ZD").

  ZD currently has a 100% Retained Interest in ZDNet. Following approval of the Tracking Stock Proposal, Ziff-Davis Inc. currently plans to offer to the public, for cash, 10,000,000 shares of ZDNet Stock intended to represent approximately 14% of the equity value attributed to ZDNet. Ziff-Davis Inc. expects to offer ZDNet Stock to the public sometime in the first or second quarter of 1999. However, Ziff-Davis Inc. could choose to conduct the offering at a later time, or not to make the offering at all, depending on the circumstances at the time. In addition to or instead of the offering, Ziff-Davis Inc. reserves the right to distribute ZDNet Stock to stockholders of Ziff-Davis Inc.

3. Summary of Significant Accounting Policies

 Principles of Combination and Consolidation

  Prior to the Reorganization, the financial statements were prepared on a combined basis to include the accounts of ZDI and ZD Events including, as discussed above, the MAC Assets. The financial statements of Ziff-Davis Inc. prepared subsequent to the Reorganization described above have been prepared on a consolidated basis. All significant transactions between these entities have been eliminated in combination and consolidation.

  Investments in companies in which ownership interests range from 20% to 50% and in which Ziff-Davis Inc. has the ability to exercise significant influence over the operating and financial policies of such companies are accounted for under the equity method.

 Cash and cash equivalents

  Ziff-Davis Inc. considers all highly liquid investments with an original maturity of 3 months or less to be cash equivalents.

 Concentration of credit risk

  Ziff-Davis Inc. places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. Ziff-Davis Inc. has not experienced losses in such accounts.

  Ziff-Davis Inc. advertisers and exhibitors include principally customers who represent a variety of technology companies in the U.S. and other countries. Ziff-Davis Inc. extends credit to its customers and distributors and historically has not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at cost or estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method, half year convention, over the estimated useful lives of the assets which range from 3 to 30 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

 Inventories

  Inventories, which consist principally of paper, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

 Debt issuance costs and discount on senior subordinated notes

  The cost to issue debt is recorded in the balance sheet in other assets and amortized to interest expense over the life of the debt. The discount on the senior subordinated notes is recorded in the balance sheet as a reduction of long term-debt and is amortized to interest expense over the life of the notes. All amounts are amortized utilizing the effective-interest method.

 Intangible assets

  Intangible assets consist principally of advertising lists, exhibitor relationships, trademarks and trade names and goodwill. Amortization of these assets is computed on a straight-line basis over estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 40 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over a period of 5 to 40 years. (See Note 7.) Ziff-Davis Inc. assesses the recoverability of intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded value of assets, an impairment loss is recognized to reduce the carrying value of the intangibles to estimated recoverable value.

 Revenue recognition

  Advertising revenue for Ziff-Davis Inc.'s publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or become available for sale at newsstands.

  Circulation revenue consists of both subscription revenue and single copy newsstand sales. Subscription revenue, less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less estimated returns, are recognized in the month that the related publications become available for sale at newsstands.

  Payments received in advance of trade shows, conferences and seminars are initially reported on the balance sheet as deferred revenue and are recognized as income when the events take place.

  Revenue generated by market research is recognized when the service is provided.

  Online revenue is derived principally from the sale of advertisements on short-term contracts. Online revenue is recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. Ziff-Davis Inc.'s obligations typically include guarantees of minimum number of "impressions", or times that an advertisement appears in pages viewed by users of Ziff-Davis Inc.'s online properties. To the extent minimum guaranteed impressions are not met, Ziff-Davis Inc. defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

 Operating costs and expenses

  Cost of production includes the direct costs of producing magazines, online content, newsletters and training materials, primarily paper, printing and distribution, and the direct costs associated with organizing, producing and managing trade shows, seminars, conferences and expositions. Selling, general and administrative costs include subscriber acquisition costs which are expensed as incurred. Editorial and product

                              ZIFF-DAVIS INC.

    (numbers rounded to the nearest thousand, except per share amounts)

development costs are expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products.

 Reportable segments

  In 1998, Ziff-Davis Inc. adopted Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of Ziff-Davis Inc.'s reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect results of operations or financial position but did affect the disclosure of segment information. (See Note 19.)

 Foreign currency

  The effect of translating foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustments account in stockholders' equity. Gains and losses on foreign currency transactions, which are not significant to operations, have been included in selling, general and administrative expenses. Ziff-Davis Inc. has not historically entered into forward currency contracts.

 Other non-operating income

  Other non-operating income includes management fee income and Ziff-Davis Inc.'s equity share of income or loss from joint ventures.

 Income taxes

  Ziff-Davis Inc. uses the asset and liability approach for financial accounting and reporting of deferred taxes.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

 Fair value of financial instruments

  Ziff-Davis Inc's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. Fair value of long-term bank debt is based on rates available to Ziff-Davis Inc. for debt with similar terms and maturities. Fair value of public debt is based on market prices.

  Ziff-Davis Inc. uses interest rate swap agreements to manage risk on its floating rate debt portfolio. Fair value of these instruments is based on estimated current settlement cost.

 Interest rate swaps

  Ziff-Davis Inc. periodically uses interest rate swaps to manage its exposure to interest rate fluctuations on its floating rate debt. These interest rate swaps are entered into for hedging purposes and as such, must be designated and effective as a hedge against the risk of increased interest rates. Under the terms of the agreements Ziff-Davis Inc. pays a fixed interest rate on a notional amount and receives a variable interest rate

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

on the same notional amount. The differential between the amounts paid and received is recorded in interest expense. Interest rate swaps designated but no longer effective as a hedge would be reported at market value and the related gains and losses would be recognized in earnings. Gains or losses on termination of interest rate swaps would be recognized in earnings in the period of termination.

 Stock-based compensation

  Ziff-Davis Inc. has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), to account for stock options. Effective January 1, 1996, Ziff-Davis Inc. adopted the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation.

 Earnings per share

  Earnings per share data for 1996 and 1997 have been omitted on the basis that they are not meaningful due to the insignificant number of shares outstanding. Earnings per share data for 1998 is calculated on a pro forma basis as if the shares issued in connection with the Reorganization and initial public offering described in Note 2 were outstanding as of January 1, 1998. Common share equivalents that could potentially dilute basic earnings per share in the future were not included in the computation of diluted loss per share because they were anti-dilutive. Common share equivalents were 6,691,305 at December 31, 1998.

 Comprehensive Income

  Ziff-Davis Inc. implemented SFAS No. 130 Reporting Comprehensive Income, effective January 1, 1998. This standard requires Ziff-Davis Inc. to report the total changes in stockholders' equity that do not result directly from transactions with stockholders, including those which do not affect retained earnings. These changes are not material to Ziff-Davis Inc.'s consolidated financial statements.

 New Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Ziff-Davis Inc. does not expect the adoption of SFAS No. 133 to have a material impact on Ziff-Davis Inc.'s results of operations. Ziff-Davis Inc. will adopt SFAS No. 133 beginning with its 2000 financial statements.

 Reclassifications

  Certain amounts have been reclassified, where appropriate, to conform to the current financial statement presentation.

4. Restructuring

  Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in Ziff-Davis Inc.'s magazines, principally PC Magazine, PC/Computing, Computer Shopper and PC Week. Ziff-Davis Inc. believes these factors are continuing. In part as a result of these factors, income from operations for the fourth quarter of 1998 was significantly lower than income from operations for the fourth quarter of 1997.

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  As a result of this reduced demand, in October 1998 Ziff-Davis Inc. announced a restructuring program with the intent of significantly reducing its cost base. Ziff-Davis Inc. incurred a pre-tax charge of $52,239,000 for this restructuring program. The charge included asset impairment costs ($37,890,000), employee termination costs ($8,668,000) and costs to exit activities ($5,681,000) principally resulting from the closing of three publications (Windows Pro, Internet Business and Equip) and the reduction of Ziff-Davis Inc.'s work force by 310 employees. The charge also included costs resulting from the discontinuation of certain educational journals and trade shows. The following sets forth additional detail concerning the principal components of the charge:

  . Asset impairment costs totaled $37,890,000. These costs, which are non-cash, included the write-off of intangible assets, primarily subscriber lists, advertising lists, tradenames and goodwill, associated with the discontinued publications ($34,245,000) and trade shows ($2,930,000) as well as deferred marketing expenses associated with the discontinued educational journals ($715,000).

  . Employee termination costs related to severed personnel at the closed publications as well as a rationalization and resulting workforce reduction of the remainder of Ziff-Davis Inc.'s operations. Employee termination costs included payments for severance and earned vacation as well as the costs of outplacement services and the provision of continued benefits to personnel. As of December 31, 1998, $5,200,000 of the $8,668,000 million related to these employee terminations had been paid.

  . Costs to exit activities reflect the costs associated with the final closure of the discontinued publications ($1,837,000) and the costs to reduce office space under lease as a result of the reduced level of employees ($3,844,000).

  Included in accrued expenses is $7,260,000 related to this restructuring which Ziff-Davis Inc. believes will be paid during the first half of 1999.

5. Accounts Receivable, Net

  Accounts receivable, net consist of the following:

                                                             December 31,
                                                           ------------------
                                                             1997      1998
                                                           --------  --------
                                                              (dollars in
                                                              thousands)
      Accounts receivable................................. $309,565  $312,706
      Allowance for doubtful accounts, returns and
       cancellations......................................  (88,255)  (85,381)
                                                           --------  --------
                                                           $221,310  $227,325
                                                           ========  ========

6. Property and Equipment, Net

  Property and equipment, net, consist of the following:

                                                                December 31,
                                                              -----------------
                                                                1997     1998
                                                              --------  -------
                                                                (dollars in
                                                                 thousands)
      Computers and equipment................................ $ 50,170  $78,587
      Leasehold improvements.................................   40,033   62,672
      Furniture and fixtures.................................   17,619   29,646
                                                              --------  -------
                                                               107,822  170,905
      Accumulated depreciation and amortization..............  (54,286) (79,716)
                                                              --------  -------
                                                              $ 53,536  $91,189
                                                              ========  =======

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

7. Intangible Assets, Net

  Intangible assets, net, consists of the following:

                                              Range of       December 31,
                                            Useful Lives ----------------------
                                              (years)       1997        1998
                                            ------------ ----------  ----------
                                                              (dollars in
                                                              thousands)
      Advertising lists....................     7-34     $  888,100  $  872,400
      Exhibitor relationships..............     4-27        154,070     154,070
      Trademarks/trade names...............    30-40        735,595     709,306
      License agreements...................     6-14         11,212      11,212
      Subscriber lists.....................     3-10         51,475      51,375
      Other................................     2-20         57,599      58,837
      Goodwill.............................     5-40      1,387,556   1,419,892
                                                         ----------  ----------
                                                          3,285,607   3,277,092
      Accumulated amortization.............                (255,274)   (370,049)
                                                         ----------  ----------
                                                         $3,030,333  $2,907,043
                                                         ==========  ==========

  Intangible assets primarily relate to the acquisitions of ZDI, COMDEX and the MAC Assets. As discussed in Note 1, the acquisitions were accounted for under the purchase method of accounting. As such, the purchase price of these acquisitions was allocated to tangible and identifiable intangible assets with the remaining amount being allocated to goodwill.

  Advertising lists, exhibitor relationships and subscriber lists were recorded at estimated fair value as determined by an income approach. Trademarks/trade names were recorded at estimated fair value using a relief from royalty approach.

  All intangible assets are being amortized using the straight-line method over estimated useful lives, up to 40 years. In determining the estimated useful lives, Ziff-Davis, Inc. considered its competitive position in the markets in which it operates, the historical attrition rates of advertisers, subscribers and exhibitors, legal and contractual obligations and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis. In connection with the restructuring described in Note 4, Ziff-Davis Inc. recorded a $37,175,000 write-down of intangible assets associated with discontinued publications and events.

8. Accrued Expenses

  Accrued expenses consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------- -------
                                                                  (dollars in
                                                                  thousands)
     Payroll and related employee benefits..................... $29,112 $26,351
     Accrued interest..........................................   6,226  13,678
     Restructuring reserve ....................................     --    7,260
     Other taxes payable.......................................   2,822   2,674
     Other.....................................................  41,934  47,356
                                                                ------- -------
                                                                $80,094 $97,319
                                                                ======= =======

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

9. Unearned Income

  Unearned income consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1997      1997
                                                             --------  --------
                                                                (dollars in
                                                                thousands)
     Unexpired subscriptions................................ $ 82,167  $ 66,018
     Prepaid conference fees................................   80,706    95,706
     Reserve for cancellations..............................   (8,191)   (9,643)
                                                             --------  --------
                                                             $154,682  $152,081
                                                             ========  ========

10. Income Taxes

  Prior to the Reorganization and initial public offering described in Note 2, the subsidiaries of Ziff-Davis Inc. had been included in consolidated U.S. federal income tax returns filed by Softbank, except for operations relating to the MAC Assets (described in Note 1), which were assets of a separate taxpayer. The tax expense reflected in the consolidated statements of operations and tax liabilities reflected in the consolidated balance sheet have been prepared on a separate return basis as though Ziff-Davis Inc. filed stand-alone income tax returns. No tax benefit has been recorded for the losses related to the MAC Assets, as such losses are not available to Ziff-Davis Inc. Following the Reorganization, Ziff-Davis Inc. will no longer be included in the consolidated U.S. federal income tax returns filed by Softbank.

  Income (loss) before income taxes is attributable to the following jurisdictions:

                                                         December 31,
                                                  -----------------------------
                                                    (dollars in thousands)
                                                    1996      1997      1998
                                                  --------  --------  ---------
     United States............................... $(22,095) $(74,638) $(101,132)
     Foreign.....................................   (5,029)    2,147     (3,104)
                                                  --------  --------  ---------
       Total..................................... $(27,124) $(72,491) $(104,236)
                                                  ========  ========  =========

  Components of the provision (benefit) for income taxes are as follows:

                                                           December 31,
                                                     -------------------------
                                                      (dollars in thousands)
                                                      1996    1997      1998
                                                     ------- -------  --------
     U.S. federal income taxes:
       Current...................................... $   --  $   --   $  --
       Deferred.....................................  19,338  (1,017)  (21,595)
     State and local income taxes:
       Current......................................     --      --        --
       Deferred.....................................   5,619    (295)   (7,377)
     Foreign income taxes:
       Current......................................     --      --      2,545
       Deferred.....................................     --      --        --
                                                     ------- -------  --------
       Total provision (benefit) for income taxes... $24,957 $(1,312) $(26,427)
                                                     ======= =======  ========

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  A reconciliation of the U.S. federal statutory tax rate to Ziff-Davis Inc.'s effective tax rate on income (loss) before income taxes is as follows:

                                December 31,
                              --------------------
                               1996    1997   1998
                              ------   -----  ----
     Federal statutory tax
      rate...................   35.0%   35.0% 35.0%
     State and local taxes
      (net of federal tax
      benefit)...............    6.0     6.0   4.6
     Non-recognition of
      combined losses of MAC
      Assets................. (116.6)  (32.2) (4.4)
     Amortization of non-
      deductible goodwill....  (13.1)   (5.8) (3.4)
     Other...................   (3.3)   (1.2) (6.4)
                              ------   -----  ----
     Effective tax rate......  (92.0)%   1.8% 25.4%
                              ======   =====  ====

  The effective tax rate differs from the federal statutory tax rate primarily as a result of Ziff-Davis Inc.'s inability to deduct losses of the MAC Assets prior to May 4, 1998. The amortization of non-deductible goodwill resulted primarily from the acquisition of 100% of the stock of Holding's in 1996.

  Following is a summary of the components of the deferred tax accounts at December 31, 1997 and 1998:

                                                             December 31,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
                                                              (dollars in
                                                              thousands)
     Current deferred tax assets and (liabilities):
       Allowance for doubtful accounts................... $   8,750  $  15,769
       Unearned income...................................       965      6,309
       Other.............................................      (921)       184
                                                          ---------  ---------
         Current deferred net tax assets.................     8,794     22,262
                                                          ---------  ---------
     Noncurrent deferred tax assets and (liabilities):
       Basis difference in intangible assets.............  (288,286)  (247,832)
       Basis difference in property and equipment........     7,394     12,274
       Net operating loss and other carryforwards........   133,314     91,637
       Other.............................................     6,317     15,149
                                                          ---------  ---------
         Noncurrent deferred tax liabilities.............  (141,261)  (128,772)
     Valuation allowance.................................   (38,856)   (36,310)
                                                          ---------  ---------
         Net noncurrent deferred tax liabilities.........  (180,117)  (165,082)
                                                          ---------  ---------
     Net deferred tax liabilities........................ $(171,323) $(142,820)
                                                          =========  =========

  As of December 31, 1997 and 1998 Ziff-Davis Inc. had total deferred tax assets of $116,963,000 and $105,012,000, respectively, and total deferred tax liabilities of $288,286,000 and $247,832,000, respectively. The December 31, 1997 and 1998 net deferred tax assets are reduced by a valuation allowance of $38,856,000 and $36,310,000, respectively, primarily relating to tax benefits of foreign net operating loss carryforwards which are not expected to be realized. The decrease in the valuation allowance in 1998 is primarily related to the expiration of foreign net operating loss carryforwards. No deferred tax asset has been established for the losses associated with the MAC Assets, inasmuch as such losses will not be available to Ziff-Davis Inc.

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  At December 31, 1998, Ziff-Davis Inc. has U.S. and foreign net operating loss carryforwards of approximately $195,943,000, which will begin to expire in 1999. Ziff-Davis Inc.'s utilization of certain net operating loss carryforwards, of approximately $122,549,000, is subject to limitations, due to the change of ownership resulting from the Softbank acquisition of the Holdings stock on February 29, 1996. Management believes that such limitations will not significantly affect Ziff-Davis Inc.'s ability to recognize the deferred tax assets relating to the carryforward. Accordingly, no valuation allowance to reduce the deferred tax asset relating to the carryforward has been established. In addition, Ziff-Davis Inc. has alternative minimum tax credit carryforwards of $385,000 which may be carried forward indefinitely until used.

  Undistributed earnings of foreign subsidiaries for which no deferred taxes have been provided approximate $2,789,000 at December 31, 1998. Any additional U.S. taxes payable on these foreign earnings, if remitted, would be substantially offset by credits for foreign taxes already paid.


11. Notes Payable

 8 1/2% Senior Subordinated Notes

  On May 4, 1998 Ziff-Davis Inc. issued 8 1/2% Senior Subordinated Notes due 2008 (the "Notes") in the aggregate principal amount of $250,000,000. The Notes were issued at a discount of $915,000 which is being amortized to interest expense over the term of the notes. Included in the balance sheet at December 31, 1998 as a reduction of long-term debt is $870,000 representing the unamortized discount on the Notes. Interest on the Notes is payable semi-annually on May 1 and November 1 of each year. Redemption of the Notes by Ziff-Davis Inc. is subject to certain limitations. The Notes are subordinated to all existing and future senior indebtedness.

 Credit Facility

  Ziff-Davis Inc. is party to a secured guaranteed credit agreement with The Bank of New York, Morgan Stanley Senior Funding, DLJ Capital Funding and The Chase Manhattan Bank, as agents, to provide a $1,350,000,000 term credit facility. The amount outstanding under this facility at December 31, 1998 was $1,220,000,000. The credit facility consists of (1) a seven-year $400,000,000 reducing revolving credit facility, with $270,000,000 drawn as of December 31, 1998, (2) a seven-year $450,000,000 term loan and (3) an eight-year $500,000,000 term loan. Under the credit facility, Ziff-Davis Inc. paid interest at rates ranging from LIBOR plus 1.5% to LIBOR plus 1.75%. See "-- Amendment to Credit Facility" below.


There are various customary conditions to draw-downs under the revolving commitments. The revolving credit commitments will be reduced and the $450 million term loan will be amortized, beginning in September 2000, by:

  . 10% in 2000, in two equal quarterly installments,

  . 20% in each of 2001, 2002, 2003 and 2004 in four equal quarterly installments and

  . 10% at final maturity in March 2005.

The $500 million term loan will be amortized, beginning in September 2000, by:

  . $2 million in 2000, in two equal quarterly installments,

  . $4 million in each of 2001, 2002, 2003, 2004 and 2005 in four equal quarterly installments and

  . $478 million at final maturity in March 2006.

  The credit facility is secured, in part, by a first priority security interest in capital stock of certain subsidiaries of Ziff-Davis Inc. and is guaranteed by certain wholly owned domestic subsidiaries of Ziff-Davis Inc., in each case, including ZD Inc. and ZD Events.

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  Under its most restrictive covenant, Ziff-Davis Inc. had $28,800,000 available under its line of credit at December 31, 1998.

 Covenants

  The Notes and the credit facility contains certain customary affirmative and negative covenants, including covenants with respect to limitations on dispositions of assets, changes of business and ownership, mergers or acquisitions, restricted payments, indebtedness, loans and investments, and transactions with affiliates. The Notes and the credit facility also contains certain financial covenants including levels of debt to EBITDA and EBITDA to interest ratios.


  The failure to satisfy any of the covenants would constitute an event of default under the credit facility. The credit facility also includes other customary events of default, including, without limitation, nonpayment, misrepresentation in a material respect, cross-default to other indebtedness, bankruptcy, ERISA, judgments and change of control. At December 31, 1998, Management believes that Ziff-Davis Inc. was in compliance with all covenants under its debt agreements.

 Amendment to Credit Facility

  On December 16, 1998, the lenders on Ziff-Davis Inc.'s $1,350,000,000 credit facility agreed to amend certain provisions of that facility. The amended provisions include an increase in allowed leverage ratios. In return, Ziff-Davis Inc. agreed to pay a one-time fee of $3,375,000 and increase rates on amounts borrowed under the facility to rates currently ranging from LIBOR plus 2.875% to LIBOR plus 3.375%, depending on the type of loan. The fee has been capitalized and will be amortized to interest expense over the remaining term of the facility.

 Related-party debt

  In March 1995, Ziff-Davis Inc. entered into a $100,000,000 note payable to Softbank due in quarterly installments, maturing on February 28, 2010 and bearing interest at 9.9% per annum. (See Note 12).

 Scheduled principal payments

  Scheduled principal payments due on long-term debt at December 31, 1998 are as follows:

                                                       (dollars
                                                          in
                                                      thousands)
                                                      ----------
         1999........................................ $    7,692
         2000........................................     53,923
         2001........................................    100,923
         2002........................................    100,923
         2003........................................    100,923
         Thereafter..................................  1,183,501
                                                      ----------
         Total....................................... $1,547,885
                                                      ==========

 Interest Rate Swaps

  On June 10, 1998 Ziff-Davis Inc entered into interest rate swap agreements, with an aggregate notional amount of $550,000,000. Under these swap agreements, which took effect on August 10, 1998, Ziff-Davis Inc. will receive a floating rate of interest based on three-month LIBOR, which resets quarterly, and Ziff-Davis Inc. will pay a fixed rate of interest, each quarter, for the terms of the respective agreements. The terms of these agreements range from 3 to 7 years and the weighted average fixed rate Ziff-Davis Inc. will pay is 5.85% Ziff-Davis Inc. has entered into these agreements solely to hedge its interest rate risk under its floating rate bank debt.

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  For the year ended December 31, 1998, these interest rate swaps did not have a material impact on the financial statements.

12. Related Party Transactions

  Ziff-Davis Inc is a member of a group of companies affiliated through common ownership with Softbank and has various transactions and relationships with members of the group. Due to these relationships, it is possible that the terms of those transactions are not the same as those that would result from transactions among unrelated parties.

 Receivables/payables

  Due from affiliates consist of the following:

                                                               December 31,
                                                          -----------------------
                                                             1997        1998
                                                          ----------- -----------
                                                          (dollars in thousands)
     Due from:
       MAC .............................................. $    42,687 $   50,704
       Softbank..........................................      84,365      1,557
       Other affiliates..................................       4,238      1,723
                                                          ----------- ----------
                                                          $   131,290 $   53,984
                                                          =========== ==========

  Due to affiliates and management consist of the following:

                                                              December 31,
                                                         -----------------------
                                                            1997        1998
                                                         ----------- -----------
                                                         (dollars in thousands)
     Due to:
       Management (including long term portion)......... $       --  $    9,900
       MAC .............................................     270,000        --
       Softbank.........................................     126,371        --
       Other affiliates.................................       1,961        118
                                                         ----------- ----------
                                                         $   398,332 $   10,018
                                                         =========== ==========

  As part of the 1996 acquisition of ZDI, Ziff-Davis Inc. agreed to assume certain obligations to management arising out of prior employment arrangements with previous owners. In January 1997, Ziff-Davis Inc. paid all amounts due, including accrued interest, through the payment date.

  Prior to the Reorganization and initial public offering, Ziff-Davis Inc. was a member of Softbank's central cash management system. Under this system, Ziff-Davis Inc. would periodically transfer excess cash to Softbank for cash management purposes and in turn receive cash advances from Softbank to fund Ziff-Davis Inc.'s short-term working capital requirements. Interest was accrued based on the net balance outstanding at the end of each month. Interest income was earned at the 30-day LIBOR rate for the applicable month. Interest expense was incurred at the 30-day LIBOR rate plus 0.5%.

  As a result of contingent purchase price adjustments related to its acquisition of Inter@ctive Enterprises, Ziff-Davis Inc. is obligated to pay the prior owners of Inter@ctive Week $10,850,000 which was recorded as an increase to intangible assets. The purchase price payments of $950,000, $4,500,000 and $5,400,000 are due in 1998, 1999 and 2000, respectively. The 1999 and 2000 payments have been classified as current and long-term due to management.

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

 Other affiliated arrangements

  During the years ended December 31, 1996, 1997 and 1998, Ziff-Davis Inc. incurred $2,000,000 $1,631,000, and $270,000, respectively, in advertising expense with Yahoo!, Inc. ("Yahoo!"), an affiliated company.

  Ziff-Davis Inc. sells advertising space and exhibition services to Kingston Technology Company ("Kingston"), an affiliated company. During the years ended December 31, 1996, 1997 and 1998, Ziff-Davis Inc. recorded revenue of $882,000, $2,667,000 and $3,070,000 respectively, from sales to Kingston. These services were provided under terms consistent with those provided to unaffiliated customers.

  In addition, on May 4, 1998 Ziff-Davis Inc. purchased $9,107,000 of fixed assets from Kingston in exchange for cash and common stock of Ziff-Davis Inc. Such fixed assets were subsequently leased back to Kingston. Rental income included as a reduction of selling, general and administrative expenses related to this transaction was $2,400,000 in 1998.

  Ziff-Davis Inc. has entered into an agreement to manage certain trade shows and expositions owned by Softbank and its non-Ziff-Davis Inc. affiliates, whereby Ziff-Davis Inc. earns management, royalty and licensing fees. The fees earned by for the years ended December 31, 1996, 1997 and 1998 were $3,394,000, $4,057,000 and $1,117,000 respectively.

  In 1996 and 1997, Ziff-Davis Inc. had an arrangement with SOFTBANK Interactive Marketing ("SIM"), an affiliated company, for the provision of interactive media sales. Ziff-Davis Inc. paid commissions to SIM of $600,000 and $1,800,000 during the years ended December 31, 1996 and 1997, respectively. The relationship for provision of interactive media sales was terminated in 1997 and on December 31, 1997, SIM was acquired by an unrelated third party.

  Ziff-Davis Inc. has an arrangement with SOFTBANK Services, an affiliated company, whereby Ziff-Davis Inc. is charged for administrative services provided plus a management fee. For the years ended December 31, 1996, 1997 and 1998, the Ziff-Davis Inc. incurred services fees of $359,000, $1,259,000 and $810,000 respectively, in relation to this agreement. During 1998, SOFTBANK Services was sold to an unrelated third party and the arrangement was terminated.

  Ziff-Davis Inc. has entered into certain licensing agreements with Softbank for the publishing and distribution of Japanese language editions of certain publications. The fees earned by Ziff-Davis Inc. for the years ended December 31, 1996, 1997 and 1998 were approximately $964,000 $1,818,000 and $709,000 respectively.

  Certain Ziff-Davis Inc. employees have been granted options to purchase Softbank Common Stock (the "Softbank Options"). Further, on January 29, 1999 options to purchase Ziff-Davis, Inc. Common Stock were granted in connection with the cancellation of certain Softbank options. (See Note 13.)

  In July 1997, Ziff-Davis Inc. entered into a license and services agreement to develop ZDTV for MAC Holdings (America) Inc. ("MHA"), a company that is wholly owned by Mr. Masayoshi Son, who is a director of Ziff-Davis Inc. and principal stockholder of SOFTBANK Corp. Under this agreement, Ziff-Davis Inc. agreed to fund ZDTV's operations through unsecured advances and was granted an option to purchase ZDTV for a price equal to MHA's investment plus 10% per annum for the period of investment. The cumulative advances, through December 31, 1997, which totaled $14.4 million net of $10.1 million in repayments were repaid concurrently with the Reorganization. Advances in 1998 totaled $48.6 million and were repaid upon completion of Ziff-Davis Inc.'s acquisition of ZDTV. (See Notes 2 and 21.)

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  Ziff-Davis Inc. has entered into operating leases for television production equipment and has sublet such equipment to ZDTV, an affiliated company. The terms of the subleases are substantially identical to the terms of the leases which provide for annual lease payments totaling approximately $1,161,000 through 2003.

 Notes payable to affiliates

  See Note 2 for a discussion of Ziff-Davis Inc.'s restructuring of its debt and equity structures through the Reorganization and initial public offering.

  Ziff-Davis Inc.'s long-term debt payable to Softbank consists of the following:

                                                               December 31,
                                                            -------------------
                                                               1997      1998
                                                            ----------  -------
                                                               (dollars in
                                                                thousands)
     Notes payable to affiliate(1)......................... $1,080,000  $   --
     Notes payable to affiliate(2).........................    900,000      --
     Notes payable to affiliate(3).........................    375,027      --
     Note payable to affiliate(4)..........................     94,231   77,884
     Note payable to affiliate(5)..........................     74,772      --
     Note payable to affiliate(6)..........................     10,000      --
                                                            ----------  -------
       Total...............................................  2,534,030   77,884
     Less--Current portion.................................   (125,790)  (7,692)
                                                            ----------  -------
                                                            $2,408,240  $70,192
                                                            ==========  =======

--------
(1) Principal and interest payments are due in 53 consecutive quarterly installments on the last business day of each calendar quarter beginning March 31, 1998 through March 31, 2011. The notes bear interest at a rate of 7.8% per annum.
(2) These notes mature on December 31, 2001 and bear an interest rate of 6.5% per annum, payable on the last business day of each quarter beginning March 31, 1997.
(3) Notes mature on February 28, 2010. The notes bear interest at a rate of 8.0% per annum.

(4) Note matures on February 28, 2010. The note bears interest at 9.9% per annum.
(5) Note is payable in 52 equal quarterly installments commencing March 31, 1997. The note bears interest at a rate of 8.0% per annum.
(6) Note is payable on January 1, 2007. The note bears interest at a rate of 8.0% per annum.

  During 1996, 1997 and 1998, Ziff-Davis Inc. incurred $120,646,000, $190,445,000 and $65,935,000 respectively, of interest expense due to Softbank related to the above notes payable.

 Guarantee of Softbank's U.S. debt

  In April 1996, Softbank signed a line of credit agreement totaling $50,000,000 with an independent lender for which Ziff-Davis Inc., along with certain other Softbank affiliates, is a guarantor. In January 1997, October 1997 and March 1998, this line of credit was increased to $75,000,000, $150,000,000 and $450,000,000, respectively. On May 4, 1998, Ziff-Davis Inc.
was released from this guarantee.

 Return of capital and dividends

  On December 15, 1996, Ziff-Davis Inc. declared a return of capital of approximately $900,000,000 paid through the issuance of a note payable to a subsidiary of Softbank and a cash dividend of $8,000,000 to Softbank. In 1997, Ziff-Davis Inc. recorded a return of capital of $381,434,000 in connection with the purchase price of companies under common control.

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

13. Stock Compensation Plans

 SOFTBANK Executive Stock Option Plans

  The SOFTBANK Executive Stock Option Plans provide for the granting of nonqualified stock options (the "Softbank Options") to purchase the common stock of Softbank to officers, directors and key employees of Ziff-Davis Inc. Softbank is Ziff-Davis Inc.'s majority stockholder and SOFTBANK Corp. is a publicly traded company in Japan. Under the plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. As of December 31, 1998, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant. On January 19, 1998, the exercise price of all of the shares outstanding under option agreements was reset to
(Yen)4,000, the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable on December 31, 1997 could only be exercised after July 19, 1998. The repricing did not result in compensation expense to Ziff-Davis Inc.

 1998 Incentive Compensation Plan and the 1998 Non-Employee Directors' Stock Option Plan

  In 1998, Ziff-Davis Inc. adopted the 1998 Incentive Compensation Plan (the "Incentive Plan") and the 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"). The Incentive Plan provides for the grant of options, stock appreciation rights, stock awards and other interests in Ziff-Davis Inc.'s common stock to key employees of Ziff-Davis Inc. and its affiliates and consultants. The Non-Employee Directors' Plan provides for the grant of stock options to non-employee directors. Ziff-Davis Inc. has reserved 8,500,000 shares of common stock for issuance under the Incentive Plan and 200,000 shares of common stock for issuance under the Non-Employee Directors' Plan. During 1998, Ziff-Davis Inc. granted options to purchase 6,757,495 shares with exercise prices ranging from $6.00 to $16.00 per share representing the fair value of such options at that date. Such options vest ratably over five years.

  On September 23, 1998, the Board approved the reduction of the exercise price of all options outstanding under the plans from $16.00 to $6.00, the closing market price of Ziff-Davis Inc.'s common stock on that date. In addition, the vesting period of the options was extended by three months. The repricing did not result in compensation expense to Ziff-Davis Inc.

  On December 21, 1998 the Board approved an amendment to the Incentive Plan, subject to stockholder approval, to permit grants of options and other stock-based awards with respect to any series of common stock of Ziff-Davis Inc. and increase the number of shares reserved for issuance from 8,500,000 shares to 20,327,500 shares.

  In addition, on December 21, 1998, the Board approved the grant of options to acquire an aggregate of approximately 5,729,000 shares of ZDNet Stock, at a price of $7.50 per share representing the fair value of the shares at that date, to certain employees. These options are currently scheduled to vest and become exercisable on the fifth anniversary of the date of grant.

  The terms of the options described in the preceding paragraph require an adjustment in the number of shares of ZDNet Stock that holders may purchase and the per share purchase price thereof if the Initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is different from 40,000,000. This adjustment is similar to the adjustment that would generally be made to the terms of employee stock options in the event of a stock split. Ziff-Davis Inc. currently expects that the Initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will be 70,000,000. Assuming that this is so, the total number of

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

shares of ZDNet Stock that holders may purchase upon exercise of these options will increase to approximately 10,200,000 and the per share purchase price thereof will decrease to approximately $4.29.

  The December 21, 1998 Board actions described above are subject to stockholder approval. The majority stockholder of Ziff-Davis Inc. has committed to vote for these actions.

  On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (1) that affiliate will cause the shares of Ziff-Davis Inc. common stock issuable upon such exercise to be supplied to Ziff-Davis Inc. and
(2) Ziff-Davis Inc. will deliver to that affiliate or its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock outstanding or Ziff-Davis Inc.'s stockholders' equity. However, Ziff-Davis Inc. expects to recognize compensation expense for accounting purposes of approximately $3,018,000 over three years as a result of these grants. As such, this amount has been recorded in the Financial Statements as additional paid in capital offset by a reduction to stockholders' equity as deferred compensation.

 GameSpot Inc. 1997 Stock Option Plan

  Ziff-Davis Inc. adopted the GameSpot Inc. 1997 Stock Option Plan (the "GameSpot Plan") to provide long term incentives for key employees of GameSpot and to enhance shareholder value. The GameSpot Plan provides for the grant of stock options in GameSpot Inc.'s common stock. GameSpot had reserved 800,000 shares of GameSpot Inc.'s common stock for issuance under the GameSpot Plan. In 1997, 780,000 options were granted to certain employees under the GameSpot Plan. Such options vest ratably over 3 years.

 Option grants

  Information relating to the Softbank options during 1996, 1997 and 1998 is as follows:

                                                 Number      Weighted Average
                                                   of          Option Price
                                                 Shares        Per Share(1)
                                                --------     ----------------
     Shares outstanding under options at
      December 31, 1995........................      --              --
     Granted...................................  739,493(2)       $87.15
     Exercised                                       --              --
     Forfeited.................................  (12,740)(2)       87.15
                                                --------
     Shares outstanding under options at
      December 31, 1996........................  726,753           87.15
     Granted...................................  386,363           61.40
     Exercised                                       --              --
     Forfeited................................. (146,130)          78.88
                                                --------
     Shares outstanding under options at
      December 31, 1997........................  966,986          $78.11
     Granted...................................  258,215           31.03
     Exercised.................................  (75,982)          31.03
     Converted to Ziff-Davis Inc. options......  (83,578)          31.03
     Forfeited/cancelled....................... (309,936)          31.03
                                                --------
     Shares outstanding under options at
      December 31, 1998........................  755,705          $31.03
                                                ========
     Shares exercisable as of:
       At December 31, 1996....................      --              --
       At December 31, 1997 (price range
        $44.26-$87.15).........................  107,630          $82.06
       At December 31, 1998 (price $31.03).....  177,965          $31.03

--------

(1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate as of the date of grant for the respective options. The 1998 activity reflects the repricing of all options outstanding as of January 19, 1998 to (Yen)4,000.
(2) Adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997.

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  Information relating to Ziff-Davis Inc. stock options issued during 1998 is as follows:

                                                              Weighted Average
                                                   Number of    Option Price
                                                    Shares       Per Share
                                                   ---------  ----------------
     Shares outstanding under options at December
      31, 1997...................................        --           --
     Granted.....................................  6,757,495       $ 6.09
     Exercised...................................        --           --
     Converted from Softbank options.............    327,400         8.89
     Forfeited...................................   (393,590)        6.00
                                                   ---------
     Shares outstanding under options at December
      31, 1998...................................  6,691,305       $ 6.22
                                                   =========

  Information relating to ZDNet stock options issued during 1998 is as follows:

                                                              Weighted Average
                                                   Number of    Option Price
                                                    Shares       Per Share
                                                   ---------  ----------------
     Shares outstanding under options at December
      31, 1997...................................        --           --
     Granted.....................................  5,729,300       $ 7.50
     Exercised...................................        --           --
     Forfeited...................................        --           --
                                                   ---------
     Shares outstanding under options at December
      31, 1998...................................  5,729,300       $ 7.50
                                                   =========

  At December 31, 1998, no shares of either the Ziff-Davis Inc. or ZDNet options were exercisable.

  Information relating to GameSpot, Inc. stock options is as follows:

                                                    Number   Weighted Average
                                                      of       Option Price
                                                    Shares      Per Share
                                                   --------  ----------------
     Shares outstanding under options at December
      31, 1996....................................      --          --
     Granted......................................  780,000       $0.44
     Exercised....................................      --          --
     Forfeited....................................  (61,000)       0.44
                                                   --------
     Shares outstanding under options at December
      31, 1997....................................  719,000       $0.44
     Granted......................................      --          --
     Exercised....................................      --          --
     Forfeited.................................... (167,000)       0.44
                                                   --------
     Shares outstanding under options at December
      31, 1998....................................  552,000       $0.44
                                                   ========
     Shares exercisable as of:
     December 31, 1997 (price of $0.44)...........  400,610       $0.44
     December 31, 1998 (price of $0.44)...........  497,639       $0.44

  As permitted by SFAS No. 123, Ziff-Davis Inc. have chosen to continue to account for stock options in accordance with the provisions of APB 25 and, accordingly, no compensation expense related to stock option grants was recorded in 1996, 1997 or 1998. Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if Ziff-Davis Inc. had accounted for stock options under the fair value

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

method. The fair value of the option grants was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1996, 1997 and 1998:

Softbank Options

                                                       1996     1997     1998
                                                      -------  -------  -------
     Risk-free interest rate.........................    5.89%    6.35%    5.46%
     Dividend yield..................................    0.26%    0.22%    1.50%
     Volatility factor...............................   54.03%   51.35%   77.72%
     Expected life................................... 6 years  6 years  6 years

Ziff-Davis Inc. Options
                                                       1996     1997     1998
                                                      -------  -------  -------
     Risk-free interest rate.........................     n/a      n/a     5.03%
     Dividend yield..................................     n/a      n/a     0.00%
     Volatility factor...............................     n/a      n/a    54.70%
     Expected life...................................     n/a      n/a  6 years

ZDNet Options
                                                       1996     1997     1998
                                                      -------  -------  -------
     Risk-free interest rate.........................     n/a      n/a     4.67%
     Dividend yield..................................     n/a      n/a     0.00%
     Volatility factor...............................     n/a      n/a    54.70%
     Expected life...................................     n/a      n/a  6 years

GameSpot Inc. Options
                                                       1996     1997     1998
                                                      -------  -------  -------
     Risk-free interest rate.........................     n/a    6.35%     6.44%
     Dividend yield..................................     n/a    0.00%     0.00%
     Volatility factor...............................     n/a  100.27%   100.27%
     Expected life...................................     n/a  4 years  4 years

  The weighted average fair value of options granted in 1996, 1997 and 1998, is as follows:

                                                       1996     1997     1998
                                                      -------  -------  -------
     Softbank options................................ $ 64.30  $ 34.05  $ 19.81
     Ziff-Davis Inc. options.........................     n/a      n/a     5.21
     ZDNet options...................................     n/a      n/a     4.25
     GameSpot Options................................     n/a     0.32     0.32

  For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the stock option plans been determined based upon the fair value at the grant date for awards during 1996, 1997 and 1998, consistent with the provisions of SFAS No. 123, the Ziff-Davis Inc.'s net loss would have been increased by approximately $3,100,000, $4,200,000, and $15,130,000 respectively.

 Other stock compensation plans

  During 1996, 1997 and 1998, employees of Ziff-Davis Inc. were granted 45,760, 61,940 and 27,223 shares, respectively, of Softbank common stock (adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997) to certain key employees, subject to restrictions as to continuous employment which expire over a 3 to 5-year period from the date of grant. The granting of the shares to Ziff-Davis Inc.'s employees has

                              ZIFF-DAVIS INC.

    (numbers rounded to the nearest thousand, except per share amounts)

been recorded as additional paid-in capital offset by a reduction to stockholders' equity as deferred compensation. Such amounts were recorded at the fair value, as established by market price of the shares on the date of grant. The unearned compensation is being amortized ratably over the restricted periods. During 1996, restrictions on 13,790 shares expired, 2,160 shares were forfeited and $1,080,000 was charged to expense related to the restricted stock awards. During 1997, restrictions on 75,210 shares expired, 2,150 shares were forfeited and $3,916,000 was charged to expense related to these restricted stock awards. During 1998, restrictions on 22,361 shares expired, 5,736 shares were forfeited and $252,000 was charged to expense related to these restricted stock awards.

 Employee Stock Purchase Plan

  In 1998, Ziff-Davis Inc. adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") whereby eligible employees may purchase Ziff-Davis Inc.'s common stock with after-tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock will be purchased is the lesser of 85% of the fair market value of a share of common stock on (1) the first business day of a purchase period or (2) the last business day of a purchase period. Ziff-Davis Inc. has reserved 2,500,000 shares of common stock (regardless of series) for issuance under the Stock Purchase Plan.

14. Employee Benefit Plans

 Pension plan

  Certain employees of Ziff-Davis Inc. who have met eligibility requirements were covered by a noncontributory defined benefit pension plan. The benefits are based on years of service and average compensation at the time of retirement. Ziff-Davis Inc.'s funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions to the plan are determined in accordance with the projected unit credit cost method. Plan assets consist of U.S. equity securities, high grade corporate bonds and commercial paper, and U.S. treasury notes.

  During 1997, Ziff-Davis Inc. decided to terminate the defined benefit pension plan and pursuant to this decision, all accrued benefits became fully vested as of August 31, 1997. The amounts below reflect the effects of such termination. A gain of $156,000 was recorded in 1998 as a result of the plan settlement.

  The weighted average assumed discount rate of 7% and rate of increase in future compensation levels of 6% was used in the determination of the actuarial present value of the projected benefit obligation at December 31, 1996 and 1997. The weighted average expected long-term rate of return on plan assets at December 31, 1996 and 1997 was 7%.

  Net periodic pension cost includes the following components:

                                                           1996         1997
                                                       ------------  -----------
                                                       (dollars in thousands)
     Service cost..................................... $        700  $      391
     Interest cost....................................          472         456
     Expected return on plan assets...................         (300)       (445)
     Amortization of transition obligation............          199          75
                                                       ------------  ----------
     Net periodic pension cost........................ $      1,071  $      477
                                                       ============  ==========

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  The following table sets forth the funded status and amounts recognized in the balance sheet:

                                                                 1997
                                                        ----------------------
                                                        (dollars in thousands)
     Actuarial present value of benefit obligations:
       Vested benefit obligation.......................         $5,721
                                                                ------
       Accumulated benefit obligations.................          5,721
                                                                ======
     Projected benefit obligations.....................          5,721
     Plan assets at fair value.........................         (6,004)
                                                                ------
     Projected benefit obligation less than plan
      assets...........................................           (283)
     Unrecognized net transition asset ................          1,279
                                                                ------
     Pension liability included in balance sheet.......         $  996
                                                                ======

 Retirement plans

  Ziff-Davis Inc. maintains various defined contribution retirement plans. Substantially all of Ziff-Davis Inc.'s employees are eligible to participate in one of the plans under which annual contributions may be made by Ziff-Davis Inc. for the benefit of all eligible employees. In certain cases, employees may also make contributions to the plan in which they participate which, and subject to certain limitations, may be matched by Ziff-Davis Inc. up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining Ziff-Davis Inc. and receive matching contributions after one year of employment. Ziff-Davis Inc. made contributions to the plans totaling $10,470,000, $13,725,000 and $13,004,000 in 1996, 1997 and 1998, respectively.

15. Investments

  Ziff-Davis Inc. has investments in the following companies/joint ventures:

                                                                Carrying value
                                                                at December 31,
                                                     Ownership  ---------------
     Equity investments                              Percentage  1997    1998
     ------------------                              ---------- ------- -------
                                                                  (dollars in
                                                                  thousands)
     Mac Publishing LLC.............................     50%    $16,244 $19,268
     ExpoComm LLC...................................     50       7,758   8,571
     Family PC G.P..................................     50       9,342     --
     Cost Investments
     ----------------
     Red Herring Communications, Inc................                --  $ 5,000
     Deja News, Inc. ...............................                --    5,000

  The entities listed above are engaged primarily in the publication or distribution of print media and the organization, production and management of trade shows. Other investments and joint ventures are not material to Ziff-Davis Inc.'s financial statements.

  Ziff-Davis Inc.'s equity income (loss) was $(796,000), $335,000 and $7,483,000 in 1996, 1997 and 1998, respectively.

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)


16. Supplemental Cash Flow Information

                                                     1996      1997     1998
                                                  ---------- -------- --------
                                                     (dollars in thousands)
     Cash paid during the year for:
       Interest ................................. $   99,509 $185,447 $129,976
       Income taxes..............................        360        4    1,000
     Noncash investing and financing activities:
       Fair value of assets acquired............. $2,508,603 $ 20,749 $ 60,473
       Liabilities assumed.......................    370,518    6,749   32,701
                                                  ---------- -------- --------
       Cash paid.................................  2,138,085   14,000   27,772
       Less--cash acquired.......................     13,262      --       --
                                                  ---------- -------- --------
       Net cash paid for investments and
        acquisitions............................. $2,124,823 $ 14,000 $ 27,772
                                                  ========== ======== ========
       Return of capital dividends............... $  899,948 $381,434 $    --
                                                  ========== ======== ========
       Capital contributions..................... $    5,002 $ 61,580 $926,096
                                                  ========== ======== ========

17. Operating Lease Commitments

  Ziff-Davis Inc. is obligated under various operating leases which expire at various dates through 2021. Future minimum rental commitments under noncancelable operating leases are as follows:

                                                                       (dollars
                                                                          in
                                                                      thousands)
1999.................................................................  $ 32,740
2000.................................................................    34,094
2001.................................................................    31,882
2002.................................................................    29,957
2003.................................................................    28,655
Thereafter...........................................................   232,974
                                                                       --------
  Total..............................................................  $390,302
                                                                       ========

  Netted in the above totals is approximately $5,000,000 for which Ziff-Davis Inc. has noncancelable subleases in place. Total sublease income approximates Ziff-Davis Inc.'s required payments under the related leases. Rent expense amounted to approximately $23,015,000, $29,994,000 and $24,695,000 for the
years ended December 31, 1996, 1997 and 1998, respectively.

18. Contingencies

  Ziff-Davis Inc. is subject to various claims and legal proceedings arising in the normal course of business.

 Class Action and Derivative Litigations

  Following a decline in the price per share of Ziff-Davis Inc.'s common stock in October, 1998, eight securities class action suits were filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York.

  The complaints allege that defendants violated Sections 11, 12(a) (2) and 15 of the Securities Act of 1933 in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of Ziff-Davis Inc.'s stock on April 29, 1998 (the "IPO"). More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the

                              ZIFF-DAVIS INC.

    (numbers rounded to the nearest thousand, except per share amounts)

date of the IPO through October 8, 1998 unspecified damages, interest, fees and costs, rescission, and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO.

  On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint within 45 days. Thereafter, Ziff-Davis Inc. will have 45 days to respond to the consolidated amended complaint.

  In addition, to derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. Plaintiffs filed an amended complaint on February 17, 1999 (which is substantially similar to the original complaints, except that the amended complaint also addresses the granting of "new options" at an allegedly "reduced exercise price") and have indicated their intent to seek consolidation of the actions. A response to the amended complaint has not yet been filed.


 Other Legal Proceedings

  Ziff-Davis Inc. was named as a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority shareholders of SOFTBANK Interactive Marketing Inc. ("SIM"), formerly an indirect subsidiary of Softbank. The complaint alleges, among other things, that SBH, SIM's majority shareholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other Softbank investments (including investments in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority shareholders by taking actions which benefited Ziff-Davis Inc. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200,000,000 in damages. Ziff-Davis Inc. and the other defendants have moved to dismiss all of the claims against them other than a breach of contract claim which is solely against SBH.

  Although the outcome of these cases cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims. Ziff-Davis Inc. currently cannot estimate its ultimate liability, if any, with respect to such pending litigations. Accordingly, no provision for such matters have been included in the financial statements.

19. Segment Information

  Ziff-Davis Inc. has adopted the provisions of SFAS No. 131 Disclosures about Segments of an Enterprise and Related Information. As such, prior years data has been restated in accordance with SFAS No. 131.

 Business segment information

  Ziff-Davis Inc.'s reportable segments are based on its method of internal reporting, which segregates its business by product lines. Management measures operating performance of the business segments based on "EBITDA". EBITDA is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as a alternative to net income as an indicator of Ziff-Davis Inc.'s operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

commonly reported and widely used by analysts, investors and other interested parties, in the publishing business and media industries, the EBITDA presented for Ziff-Davis Inc. may not be comparable to similarly titled measures reported by other companies.

  Ziff-Davis Inc.'s reportable segments are:

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, online content, training manuals and providing market research about the computer industry. The publishing segment's principal operations are in the United States and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide.

 Events

  The events segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The events segment's principal operations are in North America and to a lesser extent in Europe, Asia and Latin America.

 Internet

  The Internet segment is engaged in providing technology-related information to Internet users worldwide. The Internet segment's principal operations are in the U.S. and to a lesser extent Europe.

  The accounting policies of the segments are the same as those described in
Note 3 "Summary of Significant Accounting Policies". Ziff-Davis Inc. evaluates the performance of its segments and allocates resources to them based on EBITDA. Any inter-segment revenues included in segment data are not material. The following presents information about the reported segments for the years ending December 31:

                                                1996        1997        1998
                                             ----------  ----------  ----------
                                                      (in thousands)
   Revenue:
     Publishing............................. $  674,040  $  834,015  $  782,882
     Events.................................    264,884     287,528     269,867
     Internet...............................     16,215      32,218      56,143
                                             ----------  ----------  ----------
       Total................................ $  955,139  $1,153,761  $1,108,892
                                             ==========  ==========  ==========

                                                1996        1997        1998
                                             ----------  ----------  ----------
                                                      (in thousands)
   EBITDA:
     Publishing............................. $  136,395  $  183,545  $  125,320
     Events.................................    108,791     103,749     119,698
     Internet...............................    (11,928)    (14,400)       (924)
                                             ----------  ----------  ----------
       Total................................ $  233,258  $  272,894  $  244,094
                                             ==========  ==========  ==========

                                                1996        1997        1998
                                             ----------  ----------  ----------
                                                      (in thousands)
   Total Assets:
     Publishing............................. $2,358,144  $2,335,034  $2,192,099
     Events.................................  1,143,522   1,124,286   1,144,018
     Internet...............................     82,507      87,326      97,686
                                             ----------  ----------  ----------
       Total................................ $3,584,173  $3,546,646  $3,433,803
                                             ==========  ==========  ==========

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  A reconciliation of total segment EBITDA to total consolidated loss before income taxes, for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                                1996       1997       1998
                                              ---------  ---------  ---------
                                                     (in thousands)
   EBITDA:
     Total segment EBITDA.................... $ 233,258  $ 272,894  $ 244,094
     Restructuring charge....................       --         --     (52,239)
     Depreciation & amortization.............   (32,303)   (30,379)   (29,885)
     Amortization of intangible assets.......  (107,433)  (124,561)  (122,659)
     Interest expense, net...................  (120,646)  (190,445)  (143,547)
                                              ---------  ---------  ---------
       Consolidated loss before income
        taxes................................ $ (27,124) $ (72,491) $(104,236)
                                              =========  =========  =========

  Equity in income of investees included in the publishing segment EBITDA for the years ended December 31, 1996, 1997 and 1998 was $(796,000), $335,000 and
$2,044,000, respectively. Equity in income of investees included in the events segment EBITDA for the years ended December 31, 1996, 1997 and 1998 was $--, $1,695,000 and $5,439,000, respectively.

  Publishing's investment in equity method investees for the years ended December 31, 1996, 1997 and 1998 was $10,138,000, $25,586,000 and $19,268,000,
respectively. Events' investment in equity method investees for the years ended December 31, 1996, 1997 and 1998 was $7,698,000, $7,758,000 and $8,571,000
respectively.

  During the years ended December 31, 1996, 1997 and 1998, publishing spent $2,123,651,000, $19,026,000 and $42,324,000, respectively, for additions to long-lived assets. Events spent $22,527,000 $19,798,000 and $12,565,000 for additions to long-lived assets during the years ended December 31, 1996, 1997 and 1998, respectively. Internet spent $1,010,000, $5,372,000 and $9,483,000 for additions to long-lived assets during the years ended December 31, 1996, 1997 and 1998, respectively.

  The following is sales information by geographic area as of and for the respective years ended December 31.


                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                         (in thousands)
   Revenue:
     United States............................. $  854,666 $1,040,297 $  990,096
     Foreign...................................    100,473    113,464    118,796
                                                ---------- ---------- ----------
       Total................................... $  955,139 $1,153,761 $1,108,892
                                                ========== ========== ==========


  Foreign revenue is based on the country in which the sales originate. Revenue from no single foreign country was material to the consolidated revenues of ZD.

  The following is long-lived asset information by geographic area as of and for the respective years ended December 31:

                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                         (in thousands)
   Long-lived assets:
     United States............................. $3,202,981 $3,090,643 $3,034,002
     Foreign...................................      9,538      8,555     13,570
                                                ---------- ---------- ----------
       Total................................... $3,212,519 $3,099,198 $3,047,572
                                                ========== ========== ==========

  No single customer has accounted for more than 10% of total revenue for each of the years ended December 31, 1996, 1997 and 1998.

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

20. Fair Value of Financial Instruments

  Ziff-Davis Inc.'s accounting policies with respect to financial instruments are discussed in Note 3.

  The carrying amounts and fair values of Ziff-Davis Inc.'s significant on balance sheet financial instruments at December 31, 1997 and 1998 are as follows:

                                                 At December 31,
                                   -------------------------------------------
                                           1997                  1998
                                   --------------------- ---------------------
                                    Carrying     Fair     Carrying     Fair
                                     Amount     Values     Amount     Values
                                   ---------- ---------- ---------- ----------
                                             (dollars in thousands)
Cash and cash equivalents......... $   30,301 $   30,301 $   32,566 $   32,566
Accounts receivable...............    221,310    221,310    227,325    227,325
Accounts payable..................     55,468     55,468     74,397     74,397
Long-term debt (including current
 portion).........................  2,534,030  2,534,030  1,547,014  1,543,839

 Interest rate swaps

  Ziff-Davis Inc. utilizes interest rate swaps to reduce the impact on interest expense of fluctuating interest rates on its variable rate debt. Under Ziff-Davis Inc.'s interest rate swap agreements, Ziff-Davis Inc. agreed with the counterparties to exchange, at quarterly intervals, the difference between Ziff-Davis Inc.'s fixed pay rate and the counterparties' variable pay rate on three-month LIBOR. At December 31, 1998, Ziff-Davis Inc. was a fixed payor of 5.85% on an aggregate notional amount of $550,000,000.

  The fair values of these interest rate swaps were estimated by obtaining quotes from brokers which represented the amounts that Ziff-Davis Inc. would pay if the agreements were terminated at the balance sheet date. While it is not Ziff-Davis Inc.'s intention to terminate these interest rate swaps, these fair values indicated that the termination of the interest rate swap agreements would have resulted in a loss of $15,627,000.

21. Subsequent Events


 ZDTV

  On February 4, 1999, Ziff-Davis Inc. purchased ZDTV at a purchase price of approximately $81,400,000. (See Note 12.) Ziff-Davis Inc. paid approximately $32,800,000 of the purchase price in cash (settled on February 5, 1999) and paid the remainder by applying approximately $48,600,000 in advances owed to it by MAC Holdings America. Other than advances to ZDTV which are reported on Ziff-Davis Inc.'s balance sheet, the results of operations of ZDTV are not included in Ziff-Davis Inc.'s results for any of the periods presented. This acquisition will be accounted for in 1999 under the purchase method of accounting.

 Vulcan Transactions

  On February 4, 1999, Vulcan Ventures, the investment vehicle of Paul G. Allen, agreed to purchase approximately three million shares of Ziff-Davis Inc. common stock for $50,000,000 in cash. This purchase is expected to close in the first quarter of 1999. On February 5, 1999, Vulcan Programming, an entity owned by Paul G. Allen, purchased a one-third interest in ZDTV for $54,000,000 in cash.

                              ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

 Unaudited summary pro forma information

  The following unaudited summary pro forma information has been prepared as if the acquisition of ZDTV and the sale of a one-third interest in ZDTV to Vulcan Programming had been consummated on January 1, 1998. (amounts in thousands)

            Revenue.......................... $1,114,500
            Loss from operations.............    (24,000)
            Net loss......................... $ (100,300)
            Pro forma basic loss per share... $    (1.00)

                                                                       ANNEX VII

                                       ZD

             SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

  The following table presents Selected Historical Combined Financial and Other Data for ZD as of and for the years ended December 31, 1995, 1996, 1997 and 1998. This data was derived from the Combined Financial Statements of ZD. An affiliate of Ziff-Davis Inc. acquired a print publishing business, ZD Publishing, on February 29, 1996; the data does not include results from the acquired business for periods before the date of acquisition. However, because ZD Publishing represents ZD's principal operations, the following table also presents Selected Historical Combined Financial and Other Data for ZD Publishing as of and for the years ended December 31, 1994 and 1995 and as of and for the two month period ended February 28, 1996. The data as of and for the year ended December 31, 1995 and as of and for the two months ended February 28, 1996 was derived from the unaudited Combined Financial Statements of ZD Publishing. ZD Publishing data as of and for the year ended December 31, 1994 was derived from ZD Publishing's unaudited financial statements. On May 4, 1998, Ziff-Davis Inc. completed a reorganization described in Note 2 to the Combined Financial Statements of ZD; results for period before the reorganization are not directly comparable to results for period after the reorganization. This table should be read in conjunction with the Selected Historical Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements for Ziff-Davis Inc., ZD and ZDNet, included in this Annex and Annexes VI and VIII to this Proxy Statement.

                                    ZD Publishing(1)                                ZD
                          ------------------------------------- ---------------------------------------------
                                                    Two month
                          Year ended December 31,  period ended           Year ended December 31,
                          -----------------------  February 28, ---------------------------------------------
                             1994        1995          1996      1995(2)      1996        1997        1998
                          ----------- -----------  ------------ ---------- ----------  ----------  ----------
                                                           (in thousands)
Statement of Operations
 Data:
Revenue, net............  $   698,030 $   755,419   $  122,562  $  202,729 $  938,924  $1,121,543  $1,052,749
Depreciation and
 amortization...........       33,045      87,506       14,540      24,305    134,251     147,259     146,096
Income from operations..       85,134      65,283        8,540      62,675    104,594     131,713      38,586
Interest expense, net...       17,887      92,609       14,030      44,005    120,646     190,445     143,547
Income (loss) before
 income taxes...........       82,176     (36,472)      (6,539)     22,869    (26,636)    (71,648)   (104,748)
Net income
 (loss)(3)(4)...........       82,176     (26,002)      (4,547)     10,945    (52,081)    (71,179)    (77,809)
Balance Sheet Data (at
 period end):
Cash and cash
 equivalents............  $ 1,064,174 $    10,083   $   13,669  $   27,908 $   29,915  $   30,273  $   32,274
Total assets............    2,747,968   1,625,426    1,622,438   1,090,981  3,584,963   3,548,108   3,429,938
Total long-term debt....    1,034,000     964,153      964,153     575,450  2,522,252   2,408,240   1,539,332
Division equity.........      387,718     365,150      360,717     397,881    447,756     126,130   1,352,598
Other Data:
Capital expenditures....  $    14,606 $    12,573   $      384  $    3,367 $   21,355  $   27,822  $   32,117
Capital contributions to
 ZDNet..................          --        7,106        2,350         --      13,630      20,664      14,269
Investments and
 acquisitions, net of
 cash acquired..........          --          --           --      814,520  2,124,823      11,002      22,772

--------

(1) A third party acquired ZD Publishing as of January 1, 1995. An affiliate of Ziff-Davis Inc. acquired ZD Publishing on February 29, 1996. Because ZD Publishing represents the ZD's principal operations, ZD Publishing data has been presented for periods before these dates.

(2) An affiliate of Ziff-Davis Inc. acquired ZD Publishing on February 29, 1996; ZD data does not include results from the acquired business for periods before the date of acquisition.

(3) During 1994, ZD Publishing conducted its operations through various partnerships. Accordingly, there was no income tax provision for 1994.

(4) No historical earnings per share or share data are presented as Ziff-Davis Inc. does not consider such data meaningful. After issuance of ZDNet Stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc.

                                     VII-1

                                       ZD
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS



 Revenue

  ZD had net revenue of $1.053 billion for 1998. A substantial portion of ZD's revenue is derived from the sale of advertising, which in 1998 accounted for 49.8% of total revenue. No single advertiser has comprised more than 4.0% of ZD's advertising revenue during any of the last three years. However, ZD's top 20 advertisers accounted for 37.5% of total advertising revenue for 1998.

  In the publishing segment, ZD's principal sources of revenue are advertising (64.4% of 1998 total publishing revenue), circulation (18.7%) and other (16.9%) for the year ended December 31, 1998. Circulation comprises both paid subscriptions (10.9%) and newsstand sales (7.8%) while other includes educational and training materials (7.4%) and market research studies (7.1%) with the balance primarily consisting of royalties, reprints and other miscellaneous sales. In the events segment, revenue is derived from two principal sources: sale of exhibit space (66.8% of 1998 total segment revenue) and attendee conference and seminar fees (14.1%). Unlike many trade show producers, ZD derives a significant portion of its trade show revenue from other sources (19.1%), including advertising in show-related publications, billboards, banners, fees from managing customer-sponsored events and other show-related activities. ZD believes these other sources will continue to be an important growth area, particularly for its content-focused events.

  ZD provides certain editorial content and brands for ZDNet for which ZDNet pays a royalty to ZD based on ZDNet's revenue. See Note 5 to ZD's Combined Financial Statements in this Annex.

 Cost of operations

  In the publishing business, the principal components of ZD's production costs are raw materials, printing and distribution, which represented 34.5%, 38.0% and 27.2%, respectively, of total 1998 publishing production expenses. ZD's principal raw material is paper. Paper supply and prices are subject to volatility and may be significantly affected by many factors, including market and economic conditions. See "Risk Factors--Other Ziff-Davis Inc. Risks--Ziff-Davis Inc. May Be Adversely Affected By Fluctuations In Paper And Postage Costs" and "--Inflation and Fluctuations in Paper and Postage Costs". The principal components of production costs within the events business are the costs of renting and preparing the facilities to hold the events (46.8%), direct mail and the related costs for promotion of the events (37.0%) and program development and presentation costs (13.4%).

  The other principal operating costs for ZD are selling, general and administrative expenses, including editorial costs. Included in these costs are salaries, sales commissions and benefits (56.6%) along with marketing and promotion expenses related to advertising and circulation (20.2%).

  The costs of certain Central Services are allocated between ZD and ZDNet. See
Note 5 to ZD's Combined Financial Statements in this Annex.

 Factors affecting future periods

  ZD's revenue and profitability are influenced by a number of external factors, including the volume of new technology product introductions, the amount and allocation of marketing expenditure by ZD's clients, the extent to which sellers elect to advertise using print and online media or participate in trade shows and conferences, changes in paper prices, availability of appropriate venues for its largest trade shows and conferences and competition among computer technology marketers (including print publishers, producers of trade shows and providers of other technology information services). Accordingly, ZD may experience fluctuations in revenue from period to period. Many of ZD's large customers concentrate their advertising

                                     VII-2
expenditures around major new product launches. Marketing expenditures by technology companies can also be affected by factors affecting the computer industry generally, including pricing pressures and temporary surpluses of inventory. Revenue and profitability are also influenced by product mix and the timing and frequency of ZD's new product launches and launches in new markets, as well as by acquisitions. New publications generally require several years to achieve profitability and upon achieving initial profitability, often have lower margins than more established publications. The launch of new publications, trade shows and services are funded with cash flow from operations and are expensed as incurred. Accordingly, ZD's revenue from year to year may be affected by the number and timing of new product launches. If ZD concludes that a new publication, trade show or service will not achieve certain milestones with regard to revenue, profitability and cash flow within a reasonable period of time, management may discontinue such publication, trade show or service or merge it into another existing publication, trade show or service. See "Risk Factors--Other Ziff-Davis Inc. Risks--To Remain Competitive Ziff-Davis Inc. Must Constantly Expand And Develop New Products And Series. This is Inherently Risky and Expensive".

Presentation of Financial Information

  ZD is comprised of certain operations which were acquired at various times and completed a reorganization in May 1998. See Notes 1 and 2 to ZD's Combined Financial Statements in this Annex.

  In order to create financial statements that separately present ZD's assets, liabilities, revenue, expenses and cash flow while still reflecting ZD's 100% Retained Interest in ZDNet's division equity and net losses, ZD has accounted for its interest in ZDNet in a manner similar to the manner prescribed by APB No. 18, The Equity Method of Accounting for Investments in Common Stock. Thus, ZD's historical balance sheets reflect ZD's 100% Retained Interest in ZDNet's division equity as "Retained interest in ZDNet". Similarly, ZD's historical statements of operations reflect ZD's 100% Retained Interest in ZDNet's division losses as "Loss related to Retained Interest in ZDNet".

  Since ZD and ZDNet together constitute all of Ziff-Davis Inc. and since ZD's financial statements have historically reflected 100% of ZDNet's division equity and losses, ZD's division equity and net income or loss has historically been equal to Ziff-Davis Inc.'s total stockholders' equity and net income or loss.

  However, ZD's 100% Retained Interest will decline in the future to reflect, among other things, the ZDNet Stock sold in the offering. When ZD's Retained Interest declines to a percentage below 100%, ZD's net income or loss will, going forward, reflect only that reduced percentage of ZDNet's division income or loss.

  The book value associated with ZD's Retained Interest will decline in the future to reflect sales of ZDNet Stock attributed to ZD's Retained Interest.

  In addition, the book value associated with ZD's Retained Interest will increase or decrease to reflect ZD's proportionate Retained Interest in ZDNet's division income or loss and will be adjusted from time to time as set forth under Note 3 to ZD's Combined Financial Statements in this Annex.


                                     VII-3

Results of Operations

  The table below presents the results of ZD as if the assets and operations acquired by affiliates of Ziff-Davis Inc. on February 29, 1996 (as described in Note 1 to the Combined Financial Statements in this Annex) had been acquired on January 1, 1995. Purchase accounting adjustments relating to that acquisition have been reflected through pro forma amortization, interest and income tax adjustments, as described in note (1) to the table. Although the 1996 presentation is not in accordance with generally accepted accounting principles, management believes it presents the most meaningful basis of comparison. The financial information presented below may not necessarily reflect the results of operations which would have occurred had the February 29, 1996 acquisition been completed on January 1, 1995.

                                                Year ended December 31,
                                            ----------------------------------
                                            Pro Forma          Actual
                                            ----------  ----------------------
                                             1996(1)       1997        1998
                                            ----------  ----------  ----------
                                                     (in thousands)
Revenue, net:
  Publishing..............................  $  796,602  $  834,015  $  782,882
  Events..................................     264,884     287,528     269,867
                                            ----------  ----------  ----------
                                             1,061,486   1,121,543   1,052,749
                                            ----------  ----------  ----------
Cost of production:
  Publishing..............................     212,287     221,367     215,336
  Events..................................      87,373      99,533      82,143
                                            ----------  ----------  ----------
                                               299,660     320,900     297,479
Selling, general and administrative
 expenses.................................     499,901     521,671     518,349
Depreciation and amortization.............     154,855     147,259     146,096
Restructuring charge......................         --          --       52,239
                                            ----------  ----------  ----------
Income from operations....................     107,070     131,713      38,586
Interest expense, net.....................    (135,500)   (190,445)   (143,547)
Loss related to Retained Interest in
 ZDNet....................................     (17,933)    (21,238)     (7,884)
Other non-operating income, net...........       6,107       8,322       8,097
                                            ----------  ----------  ----------
Loss before income taxes..................     (40,256)    (71,648)   (104,748)
Provision (benefit) for income taxes......      26,755        (469)    (26,939)
                                            ----------  ----------  ----------
Net loss..................................  $  (67,011) $  (71,179) $  (77,809)
                                            ==========  ==========  ==========
Other Data:
EBITDA(2).................................  $  255,430  $  272,894  $  244,094
Cash and cash equivalents, end of period..      29,915      30,273      32,274
Net cash provided (used) by operating
 activities...............................      80,483      11,900     100,299
Net cash used by investing activities.....     (65,678)    (59,488)    (69,158)
Net cash provided (used) by financing
 activities...............................      (9,212)     47,946     (29,140)

--------

(1) The February 29, 1996 acquisition gave rise to different bases of accounting for the period after the acquisition versus the period prior to the acquisition. This is primarily due to a purchase price which exceeded the book value of the assets acquired, financed by a higher level of both debt and equity as compared to the pre-acquisition capital structure. The above numbers assume that the acquisition took place on January 1, 1995; therefore, depreciation and amortization, interest expense and net loss have been increased by approximately $6,064,000, $824,000, and $10,383,000 for 1996.

(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. ZD's EBITDA is calculated by adding
    (a) ZD's EBITDA before losses related to its retained interest in ZDNet and
    (b) ZD's proportionate interest (currently 100%) in ZDNet's EBITDA. EBITDA for the year ended December 31, 1998 does not include a one-time restructuring charge of $52,239,000. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZD's operating performance or to cash flows as a measure of liquidity. Although ZD believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for ZD may not be comparable to similarly titled measures reported by other companies.

                                     VII-4

Year ended December 31, 1998 compared with year ended December 31, 1997

 Revenue, net

  Revenue decreased by $68.8 million or 6.1% from $1,121.5 million in 1997 to $1,052.7 million in 1998.

  Publishing--Revenue from publishing decreased by $51.1 million or 6.1% from $834.0 million in 1997 to $782.9 million in 1998. This decline was primarily due to the transfer of certain publications to a joint venture and the closure of three publications due to the restructuring (as discussed below). Excluding such transfers and the restructuring action, revenue in the publishing segment decreased by $5.6 million. The decrease was due to lower advertising in business publications partly offset by growth in advertising in consumer publications. Advertising revenue was lower in business publications principally due to factors affecting the computer technology industry during the year. Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in Ziff-Davis Inc.'s magazines. Revenue from international operations, which generated 10.2% of the segment's revenue increased by $2.1 million due to the launch of IT Week in the UK, partially offset by lower advertising in business publications.

  Net revenue from MacUser and MacWeek magazines contributed to Mac Publishing LLC were $32.5 million for 1997 but are no longer consolidated into Ziff-Davis Inc.'s results for 1998. On May 1, 1998, Ziff-Davis Inc. acquired its joint venture partner's 50% interest in FamilyPC magazine. Ziff-Davis Inc. now owns 100% of the magazine and its results are included in the consolidated results from the acquisition date. Revenue from FamilyPC included in the 1998 results was $11.1 million. Revenue related to the three publications closed as part of the restructuring was $12.5 million lower in the fourth quarter of 1998 as compared to the fourth quarter of 1997.

  Events--Revenue from events decreased by $17.7 million or 6.1% from $287.5 million in 1997 to $269.9 million in 1998. The decrease was primarily due to a decline in revenue due to the discontinuation of certain "one-time" shows that were held in 1997, lower ancillary revenue at COMDEX/Fall and lower square footage sold at COMDEX/Spring. This decrease was partially offset by increased revenue from increased square footage sold at N+I Las Vegas and Java One due to an increased number of attendees.

 Cost of production

  Production costs decreased by 7.3% or $23.4 million from $320.9 million in 1997 to $297.5 million in 1998.

  Publishing production costs decreased by $6.1 million or 2.7% from $221.4 million to $215.3 million in 1998. The decrease was related to a decline in the number of advertising pages produced.

  The cost of producing events decreased by $17.4 million or 17.4% from $99.5 million in 1997 to $82.1 million in 1998. The decrease is a result of lower operational costs and re-negotiated contracts as well as the discontinuance of certain "one-time" shows that were held in 1997.

 Selling, general and administrative expenses

  Selling, general and administrative expenses decreased by $3.4 million or 0.7% from $521.7 million in 1997 to $518.3 million in 1998. The increase was due to expenditures to launch new products and increased advertising expenses. The increase was partially offset by headcount reductions and efficiencies attained through the integration of operations resulting from the reorganization completed in May 1998, as well as cost savings resulting from the closure of three magazines in the fourth quarter of 1998 (see "-- Restructuring").

 Depreciation and amortization

  Total depreciation and amortization decreased $1.2 million from $147.3 million to $146.1 million. The decrease was a result of certain assets being fully depreciated in 1997 and early 1998.

                                     VII-5

 Restructuring

  Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in ZD's magazines (principally PC Magazine, PC/Computing, Computer Shopper and PC Week). ZD believes these factors are continuing. In part as a result of these factors, EBITDA for the fourth quarter of 1998 will be significantly lower than EBITDA for the fourth quarter of 1997.

  As a result of this reduced demand, in October 1998, Ziff-Davis Inc. announced a restructuring program with the intent of significantly reducing its cost base. Ziff-Davis Inc. incurred a pre-tax charge of $52.2 million for this restructuring program. The charge was reported as a component of income from operations for the fourth quarter of 1998. The charge included asset impairment costs ($37.9 million), employee termination costs ($8.6 million) and costs to exit activities ($5.7 million) principally resulting from the closing of three publications (Windows Pro, Internet Business and Equip) and the reduction of Ziff-Davis Inc.'s work force by 310 employees. The charge also included costs resulting from the discontinuation of certain educational journals and trade shows. The following sets forth additional detail concerning the principal components of the charge:

  . Asset impairment costs totaled $37.9 million. These costs, which are non-cash, included the write-off of intangible assets associated with the discontinued publications ($34.3 million) and trade shows ($2.9 million) as well as deferred expenses associated with the discontinued educational journals ($0.7 million).

  . Employee termination costs related to severed personnel at the closed publications as well as a rationalization and resulting workforce reduction of the remainder of Ziff-Davis Inc.'s operations. Employee termination costs included payments for severance and earned vacation as well as the costs of outplacement services and the provision of continued benefits to personnel. As of December 31, 1998, $5.2 million of the $8.6 million related to these employee terminations had been paid.

  . Costs to exit activities reflect the costs associated with the final closure of the discontinued publications ($1.8 million) and the costs to reduce office space under lease as a result of the reduced level of employees ($3.8 million).

 Interest expense, net

  Interest expense decreased by $46.9 million or 24.6% from $190.4 in 1997 to $143.5 million in 1998. The reduction was due primarily to lower levels of debt outstanding throughout the year, as well as the capitalization of $908.7 million of intercompany debt as part of the reorganization.

 Loss related to retained interest in ZDNet

  The loss related to the retained interest in ZDNet decreased by $13.4 million from $21.2 million in 1997 to $7.9 million in 1998. This decrease is due to improved performance of that business. See Annex VIII--"ZDNet Management's Discussion and Analysis of Financial Condition and Results of Operations".

 Other non-operating income, net

  Other non-operating income, net primarily reflects ZD's equity share in earnings and losses from joint ventures and fees earned from management of events not produced by ZD. Income decreased $0.2 million or 2.4% from $8.3 million in 1997 to $8.1 million in 1998 reflecting reduced fees from managed events. The decline was partially offset by ZD's equity share in earnings of MAC Publishing, LLC that was formed in August 1997.

 Income taxes

  The 1998 income tax benefit of $26.9 million increased from $0.5 million reported in 1997. The increase was due primarily to income tax benefits generated from the losses with respect to the MAC Assets, which

                                     VII-6
were not deductible until ZD purchased the MAC Assets from an affiliate on May 4, 1998. The income tax benefit was also increased by a higher net loss for the year ended December 31, 1998 compared to the net loss for the year ended December 31, 1997.

 Net loss

  As a result of the changes described above, the net loss for the period increased $6.6 million or 9.3% from $71.2 million in 1997 to $77.8 million in 1998.

 EBITDA

  EBITDA for the year ended December 31, 1998 was $244.1 million compared to $272.9 million for the year ended December 31, 1997. EBITDA for the year ended December 31, 1998 does not include the $52.2 million restructuring charge. Results were unfavorable as compared to last year due to a lower level of earnings from advertising in the higher margin business publications partly offset by improved results at the events segment and reduced losses from ZD's retained interest in ZDNet. The improvement at the events segment was attributed to the absence of losses from the discontinuance of certain "one-time" shows held in 1997 as well as continued costs savings. Reduced losses from ZDNet were the result of revenue growth exceeding increases in expenses. The ratio of EBITDA to revenue was 23.2% for 1998 compared to 24.3% in 1997.


Year ended December 31, 1997 compared with Pro Forma Year ended December 31,
1996

 Revenue, net

  Net revenue increased by $60.0 million or 5.7% from $1,061.5 million in 1996 to $1,121.5 million in 1997.

  Publishing--Net revenue from publishing grew by $37.4 million or 4.7% from $796.6 million to $834.0 million. Approximately $22 million was due to inclusion of a full year of results for the electronic gaming publications acquired in mid-1996 and two publications launched in late 1996. Increases in advertising rates, generally ranging between 3% and 10%, and a 5.1% increase in advertising pages contributed $11.5 million. Revenue from international operations, which generated 9.5% of the segment's revenue, decreased by $1.5 million due to the strengthening of the U.S. dollar relative to the major European currencies. Continued growth from new educational product launches and sales of market research studies accounted for the balance of the revenue growth.

  Events--Net revenue from events increased $22.6 million or 8.5% from $264.9 million to $287.5 million. Approximately $15 million of the increase was due to 11 new trade show launches, including revenue from ancillary show-related sources. The balance of revenue growth was due to higher exhibitor rates charged at the major events, partly offset by a decline in revenue from COMDEX/Spring and certain U.K. events.

 Cost of production

  Production costs increased $21.2 million or 7.1% from $299.7 million to $320.9 million.

  Publishing production costs increased $9.1 million or 4.3% from $212.3 million in 1996 to $221.4 million. Costs related to new launches and volume-related growth increased approximately $20 million but were partly offset by approximately $10 million of lower paper costs.

  The costs of producing events increased $12.2 million or 14.0% from $87.3 million to $99.5 million primarily as a result of costs related to new events launched in 1997.

 Selling, general and administrative expenses

  Selling, general and administrative expenses increased $21.8 million or 4.4% from $499.9 million to $521.7 million. The increase was due to the addition of employees to support base business volume growth and launches of new products and services. Results included a one-time $6.0 million charge for the consolidation

                                     VII-7
and restructuring of the events business which was announced in the fourth quarter of 1997. Costs for the publishing segment rose 1.2% while those for the events segment rose 22.1% due to the number of new launches and the one-time restructuring charge.

 Depreciation and amortization

  Total depreciation and amortization decreased $7.6 million to $147.3 million in 1997. The reduction in depreciation and amortization expense was a result of certain assets being fully depreciated in 1996.

 Interest expense, net

  Net interest expense increased $54.9 million or 40.5% to $190.4 million in 1997 due to interest on an additional $900 million of intercompany indebtedness to Softbank incurred to finance a return of capital.

 Loss related to retained interest in ZDNet

  The loss from ZD's Retained Interest in ZDNet increased to $21.2 million in 1997 from $17.9 in 1996 due to the operating performance of that business. See Annex VIII--"ZDNet Management's Discussion and Analysis of Financial Condition and Results of Operations".

 Other non-operating income, net

  Other non-operating income, net increased $2.2 million from $6.1 million in 1996 to $8.3 million or 36.1% primarily due to a $2.2 million or 36.3% increase in ZD's share of Mac Publishing, LLC's earnings.

 Income Taxes

  The 1997 combined income tax benefit of $0.5 million compares to a pro forma income tax provision of $26.8 million in 1996. The improvement in the tax provision is due to a higher pre-tax loss giving rise to a tax benefit. The difference between the 1997 and 1996 effective tax rates and the federal statutory tax rate of 35.0% is primarily due to non-recognition of tax losses generated by the MAC Assets ($42.0 million and $63.0 million in 1997 and 1996, respectively), non-deductible goodwill amortization ($10.2 million and $8.6 million, respectively) and state and local income taxes. In addition, the 1996 tax provision increased approximately $2.1 million as a result of pro forma adjustments related to the ZDI acquisition.

 Net loss

  As a result of the changes described above, net loss for the period increased $4.2 million or 6.2% from $67.0 million to $71.2 million.

 EBITDA

  EBITDA for 1997 was $272.9 million, an increase of $17.5 million or 6.9% from the $255.4 million generated in 1996. The increase was due to higher revenue and management fee income, net of higher production costs and selling, general and administrative expenses. The ratio of EBITDA to revenue remained relatively constant at 24.3% for 1997 compared to the 1996 margin of 24.1%.


Liquidity and Capital Resources

  As a result of the May 4, 1998 reorganization, ZD's intercompany debt owed to Softbank was reduced to $83.1 million. Such indebtedness bears interest at 9.9% and matures in February 2010. Concurrently with Ziff-Davis Inc.'s initial public offering, Ziff-Davis Inc. (on behalf of ZD) issued and sold $250 million aggregate principal amount of notes. In addition, Ziff-Davis Inc. (on behalf of ZD) entered into a $1.35 billion credit facility, and borrowed $1.25 billion under such facility, to provide additional funds for the repayment of intercompany debt to Softbank and to provide for ZD's working capital requirements. The balance of intercompany obligations owed to Softbank was converted to equity. (See Note 2 to the Combined Financial Statements included in this Annex.)

                                     VII-8

  At December 31, 1998, ZD's outstanding total debt was $1,547.9 million (excluding unamortized discount) which consisted of $77.9 million due to Softbank, $250 million in notes and $1,220.0 million under the credit facility.

  Cash and cash equivalents were $32.3 million at December 31, 1998 and $30.3 million at December 31, 1997. The balance increased $2.0 million due to the factors discussed below:

  Cash provided by operations was $100.3 million for the year ended December 31, 1998 compared to $11.9 million for the year ended December 31, 1997. The increase from 1997 to 1998 was attributed to ZD's lower losses (before the non-cash portion of the restructuring charge), lower working capital and a decrease in funding to affiliates and to ZDNet for the 1998 period.

  Cash used for investing activities for the year ended December 31, 1998 and 1997 was $69.2 million and $59.5 million, respectively. The majority of these expenditures were for computer equipment and leasehold improvements as well as for funding the operation of ZDNet. Acquisitions and investments in the 1998 period relate to ZD's acquisition of Sky TV, a tradeshow in Canada, an additional 50% interest in Family PC magazine, a European marketing database company as well as an investment in Red Herring. Acquisitions for the 1997 period reflected the purchase of a 70% interest in GameSpot, Inc.

  Cash used in financing activities totaled $29.1 million for the year ended December 31, 1998, representing proceeds from the reorganization and initial public offering of $1,863.3 million, net of transaction costs, and funding from Softbank of $20.4 million offset by the repayment of debt and amounts due to affiliates of $1,916.1 million. Cash provided by financing activities in the same period in 1997 amounted to $47.9 million representing capital contributions partly offset by repayments of intercompany debt.

  ZD had a working capital surplus of approximately $22.6 million at December 31, 1998, compared to a working capital deficit of approximately $379.8 million at December 31, 1997. Ziff-Davis Inc.'s balance sheet has historically had a working capital deficit due to significant amounts due to affiliates. ZD also maintains a significant level of deferred revenue generated from publication subscriptions paid in advance and prepayments from trade show exhibitors. At December 31, 1998, Ziff-Davis Inc. had deferred revenue of $151.0 million compared to $154.7 million at December 31, 1997. Deferred revenue does not represent a cash liability owed by Ziff-Davis Inc., unless Ziff-Davis Inc. fails to deliver the magazine or cancels a trade show, and generally does not affect Ziff-Davis Inc.'s ability to fund day-to-day operations. Working capital increased as a result of the reorganization and the initial public offering of Ziff-Davis Inc's common stock which resulted in the repayment and conversion to equity of related party obligations in connection therewith.

  On December 11, 1998, Standard & Poors lowered its corporate credit and bank loan ratings for Ziff-Davis Inc. to BB- from BB and its subordinated debt rating for Ziff-Davis Inc., to B from B+. This downgrade had no impact on our current borrowings. Although this downgrade may make future borrowings more expensive, we do not believe this will have a material impact on our liquidity or our access to credit markets.

  ZD believes, based on its current level of operations and anticipated growth, that ZD's ability to generate cash, together with cash on hand and available lines of credit, will be sufficient to make required payments of principal and interest on ZD's indebtedness and fund anticipated capital expenditures and future working capital requirements over the next 12 months. However, actual capital requirements may change, particularly as a result of any acquisitions ZD may pursue. The ability of ZD to meet its debt service obligations and reduce its total debt will depend upon the future performance of ZD.

 Funding for ZDNet

  In the financial statements of ZD and ZDNet, whenever ZDNet had a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), that cash need

                                     VII-9
was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet). Accordingly, no interest income from ZDNet has been reflected in the financial statements of ZD. Each of ZD and ZDNet is sometimes referred to herein as a "Group". After the date on which ZDNet Stock is first issued, Ziff-Davis Inc. will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of ZD's Retained Interest that correspond to dividends paid on ZDNet Stock) as inter-Group revolving credit advances (bearing interest at the rate at which Ziff-Davis Inc. could borrow such funds on a revolving credit basis) (as the Board determines in its sole discretion) unless the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan, a capital contribution increasing ZD's Retained Interest in ZDNet or a return of capital reducing ZD's Retained Interest in ZDNet.

Credit Facility

  ZD's credit facility, as amended, consists of a seven-year $400 million reducing revolving credit facility, a seven-year $450 million term loan and an eight-year $500 million term loan. There are no scheduled reductions in the revolving credit commitment or amortization under the term loan until September 2000.

  For the reasons described under "--Restructuring" above, ZD expects its debt to EBITDA ratios at December 31, 1998 would have been above the levels that originally had been required by its credit facility. On December 16, 1998, the lenders of the $1.35 billion credit facility agreed to amend certain provisions of that facility. The amended provisions include an increase in the allowed leverage ratios. In return, ZD agreed to pay a one-time fee of $3.375 million and increase rates on amounts borrowed under the credit facility to rates currently ranging from LIBOR plus 2.875% to LIBOR plus 3.375% depending on the type of loan. Had the increased interest rates been in effect for the period from ZD's initial public offering on April 28, 1998 to December 31, 1998, interest expense would have increased by approximately $11.9 million. Based on the $1,220.0 million outstanding on December 31, 1998, the annualized incremental interest is $18.0 million. This increase in interest expense would reduce the amount otherwise available for funding ZDNet operations.

  ZD's credit facility exposes it to market risk with respect to changes in interest rates. ZD manages this risk through the use of interest rate swap agreements, as described below. Through the use of these swap agreements, ZD has effectively established a fixed interest rate for $550 million of the outstanding credit facility. Based on the $1,220.0 million outstanding under the credit facility at December 31, 1998, if the LIBOR rate were to increase by 1%, ZD would incur, after giving effect to the swap agreements, an additional $6.7 million of annual interest expense.

Interest Rate Swaps

  On June 10, 1998, ZD entered into interest rate swap agreements, with an aggregate notional amount of $550 million. Under these swap agreements, which commenced on August 10, 1998, ZD will receive a floating rate of interest based on three-month LIBOR, which resets quarterly, and ZD will pay a fixed rate of interest each quarter for the terms of the respective agreements. The weighted average fixed rate ZD will pay under these agreements is 5.85%. ZD has entered into these agreements solely to hedge its interest rate risk. At December 31, 1998, the three-month LIBOR rate was 5.06%.

  These swap agreements are viewed by Ziff-Davis Inc. as risk management tools and are not used for trading or speculative purposes. The notional amount of $550 million does not represent a real amount exchanged by the parties, and therefore, is not a measure of Ziff-Davis Inc.'s exposure through its use of swap agreements. The fair values of these swap agreements were estimated by obtaining quotes from brokers which represented the amounts that ZD would pay if the agreements were terminated at the balance sheet date. While it is not ZD's intention to terminate these swap agreements, these fair values indicated that the termination of these swap agreements would have resulted in a loss of $15,627,000.

                                     VII-10

  By nature, swap agreements involve credit risk, due to the possible nonperformance by counterparties. To mitigate this risk, Ziff-Davis Inc. enters into swap agreements with major financial institutions and diversifies the counterparties used as a means to limit counterparty exposure and concentration of risk.

ZDTV

  In July 1997, Ziff-Davis Inc. entered into a license and services agreement to develop ZDTV for MHA, a company that is wholly owned by Mr. Masayoshi Son who is a director of Ziff-Davis Inc. and principal stockholder of SOFTBANK Corp. Under this agreement, Ziff-Davis Inc. agreed to fund ZDTV's operations through unsecured advances and was granted an option to purchase ZDTV for a price equal to MHA's investment plus 10% per annum for the period of investment. On January 15, 1999, Ziff-Davis Inc. exercised this option and on February 4, 1999, purchased ZDTV at a purchase price of $81.4 million. Ziff-Davis Inc. paid approximately $32.8 million of the purchase price in cash (funded on February 5, 1999), and paid the remainder by applying approximately $48.6 million in advances owed to it by MHA through December 31, 1998. Ziff-Davis Inc. also agreed to be responsible for the funding of ZDTV during the period in 1999 prior to the purchase, which will be accounted for as additional purchase price. The cash portion of the purchase price was funded by an advance from ZDTV to Ziff-Davis Inc., pursuant to the ZDTV cash management system, of the funds invested in ZDTV by Vulcan Programming described below. In connection with its acquisition of ZDTV, Ziff Davis Inc. assumed MHA's obligations under an option granted to DirectTV to purchase 5% of ZDTV for $15 million, subject to adjustment.

Vulcan Transactions

  On February 4, 1999, Vulcan Ventures, the investment vehicle of Paul G. Allen, agreed to purchase approximately three million shares of Ziff-Davis Inc. common stock for $50 million. We expect the purchase of common stock to close in the first quarter of 1999. On February 5, 1999, Vulcan Programming, an entity owned by Paul G. Allen, purchased a one-third interest in ZDTV for $54 million.

                                     VII-11

Seasonality

  Historically, ZD's business has been seasonal as a significant portion of annual revenue has occurred in the second and fourth quarters. The following table sets forth certain unaudited quarterly combined statements of operations data for each of the eight quarters in the period ended December 31, 1998. In the opinion of Ziff-Davis Inc.'s management, this unaudited information has been prepared on a basis consistent with the audited Combined Financial Statements of ZD appearing elsewhere in this Annex and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the Combined Financial Statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                Quarters Ended
                          -----------------------------------------------------------------------------------------------
                          March 31,  June 30,  September 30, December 31, March 31,  June 30,  September 30, December 31,
                            1997       1997        1997          1997       1998       1998        1998          1998
                          ---------  --------  ------------- ------------ ---------  --------  ------------- ------------
                                                            (dollars in thousands)
Revenue, net:
 Publishing.............  $204,281   $211,333    $191,613      $226,788   $191,246   $198,419    $181,726      $211,491
 Events.................    15,321     82,135      24,227       165,845     27,121     65,782      29,787       147,177
                          --------   --------    --------      --------   --------   --------    --------      --------
Total revenue...........   219,602    293,468     215,840       392,633    218,367    264,201     211,513       358,668
 Percentage of total
  year..................      19.6%      26.2%       19.2%         35.0%      20.7%      25.1%       20.1%         34.1%
Cost of production......    60,842     91,152      61,710       107,196     69,048     74,710      62,898        90,823
Selling, general and
 administrative expenses   130,837    132,015     131,633       127,186    131,177    127,114     127,382       132,676
Depreciation and
 amortization...........    37,196     37,173      37,804        35,086     35,748     37,859      36,207        36,282
Restructuring charge....       --         --          --            --         --         --          --         52,239
                          --------   --------    --------      --------   --------   --------    --------      --------
Income (loss) from
 operations.............    (9,273)    33,128     (15,307)      123,165    (17,606)    24,518     (14,974)       46,648
Income (loss) before
 taxes..................   (59,901)   (17,448)    (66,703)       72,404    (68,058)   (11,940)    (39,458)       14,708
Net income (loss).......  $(59,817)  $(17,387)   $(66,606)     $ 72,631   $ (5,121)  $(76,560)   $ (4,498)     $  8,370
EBITDA (1)..............  $ 24,008   $ 66,624    $ 18,822      $156,602   $ 15,127   $ 63,397    $ 27,487      $138,083
 Percentage of total
  year..................       9.0%      25.0%        7.1%         58.9%       6.2%      26.0%       11.3%         56.6%

--------

(1) EBITDA is defined as income before provision for income taxes, interest expense, depreciation and amortization. ZD's EBITDA is calculated by adding
    (a) ZD's EBITDA before losses related to its retained interest in ZDNet and
    (b) ZD's proportionate interest (currently 100%) in ZDNet's EBITDA. EBITDA for the quarter ended December 31, 1998 does not include a one-time restructuring charge of $52,239,000. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZD's operating performance or to cash flows as a measure of liquidity. Although ZD believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for ZD may not be comparable to similarly titled measures reported by other companies.

Inflation and Fluctuations in Paper and Postage Costs

  ZD continually assesses the impact of inflation and changes in paper prices. ZD generally enters into contracts for the purchase of paper which adjust the price on a quarterly basis. Paper prices began to rise in 1994, rose significantly in 1995 and 1996 and then decreased in 1997. During 1998, paper prices were

                                     VII-12
relatively flat. Management anticipates that paper prices will remain relatively stable in 1999. ZD will continue to monitor the impact of inflation and paper prices and will consider these matters in setting its pricing policies. ZD frequently reviews its purchasing and manufacturing processes for opportunities to reduce costs and mitigate the impact of paper price and postage rate increases (such as purchasing lighter-grade paper stock or, when paper prices are at cyclical lows, increasing paper inventory or entering into longer term contracts with suppliers). However, ZD has not entered, and does not currently plan to enter, into long-term forward price or option contracts for paper. Management estimates postage costs will increase approximately 3.5% in 1999. See "Risk Factors--Other Ziff-Davis Inc. Risks--Ziff-Davis Inc. May Be Adversely Affected By Fluctuations In Paper And Postage Costs" and "--ZD Description of Business--Print Publishing--Paper and Printing".

Year 2000 Readiness Disclosure

  During 1997, Ziff-Davis Inc., including the businesses comprising ZD, began a review of its computer systems and software to identify systems and software which might malfunction due to misidentification of the Year 2000. Ziff-Davis Inc. is using both internal and external resources to identify, test, correct and reprogram systems and software for Year 2000 readiness.

  At December 31, 1998, Ziff-Davis Inc. was in the research and validation phase of its Year 2000 project for information ("IT") systems and non-IT systems. This phase consists of research and validation of all infrastructure, hardware and software, including platform, wide-area network and local-area network components. Research for non-IT systems includes identifying systems that include embedded technology, such as micro-controllers, which are not Year 2000 compliant.

  Ziff-Davis Inc. has identified critical systems and applications that will either be validated for compliance though formal documentation, through vendors or through testing. Ziff-Davis Inc. will enter the testing phase of its infrastructure, hardware, software and databases in the first quarter of 1999 and plans to complete such phase by September 1, 1999. Contingency plans will be developed for any systems or platforms that are known to be non-compliant as of September 1, 1999.

  Some of Ziff-Davis Inc.'s computer systems and databases, including its subscription fulfillment and payroll systems, are managed by third parties under contractual arrangements. Ziff-Davis Inc. currently has no known Year 2000 compliance problems relating to third parties. Ziff-Davis Inc. has requested those third parties with which Ziff-Davis Inc. has material relationships in the first quarter of 1999 to advise it as to whether such third parties anticipate difficulties in addressing Year 2000 compliance problems, and if so, the nature of such difficulties. Ziff-Davis Inc. anticipates that such inquiries will be completed by April 30, 1999.

  In addition, Ziff-Davis Inc. will develop contingency plans during the second half of 1999 in order to compensate for any disruption or downtime that could result from a Year 2000 compliance problem. Ziff-Davis Inc. plans to replace IT and non-IT systems that it determines are not Year 2000 compliant prior to October 1, 1999 in order to minimize any risk of a Year 2000 compliance problem.

  Ziff-Davis Inc. has incurred remediation costs associated with its Year 2000 readiness efforts. These remediation costs have been incurred in connection with replacement of systems and hardware, modification of software and consulting costs related to Year 2000 solution providers. The costs to address Year 2000 issues which have been included in the general and administrative expenses of Ziff-Davis Inc. have not been tracked separately and are therefore not determinable. However, management believes these expenses have been substitutive rather than incremental to the recurring level of general and administrative expenses. Total capitalized costs incurred in the replacement of systems in connection with Ziff-Davis Inc.'s Year 2000 readiness efforts as of December 31, 1997 and 1998 were $1,692,000 and $3,657,000, respectively. Ziff-Davis Inc. estimates that it will capitalize an additional $3,815,000 during 1999 related to its Year 2000 readiness efforts.

  Ziff-Davis Inc. expects to complete testing and replacement of critical systems by the beginning of the fourth quarter of 1999. Ziff-Davis Inc.'s estimate of ZD's most reasonably likely "worst case scenario" would be the failure of its internal applications and systems that process and store certain information and data. Ziff-Davis Inc. would resolve the failure of such applications and systems on an individual basis and management of Ziff-Davis Inc. does not believe that the impact on its critical systems would be material.

                                     VII-13

However, if Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom it relies experiences a Year 2000 compliance problem, this could have a material adverse effect on ZD's profit and liquidity.

Recently Issued Accounting Pronouncements

  SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities issued in June 1998, establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Ziff-Davis Inc. does not expect the adoption of SFAS No. 133 to have a material impact on ZD's results of operations.

  ZD expects to adopt this statement beginning with its 2000 financial statements.

                                     VII-14

                                       ZD

                            DESCRIPTION OF BUSINESS

  Ziff-Davis Inc. is a leading media and marketing company that provides information on computing and technology, including the Internet. ZD is the division of Ziff-Davis Inc. focused on the businesses of print publishing, trade shows and conferences, market research, education (including ZDU, our Internet-based educational service) and television (including an online component). ZD provides technology companies worldwide with marketing strategies for reaching key decision-makers.

  ZD's PC Magazine, PC Week and Computer Shopper magazines are the top three computer magazines in the U.S. and are among the top 25 U.S. magazines, each as measured by total revenue in 1997. In 1998, ZD was the largest technology publisher in terms of magazine revenue (with at least 50% more magazine revenue than its closest competitor). In 1997, ZD accounted for 36.8% of all advertising and circulation dollars spent in computer periodicals. ZD believes its publications provide readers and advertisers with comprehensive market and product coverage and quality editorial content.

  Through ZD Events, ZD also produces some of the world's most important trade shows serving vendors, resellers, buyers and users of computer technology and the Internet. In 1998, ZD produced over 50 trade shows and conferences worldwide with over two million estimated attendees. ZD's COMDEX/Fall event is the number one ranked trade show for all industries in the U.S. as measured by total revenue, total exhibit space and number of attendees.

  ZD's other media and marketing platforms include market research, education and publication of computer-related newsletters and training manuals and television. ZD also currently has a 100% Retained Interest in ZDNet (Ziff-Davis Inc.'s online business division), although that interest will decline if Ziff-Davis Inc. completes its offering of ZDNet Stock as currently planned.

Industry Background

  Technology continues to be one of the largest and fastest growing sectors of the U.S. economy. The market for technology goods and services is rapidly expanding due to increased integration of computers into the workplace and home, shortened product life cycles and increased use of the Internet. The demand for computer technology to enhance productivity and the increasing number of applications in the areas of education, entertainment and communications has dramatically increased the number of computers in use worldwide (from 150 million in 1993 to over 300 million in 1997). This increase in computer usage has significantly broadened the consumer and business markets for computer technology. In addition, rapid technological advances have shortened product life cycles. Today, the estimated marketable product life of a PC is less than six months as compared to five years in 1981. The Internet has also become a widely accepted information tool. Forrester Research Inc. estimates that the number of adult Web users will reach 51 million in the U.S. by the end of 1998 and will grow to 99 million by the end of 2001.

  These factors have led to increased demand among buyers and users of computer technology product for objective, up-to-date information and analysis. To meet this demand, sellers of computer technology products need to effectively advertise to increase sales, educate consumers, improve end-user satisfaction and build brand loyalty. Computer technology-focused media enables sellers to communicate their message effectively by targeting a focused customer base. As a result of a broadening consumer base containing favorable demographics, computer technology publications and other media are becoming increasingly attractive as a platform for consumer product advertising.

                                     VII-15

 Computer Technology Print Publications Market

  Advertising and circulation revenue for computer-oriented print publications grew on average 10% a year from 1994 to 1997, totaling $1.7 billion in 1997. However, in 1998 computer advertising pages decreased 8% as compared to 1997, according to Adscope and CMR. Ziff-Davis Inc. believes the decline in the technology advertising market is due mainly to continuing margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition.

 Computer Technology Trade Shows

  Trade show attendees are presented with product advertisements in the form of exhibits and "editorial" content in the form of conferences and other ancillary forums. Producers of trade shows and conferences generate revenue from exhibit space sales, advertising and attendance fees. Trade shows and conferences allow sellers to conduct a large volume of face-to-face sales presentations to qualified buyers in a short period of time. Professional attendees include hardware and software manufacturers and developers, sales and distribution personnel and large volume end-users. Industry leaders such as Microsoft Corporation and Cisco Systems, Inc. use these events to promote the launch of important products in order to reach top-ranking decision-makers in the computer technology industry.

  Trade shows are an increasingly important marketing strategy for information technology vendors and can be an effective medium for generating and closing sales. In 1998 estimated exhibit space revenue from North American computer-product trade shows was approximately $686 million, exhibit square footage rose 17% from 1997, the number of exhibiting firms increased 26% from 1997 and attendance at such shows rose 20% from 1997.

ZD Strategy

  ZD's objective is to be the preferred marketing partner to technology vendors and service providers seeking to reach primary decision-makers involved in the specification and purchase of their products and services. The key elements of ZD's strategy are:

 Focus on the Technology Market

  ZD believes that its focus on the technology market provides it with substantial opportunities to attract both audiences and advertisers.

 Develop the Most Comprehensive, Objective and Authoritative Content

  ZD strives to produce the most differentiated, high quality content to attract category brand-specifiers and decision-makers. ZD Labs, its computer testing facility, enables ZD to provide reliable and authoritative product evaluations to the business and consumer markets. The ability to provide focused audiences with targeted information attracts leading advertisers and exhibitors to ZD's products and services.

 Build Brand Strength

  ZD seeks growth in its core portfolio of leading brands, such as PC Magazine, PC Week and COMDEX. ZD seeks to expand its market share of audiences and advertisers while enhancing the quality and accessibility of its content and marketing services. Ziff-Davis Inc.'s variety of business platforms enables ZD to offer multiple media presentations of its branded content.

 Leverage Multiple Media Marketing Platforms

  ZD believes that the scope and depth of Ziff-Davis Inc.'s products and services across multiple media platforms creates growth opportunities exceeding those that ZD's businesses could achieve independently. Such

                                     VII-16
opportunities include the leveraging of strong relationships with advertisers in one media platform into other platforms, cross-marketing products and services to the audiences of its different platforms and packaging integrated marketing products across all platforms for large advertisers. We believe that ZD has a competitive advantage over single platform providers because of its ability to offer clients multiple platform marketing solutions.

 Launch New Products and Services

  ZD believes that rapid advances in technology will create additional growth opportunities to launch new products and expand its audience and advertiser base. ZD seeks to identify new audiences and develop products and services that respond to their informational needs. ZD believes that the scope of its operations and its experience in launching new products across multiple media platforms and geographic regions enable it to more readily achieve market acceptance for new products and services.

 Expand Global Reach

  ZD intends to leverage its brand recognition and multinational experience to expand further into overseas markets, focusing on key markets that have size and growth characteristics to support ZD's strategy of cross-media operations. ZD seeks to further expand internationally through the launch overseas of proven U.S. properties, joint ventures and licensing arrangements with local operating partners and selective acquisitions.

  ZD expects to fund its business and operating strategy from internally generated cash flow from operations, which are estimated to be sufficient to fund investments as well as repay indebtedness. See "--ZD Management's Discussion and Analysis of Financial Condition and Results of Operations".

Print Publishing

  ZD is a leading computer-related magazine publisher, with 26 primary U.S. and international titles, including its joint ventures, and over 50 licensed publications, totaling more than 75 publications distributed worldwide. ZD's publications have a combined circulation of approximately seven million primary readers worldwide. Approximately 61.5% of ZD's total revenue for the year ended December 31, 1998 was attributable to its print publishing business. ZD's magazines are designed to appeal to a target audience of sophisticated customers in the business and consumer markets by providing high-quality editorial content. ZD produces monthly magazines that provide comparative, laboratory-based product reviews and news weeklies that provide product and industry news and analysis. ZD also serves the developing market for lifestyle and entertainment publications that focus on technology. ZD's publications also include magazines related to the electronic gaming industry that ZD acquired from Sendai Publishing Group, Inc. in May 1996.

  ZD believes its leading position in the computer publishing market is based upon:

  . Leading Brands in Key Categories. In 1997, ZD's PC Magazine, PC Week and
    Computer Shopper magazines were the top three computer magazines in the U.S. and among the top 25 U.S. magazines, each as measured by total revenue.

  . Strength in Advertising, Circulation and Newsstand Sales. In 1997, ZD accounted for 36.8% of all advertising and circulation dollars spent in computer periodicals. ZD's U.S. publications have a total circulation of approximately six million primary readers, and ZD has a worldwide circulation of approximately seven million primary readers. In 1998, PC Magazine's circulation was greater than that of Business Week, Fortune or Forbes. With respect to newsstand sales, ZD's publications accounted for 50.1% of all computer magazines sold in the first six months of 1998.

  . High Quality Editorial Content. ZD's top editors and columnists are supported by laboratory-testing facilities, producing widely acknowledged authoritative benchmarks for determining product quality. ZD's comprehensive content attracts focused audiences, thereby attracting leading advertisers and exhibitors to its products and services.

                                     VII-17

  . Successful Development of New Publications for Emerging Sectors. ZD has successfully introduced or acquired publications targeted at the consumer market (FamilyPC and Computer Gaming World), technology lifestyle (Yahoo! Internet Life), Internet professionals (Inter@ctive Week) and resellers (Sm@rt Reseller).

  The following table sets forth information relating to ZD's primary publications for 1998.

                                            1998
                                         Circulation    Publication    1998
                                First -----------------  Frequency  Advertising
          Publication           Issue Type(1) Amount(2) (Per Year)   Pages(3)
          -----------           ----- ------- --------- ----------- -----------
U.S. Business
 PC Magazine................... 1981      P   1,182,181     22x        5,381
 PC/Computing.................. 1988      P   1,044,252     12x        2,557
 Computer Shopper.............. 1979      P     560,267     12x        6,525
 PC Week....................... 1983      C     400,144     51x        5,447
 Inter@ctive Week.............. 1994      C     150,150     45x        2,173
 Macworld(4)................... 1985      P     532,702     12x        1,296
 Sm@rt Reseller................ 1998      C      65,520     22x          890
U.S. Consumer
 Electronic Gaming Monthly..... 1988      P     398,219     12x        1,428
 Yahoo! Internet Life.......... 1995      P     453,433     12x          722
 Computer Gaming World......... 1981      P     286,978     12x        2,416
 Expert Gamer(5)............... 1988      P     191,083     12x          688
 Official U.S. PlayStation
  Magazine..................... 1995      P     179,472     12x          864
 FamilyPC(6)................... 1994      P     401,163     12x        1,161
International
 PC Professionell (Germany).... 1991      P     209,257     12x        1,570
 PC Direkt (Germany)........... 1992      P     170,067     12x        2,285
 Internet Professionell
  (Germany).................... 1997      P      35,171     12x          176
 PC Magazine (UK).............. 1992      P     135,002     12x        3,472
 PC Direct (UK)................ 1992      P     121,032     12x        6,606
 PC Gaming World (UK).......... 1997      P      40,385     12x          405
 IT Week (UK).................. 1998      C      55,000     45x          635
 PC Expert (France)............ 1992      P     102,000     12x        1,587
 PC Direct (France)............ 1992      P      82,640     12x        2,922
 PC Week (China)(7)............ 1996      C      70,000     51x        3,264
 PC/Computing (China)(7)....... 1994      P      70,000     12x          215
 PC Magazine (China)(7)........ 1994      P     103,000     12x          988
 Sm@rt Reseller (China)(7)..... 1998     C       50,000     26x          178

--------
 (1) P = Paid, C = Controlled.

 (2) Based on circulation information provided by ZD to the Audit Bureau of Circulation for paid publications and BPA International for controlled publications for the six months ended December 31, 1998 for domestic publications and based on ZD data for international publications.

 (3) As reported by AdScope, Inc., Eugene, OR for the year ended December 31, 1998 for domestic publications and based on ZD data for international publications.
 (4) Joint venture with International Data Group, Inc.

 (5) Formerly EGM/2/.

 (6) Operated as a joint venture with an affiliate of The Walt Disney Company through April 30, 1998; 100% owned by ZD thereafter.

 (7) Joint venture with Richina Media Holdings and other local agencies in China.

                                     VII-18

 Corporate Sales

  ZD's corporate sales team integrates its marketing activities into one cohesive resource for its largest customers. The corporate sales group, originally established to provide discounts for advertisers buying across two or more magazine titles, has been expanded to allow marketers to reach their target buyers through any combination of Ziff-Davis Inc.'s business platforms. Currently 27 professionals in U.S. corporate sales coordinate major advertisers' campaigns across Ziff-Davis Inc.'s multiple platforms.

 Editorial, Laboratory Testing and Benchmark Software

  ZD seeks to develop and maintain a high level of technical expertise to provide quality technology content. ZD's editorial personnel includes award-winning editors and experts. ZD believes its publications are widely regarded as a reliable source of objective product evaluations and industry news because of the quality and reputation of its laboratory tests. To maintain impartiality and objectivity in its product reviews, ZD has policies governing separation of editorial functions from advertising sales functions and restricts trading in securities of technology-related companies by its journalists.

  ZD is committed to laboratory-based product testing as an integral part of its editorial mission. For the year ended December 31, 1998, ZD spent over $11 million in laboratory testing. The ZD Labs staff works with testers from many of ZD's different publications to provide comprehensive, objective test results to assist buying decisions. In addition to the core ZD Labs staff, the PC Magazine, PC Week, Computer Shopper and PC/Computing publications maintain their own staff and/or testing space. The ZD Labs testing facility tests thousands of products and systems each year and conducts large-scale tests to simulate corporate installations. ZD believes ZD Labs gives it a competitive advantage in terms of staffing, equipment and access to the technology necessary to effectively evaluate products.

  ZD Labs produces the core, publicly available and widely distributed benchmark software that its publications use to measure the performance of PCs, Macintosh systems and servers. ZD's benchmarks have become industry standards among major buyers of computer and Internet-related technology.

 Sources of Print Publishing Revenue

  ZD's publications are generally either paid-circulation magazines--which generate revenue from newsstand sales, subscriptions and advertising--or controlled-circulation publications--which are distributed free of charge to qualified information technology professionals, generate revenue principally from advertising sales and provide valuable demographic information to ZD.

  Advertising Sales. ZD seeks to assist its advertisers in maximizing the return on their marketing investment. Advertising sales accounted for 77.6% of ZD's total print publishing revenue for the year ended December 31, 1998. The ZD sales force uses market research tools, such as ZD's BrandTrak and ZDNet's InternetTrak services, to inform clients about overall industry trends. BrandTrak is a survey that is conducted every six months of subscribers to five ZD publications and three European publications in order to track purchasing behavior by brand. InternetTrak is a quarterly survey of Web users in the U.S. that tracks Web users and their online activities. ZD's sales staff provides customer service, research, promotional support and value-added programs for advertisers.

  Circulation. ZD maintains centralized circulation operations, enabling it to capitalize on its successful practices on a timely basis across all publications. ZD strives to increase its readership by building relationships with distributors, retailers and subscribers. Revenue from circulation of ZD's paid-circulation magazines accounted for 19.6% of ZD's total print publishing revenue in 1998. This was comprised of subscription sales (10.2% in 1998) and newsstand sales (9.4% in 1998). ZD's publications have a total circulation of approximately seven million primary readers worldwide.

                                     VII-19

  ZD's newsstand strategy focuses on developing strong relationships with key distributors and large retail accounts. For example, ZD is the principal supplier of computer technology publications to Warner Publisher Services, a division of Time Warner Inc. In addition, ZD has preferred distribution arrangements with large retailers including WalMart, Staples and Barnes & Noble. These arrangements, which are terminable at will without notice, include prominent magazine displays to strengthen ZD's brand identity.

  ZD's subscription strategy is to maintain a highly focused readership and increase subscriber loyalty and renewal rates. This strategy provides ZD's advertisers with access to a precisely focused target audience.

  Licensing and Joint Ventures. In its international publications, ZD seeks to maximize global reach, maintain content quality and reduce the cost of entering new markets. Through subsidiaries, ZD currently has publishing operations in France, the United Kingdom and Germany. ZD also has over 50 licensed publications worldwide. ZD's licenses are generally three to five year agreements that provide for a minimum annual royalty against a percentage of revenue. ZD also operates with a number of joint venture partners, including IDG in the U.S., Richina Media Holdings and other local agencies in China and APN Computing Group in Australia.

 U.S. Publications

  Business Magazines. In the U.S. market, ZD publishes seven computer publications directed to business buyers, including four paid-circulation magazines and three controlled-circulation weeklies or bi-weeklies. Each publication produces authoritative, independent guidance that ZD believes is generally considered to be the primary product resource in its market segment. Macworld is published by Mac Publishing L.L.C., a ZD joint venture with IDG.

  PC Magazine provides corporate buyers of computer technology with comprehensive laboratory-based comparative reviews of PC hardware, software and networking products, with a focus on technical specifications. With a paid circulation of more than 1.18 million, PC Magazine is the largest circulation computer magazine in the world, accounting for 37.8% of all computer advertising revenue in directly competitive U.S. publications in 1998. PC Magazine also produces two newsstand-only specials: Your New PC (buying advice for less sophisticated computer buyers) and InternetUser (reviews of Internet products).

  PC/Computing offers reviews of computer products, focusing on productivity and usability. A monthly publication, it is one of only three computer magazines to have reached a circulation of over one million readers.

  Computer Shopper provides buying advice, product evaluations and technology coverage, including availability, pricing, specifications and configurations of thousands of computer products. Computer Shopper has a newsstand circulation of approximately 260,000 (the largest newsstand sales of any computer publication).

  PC Week provides enterprise product buyers and information technology professionals at large corporate computing sites with timely information on products, companies and general industry news. PC Week has a controlled circulation of over 400,000.

  Inter@ctive Week provides Internet and telecommunications professionals with information on products, events, services, strategies, alliances and key players. With a controlled circulation of over 150,000, Inter@ctive Week became one of the leading publications for the digital communications technology industry in less than three years.

  Sm@rt Reseller, a bi-weekly publication, provides value-added resellers, system integrators, distributors, Web developers and Internet service providers with in-depth news and analysis on business and technology. Sm@rt Reseller currently has a controlled circulation of over 65,000.


                                     VII-20

  Macworld provides Macintosh buyers with comparative, laboratory-based product evaluations, reviews and information about Macintosh products, supported by a product testing facility which ZD believes is the most advanced in the Macintosh industry. Macworld has a qualified circulation of over 500,000.


  Consumer Magazines. ZD publishes six magazines that serve the rapidly growing consumer market in order to meet the varying needs of computer enthusiasts, net surfers, family buyers and gamers.

  Electronic Gaming Monthly targets video game enthusiasts and offers news, information and product reviews about the latest games on ten different game systems. This monthly publication has a paid circulation of more than 390,000. Expert Gamer (formerly known as EGM/2/), a companion publication to Electronic Gaming Monthly with a paid circulation of more than 190,000, offers in-depth strategies, exclusive tips and tricks and comprehensive maps and walk-throughs of the latest games.

  Yahoo! Internet Life is a leading Internet consumer magazine. Yahoo! Internet Life has a paid circulation of more than 450,000 readers. It is designed to be an entertaining and authoritative guide to the Internet, targeting an influential, affluent and early-adopting group of readers. ZD has an exclusive license from Yahoo! Inc. to use Yahoo! in the title of a print magazine.

  Computer Gaming World provides computer game enthusiasts with results-oriented gaming information. Computer Gaming World serves more than 280,000 game enthusiasts and is the oldest and one of the largest computer game publications.

  Official U.S. PlayStation Magazine assists Sony PlayStation users in getting the most out of their game consoles by providing up-to-date news, interviews and insights. This publication has a paid circulation of over 175,000 PlayStation game fans.

  FamilyPC is specifically targeted to households with children and has a paid circulation of over 400,000. Written by parents for parents in easy to understand language, its purpose is to assist families in selecting computers and software and thereafter ensure that they get a rewarding, productive and educational experience from them.

 International Publications

  ZD publishes in the United Kingdom PC Magazine, PC Direct, PC Gaming World and IT Week; in Germany PC Professionell, PC Direkt and Internet Professionell; in France PC Expert and PC Direct; and in the People's Republic of China PC Week, PC Computing, PC Magazine and Sm@rt Reseller through a venture with Richina Media Holdings and local agencies in China.

  PC Magazine (U.K.), PC Expert, PC Professionell, and PC Magazine (China) are equivalents of PC Magazine (U.S.) adapted to their individual markets. Similarly, PC Direct (U.K.), PC Direct (France) and PC Direkt are intended to be equivalents of ZD's U.S. publication, Computer Shopper. IT Week includes material from Inter@ctive Week and ZDNet News in addition to local content.

 Paper and Printing

  ZD maintains strong relationships with its paper suppliers and printing companies. ZD's main paper suppliers for its U.S. publications are Bowater, Blandin, Champion, Consolidated, and Fraser, which provided 8%, 13%, 38%, 15% and 12%, respectively, of ZD's paper supply in 1998 as measured by tonnage. Its paper supply contracts are generally two-to-three year agreements, with quarterly pricing adjustments, and are renewable on a staggered basis. Most agreements contain pricing clauses that seek to ensure the most competitive pricing on a quarter to quarter basis. ZD has relationships with a number of printing companies, including R.R. Donnelley, Brown, Quadgraphics and Quebecor. Approximately 46% of ZD's total printing expenditures for its U.S. publications are with R.R. Donnelley, which has a number of alternative printing sites. Printing contracts are generally two-to-three year agreements.

                                     VII-21

Trade Shows and Conferences

  ZD is a leading producer of trade shows, conferences and customized marketing and educational programs for the computer industry in the U.S. Approximately 25.6% of ZD's total revenue in 1998 was attributable to its trade show and conference business. ZD produces the industry-wide COMDEX events, which ZD's predecessor acquired in April 1995, other segment-focused trade shows and conferences and customized events for specific clients. ZD produced over 50 trade shows and conferences in 1998.

  The COMDEX/Fall event, held in the fourth quarter of each year, has been held for 19 years and is the number one ranked trade show for all industries in the U.S. as measured by total revenue, total exhibit space and number of attendees. In 1998, ZD estimates that over two million people attended its trade shows and conferences worldwide. In addition to COMDEX/Fall, held annually in Las Vegas, ZD produces 18 other COMDEX events in 13 countries.

  In 1998, ZD produced 11 segment-focused "NetWorld+Interop" and "Seybold Seminars" trade shows in 9 countries. The NetWorld+Interop trade shows focus on the networking/interconnectivity segment of the computer industry and the Seybold Seminars focus on technologies for publishing and graphic communications. ZD also produces the following segment-focused trade shows:

  . WINDOWS WORLD, in conjunction with Microsoft Corporation,

  .  EXPO COMM, servicing the worldwide telecommunications industry,

  . CommUnity, for the emerging corporate integrated data, voice and video segments,

  . COMDEX/Enterprise, focusing on solutions for the large corporate information technology infrastructures,

  . Java SM Business Expo SM, sponsored by Sun Microsystems, Inc. and focusing on the full range of Java(TM) technology for information technology professionals and

  . Support Services Conference & Expo, focusing on technology for help desk and information technology support services.

ZD also produces customized conferences that are designed to meet the marketing needs of specific clients. For example, ZD produced the JavaOne series of conferences for Sun Microsystems, Inc., which were designed to introduce Java technology software to the developer community.

  Attendees at ZD's trade shows and conferences cover a wide range of participants from the computer industry, including manufacturers, distributors, dealers, retailers, as well as value-added and other resellers and large corporate end-users. Each event includes an extensive conference program, providing a forum to exchange information germane to the particular event's focus. In addition, each event has one or more "keynote" sessions with speakers drawn from computer industry leaders. ZD estimates that in 1998 over 8,000 companies participated as exhibitors in its trade shows and conferences.

                                     VII-22

  The following table sets forth information relating to ZD's principal trade shows and conferences, including joint ventures, for 1998. Substantially all of ZD's international COMDEX events are joint ventures and substantially all NetWorld+Interop events are owned by ZD.

                                                       1998 Actual
                                          -------------------------------------
                                                 Total Net            Estimated
                                          Launch  Square     Total      Total
                                           Year   Footage  Exhibitors Attendees
                                          ------ --------- ---------- ---------
EVENT
North America
COMDEX/Fall.............................   1979  1,229,062   1,556     202,000
COMDEX/Spring, WINDOWS WORLD & EXPO COMM
 USA....................................   1981    180,259     563      85,750
COMDEX/Canada incl. WINDOWS WORLD and
 Connected Computing....................   1992    140,648     334      57,110
COMDEX/PacRim...........................   1995     65,762     211      30,500
COMDEX/Quebec...........................   1996     34,770     129      17,825
COMDEX/Miami & EXPO COMM Miami..........   1996     65,600     261      20,000
NetWorld+Interop & CommUnity Las Vegas..   1986    475,484     705      55,000
NetWorld+Interop & CommUnity Atlanta....   1992    383,048     576      44,000
Seybold San Francisco Publishing........   1986    153,324     356      38,570
Seybold Seminars New York...............   1982    122,920     293      23,970
International
COMDEX/SUCESU-SP Brazil.................   1992    306,134     393     130,000
COMDEX & WINDOWS WORLD Mexico(1)........   1993     68,874     199      39,000
COMDEX/INFOCOM & WINDOWS WORLD
 Argentina..............................   1997     89,252     250      32,000
COMDEX IT France........................   1997    118,116     560      60,000
COMDEX/Japan & Object World Tokyo(2)....   1996     95,706     139      80,970
COMDEX/China............................   1996    164,689     175      91,265
COMDEX/Korea............................   1997     40,689     127      81,685
COMDEX/Asia at Singapore Informatics....   1995     32,830     205      19,075
COMDEX/IT INDIA.........................   1996     43,057     125      70,000
NetWorld+Interop Paris..................   1992    194,015     400      48,770
NetWorld+Interop Tokyo(2)...............   1993    169,800     258      99,320
Seybold Seminars Tokyo(2)...............   1996      3,400      23      24,135
Windows NT Intranet Solutions Japan(2)..   1994     36,500      59      38,020

--------
(1) These international COMDEX events are wholly owned by ZD.
(2)Trade shows in Japan are owned by Softbank and managed by ZD.

 Sources of Trade Show and Conference Revenue

  Exhibitor space fees accounted for 66.8% of ZD's total trade show and conference revenue for 1998. ZD believes most trade show producers receive virtually all of their revenue from the sale of exhibitor space fees. ZD has actively sought to increase its revenue from other sources, including attendee fees, which accounted for 33.2% of all trade show and conference revenue in 1998,

  All exhibitors pay the same price per square foot of booth space, regardless of the exhibit hall selected or the location or size of the booth. Typically, a majority of exhibitors at each trade show commit to booth space for the next year's show. ZD encourages this commitment through a prioritized booth selection procedure based upon seniority. Annual renewal is required for exhibitors to maintain their seniority. Exhibitors pay for space in two or three installments, the last of which is usually due six months prior to the upcoming event.

                                     VII-23

  Attendee fees accounted for 14.1% of ZD's trade show and conference revenue for 1998, primarily from NetWorld+Interop and Seybold Seminars events. Most COMDEX attendees are invited guests of exhibitors who receive complimentary admission tickets from ZD for their customers and key prospects. This helps exhibitors ensure that their best customers and prospects will attend.

  Advertising revenue from ZD's trade shows and conferences is derived principally from five products:

  . a daily newspaper distributed during the show,

  . the Program Exhibits Guide,

  . the Preview, a newspaper distributed to pre-registrants and certain prior year attendees before the show,

  . advertising billboards and banners and

  . exhibitor logo products that are sold to exhibitors to increase booth traffic and name recognition.

  ZD also maintains a continuously updated database containing the names and certain demographic information on its attendees. This database is rented to direct mail users on a fee-per-use basis.

 COMDEX

  COMDEX trade shows cover a broad range of new technologies at every stage from their development and introduction to commercial maturity. Many of the most significant computer product launches over the past 19 years occurred at COMDEX, including the launch of the IBM PC, Lotus 1-2-3, Windows 3.1 and DVD.

  COMDEX/Fall is a five-day trade show held annually in November in Las Vegas. In 1998, COMDEX/Fall had approximately 1,500 exhibiting companies occupying 1.2 million net square feet of exhibit space and 200,000 attendees. COMDEX/Spring, which was launched in 1981, is a smaller version of the fall event. In 1998, it was held in Chicago and had approximately 560 exhibiting companies and over 85,000 attendees. For the last eight years, ZD, in cooperation with Microsoft Corporation, has produced a WINDOWS WORLD trade show concurrently with COMDEX/Spring.

  In 1993, ZD began launching additional COMDEX events in order to capitalize on the international recognition of the COMDEX brand name. In 1998, other COMDEX events were held in Miami, Toronto, Vancouver, Montreal, Mexico City, Monterrey (Mexico), Buenos Aires, Sao Paulo, Rio de Janeiro, London, Paris, Tokyo, Seoul, New Delhi, Beijing, Singapore and Cairo.

 NetWorld + Interop

  NetWorld+Interop is the largest of ZD's segment-focused trade shows and is the leading show for professionals in the rapidly growing field of computer networking. NetWorld+Interop places strong emphasis on the quality of its conference programs and has become a leading educational forum for the Internet and enterprise computing communities. The largest NetWorld+Interop event is held annually in May in Las Vegas. Each NetWorld+Interop trade show features InteropNet, a live, multi-platform network that interconnects exhibitors to one another and to the Internet. In 1998, the NetWorld+Interop Las Vegas event had approximately 700 exhibiting companies occupying 475,000 net square feet of exhibit space and 55,000 attendees. The NetWorld + Interop Atlanta event, held in October each year, is only slightly smaller in all categories. In 1998, NetWorld + Interop events were held in Las Vegas, Atlanta, Singapore, Tokyo, London, Sao Paulo, Paris and Sydney.

 Seybold Seminars

  ZD's Seybold Seminars are also segment-focused trade shows, providing information and education for traditional and new media publishing industries. These shows focus on the latest technologies and products,

                                     VII-24
design tools and desktop applications. The largest of the Seybold Seminars series is held annually each Fall in San Francisco. In 1998, this Seybold Seminars show had approximately 350 exhibiting companies occupying 150,000 net square feet of exhibit space and 38,000 attendees. Other Seybold Seminars events are held in New York and Tokyo.

Television

  In order to expand its media platforms, Ziff-Davis Inc. entered into a license and services agreement to manage ZDTV for MAC Holdings America Inc. ("MHA"), a company that is wholly owned by Mr. Masayoshi Son, who is a director of Ziff-Davis Inc. and principal stockholder of SOFTBANK Corp. In February 1999, Ziff-Davis Inc. acquired ZDTV and sold a one-third interest in ZDTV to Vulcan Programming, Inc., an entity owned by Paul G. Allen.

  ZDTV which was launched in May 1998, is the first 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet. ZDTV targets a wide range of viewers, including computer and technology enthusiasts, computer gaming enthusiasts, business people, teens, families and other viewers with a sustained interest in computers, technology and the Internet. ZDTV's programming includes educational features, product evaluations, gaming tips and strategies, current events and other entertainment. ZDTV also features live interactive programming, allowing viewers to participate through simultaneous Web programming on ZDTV.com. ZDTV reached approximately 9.6 million homes at December 31, 1998 according to ZDTV estimates. In addition, ZDTV creates customized programming for third parties, including the regional Emmy award-winning "The Site" with MSNBC and "21st Century Home" with Home & Garden Television.

  For more information about Ziff-Davis Inc.'s acquisition of ZDTV see "ZD Management's Discussion and Analysis of Financial Condition and Results of Operations" and ZD's Combined Financial Statements.

Education

  ZD publishes computer training products and services for end-users and advanced technology professionals. Its products and services include Internet-based training, computer-based training, instructor-led courseware and customization tools. ZD believes its education offerings extend ZD's reach and brand reputation while permitting it to attract and retain customers.

  ZD produces software-specific newsletters and technology information, with approximately 40 titles. Generally published monthly, the titles include time-saving tips and techniques on products such as Windows 95, Novel NetWare, Visual Basic, Word, Excel, Microsoft Office, PhotoShop and Windows NT, in addition to several programming and operating systems journals.

  ZDU is an Internet-based technology educational service through which ZD provides interactive instructor-led training to subscribers. The ZDU service is part of ZD but is closely integrated with ZDNet.

Market Research

  ZD's market research division develops, analyzes and compiles a wide variety of information on computer technology issues ranging from current technical aspects to decision making trends. The ZD Market Intelligence ("ZDMI") unit focuses on installed and planned technology hardware and software purchases. It is a leading source in North America and Europe of fact-based information for the computer and communications industries. ZDMI is an important part of ZD's effort to be a single source marketing solution, as it provides marketing customers with important targeting information. ZDMI's databases are built from more than 45,000 telephone interviews per month and contain data on installed and planned computer and communications products and services at over 350,000 business sites in the U.S., Canada and eight European countries, according to ZD estimates. ZDMI identifies and targets customers by tracking current activity and market share in the business, home and reseller channels. Customers use ZDMI's services to make important marketing decisions.

                                     VII-25

  ZD also identifies and analyzes trends in the decision making process for computer technology consumers. This information indicates the criteria people focus on to select products beyond technical product specifications. ZD's market research division also consolidates information obtained in each of the databases maintained by other operating divisions within ZD and ZDNet, so that each division can offer Ziff-Davis Inc.'s clients a wide range of information to meet their marketing needs across multiple platforms.

Competition

  ZD competes with a wide range of companies for each of its products and services. The magazine publishing business is highly competitive. ZD faces broad competition from other technology publishers and from other media companies such as business, news and general interest magazines. Computer and technology publishers that directly compete with ZD in the U.S. include IDG, CMP and Imagine Media. ZD also competes with various computer and technology publishers in the international markets where it conducts business. A publishing company's success depends upon a number of factors, such as editorial quality, product positioning and price. Competitive factors for advertising sales include quality of readership, circulation, reader response and advertising rates.

  ZD also faces competition in its trade show and conference business, primarily from several significant trade show management companies. These include Miller Freeman, Mecklermedia and IDG. Competitive factors in this business include quality of conference content, organizational efficiency and quality and number of exhibitors and attendees.

  ZD's market research division faces competition from numerous market research companies, including International Data Corporation, Gartner Group's Dataquest and IntelliQuest. Database providers such as Information Resource Group and Dun & Bradstreet provide additional competition.

  ZD's education division competes with a variety of education providers, including vendor-supplied training materials and traditional classroom-based computer training.

  ZDTV is the first 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet, and as such, it is not expected to face direct competition in the near future. However, ZDTV does compete with a variety of general and special interest television programs. In addition, the market for television programming in general is highly competitive, with many programming producers competing for channel carriage, advertisers and audiences.

Trademarks

  ZD has developed strong brand awareness for its principal publications, trade shows and other products and services. Accordingly, ZD considers its trademarks, copyrights, trade secrets and similar intellectual property as critical to its success and relies on trademark, copyright and trade secrets laws, as well as licensing and confidentiality agreements, to protect its intellectual property rights. ZD generally registers its material trademarks in the U.S. and in certain other key countries in which these trademarks are used. Effective trademark, copyright and trade secret protection may not be available in every country where ZD's publications and services are available.

  ZD may be subject to claims of alleged infringement by it or its licensees of trademarks and other intellectual property rights of third parties from time to time in the ordinary course of business. ZD does not believe there are any such legal proceedings or claims that are likely to have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations.

Employees

  As of December 31, 1998, ZD had a total of 2,889 employees. Of these employees, 621 were engaged in U.S. magazine publishing activities, 397 in international publishing activities, 505 in trade shows and conferences, 407 in education activities, 436 in market research and 523 in central services. None of ZD's U.S. employees is represented by a labor union. ZD considers its relationships with its employees to be satisfactory.

                                     VII-26

Facilities

  ZD's world headquarters are located in New York and ZD has over 50 editorial, production and sales offices and computer labs in many other cities in the U.S. and around the world. ZD's other principal offices are located in the Boston and San Francisco metropolitan areas. ZD and Ziff-Davis Inc. do not own real property that is material to its business and Ziff-Davis Inc. leases all but one of its offices from third parties. ZD believes that its properties, taken as a whole, are in good operating condition and are suitable and adequate for its current operations, and that suitable additional or alternative space, including space available under lease options, will be available at commercially reasonable terms for future expansion.

Legal Proceedings

  For information concerning certain legal proceedings to which Ziff-Davis Inc. is a party, see "ZDNet Description of Business" set forth in Annex VIII hereto.

                                     VII-27

                                    ZD
                        (a division of Ziff-Davis Inc.)

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                         ------
ZD
  Report of Independent Accountants..................................... VII-29
  Combined Balance Sheets as of December 31, 1997 and 1998.............. VII-30
  Combined Statements of Operations for the years ended December 31,
   1996, 1997 and 1998.................................................. VII-31
  Combined Statements of Cash Flows for the years ended December 31,
   1996, 1997 and 1998.................................................. VII-32
  Combined Statements of Changes in Division Equity for the years ended
   December 31, 1995, 1996, 1997 and 1998............................... VII-33
  Notes to Combined Financial Statements................................ VII-34

                                     VII-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and changes in division equity, present fairly, in all material respects, the financial position of ZD (a division of Ziff-Davis Inc., the "Company") at December 31, 1997 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 1 to the financial statements, ZD is a division of Ziff-Davis Inc.; accordingly the financial statements of ZD should be read in conjunction with the audited financial statements of Ziff-Davis Inc.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY

February 22, 1999

                                     VII-29

                                    ZD
                        (a division of Ziff-Davis Inc.)

                            COMBINED BALANCE SHEETS

                          (dollars in thousands)

                                                              December 31,
                                                          ---------------------
                                                             1997       1998
                                                          ---------- ----------
                         ASSETS
Current assets:
  Cash and cash equivalents.............................. $   30,273 $   32,274
  Accounts receivable, net...............................    209,914    208,593
  Inventories............................................     17,853     15,551
  Prepaid expenses and other current assets..............     37,872     34,278
  Due from affiliates....................................    131,290     53,984
  Deferred taxes.........................................      8,725     21,483
                                                          ---------- ----------
Total current assets.....................................    435,927    366,163
Property and equipment, net..............................     50,391     85,571
Retained interest in ZDNet...............................     83,292     89,547
Intangible assets, net...................................  2,963,169  2,844,317
Other assets.............................................     15,329     44,340
                                                          ---------- ----------
Total assets............................................. $3,548,108 $3,429,938
                                                          ========== ==========
             LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable....................................... $   54,823 $   71,844
  Accrued expenses.......................................     77,886     93,824
  Unearned income, net...................................    154,682    151,003
  Due to affiliates and management.......................    398,332      4,618
  Current portion of notes payable to affiliates.........    125,790      7,692
  Other current liabilities..............................      4,222     14,591
                                                          ---------- ----------
Total current liabilities................................    815,735    343,572
Notes payable to affiliates..............................  2,408,240     70,192
Notes payable, net of unamortized discount...............        --   1,469,130
Deferred taxes...........................................    185,613    169,356
Due to management........................................        --       5,400
Other liabilities........................................     12,390     19,690
                                                          ---------- ----------
Total liabilities........................................  3,421,978  2,077,340
                                                          ---------- ----------
Commitments and contingencies (Notes 20 and 22)
Division equity..........................................    126,130  1,352,598
                                                          ---------- ----------
    Total liabilities and division equity................ $3,548,108 $3,429,938
                                                          ========== ==========

   The accompanying notes are an integral part of these financial statements.

                                     VII-30

                                    ZD
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF OPERATIONS

                          (dollars in thousands)

                                               Years ended December 31,
                                            ---------------------------------
                                              1996        1997        1998
                                            ---------  ----------  ----------
Revenue, net:
  Publishing............................... $ 674,040  $  834,015  $  782,882
  Events...................................   264,884     287,528     269,867
                                            ---------  ----------  ----------
                                              938,924   1,121,543   1,052,749
                                            ---------  ----------  ----------
Cost of production:
  Publishing...............................   181,313     221,367     215,336
  Events...................................    87,373      99,533      82,143
                                            ---------  ----------  ----------
                                              268,686     320,900     297,479
Selling, general and administrative
 expenses..................................   431,393     521,671     518,349
Depreciation and amortization of property
 and equipment.............................    31,647      28,884      27,875
Amortization of intangible assets..........   102,604     118,375     118,221
Restructuring charge.......................       --          --       52,239
                                            ---------  ----------  ----------
Income from operations.....................   104,594     131,713      38,586
Interest expense, net......................  (120,646)   (190,445)   (143,547)
Loss related to retained interest in
 ZDNet.....................................   (16,925)    (21,238)     (7,884)
Other non-operating income, net............     6,341       8,322       8,097
                                            ---------  ----------  ----------
Loss before income taxes...................   (26,636)    (71,648)   (104,748)
Provision (benefit) for income taxes.......    25,445        (469)    (26,939)
                                            ---------  ----------  ----------
Net loss................................... $ (52,081) $  (71,179) $  (77,809)
                                            =========  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                                     VII-31

                                    ZD
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF CASH FLOWS

         (dollars in thousands except share and per share amounts)

                                                 Years ended December 31,
                                              --------------------------------
                                                 1996       1997       1998
                                              ----------  --------  ----------
Cash flows from operating activities:
Net loss....................................  $  (52,081) $(71,179) $  (77,809)
Adjustments to reconcile net loss to net
 cash provided
 by operating activities:
  Depreciation and amortization.............     134,251   147,259     146,096
  Amortization of debt discount.............         --        --        2,430
  Loss from retained interest in ZDNet......      16,925    21,238       7,884
  Income from equity investments............        (115)   (2,030)     (7,483)
  Deferred tax provision (benefit)..........      25,445      (469)    (29,484)
  Non-cash portion of restructuring charge..         --        --       38,020
  Changes in operating assets and liabili-
   ties:
    Accounts receivable.....................     (36,194)  (14,375)      2,437
    Inventories.............................       7,788      (853)      2,923
    Accounts payable and accrued expenses...      10,503    (6,065)      9,903
    Unearned income.........................       1,299   (20,101)     (6,404)
    Due to affiliates and management........     (29,303)  (38,543)     (3,348)
    Other, net..............................      (4,354)   (2,982)     15,134
                                              ----------  --------  ----------
Net cash provided by operating activities...      74,164    11,900     100,299
                                              ----------  --------  ----------
Cash flows from investing activities:
  Capital expenditures......................     (21,355)  (27,822)    (32,117)
  Capital contributions to ZDNet............     (13,630)  (20,664)    (14,269)
  Investments and acquisitions, net of cash
   acquired.................................  (2,124,823)  (11,002)    (22,772)
                                              ----------  --------  ----------
Net cash used by investing activities.......  (2,159,808)  (59,488)    (69,158)
                                              ----------  --------  ----------
Cash flows from financing activities:
  Proceeds from equity offering.............         --        --      380,337
  Proceeds from issuance of notes payable...         --        --      242,723
  Proceeds from issuance of bank debt.......         --        --    1,240,200
  Proceeds from notes payable to affili-
   ates.....................................   1,080,000    10,000         --
  Payments of amounts due to affiliates.....         --        --     (314,798)
  Repayments of credit facility.............         --        --      (95,504)
  Borrowings under credit facility..........         --        --       65,504
  Payment of deferred financing fees........         --        --       (3,375)
  Payments of notes payable to affiliates...         --    (31,420) (1,571,264)
  Purchase of treasury shares...............         --        --      (29,500)
  Sale of treasury shares...................         --        --       29,500
  Advance from majority shareholder.........         --        --       20,377
  Contributed capital.......................   1,015,651    69,366       6,660
  Payment of dividends......................      (8,000)      --          --
                                              ----------  --------  ----------
Net cash provided (used) by financing activ-
 ities......................................   2,087,651    47,946     (29,140)
                                              ----------  --------  ----------
Net increase in cash and cash equivalents...       2,007       358       2,001
Cash and cash equivalents at beginning of
 period.....................................      27,908    29,915      30,273
                                              ----------  --------  ----------
Cash and cash equivalents at end of period..  $   29,915  $ 30,273  $   32,274
                                              ==========  ========  ==========

   The accompanying notes are an integral part of these financial statements.

                                     VII-32

                                    ZD
                        (a division of Ziff-Davis Inc.)

               COMBINED STATEMENTS OF CHANGES IN DIVISION EQUITY

                          (dollars in thousands)

                                      Retained                Cumulative    Total
                           Paid-in    earnings     Deferred   translation  division
                           capital    (deficit)  compensation adjustment    equity
                          ----------  ---------  ------------ ----------- ----------
Balance at December 31,
 1995...................  $  379,586  $  11,831    $   --       $  111    $  391,528
Acquisition of Ziff-
 Davis Inc..............   1,014,178                                       1,014,178
Return of capital.......    (899,948)                                       (899,948)
Capital contribution....       1,474                                           1,474
Dividend paid...........                 (8,000)                              (8,000)
Shares contributed to
 restricted stock plan..       3,528                (3,528)                      --
Compensation earned on
 restricted stock.......                             1,080                     1,080
Net loss................                (52,081)                             (52,081)
Foreign currency
 translation
 adjustment.............                                          (475)         (475)
                          ----------  ---------    -------      ------    ----------
Balance at December 31,
 1996...................     498,818    (48,250)    (2,448)       (364)      447,756
Return of capital.......    (381,434)                                       (381,434)
Capital contribution....     128,482                                         128,482
Shares contributed to
 restricted stock plan..       2,464                (2,464)                      --
Compensation earned on
 restricted stock.......                             3,916                     3,916
Net loss................                (71,179)                             (71,179)
Foreign currency
 translation
 adjustment.............                                        (1,411)       (1,411)
                          ----------  ---------    -------      ------    ----------
Balance at December 31,
 1997...................     248,330   (119,429)      (996)     (1,775)      126,130
Capital contribution....       9,007                                           9,007
Capitalization of
 amounts due to
 affiliates.............     908,673                                         908,673
Contribution of
 subsidiaries from SBH
 to Ziff-Davis Inc......         736                                             736
Initial public
 offering...............     375,493                                         375,493
Acquisition of fixed
 assets from an
 affiliate..............       9,000                                           9,000
Purchase of treasury
 shares from SBH........     (29,500)                                        (29,500)
Sale of treasury shares
 to the public..........      29,500                                          29,500
Stock options vested as
 severance..............         162                                             162
Conversion of Softbank
 stock options..........       2,942        --      (2,942)                      --
Net loss................                (77,809)                             (77,809)
Compensation earned on
 restricted stock.......                               252                       252
Foreign currency
 translation
 adjustment.............                                           954           954
                          ----------  ---------    -------      ------    ----------
Balance at December 31,
 1998 ..................  $1,554,343  $(197,238)   $(3,686)     $ (821)   $1,352,598
                          ==========  =========    =======      ======    ==========


   The accompanying notes are an integral part of these financial statements.

                                     VII-33

                                    ZD
                        (a division of Ziff-Davis Inc.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

    (numbers rounded to the nearest thousand, except per share amounts)

1. Organization and Basis of Presentation

  Ziff-Davis Inc. was formed through an initial public offering and reorganization which were completed on May 4, 1998. (See Note 2.) Prior to that date, the predecessors of Ziff-Davis Inc. (currently named ZD Inc. and ZD Events Inc.) were wholly owned indirect subsidiaries of SOFTBANK Corp. ("SBC" or together with its non-Ziff-Davis Inc. affiliates "Softbank").

  As further described below, the combined financial statements include the accounts of ZDI from its date of acquisition (February 29, 1996) and ZD Events. Effective December 31, 1997, COMDEX and Forums merged and the surviving company was renamed ZD COMDEX and Forums Inc. ("ZDCF"). In 1998, ZDCF was renamed ZD Events Inc.

  ZD is the division of Ziff-Davis Inc. (formerly ZD Inc.) focused on the business of print publishing, trade shows and conferences, market research and education.

  In order to prepare separate financial statements for ZD and ZDNet (as defined below), Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. Thus, the financial statements of ZD and ZDNet, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of Ziff-Davis Inc.

  ZD's financial statements reflect the application of certain cash management and allocation policies adopted by the Board of Directors of Ziff-Davis Inc. (the "Board"). These policies are summarized in Note 5 "Certain Cash Management and Allocation Policies" below.

  Even though Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenues, expenses and cash flow between ZD and ZDNet, that allocation and the division of Ziff-Davis Inc. common stock will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any creditors. Holders of ZD Stock (as defined below) will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of its businesses, assets and liabilities.

  Financial impacts which occur that affect Ziff-Davis Inc.'s consolidated results of operations or financial position could affect the results of operations or financial condition of ZD or the market price of ZD Stock. In addition, net losses of ZDNet, and any dividends or distributions on, or repurchases of, ZDNet Stock will reduce the assets of Ziff-Davis Inc. legally available for dividends on ZD Stock. Accordingly, financial information for ZD should be read in conjunction with financial information for ZDNet and financial information for Ziff-Davis Inc.

 Relationship with Softbank and MAC

  SBC is the indirect majority shareholder of Ziff-Davis Inc. SBC is a Japanese corporation which at the time of the acquisition of the MAC Assets was majority owned directly and indirectly by its president, Mr. Son. As of December 31, 1998 Mr. Son owned approximately 45% of SBC (50.2% as of December 31, 1997). MAC, also a Japanese corporation, was wholly owned by Mr. Son.

  ZD operates in two business segments: (1) publishing and (2) events.

                                     VII-34

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

 Operations and acquisitions

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, electronic information products, training manuals and providing market research about the computer industry. The publishing segment's principal operations are in the U.S. and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide. The publishing segment includes a 100% retained interest in ZDNet. ZDNet is the online business division of Ziff-Davis Inc. Each of ZD and ZDNet is sometimes referred to herein as a "Group".

 Events

  The events segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The events segment's principal operations are in the U.S. and to a lesser extent in Europe and Asia.

 Acquisition of ZDI (formerly Ziff-Davis Publishing Company and Ziff-Davis Holdings Corp.)

  In February 1996, Softbank acquired the stock of Ziff-Davis Holdings Corp. ("Holdings") for an aggregate purchase price of approximately $1,800,000,000 plus transaction costs. Concurrent with the acquisition, in a separate agreement, MAC, directly or through wholly owned affiliates, acquired certain of the assets and assumed certain of the liabilities of ZDI (the "MAC Assets") for an aggregate purchase price of approximately $302,000,000.

  These acquisitions have been accounted for as of February 29, 1996 using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was $1,922,000,000 and $285,000,000 respectively.

  Subsequent to the acquisition, Holdings and ZDI were merged with ZDI being the surviving corporation.


 Purchase of MAC Assets

  In 1997, ZD agreed to purchase certain of the MAC Assets for $370,000,000. The acquisition was effected in two tranches, the first of which closed on October 31, 1997 and the second, closed upon completion of the initial public offering of Ziff-Davis Inc.'s common stock (further described below). At December 31, 1997, ZD accrued the $370,000,000 purchase price which was recorded as a return of capital.

  The acquisitions from MAC described above have been accounted for in a manner similar to a pooling of interests as all entities involved were under common control at the time of the acquisitions. Accordingly, the accompanying combined financial statements include the results of operations of the MAC Assets from February 29, 1996. Throughout these financial statements any reference to ZD includes ZDI, ZD Events and the MAC Assets, (including ZD's 100% retained interest in ZDNet) from February 29, 1996.


 Acquisition of Sendai

  On May 8, 1996, ZD acquired substantially all of the assets and liabilities of Sendai Publishing Group, Inc., a publisher and distributor of magazines, books, products and computer services related to the electronic gaming industry, for approximately $27,500,000 plus transaction costs. The acquisition was accounted for as a

                                     VII-35

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

purchase and accordingly, Sendai's results are included in the combined financial statements since the date of acquisition. The excess of the purchase price over assets acquired approximated $33,378,000. The operations of Sendai did not have a material effect on the combined results of operations for the year ended December 31, 1996.

 Acquisition of Sky TV

  On October 28, 1998, ZD acquired the assets of Sky TV Inc. and certain affiliates for approximately $12,150,000 in cash, plus contingent payments related to earnings performance payable in 2002. Sky TV is a media company that provides video content for distribution principally through airline in-flight, cable and broadcast television. The acquisition was accounted for as a purchase and accordingly Sky TV's results are included in the combined financial statements since the date of acquisition. The excess of the purchase price over assets acquired approximated $11,318,000. The operations of Sky TV did not have a material effect on the combined results of operations for the year ended December 31, 1998.

2. Reorganization and Initial Public Offering

  On February 4, 1998, a nonstock corporation, ZD Inc., was formed in contemplation of a reorganization and initial public offering of Ziff-Davis Inc. Upon completion of the initial public offering (described below), Ziff-Davis Inc. was renamed ZD Inc., ZDCF was renamed ZD Events Inc. and ZD Inc. was renamed Ziff-Davis Inc.

  On May 4, 1998, Softbank, through its wholly owned subsidiary SOFTBANK Holdings Inc. ("SBH"), completed a reorganization whereby the common stock of ZD Inc. and ZD Events Inc. were contributed to Ziff-Davis Inc. in exchange for 73,619,355 shares of Ziff-Davis Inc.'s common stock. Concurrent with the reorganization, Ziff-Davis Inc. (1) completed an initial public offering of 25,800,000 common shares at an initial public offering price of $15.50 per share, (2) issued $250,000,000 of 8 1/2% subordinated notes due 2008, (3) entered into a $1,350,000,000 credit facility with a group of banks under which $1,250,000,000 was borrowed and (4) converted $908,673,000 of intercompany indebtedness to equity. In addition, Ziff-Davis Inc. received approximately $9,107,000 of fixed assets from Kingston Technology Company ("Kingston") in exchange for 580,645 shares of Ziff-Davis Inc.'s common stock and $107,000 in cash. These assets have been subsequently leased back to Kingston. Total shares of common stock issued to Softbank and its non-Ziff-Davis Inc. affiliates were 74,200,000. The transactions described above are herein referred to as the "Reorganization".

  Proceeds, net of transaction costs, from the initial public offering and funding transactions in the Reorganization of $1,863,260,000 were used to complete the purchase of certain assets from MAC for $370,000,000 and repay intercompany indebtedness.

  On May 28, 1998, Ziff-Davis Inc.'s U.S. underwriters exercised their option to purchase 2.0 million additional shares of common stock to cover over-allotments. ZD purchased the additional shares from SBH resulting in no change to the total number of shares outstanding. On December 31, 1998, SBH contributed 71,619,355 shares of Ziff-Davis Inc.'s common stock to SOFTBANK America Inc., a non-Ziff-Davis Inc. affiliate of Softbank.

 Unaudited Pro Forma Financial Information

  The following summary pro forma information has been prepared as if the Reorganization and initial public offering, described above, had been consummated on January 1, 1998. The pro forma adjustments for

                                     VII-36

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

the year include a $5,219,000 reduction of interest expense, a $900,000 increase in depreciation expense and a $900,000 reduction of selling, general and administrative expenses, as well as the tax effect of these items recorded at an effective tax rate of 40%.

                                                                  Year ended
                                                               December 31, 1998
                                                               -----------------
                                                                  (dollars in
                                                                  thousands)
     Revenue, net.............................................    $1,052,749
     Depreciation and amortization............................       146,996
     Income from operations...................................        38,586
     Interest expense, net....................................       138,328
     Loss before income taxes.................................       (99,529)
     Income tax benefit.......................................       (24,851)
     Net loss.................................................    $  (74,678)

3. ZDNet Stock Proposal (unaudited)

  The stockholders of Ziff-Davis Inc. are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock, to be designated as Ziff-Davis Inc.--ZDNet Common Stock ("ZDNet Stock"), intended to reflect the performance of Ziff-Davis Inc.'s online business division ("ZDNet"). The majority owner of the common stock of Ziff-Davis Inc. has committed to vote for the Tracking Stock Proposal. Before the ZDNet Stock is first issued, Ziff-Davis Inc.'s existing common stock will be re-classified as Ziff-Davis Inc.--ZD Common Stock ("ZD Stock") and that stock will be intended to reflect the performance of Ziff-Davis Inc.'s other businesses and a "Retained Interest" in ZDNet (i.e., Ziff-Davis Inc.'s interest in ZDNet excluding the interest intended to be represented by outstanding shares of ZDNet Stock) (collectively, "ZD").

  ZD currently has a 100% Retained Interest in ZDNet. Following approval of the Tracking Stock Proposal, Ziff-Davis Inc. currently plans to offer to the public, for cash, 10,000,000 shares of ZDNet Stock intended to represent approximately 14% of the equity value attributed to ZDNet. Ziff-Davis Inc. expects to offer ZDNet Stock to the public sometime in the first or second quarter of 1999. However, Ziff-Davis Inc. could choose to conduct the offering at a later time, or not to make the offering at all, depending on the circumstances at the time. In addition to or instead of the offering, Ziff-Davis Inc. reserves the right to distribute ZDNet Stock to stockholders of Ziff-Davis Inc.

  The book value associated with ZD's Retained Interest in ZDNet will be increased proportionately for net income (or decreased proportionately for net loss) of ZDNet. In addition, that book value will be adjusted from time to time as set forth below.

  Currently, Ziff-Davis Inc. provides all funding for ZD and ZDNet as described in Note 5 (Certain Cash Management and Allocation Policies). Ziff-Davis Inc. intends to continue these practices until ZDNet Stock is first issued. Accordingly, no interest income or expense from or to ZDNet has been reflected in the financial statements of ZD for any period prior to the date on which ZDNet Stock is first issued.


                                     VII-37

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

  After the date on which ZDNet Stock is first issued, for financial statement purposes, the following policies will apply except to the extent the Board rescinds, modifies or adds to them:

    (a) Ziff-Davis Inc. will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to ZD, except in cases where the Board determines otherwise. The Board may determine from time to time to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to ZDNet to the extent that Ziff-Davis Inc. incurs or issues the debt or preferred stock for the benefit of ZDNet, but the Board will not be required to do so.

    (b) Ziff-Davis Inc. will attribute each future issuance of ZD Stock (and the proceeds thereof) to ZD. Ziff-Davis Inc. may attribute any future issuance of ZDNet Stock (and the proceeds thereof) to ZD in respect of its Retained Interest in ZDNet (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to ZDNet (in a manner analogous to a primary offering of common stock). Dividends on and repurchases of ZD Stock will be charged against ZD, and dividends on and repurchases of ZDNet Stock will be charged against ZDNet. In addition, at the time of any dividend on ZDNet Stock, Ziff-Davis Inc. will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet.

    (c) Whenever ZDNet holds cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), ZDNet will normally transfer that cash to ZD. Conversely, whenever ZDNet has a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), ZD will normally fund that cash need. However, the Board will determine, in its sole discretion, whether to provide any particular funds to either Group. The Board is not obligated to cause either Group to provide funds to the other Group if the Board determines it is not in the best interest of Ziff-Davis Inc. to do so.

    (d) Ziff-Davis Inc. will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of ZD's Retained Interest that correspond to dividends paid on ZDNet Stock) as inter-Group revolving credit advances unless (1) the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan,
  (2) the Board determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing ZD's Retained Interest in ZDNet or (3) the Board determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing ZD's Retained Interest in ZDNet. There are no specific criteria to determine when Ziff-Davis Inc. will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance. The Board would make such a determination in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances. Factors the Board would consider include (1) the current and projected capital structure of each Group, (2) the relative levels of internally generated funds of each Group, (3) the financing needs and objectives of the recipient Group, (4) the investment objectives of the transferring Group, (5) the availability, cost and time associated with alternative financing sources and (6) prevailing interest rates and general economic conditions.

    (e) Any cash transfer accounted for as an inter-Group revolving credit advance will bear interest at the rate at which Ziff-Davis Inc. could borrow such funds on a revolving credit basis (as the Board determines in its sole discretion). Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which Ziff-Davis Inc. could borrow such funds (as the Board determines in its sole discretion).

    (f) Any cash transfer from ZD to ZDNet (or for its account) accounted for as a capital contribution will correspondingly increase ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result,

                                     VII-38

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

  the number of shares of ZDNet Stock that could be issued by Ziff-Davis Inc. for the account of ZD in respect of its Retained Interest in ZDNet (the "Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet") will increase by (1) the amount of such capital contribution divided by (2) the Market Value of ZDNet Stock on the date of transfer.

    (g) Any cash transfer from ZDNet to ZD (or for its account) accounted for as a return of capital will correspondingly reduce ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will decrease by
  (1) the amount of such return of capital divided by (2) the Market Value of ZDNet Stock on the date of transfer.

4. Summary of Significant Accounting Policies

 Principles of combination

  The combined financial statements include the accounts of ZD. All significant transactions within the ZD division have been eliminated in combination.

  Investments in companies in which ZD's ownership interests range from 20% to 50% and in which ZD has the ability to exercise significant influence over the operating and financial policies of such companies are accounted for under the equity method.

 Cash and cash equivalents

  ZD considers all highly liquid investments with an original maturity of 3 months or less to be cash equivalents.

 Concentration of credit risk

  ZD places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. ZD has not experienced losses in such accounts.

  ZD's advertisers and exhibitors include principally customers who represent a variety of technology companies in the U.S. and other countries. ZD extends credit to its customers and distributors and historically has not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at cost or estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method, half-year convention, over the estimated useful lives of the assets which range from 3 to 30 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

 Inventories

  Inventories, which consist principally of paper, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

                                     VII-39

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

 Investment in ZDNet

  ZD's Retained Interest in 100% of the division equity of ZDNet is reflected as "Retained Interest in ZDNet" in ZD's balance sheets. Similarly, ZD's Retained Interest in 100% of the division net losses of ZDNet is reflected as "Net loss related to retained interest in ZDNet" in ZD's combined statements of operations.

  Ziff-Davis Inc. accounts for ZD's retained interest in ZDNet, in a manner similar to the method prescribed under APB No. 18, The Equity Method of Accounting for Investments in Common Stock.

Debt issuance costs and discount on senior subordinated notes

  The cost to issue debt is recorded in the balance sheet in other assets and amortized to interest expense over the life of the debt. The discount on the senior subordinated notes is recorded in the balance sheet as a reduction of long-term debt and is amortized to interest expense over the life of the notes. All amounts are amortized using the effective-interest method.

 Intangible assets

  Intangible assets consist principally of advertising lists, exhibitor relationships, trademarks and trade names and goodwill. Amortization of these assets is computed on a straight-line basis over estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 40 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over a period of 5 to 40 years. (See Note 9.) ZD assesses the recoverability of intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded value of assets, an impairment loss is recognized to reduce the carrying value of the intangibles to estimated recoverable value.

 Revenue recognition

  Advertising revenue for ZD's publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or become available for sale at newsstands.

  Circulation revenue consists of both subscription revenue and single copy newsstand sales. Subscription revenue, less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less estimated returns, are recognized in the month that the related publications become available for sale at newsstands.

  Payments received in advance of trade shows, conferences and seminars are initially reported on the balance sheet as deferred revenue and are recognized as income when the events take place.

  Revenue generated by market research is recognized when the service is provided.

 Operating costs and expenses

  Cost of production includes the direct costs of producing magazines, newsletters and training materials, primarily paper, printing and distribution, and the direct costs associated with organizing, producing and managing trade shows, seminars, conferences and expositions. Selling, general and administrative costs include

                                     VII-40

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

subscriber acquisition costs which are expensed as incurred. Editorial and product development costs are expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products.

 Reportable segments

  In 1998, ZD adopted Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of ZD's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information. (See Note 21.)

 Foreign currency

  The effect of translating foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustments account in division equity. Gains and losses on foreign currency transactions, which are not significant to operations, have been included in selling, general and administrative expenses. Ziff-Davis Inc. has not historically entered into forward currency contracts.

 Other non-operating income

  Other non-operating income includes management fee income and ZD's equity share of income or loss from joint ventures.

 Income taxes

  ZD uses the asset and liability approach for financial accounting and reporting of deferred taxes.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

 Fair value of financial instruments

  ZD's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. Fair value of long-term bank debt is based on rates available to ZD for debt with similar terms and maturities. Fair value of public debt is based on market prices.

  ZD uses interest rate swap agreements to manage risk on its floating rate debt portfolio. Fair value of these instruments is based on estimated current settlement cost.

 Interest rate swaps

  ZD periodically uses interest rate swaps to manage its exposure to interest rate fluctuations on its floating rate debt. These interest rate swaps are entered into for hedging purposes and, as such, must be designated and effective as a hedge against the risk of increased interest rates. Under the terms of the agreements ZD pays a

                                     VII-41

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

fixed interest rate on a notional amount and receives a variable interest rate on the same notional amount. The differential between the amounts paid and received is recorded as additional interest expense. Interest rate swaps designated but no longer effective as a hedge would be reported at market value and the related gains and losses would be recognized in earnings. Gains or losses on termination of interest rate swaps would be recognized in earnings in the period of termination.


 Stock-based compensation

  ZD has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), to account for stock options. Effective January 1, 1996, ZD Group adopted the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation.


 Comprehensive Income

  ZD implemented SFAS No. 130 Reporting Comprehensive Income, effective January 1, 1998. This standard requires ZD to report the total changes in division equity that do not result directly from transactions with stockholders, including those which do not affect retained earnings. These changes are not material to ZD's combined financial statements.

 New Accounting Pronouncements



  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. ZD does not expect the adoption of SFAS No. 133 will have a material impact on ZD's results of operations. ZD will adopt SFAS No. 133 beginning with its 2000 financial statements.

 Reclassifications

  Certain amounts have been reclassified, where appropriate, to conform to the current financial statement presentation.

5. Certain Cash Management and Allocation Policies

  ZD's financial statements reflect the application of certain cash management and allocation policies summarized below. The Board may rescind, modify or add to any of these policies.

 Treasury Activities

  Ziff-Davis Inc. manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Each of ZD and ZDNet generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Ziff-Davis Inc., and Ziff-Davis Inc. generally funds ZD's and ZDNet's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned), on a daily basis.


                                     VII-42

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

  In the financial statements of ZD and ZDNet, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to ZD, (2) whenever ZDNet held cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), that cash was transferred to ZD and accounted for as a return of capital (i.e., as a reduction in ZDNet's division equity and ZD's Retained Interest in ZDNet) and (3) whenever ZDNet had a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet).

 Corporate General and Administrative Expenses

  Ziff-Davis Inc. allocates the cost of certain corporate general and administrative services and shared services (including certain legal, accounting (tax and financial), information systems, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses) (collectively, "Central Services") to ZD based on utilization. Where determinations based on utilization alone are impracticable, Ziff-Davis Inc. uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to ZD.

 Taxes

  Federal income taxes, which are determined on a consolidated basis, are allocated to ZD (and reflected in its financial statements) in accordance with Ziff-Davis Inc.'s tax allocation policy. In general, this policy provides that the consolidated tax provision (and related tax payments or refunds) are allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Tax benefits that cannot be used by the Group generating such attributes, but can be utilized on a consolidated basis, are allocated to the Group that generated such benefits. As a result, the allocated Group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns. State income taxes generally are computed on a separate company basis.

 Royalty Charges

  ZD charges ZDNet an annual fee for the use of various brands and editorial content. The current annual fee, which is reflected in ZD's financial statements as a reduction of its selling, general and administrative costs, is equal to 5% of the first $100,000,000 of ZDNet's revenue for the year, 4% of the next $50,000,000 of ZDNet's revenue for that year and 3% of any incremental revenue over $150,000,000 for that year. The Board may at some point in the future change this fee as it, in its sole discretion, deems appropriate in light of the circumstances from time to time.

6. Restructuring

  Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in ZD's magazines, principally PC Magazine, PC/Computing, Computer Shopper and PC Week. ZD believes these factors are continuing. In part as a result of these factors, income from operations for the fourth quarter of 1998 was significantly lower than income from operations for the fourth quarter of 1997.


                                     VII-43

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

  As a result of this reduced demand, in October 1998 Ziff-Davis Inc. announced a restructuring program with the intent of significantly reducing its cost base. Ziff-Davis Inc. incurred a pre-tax charge of $52,239,000 for this restructuring program. The charge included asset impairment costs ($37,890,000), employee termination costs ($8,668,000) and costs to exit activities ($5,681,000) principally resulting from the closing of three publications (Windows Pro, Internet Business and Equip) and the reduction of Ziff-Davis Inc.'s work force by 310 employees. The charge also included costs resulting from the discontinuation of certain educational journals and trade shows. The following sets forth additional detail concerning the principal components of the charge:

  . Asset impairment costs totaled $37,890,000. These costs, which are non-cash, included the write-off of intangible assets, primarily subscriber lists, advertising lists, tradenames and goodwill, associated with the discontinued publications ($34,245,000) and trade shows ($2,930,000) as well as deferred marketing expenses associated with the discontinued educational journals ($715,000).

  . Employee termination costs related to severed personnel at the closed publications as well as a rationalization and resulting workforce reduction of the remainder of Ziff-Davis Inc.'s operations. Employee termination costs included payments for severance and earned vacation as well as the costs of outplacement services and the provision of continued benefits to personnel. As of December 31, 1998, $5,200,000 million of the $8,668,000 million related to these employee terminations had been paid.

  . Costs to exit activities reflect the costs associated with the final closure of the discontinued publications ($1,837,000) and the costs to reduce office space under lease as a result of the reduced level of employees ($3,844,000).

  Included in accrued expenses is $7,260,000 related to this restructuring which Ziff-Davis Inc. believes will be paid during the first half of 1999.

7. Accounts Receivable, Net

  Accounts receivable, net consist of the following:

                                                             December 31,
                                                           ------------------
                                                             1997      1998
                                                           --------  --------
                                                              (dollars in
                                                              thousands)
     Accounts receivable.................................. $297,647  $292,108
     Allowance for doubtful accounts, returns and
      cancellations.......................................  (87,733)  (83,515)
                                                           --------  --------
                                                           $209,914  $208,593
                                                           ========  ========

8. Property and Equipment, Net

  Property and equipment, net, consist of the following:

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
                                                                 (dollars in
                                                                 thousands)
     Computers and equipment.................................. $45,896  $70,584
     Leasehold improvements...................................  39,719   61,972
     Furniture and fixtures...................................  16,911   28,570
                                                               -------  -------
                                                               102,526  161,126
     Accumulated depreciation and amortization................ (52,135) (75,555)
                                                               -------  -------
                                                               $50,391  $85,571
                                                               =======  =======


                                     VII-44

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

9. Intangible Assets, Net

  Intangible assets, net, consist of the following:

                                          Range of         December 31,
                                        Useful Lives ---------------------------
                                          (years)       1997        1998
                                        ------------ ----------  ----------
                                                      (dollars in thousands)
     Advertising lists................      7-34     $  885,700  $  870,000
     Exhibitor relationships..........      4-27        154,070     154,070
     Trademarks/trade names...........     30-40        735,595     709,306
     License agreements...............      6-14         11,212      11,212
     Subscriber lists.................      3-10         47,175      47,075
     Other............................      2-20         57,599      58,837
     Goodwill.........................      5-40      1,316,077   1,348,413
                                                     ----------  ----------
                                                      3,207,428   3,198,913
     Accumulated amortization.........                 (244,259)   (354,596)
                                                     ----------  ----------
                                                     $2,963,169  $2,844,317
                                                     ==========  ==========

  Intangible assets primarily relate to the acquisitions of ZDI, COMDEX and the MAC Assets. As discussed in Note 1, the acquisitions were accounted for under the purchase method of accounting. As such, the purchase price of these acquisitions was allocated to tangible and identifiable intangible assets with the remaining amount being allocated to goodwill.

  Advertising lists, exhibitor relationships and subscriber lists were recorded at estimated fair value as determined by an income approach. Trademarks/trade names were recorded at estimated fair value using a relief from royalty approach.

  All intangible assets are being amortized using the straight-line method over estimated useful lives, up to 40 years. In determining the estimated useful lives, ZD considered its competitive position in the markets in which it operates, the historical attrition rates of advertisers, subscribers and exhibitors, legal and contractual obligations and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis. In connection with the restructuring described in Note 6, ZD recorded a $37,175,000 write-down of intangible assets associated with discontinued publications and events.

10. Accrued Expenses

  Accrued expenses consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------- -------
                                                                  (dollars in
                                                                  thousands)
     Payroll and related employee benefits..................... $27,672 $24,408
     Accrued interest..........................................   6,226  13,678
     Restructuring reserve.....................................     --    7,260
     Other taxes payable.......................................   2,633   2,386
     Other.....................................................  41,355  46,092
                                                                ------- -------
                                                                $77,886 $93,824
                                                                ======= =======

                                     VII-45

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

    (numbers rounded to the nearest thousand, except per share amounts)

11. Unearned Income

  Unearned income consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
                                                                (dollars in
                                                                thousands)
     Unexpired subscriptions................................ $ 82,167  $ 64,940
     Prepaid conference fees................................   80,706    95,706
     Reserve for cancellations..............................   (8,191)   (9,643)
                                                             --------  --------
                                                             $154,682  $151,003
                                                             ========  ========

12. Income Taxes

  Provision (benefit) for income taxes and related assets and liabilities attributed to ZD are determined in accordance with Ziff-Davis Inc.'s tax allocation policy. (See Note 5.)

  Prior to the Reorganization and initial public offering described in Note 2, ZD had been included in consolidated U.S. federal income tax returns filed by Softbank, except for operations relating to the MAC Assets (described in Note
1), which were assets of a separate taxpayer. The tax expense reflected in the combined statements of operations and tax liabilities reflected in the combined balance sheet have been prepared on a separate return basis as though ZD filed stand-alone income tax returns. No tax benefit has been recorded for the losses related to the MAC Assets, as such losses are not available to Ziff-Davis Inc. Following the Reorganization, Ziff-Davis Inc. will no longer be included in the consolidated U.S. federal income tax returns filed by Softbank.

  Income (loss) before income taxes is attributable to the following jurisdictions:

                                                        December 31,
                                                 -----------------------------
                                                   1996      1997      1998
                                                 --------  --------  ---------
                                                   (dollars in thousands)
     United States.............................. $(21,607) $(73,795) $(101,644)
     Foreign....................................   (5,029)    2,147     (3,104)
                                                 --------  --------  ---------
     Total...................................... $(26,636) $(71,648) $(104,748)
                                                 ========  ========  =========

  Components of the provision (benefit) for income taxes are as follows:

                                                        December 31,
                                                 -----------------------------
                                                   1996      1997      1998
                                                 --------  --------  ---------
                                                   (dollars in thousands)
     U.S. federal income taxes:
       Current.................................. $    --   $    --   $     --
       Deferred.................................   19,716      (364)   (22,008)
     State and local income taxes:
       Current..................................      --        --         --
       Deferred.................................    5,729      (105)    (7,476)
     Foreign income taxes:
       Current..................................      --        --       2,545
       Deferred.................................      --        --         --
                                                 --------  --------  ---------
         Total provision (benefit) for income
          taxes................................. $ 25,445  $   (469) $ (26,939)
                                                 ========  ========  =========

                                     VII-46

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

  A reconciliation of the U.S. federal statutory tax rate to ZD's effective tax rate on income (loss) before income taxes is as follows:

                                                             December 31,
                                                           -------------------
                                                           1996    1997   1998
                                                           -----   -----  ----
     Federal statutory tax rate...........................  35.0%   35.0% 35.0%
     State and local taxes (net of federal tax benefit)...   6.0     6.0   4.6
     Loss related to retained interest in ZDNet........... (26.1)  (12.2) (2.5)
     Non-recognition of combined losses of MAC Assets..... (96.9)  (22.2) (2.6)
     Amortization of non-deductible goodwill.............. (13.3)   (5.8) (3.2)
     Other................................................  (0.2)   (0.1) (5.6)
                                                           -----   -----  ----
     Effective tax rate................................... (95.5)%   0.7% 25.7%
                                                           =====   =====  ====

  The effective tax rate differs from the federal statutory tax rate primarily as a result of ZD's inability to deduct losses of the MAC Assets prior to May 4, 1998, and ZD's policy of recording the losses related to its 100% retained interest in ZDNet on a net of tax basis. The amortization of non-deductible goodwill resulted primarily from the stock acquisition of 100% of the stock of Holdings in 1996.

  Following is a summary of the components of the deferred tax accounts at December 31, 1997 and 1998:

                                                             December 31,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
                                                              (dollars in
                                                              thousands)
     Current deferred tax assets and (liabilities):
       Allowance for doubtful accounts................... $   8,713  $  15,068
       Unearned income...................................       965      6,309
       Other.............................................      (953)       106
                                                          ---------  ---------
         Current deferred net tax assets.................     8,725     21,483
                                                          ---------  ---------
     Noncurrent deferred tax assets and (liabilities):
       Basis difference in intangible assets.............  (288,286)  (247,832)
       Basis difference in property and equipment........     7,394     12,274
       Net operating loss and other carryforwards........   124,233     81,909
       Other.............................................     6,307     15,034
                                                          ---------  ---------
         Noncurrent deferred tax liabilities.............  (150,352)  (138,615)
     Valuation allowance.................................   (35,261)   (30,741)
                                                          ---------  ---------
         Net noncurrent deferred tax liabilities.........  (185,613)  (169,356)
                                                          ---------  ---------
     Net deferred tax liabilities........................ $(176,888) $(147,873)
                                                          =========  =========

  As of December 31, 1997 and 1998 ZD had total deferred tax assets of $112,351,000 and $99,959,000 respectively, and total deferred tax liabilities of $289,239,000 and $247,832,000, respectively. The December 31, 1997 and 1998 net deferred tax assets are reduced by a valuation allowance of $35,261,000 and $30,741,000, respectively, primarily relating to tax benefits of foreign net operating loss carryforwards which are not expected to be realized. The decrease in the valuation allowance in 1998 is primarily related to the expiration of foreign net operating loss carryforwards. No deferred tax asset has been established for the losses associated with the MAC Assets, inasmuch as such losses will not be available to ZD.

                                     VII-47

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

  At December 31, 1998, ZD has U.S. and foreign net operating loss carryforwards of approximately $172,943,000, which will begin to expire in 1999. ZD's utilization of certain net operating loss carryforwards, of approximately $112,549,000, is subject to limitations, due to the change of ownership resulting from the Softbank acquisition of the Holdings stock on February 29, 1996. Management believes that such limitations will not significantly affect ZD's ability to recognize the deferred tax assets relating to the carryforward. Accordingly, no valuation allowance to reduce the deferred tax asset relating to the carryforward has been established. In addition, ZD has alternative minimum tax credit carryforwards of $385,000 which may be carried forward indefinitely until used.

  Undistributed earnings of foreign subsidiaries for which no deferred taxes have been provided approximate $2,789,000 at December 31, 1998. Any additional U.S. taxes payable on these foreign earnings, if remitted, would be substantially offset by credits for foreign taxes already paid.

13. Notes Payable

 8 1/2% Senior Subordinated Notes

  On May 4, 1998 ZD issued 8 1/2% Senior Subordinated Notes due 2008 (the "Notes") in the aggregate principal amount of $250,000,000. The Notes were issued at a discount of $915,000 which is being amortized to interest expense over the term of the Notes. Included in the balance sheet as a reduction of long-term debt at December 31, 1998 is $870,000 representing the unamortized discount on the notes. Interest on the Notes is payable semi-annually on May 1 and November 1 of each year. Redemption of the Notes by ZD is subject to certain limitations. The Notes are subordinated to all existing and future senior indebtedness.

 Credit Facility

  Ziff-Davis Inc. is party to a secured guaranteed credit agreement with The Bank of New York, Morgan Stanley Senior Funding, DLJ Capital Funding and The Chase Manhattan Bank, as agents, to provide a $1,350,000,000 term credit facility. The amount outstanding under this facility at December 31, 1998 was $1,220,000,000. The credit facility consists of: (1) a seven-year $400,000,000 reducing revolving credit facility, with $270,000,000 drawn as of December 31, 1998; (2) a seven-year $450,000,000 term loan; and (3) an eight-year $500,000,000 term loan. Under the credit facility, Ziff-Davis Inc. paid interest at rates ranging from LIBOR plus 1.5% to LIBOR plus 1.75%. See "-- Amendment to Credit Facility" below.

There are various customary conditions to draw-downs under the revolving commitments. The revolving credit commitments will be reduced and the $450 million term loan will be amortized, beginning in September 2000, by:

  . 10% in 2000, in two equal quarterly installments,

  . 20% in each of 2001, 2002, 2003 and 2004 in four equal quarterly installments and

  . 10% at final maturity in March 2005.

The $500 million term loan will be amortized, beginning in September 2000, by:

  . $2 million in 2000, in two equal quarterly installments,

  . $4 million in each of 2001, 2002, 2003, 2004 and 2005 in four equal quarterly installments and

  . $478 million at final maturity in March 2006.

  Under its most restrictive covenant, ZD had $28,800,000 available under its line of credit at December 31, 1998.

                                     VII-48

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

    (numbers rounded to the nearest thousand, except per share amounts)

 Covenants

  The Notes and the credit facility is secured, in part, by a first priority security interest in capital stock of certain subsidiaries of Ziff-Davis Inc. and is guaranteed by certain wholly owned domestic subsidiaries of Ziff-Davis Inc., in each case, including ZD Inc. and ZD Events.

  The credit facility contains certain customary affirmative and negative covenants, including covenants with respect to limitations on dispositions of assets, changes of business and ownership, mergers or acquisitions, restricted payments, indebtedness, loans and investments and transactions with affiliates. The Notes and the credit facility also contains certain financial covenants including levels of debt to EBITDA and EBITDA to interest ratios.


  The failure to satisfy any of the covenants would constitute an event of default under the credit facility. The credit facility also includes other customary events of default, including, without limitation, nonpayment, misrepresentation in a material respect, cross-default to other indebtedness, bankruptcy, ERISA, judgments and change of control. At December 31, 1998, Management believes that ZD was in compliance with all covenants under its debt agreements.

 Amendment to Credit Facility

  On December 16, 1998, the lenders on Ziff-Davis Inc.'s $1,350,000,000 credit facility agreed to amend of certain provisions of that facility. The amended provisions include an increase in allowed leverage ratios. In return, Ziff-Davis Inc. agreed to pay a one-time fee of $3,375,000 and increase rates on amounts borrowed under the facility to rates currently ranging from LIBOR plus 2.875% to LIBOR plus 3.375%, depending on the type of loan. The fee has been capitalized and will be amortized to interest expense over the remaining term of the facility.

 Related-party Debt

  In March 1995, Ziff-Davis Inc. entered into a $100,000,000 note payable to Softbank due in quarterly installments, maturing on February 28, 2010 and bearing interest at 9.9% per annum. (See Note 14.)

 Scheduled Principal Repayments

  Scheduled principal payments due on long-term debt at December 31, 1998 are as follows:

                    (dollars in
                    thousands)
                    -----------
      1999........  $     7,692
      2000........       53,923
      2001........      100,923
      2002........      100,923
      2003........      100,923
                      1,183,501
      Thereafter..  -----------
                    $ 1,547,885
      Total.......  ===========


 Interest Rate Swaps

  On June 10, 1998 ZD entered into interest rate swap agreements, with an aggregate notional amount of $550,000,000. Under these swap agreements, which took effect on August 10, 1998, ZD will receive a floating rate of interest based on three-month LIBOR, which resets quarterly, and ZD will pay a fixed rate of interest, each quarter, for the terms of the respective agreements. The terms of these agreements range from 3 to 7 years and the weighted average fixed rate ZD will pay is 5.85%. ZD has entered into these agreements solely to hedge its interest rate risk under its floating rate bank debt.

                                     VII-49

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

  For the year ended December 31, 1998, these interest rate swaps did not have a material impact on the financial statements.

14. Related Party Transactions

  ZD transacts business with a group of companies affiliated through common ownership with Softbank, and has various transactions and relationships with members of the group. Due to these relationships, it is possible that the terms of those transactions are not the same as those that would result from transactions among unrelated parties.

 Receivables/payables

  Due from affiliates consist of the following:

                                                           December 31,
                                                      -----------------------
                                                         1997        1998
                                                      ----------- -----------
                                                      (dollars in thousands)
     Due from:
       MAC .......................................... $    42,687 $   50,704
       Softbank......................................      84,365      1,557
       Other affiliates..............................       4,238      1,723
                                                      ----------- ----------
                                                      $   131,290 $   53,984
                                                      =========== ==========

  Due to affiliates and management consist of the following:

                                                           December 31,
                                                      -----------------------
                                                         1997        1998
                                                      ----------- -----------
                                                      (dollars in thousands)
     Due to:
       Management (including long-term portion)...... $       --  $    9,900
       MAC ..........................................     270,000        --
       Softbank......................................     126,371        --
       Other affiliates..............................       1,961        118
                                                      ----------- ----------
                                                      $   398,332 $   10,018
                                                      =========== ==========

  As part of the 1996 acquisition of ZDI, ZD agreed to assume certain obligations to management arising out of prior employment arrangements with previous owners. In January 1997, ZD paid all amounts due, including accrued interest, through the payment date.

  Prior to the Reorganization and initial public offering, ZD was a member of Softbank's central cash management system. Under this system, ZD would periodically transfer excess cash to Softbank for cash management purposes and in turn receive cash advances from Softbank to fund ZD's short-term working capital requirements. Interest was accrued based on the net balance outstanding at the end of each month. Interest income is earned at the 30-day LIBOR rate for the applicable month. Interest expense is incurred at the 30-day LIBOR rate plus 0.5%.

  As a result of contingent purchase price adjustments related to its acquisition of Inter@ctive Enterprises, ZD is obligated to pay the prior owners of Inter@ctive Week $10,850,000 which was recorded as an increase to intangible assets. The purchase price payments of $950,000, $4,500,000 and $5,400,000 are due in 1998, 1999 and 2000, respectively. The 1999 and 2000 payments have been classified as current and long-term due to management.

                                     VII-50

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

 Other affiliated arrangements

  During the years ended December 31, 1996, 1997 and 1998, ZD incurred $2,000,000, $1,631,000 and $169,000, respectively, in advertising expense with Yahoo!, Inc. (Yahoo!), an affiliated company.

  ZD sells advertising space and exhibition services to Kingston Technology Company ("Kingston"), an affiliated company. During the years ended December 31, 1996, 1997 and 1998, ZD recorded revenue of $882,000, $2,667,000 and
$2,472,000, respectively, from sales to Kingston. These services were provided under terms consistent with those provided to unaffiliated customers.

  In addition, on May 4, 1998 Ziff-Davis Inc. purchased $9,107,000 of fixed assets from Kingston in exchange for cash and common stock of Ziff-Davis Inc. Such fixed assets were subsequently leased back to Kingston. Rental income included as a reduction of selling, general and administrative expenses relating to this transaction was $2,400,000 in 1998.

  ZD has entered into an agreement to manage certain trade shows and expositions owned by Softbank and its non-Ziff-Davis Inc. affiliates, whereby ZD earns management, royalty and licensing fees. The fees earned by ZD for the years ended December 31, 1996, 1997 and 1998 were $3,394,000, $4,057,000, and
$1,117,000 respectively.

  ZD has an arrangement with SOFTBANK Services, an affiliated company, whereby ZD is charged for administrative services provided plus a management fee. For the years ended December 31, 1996, 1997 and 1998 Ziff-Davis Inc. incurred services fees of $359,000, $1,259,000 and $810,000 respectively, in relation to this agreement. During 1998, SOFTBANK Services was sold to an unrelated third party and the arrangement was terminated.

  ZD has entered into certain licensing agreements with Softbank for the publishing and distribution of Japanese language editions of certain publications. The fees earned by ZD for the years ended December 31, 1996, 1997 and 1998 were approximately $964,000, $1,818,000 and $709,000 respectively.


  Certain ZD employees have been granted options to purchase Softbank common stock (the "Softbank Options"). Further, on January 29, 1999, options to purchase Ziff-Davis Inc. common stock were granted in connection with the cancellation of certain Softbank options. (See Note 15.)

  Included in selling, general and administrative expenses is an allocation for Ziff-Davis Inc.'s Central Services amounting to $61,359,000, $85,739,000 and $92,032,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Also included as a reduction in selling, general and administrative expenses is a royalty charge from ZDNet amounting to $811,000, $1,611,000 and $2,807,000 for the years ended December 31, 1996, 1997 and 1998, respectively. (See Note 5.)

  ZD's publications sell advertising to ZDNet at discounts to market rates. Had ZD charged market rates for such advertising, ZD's revenue would have increased by $2,235,000, $2,671,000 and $1,429,000 for the years ended December 31, 1996,
1997 and 1998 respectively.

  In July 1997, Ziff-Davis Inc. entered into a license and services agreement to develop ZDTV for MAC Holdings (America) Inc. ("MHA"), a company that is wholly owned by Mr. Masayoshi Son, who is a director of Ziff-Davis Inc. and principal stockholder of SOFTBANK Corp. Under this agreement, Ziff-Davis Inc. agreed to fund ZDTV's operations through unsecured advances and was granted an option to purchase ZDTV for a price equal to MHA's investment plus 10% per annum for the period of investment. The cumulative advances,

                                     VII-51

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

which through December 31, 1997, totaled $14.4 million net of $10.1 million in repayments were repaid concurrently with the Reorganization. Advances in 1998 totaled $48.6 million and were repaid upon completion of Ziff-Davis Inc.'s acquisition of ZDTV. (See Notes 2 and 23.)

  Ziff-Davis Inc. has entered into operating leases for television production equipment and has sublet such equipment to ZDTV, an affiliated company. The terms of the subleases are substantially identical to the terms of the leases which provide for annual lease payments totaling approximately $1,161,000 through 2003.

 Notes payable to affiliates

  See Note 2 for a discussion of ZD's restructuring of its debt and equity structures through the Reorganization and initial public offering.

  ZD's long-term debt payable to Softbank consists of the following:

                                                               December 31,
                                                            -------------------
                                                               1997      1998
                                                            ----------  -------
                                                               (dollars in
                                                                thousands)
     Notes payable to affiliate(1)......................... $1,080,000  $   --
     Notes payable to affiliate(2).........................    900,000      --
     Notes payable to affiliate(3).........................    375,027      --
     Note payable to affiliate(4)..........................     94,231   77,884
     Note payable to affiliate(5)..........................     74,772      --
     Note payable to affiliate(6)..........................     10,000      --
                                                            ----------  -------
       Total...............................................  2,534,030   77,884
     Less--Current portion.................................   (125,790)  (7,692)
                                                            ----------  -------
                                                            $2,408,240  $70,192
                                                            ==========  =======

--------
(1) Principal and interest payments are due in 53 consecutive quarterly installments on the last business day of each calendar quarter beginning March 31, 1998 through March 31, 2011. The notes bear interest at a rate of 7.8% per annum.

(2) These notes mature on December 31, 2001 and bear an interest rate of 6.5% per annum, payable on the last business day of each quarter beginning March 31, 1997.

(3) Notes mature on February 28, 2010. The notes bear interest at a rate of 8.0% per annum.

(4) Note matures on February 28, 2010. The note bears interest at 9.9% per annum.

(5) Note is payable in 52 equal quarterly installments commencing March 31, 1997. The note bears interest at a rate of 8.0% per annum.

(6) Note is payable on January 1, 2007. The note bears interest at a rate of 8.0% per annum.


  During 1996, 1997 and 1998 ZD incurred $120,640,000, $190,445,000 and
$65,935,000 respectively, of interest expense due to Softbank related to the above notes payable.

 Guarantee of Softbank's U.S. debt

  In April 1996, Softbank signed a line of credit agreement totaling $50,000,000 with an independent lender for which ZD, along with certain other Softbank affiliates, is a guarantor. In January 1997, October 1997 and March 1998, this line of credit was increased to $75,000,000, $150,000,000 and $450,000,000 respectively. On May 4, 1998, ZD was released from this guarantee.

                                     VII-52

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)


 Return of capital and dividends

  On December 15, 1996, ZD declared a return of capital of approximately $900,000,000 paid through the issuance of a note payable to a subsidiary of Softbank and a cash dividend of $8,000,000 to Softbank. In 1997, ZD recorded a return of capital of $381,434,000 in connection with the purchase of companies under common control.

15. Stock Compensation Plans

 SOFTBANK Executive Stock Option Plans

  The Softbank Executive Stock Option Plans provide for the granting of nonqualified stock options (the "Softbank options") to purchase the common stock of Softbank to officers, directors and key employees of ZD. Softbank is Ziff-Davis Inc.'s majority stockholder and SOFTBANK Corp. is a publicly traded company in Japan. Under the plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. As of December 31, 1998, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant. On January 19, 1998, the exercise price of all of the shares outstanding under option agreements was reset to (Yen)4,000, the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable on December 31, 1997 could only be exercised after July 19, 1998. The repricing of the stock options did not result in compensation expense to ZD.

 1998 Incentive Compensation Plan and the 1998 Non-Employee Directors' Stock Option Plan

  In 1998, Ziff-Davis Inc. adopted the 1998 Incentive Compensation Plan (the "Incentive Plan") and the 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"). The Incentive Plan provides for the grant of options, stock appreciation rights, stock awards and other interests in Ziff-Davis Inc.'s common stock to key employees of Ziff-Davis Inc. and its affiliates and consultants. The Non-Employee Directors' Plan provides for the grant of stock options to non-employee directors. Ziff-Davis Inc. has reserved 8,500,000 shares of common stock for issuance under the Incentive Plan and 200,000 shares of common stock for issuance under the Non-Employee Directors' Plan. During 1998, Ziff-Davis Inc. granted options to purchase 6,418,495 shares with exercise prices between $6.00 and $16.00 per share representing the fair value of such options on the date of grant. Such options vest ratably over five years.

  On September 23, 1998, the Board approved the reduction of the exercise price of all options outstanding under the plans from $16.00 to $6.00, the closing market price of Ziff-Davis Inc.'s common stock on that date. In addition, the vesting period of the options was extended by three months. The repricing did not result in compensation expense to ZD.

  On December 21, 1998, the Board approved an amendment to the Incentive Plan, subject to stockholder approval, to permit grants of options and other stock-based awards with respect to any series of common stock of Ziff-Davis Inc. and to increase the number of shares reserved for issuance from 8,500,000 shares to 20,327,500 shares.

  In addition, on December 21, 1998, the Board approved the grant of options to acquire an aggregate of approximately 1,566,000 shares of ZDNet Stock, to certain employees at a price of $7.50 per share representing the fair value of the shares on that date. These options are currently scheduled to vest and become exercisable on the fifth anniversary of the date of grant.

                                     VII-53

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)



  The terms of the options described in the preceding paragraph require an adjustment in the number of shares of ZDNet Stock that holders may purchase and the per share purchase price thereof if the Initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is different from 40,000,000. This adjustment is similar to the adjustment that would generally be made to the terms of employee stock options in the event of a stock split. Ziff-Davis Inc. currently expects that the Initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will be 70,000,000. Assuming that this is so, the total number of shares of ZDNet Stock that holders may purchase upon exercise of these options will increase to approximately 10,200,000 and the per share purchase price thereof will decrease to approximately $4.29.

  The December 21, 1998 Board actions described above are subject to stockholder approval. The majority stockholder of Ziff-Davis Inc. has committed to vote for these actions.

  On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (1) that affiliate will cause the shares of Ziff-Davis Inc. common stock issuable upon such exercise to be supplied to Ziff-Davis Inc. and
(2) Ziff-Davis Inc. will deliver to that affiliate or its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock outstanding or Ziff-Davis Inc.'s stockholders' equity. However, Ziff-Davis Inc. expects to recognize compensation expense for accounting purposes of approximately $2,942,000 over three years as a result of these grants. As such, this amount has been recorded in the Financial Statements as additional paid-in capital offset by a reduction to division equity as deferred compensation.

                                     VII-54

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

  Information relating to the Softbank options during 1996, 1997 and 1998 is as follows:

                                                             Weighted Average
                                                Number         Option Price
                                               of Shares       Per Share(1)
                                               ---------     ----------------
     Shares outstanding under options at
      December 31, 1995.......................      --               --
     Granted..................................  714,777 (2)       $87.15
     Exercised................................      --               --
     Forfeited................................  (12,740)(2)        87.15
                                               --------
     Shares outstanding under options at
      December 31, 1996.......................  702,037            87.15
     Granted..................................  368,563            61.25
     Exercised................................      --               --
     Forfeited................................ (138,034)           78.89
                                               --------
     Shares outstanding under options at
      December 31, 1997.......................  932,566           $78.14
     Granted..................................  258,215           $31.03
     Exercised................................  (75,982)           31.03
     Forfeited/cancelled...................... (309,936)           31.03
     Converted to Ziff-Davis Inc. options.....  (81,478)           31.03
                                               --------
     Shares outstanding under options at
      December 31, 1998.......................  723,385           $31.03
                                               ========
     Shares exercisable as of:
       At December 31, 1996...................      --               --
       At December 31, 1997 (price range
        $44.26-$87.15)........................  102,510           $82.21
       At December 31, 1998 (price $31.03)....  167,991           $31.03

    --------

    (1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate as of the date of grant for the respective options. The 1998 activity reflects the repricing of all options outstanding as of January 19, 1998 to (Yen) 4,000.

    (2) Adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997.

  Information relating to the Ziff-Davis Inc. stock options during 1998 is as follows:

                                                              Weighted Average
                                                    Number      Option Price
                                                   of Shares     Per Share
                                                   ---------  ----------------
     Shares outstanding under options at December
      31, 1997...................................        --          --
     Granted.....................................  6,418,495       $6.09
     Exercised...................................        --          --
     Converted from Softbank options.............    319,174        8.89
     Forfeited...................................   (385,590)       6.00
                                                   ---------
     Shares outstanding under options at December
      31, 1998...................................  6,352,079       $6.22
                                                   =========

                                     VII-55

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

 Option grants

  Information relating to the ZDNet stock options during 1998 is as follows:

                                                             Weighted Average
                                                    Number     Option Price
                                                   of Shares    Per Share
                                                   --------- ----------------
     Shares outstanding under options at December
      31, 1997....................................       --         --
     Granted...................................... 1,566,357      $7.50
     Exercised....................................       --         --
     Forfeited....................................       --         --
                                                   ---------
     Shares outstanding under options at December
      31, 1998.................................... 1,566,357      $7.50
                                                   =========

  At December 31, 1998, no shares of either Ziff-Davis Inc. or ZDNet options were exercisable.

  As permitted by SFAS No. 123, ZD has chosen to continue to account for stock options in accordance with the provisions of APB 25 and, accordingly, no compensation expense related to stock option grants was recorded in 1996, 1997 or 1998. Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if ZD had accounted for stock options under the fair value method. The fair value of the option grants was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1996, 1997 and 1998:

Softbank Options

                                                         1996    1997    1998
                                                        ------- ------- -------
     Risk-free interest rate...........................   5.89%   6.35%    5.46%
     Dividend yield....................................   0.26%   0.22%    1.50%
     Volatility factor.................................  54.03%  51.35%   77.72%
     Expected life..................................... 6 years 6 years 6 years

Ziff-Davis Inc. Options
                                                         1996    1997    1998
                                                        ------- ------- -------
     Risk-free interest rate...........................     n/a     n/a    5.03%
     Dividend yield....................................     n/a     n/a    0.00%
     Volatility factor.................................     n/a     n/a   54.70%
     Expected life.....................................     n/a     n/a 6 years

ZDNet Options
                                                         1996    1997    1998
                                                        ------- ------- -------
     Risk-free interest rate...........................     n/a     n/a    4.67%
     Dividend yield....................................     n/a     n/a    0.00%
     Volatility factor.................................     n/a     n/a   54.70%
     Expected life.....................................     n/a     n/a 6 years

  The weighted average fair value of options granted in 1996, 1997 and 1998 is as follows:

                                                         1996    1997    1998
                                                        ------- ------- -------
     Softbank Options..................................  $64.30  $34.05  $19.81
     Ziff-Davis Inc. Options...........................     n/a     n/a    5.21
     ZDNet Options.....................................     n/a     n/a    4.25

                                     VII-56

                                    ZD

                      (a division of Ziff-Davis Inc.)

            NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)


  For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the stock option plans been determined based upon the fair value at the grant date for awards during 1996, 1997 and 1998, consistent with the provisions of SFAS No. 123, ZD's net loss would have been increased by approximately $3,000,000, $4,000,000 and $14,084,000, respectively.

 Other stock compensation plans

  During 1996, 1997 and 1998 employees of ZD were granted 45,760, 61,940 and 27,223 shares of common stock of Softbank, respectively, (adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997) to certain key employees, subject to restrictions as to continuous employment which expire over a 3 to 5-year period from the date of grant. The granting of the shares to ZD's employees has been recorded as additional paid-in capital offset by a reduction to division equity as deferred compensation. Such amounts were recorded at the fair value, as established by market price of the shares on the date of grant. The unearned compensation is being amortized ratably over the restricted periods. During 1996, restrictions on 13,790 shares expired, 2,160 shares were forfeited and $1,080,000 was charged to expense related to the restricted stock awards. During 1997, restrictions on 75,210 shares expired, 2,150 shares were forfeited and $3,916,000 was charged to expense related to these restricted stock awards. During 1998, restrictions on 22,361 shares expired, 5,736 shares were forfeited and $252,000 was charged to expense related to these restricted stock awards.

 Employee Stock Purchase Plan

  In 1998, Ziff-Davis Inc. adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") whereby eligible employees may purchase Ziff-Davis Inc.'s common stock with after-tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock will be purchased is the lesser of 85% of the fair market value of a share of common stock on (1) the first business day of a purchase period or (2) the last business day of a purchase period. Ziff-Davis Inc. has reserved 2,500,000 shares of common stock (regardless of series) for issuance under the Stock Purchase Plan.

16. Employee Benefit Plans

 Pension plan

  Certain employees of ZD who have met eligibility requirements were covered by a noncontributory defined benefit pension plan. The benefits are based on years of service and average compensation at the time of retirement. ZD's funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions to the plan are determined in accordance with the projected unit credit cost method. Plan assets consist of U.S. equity securities, high grade corporate bonds and commercial paper, and U.S. treasury notes.

  During 1997, ZD decided to terminate the defined benefit pension plan and pursuant to this decision, all accrued benefits became fully vested as of August 31, 1997. The amounts below reflect the effects of such termination. All accrued plan obligations were settled during 1998 and a gain of $156,000 was recognized in 1998 as a result of the plan settlement.

  The weighted average assumed discount rate of 7% and rate of increase in future compensation levels of 6% was used in the determination of the actuarial present value of the projected benefit obligation at December 31, 1996 and 1997. The weighted average expected long-term rate of return on plan assets at December 31, 1996 and 1997 was 7%.

                                     VII-57

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

    (numbers rounded to the nearest thousand, except per share amounts)


 Net periodic pension cost includes the following components:

                                                           1996         1997
                                                        -----------  -----------
                                                        (dollars in thousands)
     Service cost...................................... $       700  $      391
     Interest cost.....................................         472         456
     Expected return on plan assets....................        (300)       (445)
     Amortization of transition obligation.............         199          75
                                                        -----------  ----------
     Net periodic pension cost......................... $     1,071  $      477
                                                        ===========  ==========

 The following table sets forth the funded status and amounts recognized in the balance sheet:

                                                                   1997
                                                                  -------
                                                                  (dollars in
                                                                  thousands)
     Actuarial present value of benefit obligations:
       Vested benefit obligation................................. $ 5,721
                                                                  =======
       Accumulated benefit obligations...........................   5,721
                                                                  =======
     Projected benefit obligations...............................   5,721
     Plan assets at fair value...................................  (6,004)
                                                                  =======
     Projected benefit obligation less than plan assets..........    (283)
     Unrecognized net transition asset...........................   1,279
                                                                  -------
     Pension liability included in balance sheet................. $   996
                                                                  =======

 Retirement plans

  Ziff-Davis Inc. maintains various defined contribution retirement plans. Substantially all of ZD's employees are eligible to participate in one of the plans under which annual contributions may be made by Ziff-Davis Inc. for the benefit of all eligible employees. In certain cases, employees may also make contributions to the plan in which they participate which, and subject to certain limitations, may be matched by Ziff-Davis Inc. up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining Ziff-Davis Inc. and receive matching contributions after one year of employment. ZD made contributions to the plans totaling $10,023,000, $12,974,000 and $11,893,000 in 1996, 1997 and 1998, respectively.

17. Investments

  ZD has investments in the following companies/joint ventures/divisions:

                                                              Carrying value at
                                                                December 31,
                                                   Ownership  -----------------
     Equity Investments                            Percentage   1997     1998
     ------------------                            ---------- -------- --------
                                                                 (dollars in
                                                                 thousands)
     Mac Publishing LLC...........................    50%     $ 16,244  $19,268
     ExpoComm LLC.................................    50%        7,758    8,571
     Family PC G.P................................    50%        9,342      --
     Cost Investments
     ----------------
     Red Herring Communications, Inc. ............                 --  $  5,000

                                     VII-58

                                    ZD

                      (a division of Ziff-Davis Inc.)

            NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

    (numbers rounded to the nearest thousand, except per share amounts)

  The entities listed above are engaged primarily in the publication or distribution of print media, the organization, production and management of trade shows and providing interactive information and programming to technology-oriented Internet users. Other investments and joint ventures are not material to ZD's financial statements.

  ZD has equity income (loss) from joint ventures of $(796,000), $335,000 and $7,483,000 in 1996, 1997 and 1998, respectively. In addition, ZD had equity losses of $16,925,000 and $21,238,000 and $7,884,000 in 1996, 1997 and 1998,
respectively, from its 100% Retained Interest in ZDNet.

18. Supplemental Cash Flow Information

                                                     Year ended December 31,
                                                   ----------------------------
                                                      1996      1997     1998
                                                   ---------- -------- --------
                                                      (dollars in thousands)
     Cash paid during the year for:
       Interest................................... $   99,509 $185,447 $129,976
       Income taxes...............................        360        4    1,000
     Noncash investing and financing activities:
       Fair value of assets acquired.............. $2,508,603 $ 14,000 $ 55,473
       Liabilities assumed........................    370,518      --    32,701
                                                   ---------- -------- --------
       Cash paid..................................  2,138,085   14,000   22,772
       Less--cash acquired........................     13,262      --       --
       Net cash paid for acquisitions............. $2,124,823 $ 14,000 $ 22,772
                                                   ========== ======== ========
       Return of capital dividends................ $  899,948 $381,434 $    --
                                                   ========== ======== ========
       Capital contributions...................... $    5,002 $ 61,580 $926,096
                                                   ========== ======== ========

19. Fair Value of Financial Instruments

  ZD's accounting policies with respect to financial instruments are discussed in Note 4.

  The carrying amounts and fair values of ZD's significant on balance sheet financial instruments at December 31, 1997 and 1998 are as follows:

                                                 At December 31,
                                   -------------------------------------------
                                           1997                  1998
                                   --------------------- ---------------------
                                    Carrying     Fair     Carrying     Fair
                                     Amount     Values     Amount     Values
                                   ---------- ---------- ---------- ----------
                                             (dollars in thousands)
Cash and cash equivalents......... $   30,273 $   30,273 $   32,274 $   32,274
Accounts receivable...............    209,914    209,914    208,593    208,593
Accounts payable..................     54,823     54,823     71,844     71,844
Long-term debt (including current
 portion).........................  2,534,030  2,534,030  1,547,014  1,543,839

 Interest rate swaps

  ZD utilizes interest rate swaps to reduce the impact on interest expense of fluctuating interest rates on its variable rate debt. Under ZD's interest rate swap agreements, ZD agreed with the counterparties to exchange, at quarterly intervals, the difference between ZD's fixed pay rate and the counterparties' variable pay rate on three-month LIBOR. At December 31, 1998, ZD was a fixed payor of 5.85% on an aggregate notional amount of $550,000,000.

                                     VII-59

                                    ZD

                      (a division of Ziff-Davis Inc.)

            NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

    (numbers rounded to the nearest thousand, except per share amounts)

  The fair values of these interest rate swaps were estimated by obtaining quotes from brokers which represented the amounts that ZD would pay if the agreements were terminated at the balance sheet date. While it is not ZD's intention to terminate these interest rate swaps, these fair values indicated that the termination of the interest rate swap agreements would have resulted in a loss of $15,627,000.

20. Operating Lease Commitments

  ZD utilizes equipment and space under lease to Ziff-Davis Inc. ZD's portion of the minimum lease payments based on square feet utilized are as follows:

                                                          (dollars in thousands)
1999.....................................................        $ 31,408
2000.....................................................          32,601
2001.....................................................          30,371
2002.....................................................          28,893
2003.....................................................          27,579
Thereafter...............................................         225,952
                                                                 --------
  Total..................................................        $376,804
                                                                 ========

  Netted in the above totals is approximately $5,000,000 for which ZD has noncancelable subleases in place. Total sublease income approximates ZD's required payments under the related leases. Rent expense amounted to approximately $22,347,000, $28,646,000 and $23,087,000 for the years ended
December 31, 1996, 1997 and 1998, respectively.

21. Segment Information

  ZD has adopted the provisions of SFAS No. 131 Disclosure about Segments of an Enterprise and Related Information. As such prior years data has been restated in accordance with SFAS No. 131.

 Business segment information

  Reportable segments are based on ZD's method of internal reporting which segregates its business by product lines. Management measures operating performance of the business segments based on "EBITDA". EBITDA is defined as income before provision for income taxes, interest expense, depreciation and amortization. ZD's EBITDA is calculated by adding (a) ZD's EBITDA before losses related to its retained interest in ZDNet and (b) ZD's proportionate interest in ZDNet's EBITDA. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZD's operating performance or to cash flows as a measure of liquidity. Although ZD believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties, in the publishing business and media industries, the EBITDA presented for ZD may not be comparable to similarly titled measures reported by other companies.

  ZD's reportable segments are:

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, online content, training manuals and providing market research about the computer industry. The publishing segment's principal operations are in the United States and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide. The publishing segment includes a 100% Retained Interest in ZDNet.

                                     VII-60

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

 Events

  The events segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The events segment's principal operations are in North America and to a lesser extent in Europe, Asia and Latin America.

  The accounting policies of the segments are the same as those described in
Note 3 "Summary of Significant Accounting Policies". ZD evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation and amortization (EBITDA). Any inter-segment revenues included in segment data are not material. The following presents information about the reported segments for the years ending December 31:

                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                         (in thousands)
   Revenue:
     Publishing................................ $  674,040 $  834,015 $  782,882
     Events....................................    264,884    287,528    269,867
                                                ---------- ---------- ----------
       Total................................... $  938,924 $1,121,543 $1,052,749
                                                ========== ========== ==========

                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                         (in thousands)
   EBITDA:
     Publishing................................ $  124,467 $  169,145 $  124,396
     Events....................................    108,791    103,749    119,698
                                                ---------- ---------- ----------
       Total................................... $  233,258 $  272,894 $  244,094
                                                ========== ========== ==========
                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                         (in thousands)
   Total Assets:
     Publishing................................ $2,441,441 $2,423,822 $2,285,920
     Events....................................  1,143,522  1,124,286  1,144,018
                                                ---------- ---------- ----------
       Total................................... $3,584,963 $3,548,108 $3,429,938
                                                ========== ========== ==========

  A reconciliation of total segment EBITDA to total combined loss before income taxes, for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                                  1996      1997      1998
                                                --------  --------  ---------
                                                      (in thousands)
   EBITDA:
     Total segment EBITDA...................... $233,258  $272,894  $ 244,094
     Restructuring charge......................      --        --     (52,239)
     Depreciation & amortization...............  (31,647)  (28,884)   (27,875)
     Amortization of intangible assets......... (102,604) (118,375)  (118,221)
     Interest expense, net..................... (120,646) (190,445)  (143,547)
     Non EBITDA loss related to retained
      interest in ZDNet........................   (4,997)   (6,838)    (6,960)
                                                --------  --------  ---------
       Combined loss before income taxes....... $(26,636) $(71,648) $(104,748)
                                                ========  ========  =========

                                     VII-61

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

    (numbers rounded to the nearest thousand, except per share amounts)

  Equity in income of investees included in the Publishing segment EBITDA for the years ended December 31, 1996, 1997 and 1998 was $(796,000), $335,000 and
$2,044,000, respectively. Equity in income of investees included in the Events segment EBITDA for the years ended December 31, 1996, 1997 and 1998 was $--, $1,695,000 and $5,439,000 respectively.

  Publishing's investment in equity method investees for the years ended December 31, 1996, 1997 and 1998 was $10,138,000, $25,586,000 and $19,268,000,
respectively. Events' investment in equity method investees for the year ended December 31, 1996, 1997 and 1998 was $7,698,000, $7,758,000 and $8,571,000,
respectively.

  During the years ended December 31, 1996, 1997 and 1998, publishing spent $2,123,651,000, $19,026,000 and $42,324,000, respectively, for additions to long-lived assets. Events spent $22,527,000 $19,798,000 and $12,565,000 for additions to long-lived assets during the years ended December 31, 1996, 1997 and 1998, respectively.

  The following is sales information by geographic area as of and for the respective years ended December 31.

                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                         (in thousands)
   Revenue:
     United States............................. $  838,749 $1,008,681 $  936,075
     Foreign...................................    100,175    112,862    116,674
                                                ---------- ---------- ----------
       Total................................... $  938,924 $1,121,543 $1,052,749
                                                ========== ========== ==========

  Foreign revenue is based on the country in which the sales originate. Revenue from no single foreign country was material to the combined revenues of ZD.

  The following is long-lived asset information by geographic area as of and for the respective years ended December 31:

                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                         (in thousands)
   Long-lived assets:
     United States............................. $3,211,881 $3,103,611 $3,049,645
     Foreign...................................      9,580      8,570     14,130
                                                ---------- ---------- ----------
       Total................................... $3,221,461 $3,112,181 $3,063,775
                                                ========== ========== ==========

  No single customer accounted for more than 10% of total revenue for each of the years ended December 31, 1996, 1997 and 1998.

22. Contingencies

  ZD is subject to various claims and legal proceedings arising in the normal course of business.

 Class Action and Derivative Litigations


  Following a decline in the price per share of Ziff-Davis Inc.'s common stock in October 1998, eight securities class action suits were filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York.

                                     VII-62

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

  The complaints allege that defendants violated Sections 11, 12(a) (2) and 15 of the Securities Act of 1933 in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of Ziff-Davis Inc.'s stock on April 29, 1998 (the "IPO"). More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the date of the IPO through October 8, 1998 unspecified damages, interest, fees and costs, rescission and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO.

  On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint within 45 days. Thereafter, Ziff-Davis Inc. will have 45 days to respond to the consolidated amended complaint.

  In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. The Plaintiffs filed an amended complaint on February 17, 1999 (which is substantially similar to the original complaints, except that the amended complaint also addresses the granting of "new options" at an allegedly "reduced exercise price") and have indicated their intent to seek consolidation of the actions. A response to the amended complaint has not yet been filed.


 Other Legal Proceedings

  Ziff-Davis Inc. was named as a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority stockholders of SOFTBANK Interactive Marketing Inc. ("SIM"), formerly an indirect subsidiary of Softbank. The complaint alleges, among other things, that SBH, SIM's majority stockholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other Softbank investments (including investments in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority stockholders by taking actions which benefited Ziff-Davis Inc. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200,000,000 in damages. Ziff-Davis Inc. and the other defendants have moved to dismiss all of the claims against them other than a breach of contract claim which is solely against SBH.

  Although the outcome of these cases cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims. Ziff-Davis Inc. currently cannot estimate its ultimate liability, if any, with respect to such pending litigations. Accordingly, no provision for such matters has been included in the financial statements.

                                     VII-63

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except share and per share amounts)

23. Subsequent Events

 ZDTV

  On February 4, 1999, ZD purchased ZDTV at a purchase price of approximately $81,400,000. ZD paid approximately $32,800,000 of the purchase price in cash (settled on February 5, 1999) and paid the remainder by applying approximately $48,600,000 in advances owed to it by MAC Holdings America. Other than advances to ZDTV which are reported on ZD's balance sheet, the results of operations of ZDTV are not included in ZD's results for any of the periods presented. This acquisition will be accounted for in 1999 under the purchase method of accounting.

 Vulcan Transactions

  On February 4, 1999, Vulcan Ventures, the investment vehicle of Paul G. Allen, agreed to purchase approximately three million shares of Ziff-Davis Inc. common stock for $50,000,000 in cash. This purchase is expected to close in the first quarter of 1999. On February 5, 1999, Vulcan Programming, an entity owned by Paul G. Allen, purchased a one-third interest in ZDTV for $54,000,000 in cash.

 Unaudited summary pro forma information

  The following unaudited summary pro forma information has been prepared as if the acquisition of ZDTV and the sale of a one-third interest in ZDTV to Vulcan Programming had been consummated on January 1, 1998.

                                                                     (amounts
                                                                        in
                                                                    thousands)
                                                                    ----------
      Revenue...................................................... $1,058,300
      Income from operations....................................... $  (16,500)
      Net loss..................................................... $ (100,300)

                                     VII-64

                                                                      ANNEX VIII

                                     ZDNET

             SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

  The following table presents Selected Historical Combined Financial and Other Data for ZDNet and its predecessor as of and for the years ended December 31, 1994 and 1995, as of and for the two month period ended February 28, 1996, as of and for the ten month period ended December 31, 1996, as of and for the years ended December 31, 1997 and 1998. This data was derived from the Combined Financial Statements of ZDNet. Data as of and for the year ended December 31, 1994 was derived from ZDNet's unaudited financial statements. This table should be read in conjunction with the Selected Historical Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements for Ziff-Davis Inc., ZD and ZDNet included in this Annex and Annexes VI and VII to the Proxy Statement.

                                Predecessor(1)                      ZDNet
                         ------------------------------ ------------------------------
                                            Two month    Ten month
                           Year ended      period ended period ended    Year ended
                          December 31,     February 28, December 31,   December 31,
                          1994     1995        1996         1996       1997     1998
                         -------  -------  ------------ ------------ --------  -------
                                                   (in thousands)
Statement of Operations
 Data:
Revenue, net............ $13,349  $13,576    $ 2,903      $ 16,215   $ 32,218  $56,143
Cost of operations:
 Production and
  content...............   9,321   10,709      1,802        14,863     23,543   26,208
 Selling, general and
  administrative
  expenses..............   7,276    8,360      1,774        13,280     23,475   30,933
 Depreciation and
  amortization..........   1,163    4,040        597         5,485      7,681    6,448
Loss from operations....  (4,411)  (9,533)    (1,270)      (17,413)   (22,481)  (7,506)
Minority interest.......     --       --         --            --         400      134
Loss before income
 taxes..................  (4,411)  (9,533)    (1,270)      (17,413)   (22,081)  (7,372)
Net loss (2)............  (4,526)  (5,755)      (814)      (16,925)   (21,238)  (7,884)
Balance Sheet Data (at period
 end):
Total current assets.... $ 2,432  $ 3,992    $ 4,951      $  7,852   $ 11,521  $20,068
Total assets............   3,557   91,772     92,717        82,507     87,326   97,686
Total liabilities.......   8,083    2,090      1,492         3,932      4,034    8,139
Division equity
 (deficit)..............  (4,526)  89,682     91,225        78,575     83,292   89,547
Other Data:
Capital expenditures.... $   513  $ 1,590    $   168      $  1,010   $  2,374  $ 4,483
Investments and
 acquisitions, net of
 cash acquired..........     --       --         --            --       2,998    5,000

--------

(1) A third party acquired ZDNet's predecessor as of January 1, 1995. An affiliate of Ziff-Davis Inc. acquired ZDNet's predecessor on February 29, 1996. Data for ZDNet's predecessor has been presented for periods before these dates.

(2) No historical earnings per share or share data are presented as ZDNet does not consider such data meaningful. After issuance of ZDNet Stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc.

                                     VIII-1

                                     ZDNET
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

 Revenue

  ZDNet's revenue consists of advertising revenue and revenue from subscription-based fees and services. Advertising revenue consists primarily of revenue derived from the sale of advertisements on pages delivered to users of ZDNet's Internet sites. ZDNet recognizes the delivery of a single view of an advertisement as an "impression". Advertising revenue is derived principally from arrangements with ZDNet's advertising customers that provide for a guaranteed number of impressions. Advertising rates vary depending primarily on the total number of guaranteed impressions purchased, the length of the advertiser's commitment, the location in which the advertisements are displayed and the type of advertising. Advertising revenue is recognized in the period in which the advertisements are delivered. For contracts/campaigns that are longer than one accounting period, the revenue from the contract/campaign is recognized ratably over the term of the contract/campaign.

  Revenue from barter transactions is recognized during the period in which advertisements are displayed. Barter transactions are recorded at the lower of estimated fair value of goods or services received or the estimated fair value of advertising given. To date, barter transactions have been immaterial to revenue.

  During 1995 and part of 1996, ZDNet was focused on generating revenue from subscription-based fees and services. This revenue is generated primarily by charging monthly membership fees to provide access to product reviews, software reviews and shareware. During 1996, ZDNet shifted the focus of the business model from the generation of subscription-based fees and services to the generation of advertising revenue.

  As a result of this shift, ZDNet's advertising revenue increased from 6.0% of total revenue for the year ended December 31, 1995 to 86.0% of total revenue for the year ended December 31, 1998. Over this period subscription-based fees and services decreased correspondingly as a percentage of revenue.

  No single customer accounted for more than 5.0% of ZDNet's total revenue for the year ended December 31, 1997 or 1998. ZDNet's top 20 customers accounted for 29.3% and 40.8% of total revenue for the years ended December 31, 1997 and 1998, respectively.

 Cost of operations

  Costs of production and content include costs to produce and edit content on ZDNet's Internet sites as well as technical costs incurred to maintain ZDNet's Internet sites. ZD provides certain editorial content and brand-marketing services to ZDNet for which ZDNet pays a royalty to ZD based on revenue. This charge is also included in production and content. See Note 4 to ZDNet's Combined Financial Statements in this Annex.

  The principal selling, general and administrative expenses of ZDNet are payroll, sales commissions and related expenses, marketing and promotion. Ziff-Davis Inc. provides certain selling, general and administrative services and shared services on a centralized basis (the "Central Services"), and the costs of these services are allocated between ZD and ZDNet. See Note 4 to ZDNet's Combined Financial Statements in this Annex.

  ZDNet also incurs a substantial amount of amortization expense related to intangible assets created as a result of the December 21, 1994 and February 29, 1996 acquisitions of Ziff-Davis Inc.'s predecessors by Forstmann Little and Co. and SOFTBANK Corp., respectively. The February 1996 acquisition created
$72.7 million of intangible assets for ZDNet. In addition, $5.5 million of intangible assets were created by ZDNet's January 1997 acquisition of a 70% equity interest in GameSpot, Inc., formerly SpotMedia Communications, Inc. ("GameSpot").


                                     VIII-2

 Factors affecting future periods

  ZDNet's revenue and profitability are influenced by a number of external factors, including the volume of new technology product introductions, the amount and allocation of marketing expenditure by ZDNet's advertisers, the extent to which merchants elect to advertise using online media and competition among other technology marketers.

  Accordingly, ZDNet may experience fluctuations in revenue from period to period. Marketing expenditures by technology companies can also be affected by factors affecting the technology industry generally, including pricing pressures and temporary surpluses of inventory. Revenue and profitability are also influenced by product mix, the timing and frequency of ZDNet's new product launches in new markets and acquisitions.

  ZDNet has an extremely limited operating history upon which to base an evaluation of ZDNet's prospects. ZDNet's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by start-up companies in the new and rapidly evolving market for Internet products, content and services. ZDNet's revenue and cost of operations have grown substantially and ZDNet has incurred cumulative net losses since inception. These losses reflect substantial expenditures to develop, launch and acquire ZDNet's Internet sites and services. ZDNet believes that newly launched sites and services require a certain period of growth before they begin to achieve adequate revenue to support their operation.

  ZDNet must, among other things, effectively develop new relationships and maintain existing relationships with its advertisers, their advertising agencies and other third parties, provide original and compelling content to Internet users, develop and upgrade its technology, respond to competitive developments and attract, retain and motivate qualified personnel. There can be no assurance that ZDNet will succeed in addressing such risks and the failure to do so could have a material adverse effect on ZDNet's business, financial condition or results of operations. Additionally, ZDNet's limited operating history makes the prediction of future operating results difficult or impossible, and there can be no assurance that ZDNet's revenue will increase or even continue at its current level, or that ZDNet will achieve or maintain profitability or generate cash from operations in future periods. Since inception, ZDNet has incurred significant losses and, for the period from February 29, 1996 to December 31, 1998, had accumulated a deficit of $46.0 million. ZDNet may continue to incur losses in the future.

  For a discussion of other factors that may affect results. See "Risk Factors--Risk Factors Relating to ZDNet".

Presentation of Financial Information

  ZDNet is comprised of certain operations which were acquired at various times and completed a reorganization in May 1998. See Note 1 to ZDNet's Combined Financial Statements in this Annex.

                                     VIII-3

Results of Operations

  The table below presents the results of ZDNet as if the assets and operations acquired by affiliates of Ziff-Davis Inc. on February 29, 1996 (as described in Note 1 to the Combined Financial Statements in this Annex) had been acquired on January 1, 1995. Purchase accounting adjustments relating to that acquisition have been reflected through pro forma amortization and interest and income tax adjustments, as described in note (1) to the table. Although the 1996 presentation is not in accordance with generally accepted accounting principles, management believes it presents the most meaningful basis of comparison. The financial information presented below may not necessarily reflect the results of operations which would have occurred had the February 29, 1996 acquisition been completed on January 1, 1995.

                                            Year ended December 31,
                                           ---------------------------
                                             Pro
                                            forma         Actual
                                           --------  -----------------
                                           1996(1)     1997     1998
                                           --------  --------  -------
                                                    (in thousands)
Revenue, net.............................. $ 19,118  $ 32,218  $56,143
Cost of operations:
  Production and content..................   16,665    23,543   26,208
  Selling, general and administrative
   expenses...............................   15,054    23,475   30,993
  Depreciation and amortization...........      693     1,495    2,010
  Amortization of intangible assets.......    5,712     6,186    4,438
                                           --------  --------  -------
    Total operating expenses..............   38,124    54,699   63,649
                                           --------  --------  -------
Loss from operations......................  (19,006)  (22,481)  (7,506)
Minority interest.........................      --        400      134
                                           --------  --------  -------
Loss before income taxes..................  (19,006)  (22,081)  (7,372)
Provision (benefit) for income taxes......   (1,073)     (843)     512
                                           --------  --------  -------
Net loss.................................. $(17,933) $(21,238) $(7,884)
                                           ========  ========  =======
Other data:
  EBITDA(2)............................... $(12,601) $(14,400) $  (924)
  Capital expenditures.................... $  1,178  $  2,374  $ 4,483
  Investments and acquisitions, net of
   cash acquired.......................... $    --   $  2,998  $ 5,000

--------

(1) The February 29, 1996 acquisition gave rise to different bases of accounting for the period after versus the period prior to the acquisition. The above numbers assume that the acquisition took place on January 1, 1995. This resulted in an increase to amortization of intangible assets and net loss by $323,000 and $194,000, respectively, for the year ended December 31, 1996.

(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZDNet's operating performance or to cash flows as a measure of liquidity. Although ZDNet believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry, the EBITDA presented for ZDNet may not be comparable to similarly titled measures reported by other companies.

                                     VIII-4

  The following table presents the foregoing amounts as a percentage of revenue:

                             Year ended December 31,
                             -----------------------------
                             Pro Forma      Actual
                             ----------- -----------------
                                1996      1997      1998
                             ----------- -------   -------
Revenue, net................     100.0%    100.0%    100.0%
Cost of operations:
  Production and content....      87.2      73.1      46.7
  Selling, general and
   administrative expenses..      78.7      72.9      55.2
  Depreciation and
   amortization.............       3.6       4.6       3.6
  Amortization of intangible
   assets...................      29.9      19.2       7.9
                               -------   -------   -------
    Total operating
     expenses...............     199.4     169.8     113.4
                               -------   -------   -------
Loss from operations........     (99.4)    (69.8)    (13.4)
Minority interest...........        --       1.2       0.3
                               -------   -------   -------
Loss before income taxes....     (99.4)    (68.6)    (13.1)
Provision (benefit) for
 income taxes...............      (5.6)     (2.7)      0.9
                               -------   -------   -------
Net loss....................     (93.8)%   (65.9)%   (14.0)%
                               =======   =======   =======

Year ended December 31, 1998 compared with the year ended December 31, 1997


 Revenue, net

  Net revenue increased 74% to $56.1 million for the year ended December 31, 1998 from $32.2 million for the year ended December 31, 1997. Revenue from advertising was 86% of net revenue for the year ended December 31, 1998 compared to 73% for the same period in 1997.

  Revenue from advertising increased 104% to $48.2 million for the year ended December 31, 1998 from $23.6 million for the prior. The increase in advertising revenue was attributed to an increase in volume as both the number of advertisers and the average monthly revenue per advertiser increased. Subscription-based fees and services decreased by 7% to $8.0 million for the year ended December 31, 1998 from $8.6 million for the year ended December 31, 1997.

 Cost of operations

  Production and content

  Production and content expenses were $26.2 million or 46% of net revenue for the year ended December 31, 1998, compared to $23.5 million or 73% of net revenue for the prior year. The absolute dollar increase in production and content charges was due to an increase in ZD's revenue-based royalty charge to ZDNet, as well as an increase in production costs to support higher user traffic levels and increased editorial costs associated with the launch of new content areas. The cost of production and content decreased as a percentage of revenue primarily due to economies of scale. ZDNet expects this trend to continue. Royalty payments to ZD were $2.8 million and $1.6 million for the years ending December 31, 1998 and 1997, respectively.

  Selling, general and administrative expenses

  Selling, general and administrative expenses were $31.0 million or 55% of net revenue for the year ended December 31, 1998, compared to $23.5 million or 73% of net revenue for the year ended December 31, 1997. The absolute dollar increase in the selling, general and administrative expenses was primarily due to increased personnel and services required to support the growth of ZDNet, offset to some extent by the cessation of commission payments to SOFTBANK Interactive Marketing Inc. ("SIM"), as ZDNet sales and marketing teams replaced SIM in these functions. Sales and marketing costs were $21.2 million or 38% of net revenue for

                                     VIII-5
the year ended December 31, 1998 compared to $15.9 million or 49% of net revenue for the year ended December 31, 1997. ZDNet intends to continue to increase the number of dollars spent on sales and marketing and intends to launch a print ad campaign in the future. Sales and marketing expenses are incurred both to drive traffic to ZDNet's Web site and to increase the number of advertisers and advertising sales. Included in the sales and marketing costs was an allocation from the Ziff-Davis Inc.'s Central Services amounting to $0.9 million and $0.5 million for the years ended December 31, 1998 and 1997, respectively.

  Administrative and overhead costs were $9.7 million or 17% of net revenue for the year ended December 31, 1998 compared to $7.6 million or 23% of net revenue for the year ended December 31, 1997. Included in administrative and overhead costs was an allocation from the Ziff-Davis Inc.'s Central Services amounting to $5.1 million and $3.4 million for the years ended December 31, 1998 and 1997 respectively. The selling, general and administrative costs decreased as a percentage of revenue primarily due to economies of scale. ZDNet expects this trend to continue.

  Depreciation

  Depreciation expense was $2.0 million for the year ended December 31, 1998 compared to $1.5 million for the year ended December 31, 1997. The increase in depreciation expense related primarily to the increased capital expenditures made by ZDNet for equipment necessary to expand its network and infrastructure in order to support its continued growth.

  Amortization of intangible assets

  Amortization of intangible assets was $4.4 million for the year ended December 31, 1998 compared to $6.2 million for the year ended December 31, 1997. The decrease in amortization related to the intangible assets of advertising and subscription lists becoming fully amortized as of March 1, 1998. This resulted in only two months of the related amortization being included in the year ended December 31, 1998 versus twelve months amortization included in the year ended December 31, 1997. Annual amortization expense related to the remaining goodwill balance will be approximately $4.1 million before giving effect to any future increase in goodwill.

  Minority interest

  The minority interest of $0.1 million in 1998 and $0.4 million in 1997 represented losses attributed to the holders of the minority interest in GameSpot.

  Income taxes

  Losses which were incurred prior to the completion of Ziff-Davis Inc.'s reorganization on May 4, 1998, are non-deductible for Ziff-Davis Inc. as ZDNet was under the ownership of MAC Inc. As such, ZDNet recorded income tax expense of $0.5 million for the year ended December 31, 1998, primarily resulting from taxable income being generated during the third and fourth quarters of 1998, representing an effective tax rate of (6.9%). The effective rate in 1997 was significantly lower than the statutory rate of 35.0% due to the substantial level of non-deductible expenses which were incurred while ZDNet was owned by MAC Inc.

  Net loss

  As a result of the items described above, ZDNet's net loss decreased to $7.9 million from $21.2 million for the years ended December 31, 1998 and 1997, respectively.

  EBITDA

  EBITDA for the year ended December 31, 1998 was a loss of $0.9 million compared to a loss of $14.4 million for the same period in 1997. The improvement was due to substantially increased revenue, offset to some extent by higher production and content costs and selling, general and administrative expenses.

                                     VIII-6

Year ended December 31, 1997 compared with Pro Forma Year ended December 31,
1996

 Revenue, net

  Net revenue increased 69% to $32.2 million for the year ended December 31, 1997 from $19.1 million for the pro forma year ended December 31, 1996. An increasing percentage of ZDNet's net revenue was derived from advertising for the year ended December 31, 1997, accounting for 73% of net revenue, compared to 37% for the same period in 1996. The increased percentage of net revenue derived from advertising in the later period reflect a continuation of ZDNet's strategic shift from a business model based on subscription-based fees and services to one based on advertising.

  Revenue from advertising increased 228% to $23.6 million for year ended December 31, 1997 from $7.2 million for the pro forma year ended December 31, 1996. The increase in advertising revenue was attributable to increases in the number of advertisers, the average expenditures per advertiser and increasing advertising rates. The increase was evenly attributable to rate and volume increases. Subscription-based fees and services decreased by 28% to $8.6 million from $11.9 million from the same period in 1996.

 Cost of operations

  Production and content

  Production and content expenses were $23.5 million or 73% of net revenue for year ended December 31, 1997, compared to $16.7 million or 87% of net revenue for the pro forma year ended December 31, 1996. The absolute dollar increase in production and content charges was due to an increase in Ziff-Davis Inc.'s revenue based royalty charge to ZDNet, as well as an increase in production costs to support higher user traffic levels, and increased editorial costs associated with the launch of new content areas. The cost of production and content decreased as a percentage of revenue primarily due to economies of scale. Royalty charges from ZD were $1.6 million and $1.0 million for the year ended December 31, 1997 and the pro forma year ended December 31, 1996, respectively.

  Selling, general and administrative expenses

  Selling, general and administrative expenses were $23.5 million or 73% of net revenue for the year ended December 31, 1997, compared to $15.1 million or 79% of net revenue for the pro forma year ended December 31, 1996. The absolute dollar increase in selling, general and administrative expenses was due to higher sales commission costs paid to SIM and to the initial hiring of the existing ZDNet sales and marketing teams. SIM was the exclusive sales team for ZDNet prior to 1997. Sales and marketing costs were $15.9 million or 49% of net revenue for the year ended December 31, 1997 compared to $11.0 million or 57% of net revenue for the pro forma year ended December 31, 1996. Included in sales and marketing costs was an allocation from Ziff-Davis Inc.'s Central Services amounting to $0.5 million for the year ended December 31, 1997. There was no such charge for the pro forma year ended December 31, 1996.

  Administrative and overhead costs were $7.6 million or 23% of net revenue for the year ended December 31, 1997 from $4.1 million or 21% of net revenue for the pro forma year ended December 31, 1996. Included in administrative and overhead costs was an allocation from Ziff-Davis Inc.'s Central Services amounting to $3.4 million and $2.7 million for the year ended December 31, 1997 and the pro forma year ended December 31, 1996, respectively. Selling, general and administrative expenses decreased as a percentage of revenue primarily due to economies of scale.

  Depreciation and amortization

  Depreciation and amortization expense was $1.5 million for the year ended December 31, 1997, compared to $0.7 million for the pro forma year ended December 31, 1996. The increase in depreciation primarily related to the increased capital expenditures made by ZDNet for equipment necessary to expand its network and infrastructure in order to support its continued growth.

                                     VIII-7

  Amortization of intangible assets

  Amortization of intangible assets was $6.2 million for the year ended December 31, 1997 compared to $5.7 million for the pro forma year ended December 31, 1996. In February 1997, ZDNet purchased a 70% interest in GameSpot, which created intangible assets of approximately $5.5 million. The 1997 period included approximately $0.5 million of amortization related to this acquisition.

Minority interest

  The minority interest of $0.4 million for the year ended December 31, 1997, represents losses attributed to the holders of the minority interest in GameSpot which was acquired in January 1997.

Income taxes

  The income tax benefit decreased to $0.8 million for the year ended December 31, 1997 from $1.1 million for the pro forma year ended December 31, 1996. The benefit represents an effective tax rate of approximately 3.8% and 5.6%, respectively, which is significantly less than the federal statutory rate of 35.0% because ZDNet has a substantial level of non-deductible expenses, as losses which were incurred while ZDNet was under MAC ownership are non-deductible to Ziff-Davis Inc. As such, ZDNet does not reflect any tax benefits associated with those losses.

Net loss

  As a result of the items described above, ZDNet's net loss increased to $21.2 million for the year ended December 31, 1997 from $17.9 million for the pro forma year ended December 31, 1996.

 EBITDA

  EBITDA for the year ended December 31, 1997 was a loss of $14,400,000 compared to a loss of $12,601,000 for the pro forma year ended December 31, 1996. The decrease was primarily due to higher production and content costs and selling, general and administrative expenses partially offset by increased revenue.


Liquidity and Capital Resources

 Funding from ZD

  In the financial statements of ZD and ZDNet, whenever ZDNet had a cash need, other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned, that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet). Accordingly, no interest expense has been reflected in the financial statements of ZDNet. Each of ZD and ZDNet is sometimes referred to herein as a "Group". After the date on which ZDNet Stock is first issued, Ziff-Davis Inc. will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of ZD's Retained Interest that correspond to dividends paid on ZDNet Stock) as inter-Group revolving credit advances (bearing interest at the rate at which Ziff-Davis Inc. could borrow such funds on a revolving credit basis (as the Board determines in its sole discretion)) unless the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan, a capital contribution increasing ZD's Retained Interest in ZDNet or a return of capital reducing ZD's Retained Interest in ZDNet. For a discussion about the terms on which Ziff-Davis Inc. can now borrow on a short-term basis, see Annex VI--"Ziff-Davis Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Credit Facility". There is no assurance, however that ZDNet will continue to be able to obtain sufficient funding from ZD. For a discussion of the discretion of the Board regarding transfers of cash between ZD and ZDNet, see "Risk Factors--Risk Factors Relating to the Tracking Stock Proposal--Under Its Current Policies, The Board of Directors Has Sole Discretion Concerning Various Cash Management Matters".

                                     VIII-8

 Sources and uses of cash

  Cash and cash equivalents were $0.3 million at December 31, 1998 and $0.0 million at December 31, 1997. The balance increased due to the factors discussed below:

  Cash used by operations was $4.5 million for the year ended December 31, 1998 and $15.3 million for the year ended December 31, 1997, respectively. The improvement in the 1998 period was due primarily to a reduction in net loss. The loss for the year ended December 31, 1998 was $7.9 million compared to $21.2 million for the same period in 1997.

  Cash used by investing activities was $9.5 million for the year ended December 31, 1998 and $5.4 million for the year ended December 31, 1997. Cash used for capital expenditures for the year ended December 31, 1998 increased by $2.1 million to $4.5 million from $2.4 million for the year ended December 31, 1997. ZDNet intends to continue to invest in equipment as necessary to support the increasing user traffic. Capital expenditures on equipment is expected to be approximately $4.0 million in 1999. In addition, in July 1998, ZDNet invested $5.0 million in preferred stock of Deja News, Inc., an Internet discussion group. During the year ended December 31, 1997, ZDNet spent approximately $3.0 million to acquire a 70% interest in GameSpot.

  Cash provided by financing activities decreased to $14.3 million for the year ended December 31, 1998 from $20.7 million for the year ended December 31, 1997, reflecting the improved operating performance of ZDNet. As discussed under "--Funding from ZD" above, all funding from ZD was accounted for as a capital contribution.

                                     VIII-9

Seasonality

  The following table sets forth certain unaudited quarterly combined statement of operations data for each of the eight quarters in the period ended December 31, 1998. In the opinion of Ziff-Davis Inc.'s management, this unaudited information has been prepared on a basis consistent with the audited Combined Financial Statements of ZDNet appearing elsewhere in this Annex and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein when read in conjunction with the Combined Financial Statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                            Quarter Ended
                                                           (in thousands)
                         ---------------------------------------------------------------------------------------
                                           1997                                        1998
                         ------------------------------------------- -------------------------------------------
                         March 31  June 30  September 30 December 31 March 31  June 30  September 30 December 31
                         --------  -------  ------------ ----------- --------  -------  ------------ -----------
Revenue................. $ 5,283   $ 7,862    $ 8,132      $10,941   $ 9,688   $12,274    $14,504      $19,677
Cost of operations......  11,597    14,921     14,401       13,780    16,050    15,405     14,344       17,850
                         -------   -------    -------      -------   -------   -------    -------      -------
Income (loss) from
 operations.............  (6,314)   (7,059)    (6,269)      (2,839)   (6,362)   (3,131)       160        1,827
Minority interest.......     (46)     (201)      (189)          36      (125)     (145)       (60)         196
                         -------   -------    -------      -------   -------   -------    -------      -------
Income (loss) before
 taxes..................  (6,268)   (6,858)    (6,080)      (2,875)   (6,237)   (2,986)       220        1,631
Provision (benefit) for
 taxes..................    (244)     (267)      (232)        (100)     (228)      (92)         8          824
                         -------   -------    -------      -------   -------   -------    -------      -------
Net income (loss)....... $(6,024)  $(6,591)   $(5,848)     $(2,775)  $(6,009)  $(2,894)   $   212      $   807
                         =======   =======    =======      =======   =======   =======    =======      =======
EBITDA(1)............... $(4,498)  $(4,999)   $(4,185)     $  (718)  $(4,511)  $(1,569)   $ 1,857      $ 3,299
                                                            Quarter Ended
                         ---------------------------------------------------------------------------------------
                                           1997                                        1998
                         ------------------------------------------- -------------------------------------------
                         March 31  June 30  September 30 December 31 March 31  June 30  September 30 December 31
                         --------  -------  ------------ ----------- --------  -------  ------------ -----------
Revenue.................  100.0%    100.0%     100.0%       100.0%    100.0%    100.0%      100.0%       100.0%
Cost of operations......  219.5     189.8      177.1        125.9     165.7     125.5        98.9         90.7
                         -------   -------    -------      -------   -------   -------    -------      -------
Income (loss) from
 operations............. (119.5)    (89.8)     (77.1)       (25.9)    (65.7)    (25.5)        1.1          9.3
Minority interest.......   (0.9)     (2.6)      (2.3)         0.3      (1.3)     (1.2)       (0.4)         1.0
                         -------   -------    -------      -------   -------   -------    -------      -------
Income (loss) before
 taxes.................. (118.6)    (87.2)     (74.8)       (26.2)    (64.4)    (24.3)        1.5          8.3
Provision (benefit) for
 taxes..................   (4.6)     (3.4)      (2.9)        (0.9)     (2.4)     (0.7)        0.1          4.2
                         -------   -------    -------      -------   -------   -------    -------      -------
Net income (loss)....... (114.0)%   (83.8)%    (71.9)%      (25.3)%   (62.0)%   (23.6)%       1.4%         4.1%
                         =======   =======    =======      =======   =======   =======    =======      =======
EBITDA(1)...............  (85.1)%   (63.6)%    (51.5)%       (6.6)%   (46.6)%   (12.8)%      12.8%        16.8%

--------

(1)"EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to net income as an indicator of ZDNet's operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry, the EBITDA presented for ZDNet may not be comparable to similarly titled measures reported by other companies.

  On a historical basis, ZDNet has experienced lower revenue in the first quarter when compared to the revenue in the preceding fourth quarter. This fluctuation is a result of seasonal changes common to the media industry.

                                    VIII-10

Year 2000 Readiness Disclosure


  During 1997, Ziff-Davis Inc., including the businesses comprising ZDNet, began a review of its computer systems and software to identify systems and software which might malfunction due to misidentification of the Year 2000. Ziff-Davis Inc. is using both internal and external resources to identify, test, correct and reprogram systems and software for Year 2000 readiness.

  At December 31, 1998, Ziff-Davis Inc. was in the research and validation phase of its Year 2000 project for information ("IT") systems and non-IT systems. This phase consists of research and validation of all infrastructure, hardware and software, including platform, wide-area network and local-area network components. Research for non-IT systems includes identifying systems that include embedded technology, such as micro-controllers, which are not Year 2000 compliant.

  Ziff-Davis Inc. has identified critical systems and applications that will either be validated for compliance though formal documentation, through vendors or through testing. Ziff-Davis Inc. will enter the testing phase of its infrastructure, hardware, software and databases in the first quarter of 1999 and plans to complete such phase by September 1, 1999. Contingency plans will be developed for any systems or platforms that are known to be non-compliant as of September 1, 1999.

  Some of Ziff-Davis Inc.'s computer systems and databases, including its subscription fulfillment and payroll systems, are managed by third parties under contractual arrangements. Ziff-Davis Inc. currently has no known Year 2000 compliance problems relating to third parties. Ziff-Davis Inc. has requested those third parties with which Ziff-Davis Inc. has material relationships in the first quarter of 1999 to advise it as to whether such third parties anticipate difficulties in addressing Year 2000 compliance problems, and if so, the nature of such difficulties. Ziff-Davis Inc. anticipates that such inquiries will be completed by April 30, 1999.

  In addition, Ziff-Davis Inc. will develop contingency plans during the second half of 1999 in order to compensate for any disruption or downtime that could result from a Year 2000 compliance problem. Ziff-Davis Inc. plans to replace IT and non-IT systems that it determines are not Year 2000 compliant prior to October 1, 1999 in order to minimize any risk of a Year 2000 compliance problem.

  Ziff-Davis Inc. has incurred remediation costs associated with its Year 2000 readiness efforts. These remediation costs have been incurred in connection with replacement of systems and hardware, modification of software and consulting costs related to Year 2000 solution providers. The costs to address Year 2000 issues which have been included in the general and administrative expenses of Ziff-Davis Inc. have not been tracked separately and are therefore not determinable. However, management believes these expenses have been substitutive rather than incremental to the recurring level of general and administrative expenses. Total capitalized costs incurred in the replacement of systems in connection with Ziff-Davis Inc.'s Year 2000 readiness efforts as of December 31, 1997 and 1998 were $1,692,000 and $3,657,000, respectively. Ziff-Davis Inc. estimates that it will capitalize an additional $3,815,000 during 1999 related to its Year 2000 readiness efforts.

  Ziff-Davis Inc. expects to complete testing and replacement of critical systems by the beginning of the fourth quarter of 1999. Ziff-Davis Inc.'s estimate of ZDNet's most reasonably likely "worst case scenario" would be the failure of its internal applications and systems that process and store certain information and data. Ziff-Davis Inc. would resolve the failure of such applications and systems on an individual basis and management of Ziff-Davis Inc. does not believe that the impact on its critical systems would be material. However, if Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom it relies experiences a Year 2000 compliance problem, this could have a material adverse effect on ZDNet's profit and liquidity.

Recently Issued Accounting Pronouncements

  SFAS 133 Accounting for Derivative Instruments and Hedging Activities issued in June 1998 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Ziff-Davis Inc. does not expect the adoption of SFAS 133 to have a material impact on the ZDNet's results of operations.

  ZDNet expects to adopt the above statement beginning with its 2000 financial statements.

                                    VIII-11

                                     ZDNET

                            DESCRIPTION OF BUSINESS

Industry Background

 Growth of the Internet and Demand for Technology-Related Content

  The Internet has emerged as a global mass medium, enabling millions of people to access and share information and conduct business electronically. Forrester Research, Inc. estimates that the number of adult Web users will reach 51 million in the U.S. by the end of 1998 and will grow to 99 million by the end of 2001. Major factors driving this growth include the increasing familiarity and acceptance of the Internet by businesses and consumers, the increasing number of personal computers in homes and offices, the ease, speed and lower cost of Internet access and improvements in network infrastructure.

  As the Internet gains acceptance as an advertising and commerce medium and Internet use continues to grow, technology will play an increasing role in everyday life. According to Dataquest, worldwide end user spending for information technology products and related services is expected to be approximately $2 trillion in 1999 and grow 10% to 15% annually over the next three years. With the growth of the Internet and the widespread use of personal computers, cellular phones, pagers and personal digital assistants, technology has become an area of broad general interest. Users of technology products and services confront an increasingly complex marketplace due to the rapid pace of technological change and the frequent introduction of new products and services. The prevalence of technology and the growing number of technological choices heighten the demand for up-to-date, comprehensive information about technology-related products and services.

 Advertising and Commerce on the Internet

  As the Internet and the technology industry continue to grow, the value of the Internet to advertisers and merchants can be expected to increase as a result of:

  . the growth in the number of Web users,

  . the Internet's global reach,

  . the attractive demographic profile of Web users,

  . the interactive nature of the medium,

  . the increased willingness of users to conduct transactions online and

  . the ability to effectively target user groups, customize promotions and measure Web usage and viewer demographics.

  ZDNet believes these characteristics allow Internet advertisers to build valuable customer relationships through targeted advertising and sales campaigns. The overall market for advertising on the Internet was approximately $900 million in 1997 and $1.3 billion in the first nine months of 1998, as measured by the Internet Advertising Bureau. According to Forrester Research, Inc., advertising spending on the Internet will exceed $4 billion in the year 2000 and double to more than $8 billion by 2002.

  The Internet also provides an efficient means for merchants to sell their products and services directly to consumers. Forrester Research, Inc. forecasts that worldwide commerce revenue on the Internet will increase from approximately $35 billion in 1998 to $1.4 trillion in 2003. Internet transactions are expected to increase as merchants improve Web-based transaction-processing technology and as consumers become more accustomed to purchasing online.

                                    VIII-12

  ZDNet believes Internet sites focused on technology are particularly well-suited to promote advertising and commerce because they offer a large user base with attractive demographics for technology and general consumer product companies. Historically, technology-focused sites have attracted primarily technology advertisers, which, according to the Internet Advertising Bureau, accounted for 47% of all U.S. online advertising dollars during the first nine months of 1998. Recently, many of the largest advertisers on traditional media, including consumer product companies, automobile manufacturers and travel-related companies, have expanded their use of Internet advertising. Such consumer-related advertising accounted for 27% of all U.S. online advertising in the third quarter of 1998 according to the Internet Advertising Bureau, and ZDNet believes Internet advertising will become an increasing percentage of consumer product companies' overall advertising budgets in the future. Internet sites with well-recognized brand names that focus on technology should be well-positioned to capitalize on emerging Internet advertising and commerce opportunities.

The ZDNet Solution

  ZDNet's Web sites are designed to capitalize on the market opportunities created by the increasing importance of technology, the emergence of the Internet as a mass medium and the appealing demographics of technology-oriented Web users. ZDNet focuses on content, community and commerce, enabling users to research topics of interest, interact with other users, download software and evaluate and purchase a wide range of products and services at a single destination. Ziff-Davis Inc. was among the first content providers to focus its efforts on the Internet, launching its zdnet.com service in the fall of 1994. The ZDNet solution is based on the following distinguishing attributes:

 Broad-Based Comprehensive Technology and Internet-Related Content

  ZDNet's interconnected and easily navigable sites offer depth and breadth of coverage on the technology industry as well as topics of general interest, including financial information and general news. ZDNet divides its content broadly into "channels" that focus on specific topics or audience groups. Over 60 sites can be reached through the zdnet.com home page or through their own distinct domains, and sites are generally organized with similar navigation and layout to ensure consistency throughout the network. ZDNet's online editorial and technical staff of industry experts develops high-quality original content specifically for online interactive use. ZDNet offers over 1,200 news stories per month, 50,000 product listings, 30,000 product reviews and 34,000 downloadable programs. In addition, through ZDNet's relationship with ZD, ZDNet has use of the content of all of ZD's computer and technology publications, including PC Magazine, PC/Computing, PC Week and Yahoo! Internet Life.

 Strong Community Affinity

  ZDNet has developed an extensive user community and encourages active participation by enabling users to personalize their content and join user groups based on common interests. ZDNet provides forums, chat groups and other interactive online environments that allow users to express views and share information. In addition, its industry personalities host interactive forums that encourage user comments and feedback. To promote its community, ZDNet has instituted a common registration system for chat, discussion and e-mail capabilities. Registered users are able to access member-only software downloads and are eligible for special offers such as discounted trial enrollment in ZDU's online courses (which is part of ZD's education business). ZDNet makes a variety of e-mail newsletter and alerts available to its users, allowing subscribers to select those of interest. As of December 1998, ZDNet had an e-mail newsletter subscription base of over 2.3 million and distributed over 52 million e-mail newsletters and alerts to its users in that month.

 Attractive Environment for Advertising and Commerce

  ZDNet facilitates commerce on its sites by providing users with the ability to evaluate, compare and purchase products and services and by providing advertisers and merchants with access to a highly targeted

                                    VIII-13
user group with attractive demographics. According to the Winter 1999 @Plan study, among users of ZDNet's Internet sites:

  . 59% have college degrees,

  . 85% have an annual household income of at least $35,000 (and 21% in excess of $100,000),

  . 49% use the Internet every day and

  . 56% purchased a product in the prior six months after gathering information on the Internet.

  In addition, ZDNet has developed an array of sales and marketing options (banners, sponsorship wraps, buttons, text and graphical links, e-mail sponsorships and custom microsites) designed to assist advertisers in crafting unique and distinctive programs to target and reach their audiences. ZDNet is also the first non-ad agency to win a prestigious "Creative Excellence in Business Advertising" (CEBA) award, presented by the American Business Press.

 Relationship with ZD

  ZDNet derives many benefits from its relationship with ZD, including the ability to leverage the ZD brand, use content from ZD publications and cross-market across all of ZD's platforms. ZD publishes leading technology print publications (such as PC Magazine, PC/Computing, PC Week and Yahoo! Internet
Life), produces leading trade shows and conferences (such as COMDEX, NetWorld+Interop and Seybold Seminars), operates ZDTV, a 24-hour cable television network, and maintains well-recognized market research and education platforms (such as ZDU). For over a decade, the "Ziff-Davis" name has been a leading brand associated with technology content.

The ZDNet Strategy

  ZDNet's objective is to be the leading online content site focused on technology products and services for users and the preferred online platform for advertisers and merchants. The key elements of ZDNet's strategy are:

 Continue to Offer Differentiated Technology and Internet-Related Content

  ZDNet will continue to provide comprehensive and authoritative coverage of the technology field in order to attract users and increase the value of its sites to advertisers and merchants. Based on market research and user traffic and feedback, ZDNet will continue to identify technology trends and develop innovative sites that appeal to specific market segments and user interests. In the past 12 months, ZDNet has introduced 16 new sites, or new areas within existing sites, including special areas addressing Year 2000 issues, small businesses, electronic commerce and technology-related careers.

 Grow the ZDNet Community

  ZDNet seeks to further grow its membership base by continuing to provide interesting forums, chat groups and user groups, developing additional interactive capabilities, promoting new online personalities and offering insights from a broad range of experts. In response to these efforts, ZDNet's registered user community has increased from 956,490 on December 31, 1997 to 1,844,571 on December 31, 1998, an increase of 93%. ZDNet also recently launched ZDRewards, an online membership service, which entitles subscribers to receive a bundle of ZD products and services, such as a subscription to a ZD magazine or a semester of online ZDU classes, all for one discounted price.

                                    VIII-14

 Build ZDNet Brand Strength

  ZDNet seeks to reinforce its brand recognition and extend its reputation as a leading site among users of technology information by continuing to leverage the Ziff-Davis and ZDNet names. ZDNet's brand-building initiatives include displaying the ZDNet brand on all ZDNet site pages (including those accessed through the portals of its strategic partners), providing consistent formats for easy navigation on all its sites and promoting a common registration program for users. ZDNet plans to continue to promote the ZDNet brand in ZD publications and events and to otherwise coordinate marketing efforts with ZD.

 Increase Advertising and Commerce Revenue

  ZDNet seeks to increase revenue generated from advertising and commerce by continuing to develop innovative content, growing its user community, expanding its base of technology advertisers, attracting consumer and other advertisers and facilitating commerce opportunities. ZDNet continually refines its online tracking reports to better enable advertisers and merchants to demonstrate their advertising effectiveness, evaluate their marketing initiatives and increase the rate of return on their advertising investments. ZDNet plans to increase the number of its revenue-sharing commerce relationships with leading technology and consumer product providers. ZDNet also plans to increase the number of product listings on its ComputerShopper.com channel and expand its ability to facilitate electronic commerce.

 Strengthen and Expand Strategic Alliances

  ZDNet seeks to increase brand awareness, traffic and revenue by entering into strategic alliances with key Internet companies. ZDNet currently has alliances with many of the Web's leading sites, including Yahoo!, Excite, MSNBC and Deja News, and plans to establish new alliances as opportunities arise. As part of these alliances, ZDNet typically provides selected branded content for its partners' sites in return for a variety of benefits including revenue and links back to ZDNet sites from the partner's site, providing ZDNet with access to a broader base of consumers.

 Extend International Presence

  ZDNet had localized foreign language editions in more than 16 countries as of December 31, 1998 and will continue to expand into selected overseas markets through international launches as well as joint ventures and licensing arrangements with local operating partners.

ZDNet Sites and Services

  ZDNet offers more than 60 interconnected and easily navigable sites focused on providing comprehensive, authoritative and timely online technology content, creating an active community environment for its users and providing opportunities for commerce.

  ZDNet considers its content to be the most thorough and interesting content on technology that is available online. ZDNet estimates that it currently offers more than 300,000 pages of content on its interconnected sites where users can research, evaluate, learn, interact, download and shop. ZDNet creates original content using its own skilled and dedicated team of 149 editors, online producers, developers and operations staff and also has access to content from ZD publications and various strategic alliance partners. ZDNet's content is divided broadly into "channels" that aggregate information from a variety of sources around a specific topic area or audience focus, thereby facilitating accessibility. All channels can be reached through the main zdnet.com home page or through their own distinct domains, making browsing and searching easy.

  ZDNet seeks to foster a sense of community and engage its users in an interactive online experience where they can express opinions and share information about technology-related products and issues. ZDNet offers a variety of features and activities designed to facilitate its community growth and build user loyalty and affinity. Users can personalize the content they seek and join user groups with others who have similar interests. In

                                    VIII-15
addition, users can activate the "talk-back" feature, which allows them to state their views, and the "e-mail to a friend" feature, which allows them to easily send articles of interest to others. During January 1999, ZDNet estimates that 275,000 e-mails were sent using the e-mail to a friend feature. Many of ZDNet's channels provide moderated forums and chat events on a variety of current news and segment topics and certain hosts of these forums have become popular Internet personalities.

  ZDNet seeks to facilitate commerce on the Internet by combining information about hardware and software products and services with direct access to vendors. ZDNet's primary computer commerce site, ComputerShopper.com, was one of the first Web shopping services to integrate comparative pricing, how-to guides, buying tips, specifications, product reviews and multiple direct purchasing sources. ComputerShopper.com currently displays products from more than 113 vendors in over 88 product categories and enables shoppers to both evaluate products and directly make purchases online.

  The following table highlights a number of ZDNet sites:

Selected Sites         Description
--------------         -----------
Anchor Desk.....       Inside analysis of technology news and products
[LOGO]
At Home.........       Resources for home computing
[LOGO]
Careers.........       Employment center for computer industry professionals
[LOGO]
Classifieds.....       Ads and person-to-person auctions for computing products
   Community
[LOGO]
Central.........       Worldwide computing community
[LOGO]
ComputerShopper.com..  Marketplace to shop, compare and buy
[LOGO]
DevHead.........       Tools, tips, and advice for Web developers
[LOGO]
E-Business......       Business advice on e-commerce opportunities
[LOGO]

                                    VIII-16

Selected Sites    Description
--------------    -----------
Enterprise......  News, reviews and analytical editorial for IT professionals
[LOGO]
Equip...........  Guide to electronic gadgets for home and office
[LOGO]
GameSpot........  Popular destination for PC and video gamer users
[LOGO]
Help Channel....  Advice on optimizing the use of a PC or Mac
  Inter@ctive
[LOGO]
Investor........  Latest financial data and news for technology investors
  Inter@ctive
[LOGO]
Week............  News and resources for IT professionals in interactive communications
[LOGO]
PC/Computing....  Getting the most out of technology
[LOGO]
PC Magazine.....  Comparative reviews, buying advice and commentary
[LOGO]
PC Week.........  Breaking news and analysis on the technology industry
    Products
[LOGO]
Channel.........  Reviews to help evaluate and select products
[LOGO]
Sm@rt Reseller..  News and resources for computer resellers, integrators and consultants
[LOGO]

                                    VIII-17

Selected Sites    Description
--------------    -----------
Small Business
Advisor.........  Technology solutions for small business professionals
[LOGO]
Software
Library.........  Source for tested and reviewed software
[LOGO]
Yahoo! Internet
Life Online.....  Reviews and links to interesting Internet sites
[LOGO]
ZDNetwork News..  Timely and comprehensive news on the technology industry
[LOGO]
ZDRewards.......  Offering members discounted Ziff-Davis products and services
[LOGO]
ZDY2K...........  News and resources about Year 2000 issues
[LOGO]

 Select ZDNet Sites

  ZDNet.com (www.zdnet.com) is the home page and gateway for all of ZDNet's sites and was ranked first among all Web sites in the category of news, information and entertainment (as measured by net reach) in December 1998 according to Media Metrix.

  ComputerShopper.com (www.computershopper.com) (formerly called NetBuyer) supplies users with a comprehensive display of computer and technology products in one central location with direct links to merchants to facilitate commerce transactions. ZDNet shoppers can easily browse and search pricing and product information, access expert recommendations and buying tips and complete their purchases online for a unified shopping experience. Users of ComputerShopper.com can purchase products directly on the site using a secured server or can place orders through individual vendors (by clicking through to the merchants' Web sites, dialing the vendors' 1-800 numbers or faxing the orders to the vendors). Over $37 million in commerce orders were initiated through ComputerShopper.com and forwarded to vendors in December 1998.

  ZDNet Products (www.zdproducts.com) is a comprehensive and authoritative source for information on purchasing computer products and technology. This site is organized with user-friendly search and compare capabilities and offers readily available expert advice and reviews for a full range of users and systems.

  ZDNet Anchordesk (www.anchordesk.com) was one of the first Web sites to provide a combination of opinionated analysis and news in an interactive e-mail environment featuring a talk-back capability for its subscribers. This site offers a companion e-mail newsletter which is distributed every business day to a subscription base of over 2 million.

                                    VIII-18

  ZDNetwork News (www.zdnn.com) provides 24 hours a day/7 days a week coverage for computing and technology news and information. ZDNetwork News aggregates news through its investigative and reporting staff, its relationship with ZDTV and ZD publications such as PC Week, Inter@ctive Week and Sm@rt Reseller and strategic partnerships with MSNBC, Excite and others. This site also provides audio and video clip capabilities, e-mail and customized news with MSNBC's NewsAlert, Backweb and Pointcast.

  GameSpot and Videogames.com (www.gamespot.com, www.videogames.com) offer comprehensive news, reviews, previews and tips for all game categories. GameSpot had the largest share of game advertising revenue among all game Web sites for the first six months of 1998. GameSpot is 70% owned by ZDNet with the remaining interest owned by the founders of the site and certain other employees.

  ZDNet Help (www.zdhelp.com) offers comprehensive tips, advice and trouble-shooting aids for a full range of hardware and software. Users can search, browse or access experts in chat rooms and on bulletin boards.

  ZDNet Software Library (www.hotfiles.com) offers over 34,000 files of shareware, freeware and other downloadable software programs, nearly all of which are tested for viruses and compatibility and approximately 25,000 of these files are professionally reviewed and rated.

  ZDNet Inter@ctive Investor (www.zdii.com) provides investors with extensive, up-to-date financial company profiles and news on technology and Internet stocks. It provides access to multiple third-party information services such as The Red Herring magazine, institutional equity research commentary and research reports through Multex Systems Inc. This site ranked eighth in Barron's 1998 annual survey of the top ten Internet investment sites.

 Other ZDNet Channels

  Ziff-Davis Print Publication Sites. Each of the Ziff-Davis print publications has a branded Web site within ZDNet's interconnected sites. Each of the sites contains content adapted from Ziff-Davis print media and original content developed specifically for these sites. Among the print publication sites operated by ZDNet are the companion sites of ZD's most successful print magazines, such as PC Magazine, PC/Computing, PC Week and Yahoo! Internet Life.


  Topical Sites. ZDNet also has eight sites, of which four were launched in 1998, that are targeted at particular audiences or topics, providing an efficient means for advertisers and marketers to reach highly focused consumer groups. Examples of ZDNet's targeted sites are At Home (www.zdnet.com/athome), Enterprise (www.zdnet.com/enterprise), Small Business Advisor (www.zdnet.com/smallbusiness), Windows (www.zdwindows.com) and Year 2000 Challenge (www.zdy2k.com). ZDNet identifies and monitors technology trends to effectively launch and introduce new sites that address the needs of its users.

Relationship with ZD

  ZDNet believes that its relationship with ZD provides it with substantial advantages over other online technology content providers. ZDNet has rights to use ZD's technology content online on a preferred basis. In addition, ZDNet has access to ZD's experience in delivering technology content through print publishing and trade shows and can leverage ZD's experience to the online medium.

  With more than 75 publications distributed worldwide, the Ziff-Davis name is seen by a combined circulation of approximately seven million primary readers worldwide. ZD also produced over 50 trade shows and conferences worldwide on technology and the Internet in 1998 with over two million estimated attendees. Through ZDU, ZD provides online instructor-led interactive training to paid subscribers. Through ZDTV, ZD offers the first 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet. ZDNet believes that its relationship with ZD offers users the advantages of an integrated media and marketing company with multiple platforms.


                                    VIII-19

  ZDNet's relationship with ZD allows it to integrate Ziff-Davis Inc.'s marketing activities into one cohesive resource for print, trade show and conference, television and online advertising. In addition, ZDNet and ZD are able to realize benefits from cross-promotion.

Strategic Alliances

  ZDNet's strategic alliances are important sources of content exchange, revenue, brand visibility and increased user traffic. ZDNet has strategic alliances with many of the Web's leading sites, including Yahoo!, Excite, MSNBC and Deja News, pursuant to which selected ZDNet-branded content is displayed on their sites in exchange for traffic, brand recognition, content or a percentage of the revenue generated from those sites. These alliances are generally under short-term contracts that expire in 1999, subject to renewal upon the agreement of both parties.

  ZDNet is the exclusive high-technology content partner of MSNBC, one of the Web's largest sites for general news and sports content. Under this arrangement ZDNet licenses content and brands to MSNBC in exchange for the exclusive right among online computer and technology content providers to use MSNBC's general news content. ZDNet also recently started using Deja News' technology which allows ZDNet's users to search Usenet and participate in discussion groups, including Usenet newsgroups. In addition, ZDNet content is distributed by various Internet service providers such as AT&T WorldNet, MindSpring and BellSouth to individual and corporate customers.

International

  Through wholly owned sites and joint ventures, ZDNet currently operates localized versions of certain of its Web sites in the United Kingdom, Germany, France and Australia. In addition, through licensing arrangements with non-U.S. operators, localized foreign language versions of ZDNet's Web sites were available as of December 31, 1998 in more than 16 additional countries, including Japan, Italy, Latin America, Russia, South Africa, Spain and Switzerland. In order to deliver high-quality content worldwide, each of ZDNet's international Web sites offers content tailored specifically to its local market in addition to content translated from ZDNet's U.S. Web sites. See "Risk Factors--Risk Factors Relating to ZDNet--ZDNet's International Expansion Strategy Exposes it to Risk".

Advertising Sales and Marketing

  ZDNet derives the principal portion of its revenue from the sale of advertisements. For 1998 advertising revenue represented 86% of ZDNet's net revenue. Advertising revenue is generally derived from short-term contracts on a per impression basis and by the number of product listings in the ComputerShopper.com site.

  ZDNet believes that its user demographics are attractive to technology and general consumer product advertisers and merchants. ZDNet has developed extensive sales and marketing programs designed to assist advertisers in reaching their audiences through distinctive and customizable programs. ZDNet sells display advertising in multiple formats (such as banners, sponsorship wraps, buttons, text and graphical links and e-mail sponsorships) that allow users to link directly to the advertisers' own Web sites or to special promotional microsites created by ZDNet on behalf of its advertisers. In addition, advertising can be purchased in selected areas or across ZDNet's entire network of sites.

  ZDNet believes that its focused and well-trained sales and marketing organization is important to attaining and maintaining premium advertising pricing and maximizing revenue. ZDNet's sales and marketing organization uses market research tools, such as ZDNet's InternetTrak services, to inform clients about overall industry trends. InternetTrak is a marketing survey of Web users in the U.S. that tracks Web users and their online activities. ZDNet's direct sales and marketing organization consisted of 86 professionals as of December 31, 1998. Sales and marketing are generally organized by geographic region.

                                    VIII-20

  During the fourth quarter of 1998, 377 companies advertised with ZDNet (as compared to 280 in the fourth quarter of 1997). The following is a list of ZDNet's top fifteen advertising customers (based on advertising revenue recorded during the fourth quarter of 1998):

Active Home/X-10                First USA                                   Microsoft
BuyDirect                       Gateway                                     NECX
Compaq                          Hewlett Packard                             Onsale
Egghead                         IBM                                         Symantec
E-Trade                         Micron Computer                             3Com/US Robotics

  No advertiser accounted for more than 5% of ZDNet's revenue during 1998. ZDNet's 20 largest advertising customers accounted for approximately 47.5% of net advertising revenue during 1998.

Technology Infrastructure and Operations

  ZDNet has developed an expandable operations infrastructure using open standard hardware and software systems. ZDNet's network of sites is primarily hosted on ZDNet servers maintained at multiple locations to facilitate load balancing and reduce potential downtimes. Additionally, ZDNet outsources certain hosting and related functions to NewsCorp/News Internet Services, Real Networks and InterStep, Inc. The primary data center is designed to minimize failures by utilizing redundant equipment and connectivity paths.

  ZDNet has developed systems allowing it to efficiently create new content channels and build in personalization capabilities. With respect to advertising, publishing and systems management tools, ZDNet has licensed technology from:

  . Vignette for its StoryServer publishing system,

  . Thunderstone for its Texis search software and

  . Proxicom for software relating to "threaded messages", which are user originated messages that are organized under specific topics and subtopics and then are presented to users for further discussion.

  ZDNet also has developed complementary proprietary systems and solutions to enhance traffic and advertising measurement functions.

Competition

  Competition among Internet content sites is intense and is expected to increase significantly in the future. The market for Internet content providers is rapidly evolving and barriers to entry are low, enabling newcomers to launch competitive sites at relatively low cost.

  ZDNet competes for advertisers, merchants, users and strategic partners with
(1) Web sites specializing in technology information, such as sites provided by c|net, CMP, IDG and Internet.com, (2) Internet portals, search sites and content aggregators, such as Excite, Infoseek, Lycos and Yahoo!, (3) general purpose online service providers, such as America Online and MSN, (4) general news sites, such as those provided by CNN and ABC, (5) browser/software companies offering information services, such as Microsoft and Netscape and (6) large general-interest sites, such as Time Warner's pathfinder.com. In addition, ZDNet competes with traditional media content businesses such as newspapers, magazines, radio and television. Additionally, certain ZDNet channels compete with Web sites focused on a particular corresponding content niche. For example, GameSpot competes with Web sites such as those provided by Imagine Media and HappyPuppy, and the ZDNet Software Library competes with several software download sites.

  Primary competitive factors in attracting users are quality, reliability, brand recognition and depth, breadth and presentation of content. Primary competitive factors in attracting advertisers are user demographics and volume, ability to deliver interactive and focused advertising and cost-effectiveness. ZDNet's success will depend on its ability to continue to provide comprehensive, engaging content to attract and maintain both users and advertisers.

                                    VIII-21

Employees

  As of December 31, 1998, ZDNet had 316 employees, including 149 in Web design and content development, 86 in sales, marketing, customer support and audience development, 69 in technical development and operations and 12 in administration, planning and finance. ZDNet also uses independent contractors and temporary employees. None of ZDNet's employees is represented by a labor union. ZDNet considers its relationship with its employees to be satisfactory.

Facilities

  ZDNet's headquarters are located in San Francisco and its other principal offices are located in the Boston metropolitan area, New York, Chicago, Los Angeles and Seattle. Ziff-Davis Inc. leases all of the property and offices occupied by ZDNet and as a result ZDNet pays an allocated portion of Ziff-Davis Inc.'s lease payments. ZDNet believes that the properties it occupies are adequate for its current operations, and that suitable additional or alternative space, including space available under lease options, will be available on reasonable commercial terms for future expansion.

Legal Proceedings

  Ziff-Davis Inc. was named a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority stockholders of SOFTBANK Interactive Marketing Inc. ("SIM"), formerly an indirect subsidiary of SOFTBANK Corp. The complaint alleges, among other things, that SBH, SIM's majority stockholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other Softbank investments (including investments in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority stockholders by taking actions which benefited Ziff-Davis Inc. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200 million in damages. Ziff-Davis Inc. and the other defendants have moved to dismiss all of the claims against them other than a breach of contract claim which is solely against SBH. Although the outcome of this case cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims and intends to defend vigorously.

  In addition, eight securities class action suits have been filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York. The complaints allege that defendants violated Sections 11, 12(a)(2) and 15 of the Securities Act in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of Ziff-Davis Inc.'s common stock (the "IPO"). More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek, on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the date of the IPO through October 8, 1998, unspecified damages, interest, fees and costs, rescission, and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO.

  The complaints are as follows: Napoli v. Ziff-Davis Inc., et al., No. 98 Civ. 7158 (filed Oct. 9, 1998); Steinberg, et al. v. Ziff-Davis Inc., et al., No. 98 Civ. 7205 (filed Oct. 13, 1998); Flinker v. Ziff-Davis Inc., et al., No. 98 Civ. 7231 (filed Oct. 14, 1998); Koenig v. Ziff-Davis Inc., et al., No. 98 Civ. 7260 (filed Oct. 15, 1998); Schindler v. Ziff-Davis Inc., et al., No. 98 Civ. 7418 (filed Oct. 19, 1998); Miller v. Ziff-Davis Inc., et al., No. 98 Civ. 7541 (filed Oct. 23, 1998); Felgoise v. Ziff-Davis Inc., et al., No. 98 Civ. 8045 (filed Nov. 9, 1998) and Javier v. Ziff-Davis Inc., et al., No. 98 Civ. 8201 (filed Nov. 17, 1998). On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint within 45 days. Thereafter, Ziff-Davis Inc. will have 45 days to respond to the consolidated amended complaint.

                                    VIII-22

  In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. The complaints are as follows: Jacobs v. Ziff-Davis Inc., et al., No. 16813NC (filed Nov. 30, 1998) and Bernd Bildstein v. Ziff-Davis Inc., et al., No. 16835NC (filed Dec. 10, 1998). Plaintiffs filed an amended complaint on February 17, 1999 (which is substantially similar to the original complaints, except that the amended complaint also addresses the granting of "new options" at an allegedly "reduced exercise price") and have indicated their intent to seek consolidation of the actions. A response to the amended complaint has not yet been filed.

  Although the outcome of the foregoing cases cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to all of the claims.

  There are no other legal proceedings to which Ziff-Davis Inc. is a party, other than ordinary routine litigation incidental to its business that is not otherwise material to the business or financial condition of Ziff-Davis Inc.

                                    VIII-23

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                         INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                        -------
ZDNet
  Report of Independent Accountants.................................... VIII-25
  Combined Balance Sheets as of December 31, 1997 and 1998............. VIII-26
  Combined Statements of Operations for the period from February 29,
   1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998............................................................ VIII-27
  Combined Statements of Cash Flows for the period from February 29,
   1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998............................................................ VIII-28
  Combined Statements of Changes in Division Equity for the period from
   February 29, 1996 to December 31, 1996 and for the years ended
   December 31, 1997 and 1998.......................................... VIII-29
  Notes to Combined Financial Statements............................... VIII-30

                                    VIII-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and changes in division equity, present fairly, in all material respects, the financial position of ZDNet (a division of Ziff-Davis Inc., the "Company") at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from February 29, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 1 to the financial statements, ZDNet is a division of Ziff-Davis Inc.; accordingly, the financial statements of ZDNet should be read in conjunction with the audited financial statements of Ziff-Davis Inc.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY

February 22, 1999

                                    VIII-25

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                            COMBINED BALANCE SHEETS

                          (dollars in thousands)

                                                                  December 31,
                                                                 ---------------
                                                                  1997    1998
                                                                 ------- -------
                             ASSETS
Current assets:
  Cash and cash equivalents..................................... $    28 $   292
  Accounts receivable, net of allowance for doubtful accounts of $522 and $1,866, for 1997 and 1998, respectively..........  11,396  18,732
  Deferred taxes................................................      69     779
  Other current assets..........................................      28     265
                                                                 ------- -------
    Total current assets........................................  11,521  20,068
Property and equipment, net.....................................   3,145   5,618
Investment, at cost.............................................     --    5,000
Deferred taxes..................................................   5,496   4,274
Intangible assets, net..........................................  67,164  62,726
                                                                 ------- -------
    Total assets................................................ $87,326 $97,686
                                                                 ======= =======
                LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable.............................................. $   645 $ 2,553
  Accrued expenses..............................................   2,208   3,495
  Unearned income...............................................     --    1,078
                                                                 ------- -------
    Total current liabilities...................................   2,853   7,126
Non-current liabilities.........................................   1,181   1,013
                                                                 ------- -------
    Total liabilities...........................................   4,034   8,139
                                                                 ------- -------
Commitments and contingencies (Notes 12 and 13)
Division equity.................................................  83,292  89,547
                                                                 ------- -------
    Total liabilities and division equity....................... $87,326 $97,686
                                                                 ======= =======

     The accompanying notes are an integral part of the combined financial statements.

                                    VIII-26

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF OPERATIONS

                          (dollars in thousands)

                                              Period from       Year ended
                                           February 29, 1996   December 31,
                                            to December 31,  -----------------
                                                 1996          1997     1998
                                           ----------------- --------  -------
Revenue, net..............................     $ 16,215      $ 32,218  $56,143
Cost of operations:
  Production and content..................       14,863        23,543   26,208
  Selling, general and administrative
   expenses...............................       13,280        23,475   30,993
  Depreciation and amortization of
   property and equipment.................          656         1,495    2,010
  Amortization of intangible assets.......        4,829         6,186    4,438
                                               --------      --------  -------
    Total operating expenses..............       33,628        54,699   63,649
                                               --------      --------  -------
Loss from operations......................      (17,413)      (22,481)  (7,506)
Minority interest.........................          --            400      134
                                               --------      --------  -------
Loss before income taxes..................      (17,413)      (22,081)  (7,372)
Provision (benefit) for income taxes......         (488)         (843)     512
                                               --------      --------  -------
Net loss..................................     $(16,925)     $(21,238) $(7,884)
                                               ========      ========  =======


     The accompanying notes are an integral part of the combined financial statements.

                                    VIII-27

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF CASH FLOWS

                          (dollars in thousands)

                                              Period from       Year ended
                                           February 29, 1996   December 31,
                                            to December 31,  -----------------
                                                 1996          1997     1998
                                           ----------------- --------  -------
Cash flows from operating activities:
Net loss..................................     $(16,925)     $(21,238) $(7,884)
Adjustments to reconcile net loss to net
 cash
 used in operating activities:
  Depreciation and amortization...........          656         1,495    2,010
  Amortization of intangible assets.......        4,829         6,186    4,438
  Deferred tax benefit....................         (488)         (843)     512
  Changes in operating assets and
   liabilities:
    Accounts receivable...................       (1,892)       (4,524)  (7,336)
    Other current assets..................       (1,217)        4,093     (237)
    Accounts payable and accrued
     expenses.............................        2,347        (1,311)   3,195
    Unearned income.......................           93           (93)   1,078
    Other, net............................          (23)          971     (298)
                                               --------      --------  -------
Net cash used in operating activities.....      (12,620)      (15,264)  (4,522)
                                               --------      --------  -------
Cash flows from investing activities:
  Capital expenditures....................       (1,010)       (2,374)  (4,483)
  Investments and acquisitions, net of
   cash acquired..........................          --         (2,998)  (5,000)
                                               --------      --------  -------
Net cash used in investing activities.....       (1,010)       (5,372)  (9,483)
                                               --------      --------  -------
Cash flows from financing activities:
  Capital contributions from ZD...........       13,630        20,664   14,269
                                               --------      --------  -------
Net cash provided by financing
 activities...............................       13,630        20,664   14,269
                                               --------      --------  -------
Net increase in cash and cash
 equivalents..............................          --             28      264
Cash and cash equivalents at beginning of
 period...................................          --            --        28
                                               --------      --------  -------
Cash and cash equivalents at end of
 period...................................     $    --       $     28  $   292
                                               ========      ========  =======
Supplemental Cash Flow Information:
  Non-cash capital contribution...........     $    --       $  5,167  $   --

     The accompanying notes are an integral part of the combined financial statements.

                                    VIII-28

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

             COMBINED STATEMENTS OF CHANGES IN DIVISION EQUITY

                          (dollars in thousands)

                                                           Cumulative   Total
                         Paid-in    Deferred   Accumulated translation division
                         capital  compensation   deficit   adjustment   equity
                         -------- ------------ ----------- ----------- --------
Balance at February 29,
 1996................... $ 81,900     $--       $    --       $ --     $ 81,900
Capital contribution
 from ZD................   13,630      --            --         --       13,630
Net loss................      --       --        (16,925)       --      (16,925)
Foreign currency
 translation
 adjustment.............      --       --            --         (30)        (30)
                         --------     ----      --------      -----    --------
Balance at December 31,
 1996...................   95,530      --        (16,925)       (30)     78,575
Capital contribution
 from ZD................   25,831      --            --         --       25,831
Net loss................      --       --        (21,238)       --      (21,238)
Foreign currency
 translation
 adjustment.............      --       --            --         124         124
                         --------     ----      --------      -----    --------
Balance at December 31,
 1997...................  121,361      --        (38,163)        94      83,292
Capital contribution
 from ZD................   14,269      --            --         --       14,269
Conversion of Softbank
 stock options..........       76      (76)          --         --          --
Net loss................      --       --         (7,884)       --       (7,884)
Foreign currency
 translation
 adjustment.............      --       --            --        (130)       (130)
                         --------     ----      --------      -----    --------
Balance at December 31,
 1998................... $135,706     $(76)     $(46,047)     $ (36)   $ 89,547
                         ========     ====      ========      =====    ========


     The accompanying notes are an integral part of the combined financial statements.

                                    VIII-29

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

 (numbers rounded to the nearest thousand, except per share and share amounts)

1. Organization and Basis of Presentation

  Ziff-Davis Inc. was formed through an initial public offering and reorganization which were completed on May 4, 1998 (described below). Prior to that date, the predecessors of Ziff-Davis Inc. (currently named ZD Inc. and ZD Events Inc.) were wholly owned indirect subsidiaries of SOFTBANK Corp. ("SBC" or together with its non-Ziff-Davis Inc. affiliates "Softbank").

  ZDNet is the online business division of Ziff-Davis Inc. ZD is the division of Ziff-Davis Inc. (formerly ZD Inc.) focused on the business of print publishing, trade shows and conferences, market research and education.

  In order to prepare separate financial statements for ZD and ZDNet, Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. Thus, the financial statements of ZD and ZDNet, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of Ziff-Davis Inc.

  ZDNet's financial statements reflect the application of certain cash management and allocation policies adopted by the Board of Directors of Ziff-Davis Inc. (the "Board"). These policies are summarized in Note 4 "Certain Cash Management and Allocation Policies".

  Even though Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet, that allocation and the division of Ziff-Davis Inc.'s common stock will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any creditors. Holders of ZDNet Stock (as defined below) will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of its businesses, assets and liabilities.

  Financial events which occur at ZD that affect Ziff-Davis Inc.'s consolidated results of operations or financial position could affect the results of operations or financial condition of ZDNet. Accordingly, financial information for ZDNet should be read in conjunction with financial information for ZD and financial information for Ziff-Davis Inc.

 Relationship with Softbank and MAC

  SBC is the indirect majority shareholder of Ziff-Davis Inc. SBC is a Japanese corporation which at the time of the acquisition of the MAC Assets was majority owned directly and indirectly by its president, Mr. Son. As of December 31, 1998 Mr. Son owned approximately 45% of SBC (50.2% as of December 31, 1997). MAC, also a Japanese corporation, was wholly owned by Mr. Son.

 Acquisition of ZDNet

  In February 1996, Softbank acquired the stock of Ziff-Davis Holdings Corp. ("Holdings") for an aggregate purchase price of approximately $1,800,000,000, plus transaction costs. Concurrent with the acquisition, in a separate agreement, MAC, directly or through wholly owned affiliates, acquired certain assets and assumed certain liabilities of ZD Inc. (the "MAC Assets"), a wholly owned subsidiary of Holdings (formerly Ziff-Davis Inc.), for an aggregate purchase price of approximately $302,000,000. ZDNet comprised a portion of the MAC Assets.

  These acquisitions have been accounted for as of February 29, 1996 using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed relating to ZDNet was $72,692,000.

                                    VIII-30

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

 Acquisition of GameSpot, Inc.

  In January 1997, SOFTBANK Holdings Inc. an affiliate of Ziff-Davis Inc., ("SBH") acquired 70% of GameSpot, Inc. ("GameSpot", formerly SpotMedia Communications, Inc.) for approximately $3,000,000. Funds for this acquisition were provided by Ziff-Davis Inc. to SBH. As part of the initial public offering and reorganization that was completed on May 4, 1998 (described below), GameSpot was contributed to ZDNet. Because GameSpot and Ziff-Davis Inc. were under common control at the time of the transaction, the GameSpot acquisition has been accounted for in a manner similar to a pooling of interests and GameSpot's results have been included in ZDNet's results since the time of common ownership (January 1997). The "pooling" of GameSpot results in a non-cash capital contribution of $5,167,000, for the year ended December 31, 1997.

 Reorganization and Initial Public Offering

  On February 4, 1998, a nonstock corporation, ZD Inc., was formed in contemplation of a reorganization and initial public offering of Ziff-Davis Inc. Upon completion of the initial public offering (described below), Ziff-Davis Inc. was renamed ZD Inc., ZDCF was renamed ZD Events Inc. and ZD Inc. was renamed Ziff-Davis Inc.

  On May 4, 1998, Softbank, through its wholly owned subsidiary, SBH, completed a reorganization whereby the common stock of ZD Inc. and ZD Events Inc. were contributed to Ziff-Davis Inc. in exchange for 73,619,355 shares of Ziff-Davis Inc.'s common stock. Concurrently with the reorganization, Ziff-Davis Inc. (1) completed an initial public offering of 25,800,000 common shares at an initial public offering purchase price of $15.50 per share, (2) issued $250,000,000 of 8 1/2% subordinated notes due 2008, (3) entered into a $1,350,000,000 credit facility with a group of banks under which $1,250,000,000 was borrowed and (4) converted $908,673,000 of intercompany indebtedness to equity. In addition, Ziff-Davis Inc. received approximately $9,107,000 of fixed assets from Kingston Technology Company ("Kingston") in exchange for 580,645 shares of ZDI common stock and $107,000 in cash. These assets have been subsequently leased back to Kingston. Total shares of common stock issued to Softbank and its affiliates were 74,200,000. The transactions described above are herein referred to as the "Reorganization".

  Proceeds, net of transaction costs, from the initial public offering and funding transactions in the Reorganization of $1,863,260,000 were used to complete the purchase of certain assets from MAC for $370,000,000, and repay intercompany indebtedness. The ZDNet business was a portion of the MAC Assets acquired at that time.

  On May 28, 1998, Ziff-Davis Inc.'s U.S. underwriters exercised their option to purchase 2.0 million additional shares of common stock to cover over-allotments. Ziff-Davis Inc. purchased the additional shares from SBH resulting in no change to the total number of shares outstanding. On December 31, 1998 SBH contributed 71,619,355 shares of Ziff-Davis Inc.'s common stock to SOFTBANK America Inc., a non-Ziff-Davis Inc. affiliate of Softbank.

 Investment in Deja News Inc.

  On July 22, 1998, ZDNet purchased $5,000,000 in Series C, convertible, non-voting preferred shares of Deja News Inc., an Internet discussion network. This investment is being accounted for at cost.

2. ZDNet Stock Proposal (unaudited)

  The stockholders of Ziff-Davis Inc. are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock, to be designated as Ziff-Davis Inc.--ZDNet

                                    VIII-31

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

Common Stock ("ZDNet Stock"), intended to reflect the performance of Ziff-Davis Inc.'s online business division ("ZDNet"). The majority owner of the common stock of Ziff-Davis Inc. has committed to vote for the Tracking Stock Proposal. Before the ZDNet Stock is first issued, Ziff-Davis Inc.'s existing common stock will be re-classified as Ziff-Davis Inc.--ZD Common Stock ("ZD Stock"), and that stock will be intended to reflect the performance of Ziff-Davis Inc.'s other businesses and a "Retained Interest" in ZDNet (i.e., Ziff-Davis Inc.'s retained interest in ZDNet excluding the interest intended to be represented by outstanding shares of ZDNet Stock) (collectively, "ZD") (Each of ZDNet and ZD is sometimes referred to herein as a "Group".)

  ZD currently has a 100% Retained Interest in ZDNet. Following approval of the Tracking Stock Proposal, Ziff-Davis Inc. currently plans to offer to the public, for cash, 10,000,000 shares of ZDNet Stock intended to represent approximately 14% of the equity value attributed to ZDNet. Ziff-Davis Inc. expects to offer ZDNet Stock to the public sometime in the first or second quarter of 1999. However, Ziff-Davis Inc. could choose to conduct the offering at a later time, or not to make the offering at all, depending on the circumstances at the time. In addition to or instead of the offering, Ziff-Davis Inc. reserves the right to distribute ZDNet Stock to stockholders of Ziff-Davis Inc.



  Currently, Ziff-Davis Inc. provides all funding for ZD and ZDNet as described in Note 4 (Certain Cash Management and Allocation Policies). Ziff-Davis Inc. intends to continue these practices until ZDNet Stock is first issued. Accordingly, no interest expense or income to or from ZD has been reflected in the financial statements of ZDNet for any period prior to the date on which ZDNet Stock is first issued.

  After the date on which ZDNet Stock is first issued, for financial statement purposes, the following policies will apply, except to the extent the Board rescinds, modifies or adds to them:

    (a) Ziff-Davis Inc. will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to ZD, except in cases where the Board determines otherwise. The Board may determine from time to time to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to ZDNet to the extent that Ziff-Davis Inc. incurs or issues the debt or preferred stock for the benefit of ZDNet, but the Board will not be required to do so.

    (b) Ziff-Davis Inc. will attribute each future issuance of ZD Stock (and the proceeds thereof) to ZD. Ziff-Davis Inc. may attribute any future issuance of ZDNet Stock (and the proceeds thereof) to ZD in respect of its Retained Interest in ZDNet (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to ZDNet (in a manner analogous to a primary offering of common stock). Dividends on and repurchases of ZD Stock will be charged against ZD, and dividends on and repurchases of ZDNet Stock will be charged against ZDNet. In addition, at the time of any dividend on ZDNet Stock, Ziff-Davis Inc. will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet.

    (c) Whenever ZDNet holds cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), ZDNet will normally transfer that cash to ZD. Conversely, whenever ZDNet has a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), ZD will normally fund that cash need. However, the Board will determine, in its sole discretion, whether to provide any particular funds to either Group. The Board is not obligated to cause either Group to provide funds to the other Group if the Board determines it is not in the best interest of Ziff-Davis Inc. to do so.

    (d) Ziff-Davis Inc. will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of ZD's

                                    VIII-32

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

  Retained Interest that correspond to dividends paid on ZDNet Stock) as inter-Group revolving credit advances unless (1) the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan, (2) the Board determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing ZD's Retained Interest in ZDNet or (3) the Board determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing ZD's Retained Interest in ZDNet. There are no specific criteria to determine when Ziff-Davis Inc. will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance. The Board would make such a determination in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances. Factors the Board would consider include (1) the current and projected capital structure of each Group, (2) the relative levels of internally generated funds of each Group, (3) the financing needs and objectives of the recipient Group, (4) the investment objectives of the transferring Group, (5) the availability, cost and time associated with alternative financing sources and (6) prevailing interest rates and general economic conditions.

    (e) Any cash transfer accounted for as an inter-Group revolving credit advance will bear interest at the rate at which Ziff-Davis Inc. could borrow such funds on a revolving credit basis (as the Board determines in its sole discretion). Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which Ziff-Davis Inc. could borrow such funds (as the Board determines in its sole discretion).

    (f) Any cash transfer from ZD to ZDNet (or for its account) accounted for as a capital contribution will correspondingly increase ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the number of shares of ZDNet Stock that could be issued by Ziff-Davis Inc. for the account of ZD in respect of its Retained Interest in ZDNet (the "Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet") will increase by (1) the amount of such capital contribution divided by (2) the Market Value of ZDNet Stock on the date of transfer.

    (g) Any cash transfer from ZDNet to ZD (or for its account) accounted for as a return of capital will correspondingly reduce ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will decrease by
  (1) the amount of such return of capital divided by (2) the Market Value of ZDNet Stock on the date of transfer.

3. Summary of Significant Accounting Policies

 Principles of combination

  The combined financial statements include the accounts of ZDNet. All significant transactions within the ZDNet division have been eliminated on combination.

 Cash and cash equivalents

  ZDNet considers all highly liquid investments with an original maturity of 3 months or less to be cash equivalents.

 Concentration of credit risk

  ZDNet places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. ZDNet has not experienced losses in such accounts.

                                    VIII-33

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

  ZDNet's customers represent a variety of technology companies in the U.S. and other countries. ZDNet extends credit to its customers and historically has not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at cost or estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method half-year convention over the estimated useful lives of the assets which range from 3 to 8 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

 Intangible assets

  Intangible assets consist principally of advertising lists, subscriber lists and goodwill. Amortization of these assets is computed on a straight-line basis over estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 9 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over a period of 10 to 20 years. (See Note 6.) ZDNet assesses the recoverability of intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded value of assets, an impairment loss is recognized to reduce the carrying value of the intangibles to estimated recoverable value. ZDNet has not experienced any impairment of its intangible assets.

 Revenue recognition

  ZDNet's revenue is derived principally from the sale of advertisements on short-term contracts. Advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. ZDNet's obligations typically include guarantees of a minimum number of "impressions," or times that an advertisement appears in pages viewed by users of ZDNet's online properties. To the extent minimum guaranteed impressions are not met, ZDNet defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved.

  Revenue from subscription based fees and services is recognized evenly over the term of the contract.

  Revenue from barter transactions is recognized during the period in which the advertisements are displayed. Barter transactions are recorded at the lower of estimated fair value of the goods or services received or the estimated fair value of the advertisements given. To date, barter transactions have been insignificant.

 Foreign currency

  The effect of translating foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustment account in division equity. Gains and losses on foreign currency transactions, which are not significant to operations, have been included in selling, general and administrative expenses. ZDNet has not historically entered into forward currency contracts.

 Income taxes

  ZDNet uses the asset and liability approach for financial accounting and reporting of deferred taxes.

                                    VIII-34

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

 Fair value of financial instruments

  All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments.

 Stock-based compensation

  ZDNet has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), to account for stock options. Effective January 1, 1996, ZDNet adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

 Comprehensive Income

  ZDNet implemented SFAS No. 130 Reporting Comprehensive Income, effective January 1, 1998. This standard requires ZDNet to report the total changes in division equity that do not result directly from transactions with stockholders, including those which do not affect retained earnings. These changes are not material to ZDNet's combined financial statements.

 New Accounting Pronouncement

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. ZDNet does not expect the adoption of SFAS No. 133 to have a material impact on ZDNet's results of operations. ZDNet will adopt SFAS No. 133 beginning with its 2000 financial statements.

4. Certain Cash Management and Allocation Policies

  ZDNet's financial statements reflect the application of certain cash management and allocation policies summarized below. The Board may rescind, modify or add to any of these policies.

 Treasury Activities

  Ziff-Davis Inc. manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Each of ZDNet and ZD generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Ziff-Davis Inc., and Ziff-Davis Inc. generally funds ZDNet's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned), on a daily basis.

  In the financial statements of ZD and ZDNet, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to ZD, (2) whenever ZDNet held cash (other than cash of ZDNet's foreign

                                    VIII-35

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

operations or cash of ZDNet's operations that are not wholly owned), that cash was transferred to ZD and accounted for as a return of capital (i.e., as a reduction in ZDNet's division equity and ZD's Retained Interest in ZDNet) and
(3) whenever ZDNet had a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet). Accordingly, no interest expense or income to or from ZD has been reflected in the financial statements of ZDNet.

 Corporate General and Administrative Expenses

  Ziff-Davis Inc. allocates the cost of certain corporate general and administrative services and shared services (including certain legal, accounting (tax and financial), information systems, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses) (collectively, "Central Services") to ZDNet based on utilization. Where determinations based on utilization alone are impracticable, Ziff-Davis Inc. uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to ZDNet.

 Taxes

  Federal income taxes, which are determined on a consolidated basis, except for GameSpot, are allocated to ZDNet (and reflected in its financial statements) in accordance with Ziff-Davis Inc.'s tax allocation policy. In general, this policy provides that the consolidated tax provision (and related tax payments or refunds) are allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Tax benefits that cannot be used by the Group generating such attributes, but can be utilized on a consolidated basis, are allocated to the Group that generated such benefits. As a result, the allocated Group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns.

 Royalty Charges

  ZD charges ZDNet an annual fee for the use of various brands and editorial content. The current annual fee, which is reflected in ZDNet's financial statements as part of its production and content costs, is equal to 5% of the first $100,000,000 of ZDNet's revenue for the year, 4% of the next $50,000,000 of ZDNet's revenue for that year and 3% of any incremental revenue over $150,000,000 for that year. The Board may at some point in the future change this fee as it, in its sole discretion, deems appropriate in light of the circumstances from time to time.

5. Property and equipment, net

  Property and equipment, net consists of following:

                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
                                                       (dollars in thousands)
     Computers and equipment.......................... $     4,274  $     8,003
     Furniture and fixtures...........................         708        1,076
     Leasehold improvements...........................         314          700
                                                       -----------  -----------
                                                             5,296        9,779
     Accumulated depreciation and amortization........      (2,151)      (4,161)
                                                       -----------  -----------
                                                       $     3,145  $     5,618
                                                       ===========  ===========


                                    VIII-36

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

6. Intangible assets, net

  Intangible assets, net consists of the following:

                                                            December 31,
                                                       ------------------------
                                       Range of Useful
                                            Lives
                                           (years)        1997         1998
                                       --------------- -----------  -----------
                                                       (dollars in thousands)
     Subscription lists...............          2      $     4,300  $     4,300
     Advertising lists................          9            2,400        2,400
     Goodwill.........................      10-20           71,479       71,479
                                            -----      -----------  -----------
                                                            78,179       78,179
     Accumulated amortization.........                     (11,015)     (15,453)
                                                       -----------  -----------
                                                       $    67,164  $    62,726
                                                       ===========  ===========

  Intangible assets primarily relate to the acquisition of the MAC Assets. As discussed in Note 1, the acquisition was accounted for under the purchase method of accounting. As such, the purchase price of this acquisition was allocated to tangible and identifiable intangible assets with the remaining amount being allocated to goodwill.

  Advertising lists and subscriber lists were recorded at estimated fair value as determined by an income approach.

  All intangible assets are being amortized using the straight-line method over their estimated useful lives, up to 20 years. In determining the estimated useful lives, ZDNet considered its competitive position in the markets in which it operates, the historical attrition rates of advertisers, subscribes and exhibitors, legal and contractual obligations and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis.

7. Accrued Expenses

  Accrued expenses consist of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
                                                                   (dollars in
                                                                   thousands)
     Payroll and related employee benefits....................... $1,440 $2,221
     Licenses....................................................    108     24
     Other taxes.................................................    189    302
     Other.......................................................    471    948
                                                                  ------ ------
                                                                  $2,208 $3,495
                                                                  ====== ======

                                    VIII-37

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

8. Income Taxes

  Provision (benefit) for income taxes and related assets and liabilities attributed to ZDNet are determined in accordance with Ziff-Davis Inc.'s tax allocation policy. (See Note 4.)

  ZDNet (excluding GameSpot) has been included in a consolidated federal income tax return, except for the periods in which it was owned by MAC Inc. (described in Note 1). GameSpot is a 70% owned subsidiary and files separate federal and state income tax returns on a stand-alone basis.

  Loss before income taxes is attributable to the following jurisdictions:

                                                          December 31,
                                                    ---------------------------
                                                      1996      1997     1998
                                                    --------  --------  -------
                                                     (dollars in thousands)
     United States................................. $(15,263) $(18,853) $(5,009)
     Foreign.......................................   (2,150)   (3,228)  (2,363)
                                                    --------  --------  -------
     Total......................................... $(17,413) $(22,081) $(7,372)
                                                    ========  ========  =======

  Components of the provision (benefit) for income taxes are as follows:

                                                                December 31,
                                                              ------------------
                                                              1996   1997   1998
                                                              -----  -----  ----
                                                                (dollars in
                                                                 thousands)
     U.S. federal income taxes:
       Current............................................... $ --   $ --   $--
       Deferred..............................................  (378)  (653)  413
     State and local income taxes:
       Current...............................................   --     --    --
       Deferred..............................................  (110)  (190)   99
     Foreign income taxes....................................   --     --    --
                                                              -----  -----  ----
         Total provision (benefit) for income taxes ......... $(488) $(843) $512
                                                              =====  =====  ====

  A reconciliation of the U.S. federal statutory tax rate to ZDNet's effective tax rate on loss before income taxes is as follows:

                                December 31,
                              -------------------
                              1996   1997   1998
                              -----  -----  -----
     Federal statutory tax
      rate...................  35.0%  35.0%  35.0%
     State and local taxes
      (net of federal tax
      benefit)...............   6.0    6.0    5.0
     Non-recognition of
      combined losses of MAC
      Assets................. (33.3) (26.8) (29.3)
     Change in valuation
      allowance..............  (4.9)  (9.5) (14.2)
     Amortization of non-
      deductible goodwill....    --   (0.9)  (2.8)
     Other...................    --     --   (0.6)
                              -----  -----  -----
     Effective tax rate......   2.8%   3.8%  (6.9)%
                              =====  =====  =====

  The effective tax rate differs from the federal statutory tax rate primarily as a result of ZDNet's inability to deduct losses incurred by ZDNet while owned by MAC. In addition, tax benefits attributable to losses in foreign jurisdictions and certain U.S. losses are subject to the establishment of a valuation allowance inasmuch as such loss carryforwards are not expected to be utilized in the future.

                                    VIII-38

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

  Following is a summary of the components of the deferred tax accounts at December 31, 1997 and 1998:

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
                                                                  (dollars in
                                                                  thousands)
   Current deferred tax assets:
    Allowance for doubtful accounts............................. $   37  $  701
    Other.......................................................     32      78
                                                                 ------  ------
    Current deferred tax assets.................................     69     779
                                                                 ------  ------
   Noncurrent deferred tax assets
    Net operating loss and other carryforwards..................  9,081   9,728
    Other.......................................................     10     115
                                                                 ------  ------
    Noncurrent deferred tax assets..............................  9,091   9,843
   Valuation allowance.......................................... (3,595) (5,569)
                                                                 ------  ------
    Net noncurrent deferred tax assets..........................  5,496   4,274
                                                                 ------  ------
      Net deferred tax assets................................... $5,565  $5,053
                                                                 ======  ======

  The valuation allowance primarily relates to tax benefits of foreign net operating loss carryforwards acquired in the MAC Asset purchase which are not expected to be realized. No deferred tax asset has been established for the U.S. losses generated by ZDNet while owned by MAC since these losses will not be available for use by Ziff-Davis Inc.

  ZDNet has U.S. and foreign net operating loss carryforwards at December 31, 1998 of approximately $23,000,000, which will begin to expire in 2000. The utilization of certain net operating loss carryforwards of approximately $10,000,000 is subject to limitations primarily due to the change of ownership resulting from Softbank's acquisition of Holding's stock. Management believes that such limitations will not significantly affect Ziff-Davis Inc.'s ability to recognize the deferred tax asset relating to the carryforwards. Accordingly, no valuation allowance to reduce the deferred tax asset relating to the carryforwards has been established.

9. Related Party Transactions

  ZDNet transacts business with a group of companies affiliated through common majority ownership with Softbank and has various transactions and relationships with members of the group. Due to these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties.

  ZD provides all necessary funding for the operations and investments of ZDNet; this funding is accounted for as capital contributions. (See Notes 2 and 4.) For the period from February 29, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998, such capital contributions were $13,630,000, $25,831,000 and $14,269,000, respectively.

                                    VIII-39

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

  The amounts receivable or payable to affiliated companies are included in accounts receivable, net or accounts payable in the accompanying balance sheets. Details of these amounts are:

                                                              December 31,
                                                         ----------------------
                                                            1997       1998
                                                         ----------------------
                                                         (dollars in thousands)
Accounts receivable:
  Softbank Kingston..................................... $       60 $        72
  E-Trade...............................................        --          367
  US Web................................................          7         --
  Asia Communications Global Limited....................         61         --
  Inquiry.com, Inc. ....................................         50         --
  Trend Micro, Inc. ....................................         10         --
  Sega Entertainment....................................         32          36
                                                         ---------- -----------
    Total............................................... $      220 $ 475
                                                         ========== ===========
Accounts payable:
  SIM................................................... $        2 $       --
  Yahoo!................................................        --           60
  GeoCities.............................................        --           12
  PointCast.............................................         42          16
                                                         ---------- -----------
    Total............................................... $       44 $        88
                                                         ========== ===========

  ZDNet purchases advertising in ZD's publications at discounts to market rates. Had ZD charged market rates for such advertising, ZDNet's operating expenses would have increased by $2,235,000, $2,671,000 and $1,429,000 for the period from February 29, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

                                    VIII-40

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

  Related party transactions included in the accompanying combined statements of operations include the following:

                                                  Period from     Year ending
                                               February 29, 1996 December 31,
                                                to December 31,  --------------
                                                     1996         1997    1998
                                               ----------------- ------  ------
                                                   (dollars in thousands)
Revenue, net
  ZD .........................................      $  --        $   76  $  160
  ZDTV........................................         --            11      36
  GeoCities...................................         --            30     --
  E-Trade.....................................         --           --    1,168
  Kingston Technology Company.................          88          353     615
  US Web......................................          93           75     --
  Asia Communications Global Limited..........         --            61     --
  Electric Minds, Inc. .......................         --            15     --
  Inquiry.com, Inc. ..........................          29          149     --
  Trend Micro, Inc. ..........................          28           77     --
  Sega Entertainment..........................           4          248      94
                                                    ------       ------  ------
    Total.....................................      $  242       $1,095  $2,073
                                                    ======       ======  ======
Expenses
  ZD .........................................      $4,496       $8,330  $9,374
  ZDTV........................................         --          (120)   (532)
  SIM.........................................         585        1,613     --
  Yahoo!......................................          27          --      101
  Geo Cities..................................         --           --      108
  PointCast...................................         --            42     144
                                                    ------       ------  ------
  Total.......................................      $5,108       $9,865  $9,195
                                                    ======       ======  ======

  Included in selling, general and administrative expenses is an allocation for the Ziff-Davis Inc. Central Services amounting to $2,391,000, $3,877,000 and $5,949,000 for the ten month period ended December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. Also included in selling, general and administrative expenses is a royalty charge to ZD amounting to $811,000, $1,611,000 and $2,807,000 for the ten month period ended December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. (See Note 4.)

  ZDNet is reimbursed by certain affiliates for pre-determined costs incurred by ZDNet on the affiliates' behalf. These reimbursements are reflected as a reduction of expenses in the accompanying statements of operations.

10. Employee Benefit Plans

  Ziff-Davis Inc. maintains various defined contribution retirement plans. Substantially, all of ZDNet's employees are eligible to participate in one of the plans under which annual contributions may be made by Ziff-Davis Inc. for the benefit of all eligible employees. In certain cases, employees may also make contributions to the plan in which they participate which, and subject to certain limitations, may be matched by ZDNet up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining Ziff-Davis Inc. and receive matching contributions after one year of employment. ZDNet made contributions to the plan totaling $447,000, $751,000 and $1,111,000 for the period from February 29, 1996 to December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

                                    VIII-41

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

11. Stock Compensation Plans

 SOFTBANK Executive Stock Option Plans

  The SOFTBANK Executive Stock Option Plans provide for the granting of nonqualified stock options (the "Softbank Options") to purchase the common stock of Softbank to officers, directors and key employees of Ziff-Davis Inc. Softbank is Ziff-Davis Inc.'s majority stockholder and SOFTBANK Corp. is a publicly traded company in Japan. Under the plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. As of December 31, 1998, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant. On January 19, 1998, the exercise price of all of the shares outstanding under option agreements was reset to
(Yen)4,000, the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable at December 31, 1997 could only be exercised after July 19, 1998. The repricing of the stock options did not result in compensation expense to ZDNet.

 1998 Incentive Compensation Plan and the 1998 Non-Employee Directors Stock Option Plan

  In 1998, Ziff-Davis Inc. adopted the 1998 Incentive Compensation Plan (the "Incentive Plan") and the 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"). The Incentive Plan provides for the grant of options, stock appreciation rights, stock awards and other interests in Ziff-Davis Inc.'s common stock to key employees of Ziff-Davis Inc. and its affiliates and consultants. The Non-Employee Directors' Plan provides for the grant of stock options to non-employee directors. Ziff-Davis Inc. has reserved 8,500,000 shares of common stock for issuance under the Incentive Plan and 200,000 shares of common stock for issuance under the Non-Employee Directors' Plan. During 1998, Ziff-Davis Inc. granted options to purchase 339,000 shares to ZDNet employees with an exercise price of $16.00 per share representing the fair value of such options at that date. Such options vest ratably over five years.

  On September 23, 1998, the Board approved the reduction of the exercise price of all options outstanding under the plans from $16.00 to $6.00, the closing market price of Ziff-Davis Inc.'s common stock on that date. In addition, the vesting period of the options was extended by three months. The repricing did not result in compensation expense to ZDNet.

  On December 21, 1998 the Board approved an amendment to the Incentive Plan to permit grants of options and other stock-based awards with respect to any series of common stock of Ziff-Davis Inc. and to increase the number of shares reserved for issuance from 8,500,000 shares to 20,327,500 shares.

  In addition, on December 21, 1998, the Board approved the grant of options to acquire an aggregate of approximately 4,163,000 shares of ZDNet Stock, at a price of $7.50 per share representing the fair value of the shares at that date, to certain employees. These options are scheduled to vest and become exercisable on the fifth anniversary of the date of grant.

  The terms of the options described in the preceding paragraph require an adjustment in the number of shares of ZDNet Stock that holders may purchase and the per share purchase price thereof if the Initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is different from 40,000,000. This

                                    VIII-42

                                   ZDNET

                      (a division of Ziff-Davis Inc.)

            NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

adjustment is similar to the adjustment that would generally be made to the terms of employee stock options in the event of a stock split. Ziff-Davis Inc. currently expects that the Initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will be 70,000,000. Assuming that this is so, the total number of shares of ZDNet Stock that holders may purchase upon exercise of these options will increase to approximately 10,200,000 and the per share purchase price thereof will decrease to approximately $4.29.

  The December 21, 1998 Board actions described above are subject to stockholder approval. The majority stockholder of Ziff-Davis Inc. has committed to vote for these actions.

  On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (1) that affiliate will cause the shares of Ziff-Davis Inc. common stock issuable upon such exercise to be supplied to Ziff-Davis Inc. and
(2) Ziff-Davis Inc. will deliver to that affiliate or its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock outstanding or Ziff-Davis Inc.'s stockholders' equity. However, ZDNet expects to recognize compensation expense for accounting purposes of approximately $76,000 over three years as a result of these grants. As such, this amount has been recorded in the Financial Statements as additional paid in capital offset by a reduction to division equity as deferred compensation.

 GameSpot Inc. 1997 Stock Option Plan

  Ziff-Davis Inc. adopted the GameSpot Inc. 1997 Stock Option Plan (the "GameSpot Plan") to provide long-term incentives for key employees of GameSpot and to enhance shareholder value. The GameSpot Plan provides for the grant of stock options in GameSpot Inc.'s common stock. GameSpot has reserved 800,000 shares of GameSpot Inc.'s common stock for issuance under the GameSpot Plan. In 1997, 780,000 options were granted to certain employees under the GameSpot Plan. Such options vest ratably over 3 years.

                                    VIII-43

                                   ZDNET

                      (a division of Ziff-Davis Inc.)

            NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

  Information relating to the Softbank options during 1996, 1997 and 1998 is as follows:

                                                                   Weighted
                                                                   Average
                                                     Number of   Option Price
                                                      Shares     Per Share(1)
                                                     ---------   ------------
     Shares outstanding under options at December
      31, 1995......................................     --            --
       Granted......................................  24,716(2)     $87.15
       Exercised....................................     --            --
       Forfeited....................................     --            --
                                                      ------
     Shares outstanding under options at December
      31, 1996......................................  24,716         87.15
       Granted......................................  17,800         64.50
       Exercised....................................     --            --
       Forfeited....................................  (8,096)        78.76
                                                      ------
     Shares outstanding under options at December
      31, 1997......................................  34,420         77.41
       Granted......................................     --            --
       Exercised....................................     --            --
       Forfeited....................................     --            --
       Converted to Ziff-Davis Inc. options.........  (2,100)        31.03
                                                      ------
     Shares outstanding under options at December
      31, 1998......................................  32,320        $31.03
                                                      ======
     Shares exercisable as of:......................
       December 31, 1996............................     --            --
       December 31, 1997 (price range $64.50 to
        $87.15).....................................   5,120        $78.97
       December 31, 1998 (price $31.03).............   9,974        $31.03

--------

(1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate as of the date of grant for the respective options. The 1998 activity reflects the repricing of all options outstanding as of January 19, 1998 to (Yen)4000.

(2) Adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997.

  Information relating to Ziff-Davis Inc. stock options issued during 1998 is as follows:

                                                                   Weighted
                                                                   Average
                                                       Number of Option Price
                                                        Shares    Per Share
                                                       --------- ------------
     Shares outstanding under options at December 31,
      1997............................................      --        --
       Granted........................................  339,000     $6.00
       Exercised......................................      --        --
       Converted from Softbank options................    8,226      8.89
       Forfeited......................................   (8,000)     6.00
                                                        -------
     Shares outstanding under options at December 31,
      1998............................................  339,226     $6.08
                                                        =======

                                    VIII-44

                                   ZDNET

                      (a division of Ziff-Davis Inc.)

            NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

  Information relating to ZDNet stock options issued during 1998 is as follows:

                                                                   Weighted
                                                                   Average
                                                       Number of Option Price
                                                        Shares    Per Share
                                                       --------- ------------
     Shares outstanding under options at December 31,
      1997............................................       --       --
       Granted........................................ 4,162,943    $7.50
       Exercised......................................       --       --
       Forfeited......................................       --       --
                                                       ---------
     Shares outstanding under options at December 31,
      1998............................................ 4,162,943    $7.50
                                                       =========

  At December 31, 1998, no shares of either Ziff-Davis Inc. or ZDNet options were exercisable.

  Information relating to GameSpot, Inc. stock options is as follows:

                                                                    Weighted
                                                                    Average
                                                       Number of  Option Price
                                                        Shares     Per Share
                                                       ---------  ------------
     Share outstanding under options at December 31,
      1996............................................      --         --
       Granted........................................  780,000      $0.44
       Exercised......................................      --         --
       Forfeited......................................  (61,000)      0.44
                                                       --------
     Shares outstanding under options at December 31,
      1997............................................  719,000       0.44
       Granted........................................      --         --
       Exercised......................................      --         --
       Forfeited...................................... (167,000)      0.44
                                                       --------
     Shares outstanding under options at december 31,
      1998............................................  552,000      $0.44
                                                       ========
     Shares exercisable as of:
     December 31, 1997................................  400,610      $0.44
                                                       ========
     December 31, 1998................................  497,639      $0.44
                                                       ========

                                    VIII-45

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except per share and share amounts)

  As permitted by SFAS No. 123, ZDNet has chosen to continue to account for stock options in accordance with the provisions of APB 25 and accordingly, no compensation expense related to stock option grants was recorded in 1996 or 1997. Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if ZDNet had accounted for stock options under the fair value method. The fair value of the option grants was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1996, 1997 and 1998:

  Softbank Options

                                                          1996    1997    1998
                                                         ------- ------- -------
     Risk-free interest rate............................  5.89%    6.35%   5.46%
     Dividend yield.....................................  0.26%    0.22%   1.50%
     Volatility factor.................................. 54.03%   51.35%  77.72%
     Expected life...................................... 6 years 6 years 6 years

   Ziff-Davis Inc. Options

                                                          1996    1997    1998
                                                         ------- ------- -------
     Risk-free interest rate............................     n/a     n/a   5.03%
     Dividend yield.....................................     n/a     n/a   0.00%
     Volatility factor..................................     n/a     n/a  54.70%
     Expected life......................................     n/a     n/a 6 years

   ZDNet Options

                                                          1996    1997    1998
                                                         ------- ------- -------
     Risk-free interest rate............................     n/a     n/a   4.67%
     Dividend yield.....................................     n/a     n/a   0.00%
     Volatility factor..................................     n/a     n/a  54.70%
     Expected life......................................     n/a     n/a 6 years

   GameSpot Inc. Options

                                                          1996    1997    1998
                                                         ------- ------- -------
     Risk-free interest rate............................     n/a   6.35%   6.44%
     Dividend yield.....................................     n/a   0.00%   0.00%
     Volatility factor..................................     n/a 100.27% 100.27%
     Expected life......................................     n/a 4 years 4 years

  The weighted average fair value of options granted in 1996, 1997 and 1998 is as follows:

                                                          1996    1997    1998
                                                         ------- ------- -------
     Softbank Options................................... $ 64.30 $ 34.05  $19.81
     Ziff-Davis Inc. Options............................     n/a     n/a    5.21
     ZDNet Options......................................     n/a     n/a    4.25
     GameSpot Options...................................     n/a    0.32    0.32

  For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the stock option plans been determined based upon the fair value at the grant date for awards during 1996, 1997 and 1998, consistent with the provisions of SFAS No. 123, ZDNet's net loss would have increased by approximately $156,000, $167,000 and $1,046,000, respectively.

                                    VIII-46

                                   ZDNET

                      (a division of Ziff-Davis Inc.)

            NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

 Employee Stock Purchase plan

  Ziff-Davis Inc. adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") whereby eligible employees may purchase Ziff-Davis Inc.'s common stock with after-tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock will be purchased is the lesser of 85% of the fair market value of a share of common stock on (1) the first business day of a purchase period or (2) the last business day of a purchase period. Ziff-Davis Inc. has reserved 2,500,000 shares of common stock (regardless of series) for issuance under the Stock Purchase Plan.

12. Operating Lease Commitments

  ZDNet utilizes equipment and space under lease to Ziff-Davis Inc. ZDNet's allocation of the minimum lease payments are as follows:

                                   (dollars in thousands)
            1999..................        $ 1,332
            2000..................          1,493
            2001..................          1,511
            2002..................          1,064
            2003..................          1,076
            Thereafter............          7,022
                                          -------
              Total minimum
               payments...........        $13,498
                                          =======

  Rental expense from operating leases amounted to $668,000, $1,348,000 and $1,608,000 for the period from February 29, 1996 to December 31, 1996, and the years ended December 31, 1997 and 1998, respectively.

13. Contingencies

  ZDNet and Ziff-Davis Inc. are subject to various legal proceedings arising in the normal course of business.


 Class Action and Derivative Litigations

  Following a decline in the price per share of Ziff-Davis Inc.'s common stock in October 1998, eight securities class action suits were filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York.

  The complaints allege that defendants violated Sections 11, 12(a) (2) and 15 of the Securities Act of 1933 in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of Ziff-Davis Inc.'s common stock on April 29, 1998 (the "IPO"). More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the date of the IPO through October 8, 1998 unspecified damages, interest, fees and costs, recission and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO.

                                    VIII-47

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 (numbers rounded to the nearest thousand, except per share and share amounts)

  On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint within 45 days. Thereafter, Ziff-Davis Inc. will have 45 days to respond to the consolidated amended complaint.

  In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. Plaintiffs filed an amended complaint on February 17, 1999 (which is substantially similar to the original complaints, except that the amended complaint also addresses the granting of "new options" at an allegedly "reduced exercise price") and have indicated their intent to seek consolidation of the actions. A response to the amended complaint has not yet been filed.


 Other Legal Proceedings

  Ziff-Davis Inc. was named as a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority shareholders of SOFTBANK Interactive Marketing Inc. ("SIM"), formerly an indirect subsidiary of Softbank. The complaint alleges, among other things, that SBH, SIM's majority shareholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other Softbank investments (including investments in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority shareholders by taking actions which benefited Ziff-Davis Inc. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200,000,000 in damages. Ziff-Davis Inc. and the other defendants have moved to dismiss all of the claims against them other than a breach of contract claim which is solely against SBH.

  Although the outcome of these cases cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims. Ziff-Davis Inc. currently cannot estimate its ultimate liability, if any, with respect to such pending litigations. Accordingly, no provision for such matters has been included in the financial statements.

                                    VIII-48

                       ZIFF-DAVIS INCRRRRZIFF-DAVIS INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD MARCH ., 1999

The undersigned, having received the Notice of Special Meeting of Stockholders and Proxy Statement dated March ., 1999 (the "Proxy Statement") of Ziff-Davis Inc. (the "Company"), hereby appoints Eric Hippeau and Timothy C. O'Brien, and each of them, proxies of the undersigned, with full power of substitution, to represent the undersigned at the Special Meeting of stockholders of the Company to be held on March __, 1999 and at any adjournments or postponements thereof (the "Special Meeting") and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Special Meeting in the manner the undersigned specifies in this Proxy Card (or, if the undersigned does not specify how to vote, to vote all such shares FOR all Proposals referred to in this Proxy Card and to vote in the discretion of the proxies as to any other matters coming before the Special Meeting).

Please promptly mark this Proxy Card to specify how you would like your shares voted and date, sign and mail it in the enclosed envelope. No postage is required. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS REFERRED TO IN THIS PROXY CARD.

IF YOU EXECUTE AND RETURN THIS PROXY CARD BUT DO NOT SPECIFY THE MANNER IN WHICH THE PROXIES SHOULD VOTE YOUR SHARES, THE PROXIES WILL VOTE YOUR SHARES FOR ALL OF THE FOREGOING PROPOSALS AND IN THEIR DISCRETION AS TO ANY OTHER MATTERS COMING BEFORE THE MEETING.

Proposal 1.                  Proposal to amend and restate the Company's Amended and Restated Certificate of Incorporation in the
                             manner described in the Proxy Statement.

                             [ ]  FOR           [ ]  AGAINST                      [ ]  ABSTAIN

Proposal 2.                  Proposal to amend the Company's 1998 Incentive Compensation Plan in the manner described in the Proxy
                             Statement.

                             [ ]  FOR           [ ]  AGAINST                      [ ]  ABSTAIN

Proposal 3.                  Proposal to amend the Company's 1998 Employee Stock Purchase Plan in the manner described in the Proxy
                             Statement.

                             [ ]  FOR           [ ]  AGAINST                      [ ]  ABSTAIN

Proposal 4.                  Proposal to amend the Company's 1998 Non-Employee Directors' Stock Option Plan in the manner described in the Proxy Statement.

                             [ ]  FOR           [ ]  AGAINST                      [ ]  ABSTAIN

In addition, the undersigned authorizes such proxies to vote such shares in their discretion as to any other matters coming before the Special Meeting. CHANGE OF ADDRESS AND OR
COMMENTS
MARK HERE

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.


________________________________________
(Signature)

________________________________________
(Signature if held jointly)

Dated:__________, 1999